  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1998

                                                REGISTRATION NO. 333-57283
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 2

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                       CROWN CASTLE INTERNATIONAL CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4899                  76-0470458
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD        (I.R.S. EMPLOYER
 OF INCORPORATION OR             INDUSTRIAL           IDENTIFICATION NUMBER)
    ORGANIZATION)            CLASSIFICATION NUMBER)

                               510 BERING DRIVE
                                   SUITE 500
                             HOUSTON, TEXAS 77057
                                (713) 570-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                           MR. CHARLES C. GREEN, III
                           EXECUTIVE VICE PRESIDENT
                          AND CHIEF FINANCIAL OFFICER
                       CROWN CASTLE INTERNATIONAL CORP.
                               510 BERING DRIVE
                                   SUITE 500
                             HOUSTON, TEXAS 77057
                                (713) 570-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:
        STEPHEN L. BURNS, ESQ.               KIRK A. DAVENPORT, ESQ.
        CRAVATH, SWAINE & MOORE                 LATHAM & WATKINS
           825 EIGHTH AVENUE                    885 THIRD AVENUE
       NEW YORK, NEW YORK 10019             NEW YORK, NEW YORK 10022

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

                     CALCULATION OF REGISTRATION FEE

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
                                          PROPOSED
 TITLE OF EACH CLASS OF                   MAXIMUM     PROPOSED MAXIMUM
    SECURITIES TO BE     AMOUNT TO BE  OFFERING PRICE     AGGREGATE          AMOUNT OF
       REGISTERED        REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE(3)
-------------------------------------------------------------------------------------------
Common Stock $.01 par
 value..................  35,937,500       $19.00       $682,812,500         $112,930

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(1) Includes 4,687,500 shares of Common Stock that may be purchased by the
    U.S. Underwriters to cover over-allotments.

(2) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933.

(3) Total fee is $201,430 of which $88,500 has previously been paid.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      Subject to Completion, dated July 28, 1998

                             31,250,000 SHARES

                                            LOGO
                        CROWN CASTLE INTERNATIONAL CORP.
                                  COMMON STOCK

                                  -----------

  Of the 31,250,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby, 27,500,000 shares are being sold by Crown Castle International Corp. ("CCIC" or the "Company"), and 3,750,000 shares are being sold by a stockholder of the Company. In addition, certain other stockholders of the Company have granted the U.S. Underwriters an option to purchase shares of Common Stock solely to cover over-allotments, if any. See "Principal and Selling Stockholders". Of the 31,250,000 shares of Common Stock being offered, 25,000,000 shares are being offered initially in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters and 6,250,000 shares are being concurrently offered outside the United States and Canada (the "International Offering") by the International Managers (together with the U.S. Underwriters, the "Underwriters"). The U.S. Offering and the International Offering, including the application of the net proceeds therefrom, are collectively referred to as the "Offering".

  Pursuant to a Share Exchange Agreement dated April 24, 1998, (i) all shareholders of Castle Transmission Services (Holdings) Ltd ("CTSH") (other than the Company, TeleDiffusion de France International S.A. ("TdF") and Digital Future Investments B.V., which is an affiliate of TdF ("DFI")) will exchange their shares of capital stock of CTSH for shares of Common Stock of the Company and (ii) DFI will exchange its shares of capital stock of CTSH for shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Company. The closing of the Offering is conditioned upon the concurrent consummation of such exchanges and certain other transactions. See "The Roll-Up".

  The Company's common stock has been designated into two classes, consisting of Common Stock and Class A Common Stock. Under the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), with respect to matters on which the holders of the Company's common stock have the right to vote, stockholder approval generally will require the affirmative vote of the holders of a majority of the voting power of the Company, with the holders of the Common Stock and the Class A Common Stock voting together as a single class. However, certain specified actions will require the approval of the holders of a majority of the Class A Common Stock. In addition, the holders of the Class A Common Stock, voting as a separate class, will have the right to elect up to two members of the Company's Board of Directors and will not vote in the election of directors by the holders of the Company's other voting stock entitled to vote in the election of directors. See "The Roll-Up" and "Description of Capital Stock".

  Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $17.00 and $19.00. For information relating to the factors that will be considered in determining the initial public offering price, see "Underwriting". The Common Stock has been approved for listing on The Nasdaq Stock Market's National Market ("NNM") under the symbol "TWRS".
                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 HEREIN FOR CERTAIN FACTORS THAT
SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                  -----------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Underwriting              Proceeds to
                                Price to Discounts and  Proceeds to   Selling
                                 Public  Commissions(1) Company(2)  Stockholders
--------------------------------------------------------------------------------
Per Share.....................    $           $             $           $
--------------------------------------------------------------------------------
Total(3)......................   $           $             $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Before deducting expenses payable by the Company estimated to be $      .

(3) Certain Selling Stockholders have granted the U.S. Underwriters a 30-day option to purchase up to an aggregate of 4,687,500 additional shares of Common Stock on the same terms and conditions as set forth herein, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Selling Stockholders will be    ,     and    , respectively.
    See "Underwriting".

                                  -----------
  The shares of Common Stock offered by this Prospectus are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation, or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New
York, New York, on or about    , 1998.

                                  -----------
LEHMAN BROTHERS
           CREDIT SUISSE FIRST BOSTON
                      GOLDMAN, SACHS & CO.
                                                            SALOMON SMITH BARNEY
                                        , 1998

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               ----------------

                               [PHOTO OF TOWER]

                               ----------------

  CTSH publishes its consolidated financial statements in pounds sterling. In this Prospectus, references to "pounds sterling", "(Pounds)", "pence" or "p" are to U.K. currency and references to "U.S. dollars", "U.S.$" or "$" are to U.S. currency. For the convenience of the reader, this Prospectus contains translations of certain pound sterling amounts into U.S. dollars at specified rates, or, if not so specified, at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on March 31, 1998, of (Pounds)1.00 = $1.6765. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or any other rates. On June 30, 1998, the Noon Buying Rate was (Pounds)1.00 = $1.6695.

Crown Castle International Corp.
U.S. Communications Site Footprints

[Graphic -- Map of U.S. Communication Sites]

* Owned Tower Sites
** Managed Tower Sites
*** Revenue Producing Rooftop Sites (1)

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Unless the context otherwise indicates, the terms "Company" and "CCIC" each refer to the business conducted by Crown Castle International Corp. and its subsidiaries (including CCI and CTI), "CCI" refers to the business conducted by the Company through Crown Communication Inc., "Crown Business" and "Crown" each refer to the business conducted by Crown Communications, Crown Network Systems, Inc., Crown Mobile Systems, Inc. and their affiliates prior to their acquisition by CCIC and "CTI" refers to the business conducted by Castle Transmission Services (Holdings) Ltd ("CTSH") and its wholly owned subsidiary, Castle Transmission International Ltd. Immediately prior to the Offering and the Exchange (as defined), each outstanding share of the Company's Existing Class A Common Stock (as defined), Existing Class B Common Stock (as defined) and Existing Preferred Stock (as defined) will be converted into or reclassified as shares of Common Stock (collectively, the "Conversions"). Unless otherwise indicated, all information in this Prospectus
(i) gives effect to the Conversions, (ii) gives effect, following the Conversions, to a five-for-one stock split of the Common Stock (the "Stock Split") and (iii) gives effect to the Exchange. See "Capitalization" and "The Roll-Up".

                                  THE COMPANY

  The Company is a leading U.S. and international provider of wireless communications and broadcast transmission infrastructure and related services. The Company owns, operates and manages towers, rooftop sites and broadcast transmission networks, and provides a full range of complementary services including network design and site selection, site acquisition, site development and construction, antenna installation and network management and maintenance. The Company has 19 years of experience in the ownership, leasing and management of wireless communications sites and a 75-year history of broadcast transmission and network management. Based on its industry position and experience, the Company believes it is positioned to capitalize on global growth opportunities arising from (i) the expansion of existing networks and the introduction of new networks in the wireless communications industry, (ii) the consolidation of tower ownership generally, including the transfer of infrastructure ownership from major wireless communications carriers to independent infrastructure providers, (iii) the ongoing privatization of state-run broadcast transmission networks around the world and (iv) the widespread introduction of digital transmission technology in the broadcasting industry. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company had pro forma revenues of $180.9 million and $45.9 million, respectively.

  The Company's site rental business involves leasing antenna space to customers on its owned and managed towers and rooftop sites. The Company generally receives fees for installing a customer's equipment and antennas on a tower and also receives monthly rental payments from customers under site leases that typically range in term from three to five years. The Company's major site rental customers include Aerial Communications, American Paging, AT&T Wireless, Bell Atlantic Mobile, BellSouth Mobility, Motorola, Nextel, PageNet and Sprint PCS in the United States and Cellnet, National Transcommunications Limited, One2One, Orange Personal Communications and Vodafone in the United Kingdom.

  The Company's broadcast transmission business includes both the transmission of analog and digital television and radio broadcasts and the construction of new multiple tenant broadcast towers. In the United Kingdom, the Company provides analog transmission services for two national television services, seven national radio services and 37 local radio stations through its network of 3,462 transmitters. These services are provided under long-term contracts with the British Broadcasting Corporation (the "BBC") and two national commercial radio companies. In addition, the Company has long-term contracts to provide digital transmission services to the BBC and British Digital Broadcasting Limited ("BDB"), which together are the holders of four of the six multiplexes for digital terrestrial television broadcasting throughout the United Kingdom. In the United States, the Company plans to build new multiple tenant broadcast towers in locations where additional tower capacity is required to accommodate digital transmission equipment and analog transmission equipment displaced from existing towers.

  The Company has developed, maintains and deploys primarily for its own use extensive wireless communications and broadcast transmission network design and radio frequency engineering expertise, as well as site acquisition, site development and construction and antenna installation capabilities. The Company has a team of over 300 engineers with state-of-the-art wireless communications and broadcast transmission network design and radio frequency engineering expertise. The Company plans to leverage its technical expertise and operational experience to enter into build-to-suit and purchase contracts with, and to enter into joint ventures to own and operate the wireless communications infrastructure of, various wireless communications carriers around the world. The Company believes the primary criteria of such carriers in selecting a company to construct, own or operate their wireless communications infrastructure will be the company's capability to maintain the integrity of their networks, including their transmission signals. Therefore, the Company believes that those companies with a proven track record of providing network design and site selection, site acquisition, site development and construction and antenna installation ("end-to-end services") will be best positioned to successfully acquire access to such wireless communications infrastructure.

  As of April 30, 1998, the Company owned or managed 1,211 towers and 70 revenue producing rooftop sites. In addition, the Company had 1,217 rooftop sites under management throughout the United States that were not revenue producing but were available for leasing to customers and, in the United Kingdom, the Company had 54 revenue producing rooftop sites that were occupied by the Company's transmitters but were not available for leasing to customers. The Company's major tower footprints consist of 752 owned and managed towers located across the United Kingdom, 196 owned and managed towers located in western Pennsylvania (primarily in and around the greater Pittsburgh area), 181 owned and managed towers located in the southwestern United States (primarily in Texas), 14 owned towers located on mountaintops across Puerto Rico and 22 owned towers along I-95 in North Carolina and South Carolina. In addition, the Company is currently constructing 26 new towers on existing sites and has 29 site acquisition projects in process for sites for its own use.

  The Company is actively seeking opportunities for strategic acquisitions of communications sites and transmission networks and is currently in discussions with respect to potential significant acquisitions, investments and joint venture opportunities. In connection with a site marketing agreement recently entered into between the Company and BellSouth Mobility, the Company and BellSouth have agreed to explore future arrangements relating to the ownership, utilization and management of BellSouth's tower sites throughout the United States. The Company is also intending to submit a bid in connection with an auction by a major Regional Bell Operating Company of its U.S. wireless communications infrastructure. Similarly, the Company has bid on the tower assets, which encompass more than 250 U.S. tower sites, currently being auctioned by Vanguard Cellular. In addition, the Company is pursuing acquisition opportunities in Australia and New Zealand, including in certain instances together with other partners. For example, the Company, together with Fay Richwhite & Company Limited and Berkshire Partners LLC, has made an offer in respect of a wireless communications network, including its tower infrastructure and radio frequency spectrum. If such offer is successful and the transaction is consummated, the Company anticipates that it would invest up to approximately $50.0 million for a substantial minority interest in the acquired business. The Company is also pursuing other potential acquisitions of communications sites and transmission networks, including in connection with privatizations of state-owned networks. Any of the foregoing discussions or auctions could result in an agreement with respect to a significant acquisition, investment or joint venture in the near term. However, there can be no assurance that the Company will consummate any of the foregoing transactions in the near term or at all. See "Risk Factors--Broad Discretion in Application of Proceeds" and "Risk Factors--Managing Integration and Growth".


                              INDUSTRY BACKGROUND

  The Company owns, operates and manages wireless communications and broadcast transmission infrastructure, including towers and other communications sites, and also provides a full range of complementary network support services. Each of the wireless communications and broadcasting industries is currently experiencing a period of significant change.

  The wireless communications industry is growing rapidly as new wireless technologies are developed and consumers become more aware of the benefits of wireless services. Wireless technologies are being used in more applications and the cost of wireless services to consumers is declining. A significant number of new competitors in the wireless communications industry have developed as additional frequency spectrum has become available for a wide range of uses, most notably Personal Communications Services ("PCS") (known as "PCN" in the United Kingdom). This competition, combined with an increasing reliance on wireless communications by consumers and businesses, has led to an increased demand for higher quality, uninterrupted service and improved coverage, which, in turn, has led to increased demand for communications sites as new carriers build out their networks and existing carriers upgrade and expand their networks to maintain their competitiveness. These trends are affecting the wireless communications industry around the world.

  As the wireless communications industry has become more competitive, wireless communications carriers have sought operating and capital efficiencies by outsourcing certain network services and the build-out and operation of new and existing infrastructure and by co-locating transmission equipment with other carriers on multiple tenant towers. The need for co-location has also been driven by the growing trend by municipalities to slow the proliferation of towers. Further, the Company believes that there has been a fundamental shift in strategy among established wireless communications carriers relating to infrastructure ownership. The Company believes that in order to free up capital for the growth and management of their customer bases and expansion of their service offerings, such carriers are beginning to seek to sell their wireless communications infrastructure to, or establish joint ventures with, experienced infrastructure providers that have the ability to manage networks. The Company believes that those infrastructure providers with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure.

  The television broadcasting industry is experiencing significant change because of the impending widespread deployment of digital terrestrial television (known as "DTV" in the United States and "DTT" in the United Kingdom). In the United States, the Federal Communications Commission (the "FCC") has required affiliates of the four major networks (ABC, CBS, NBC and
Fox) to commence DTV broadcasts in the top ten markets by May 1999 and in the top 30 markets by November 1999. In the United Kingdom, pursuant to the Broadcasting Act 1996, six digital television transmission multiplexes, which permit the holders to transmit digital television broadcasting services, have been allocated with digital transmission expected to commence on a commercial basis in late 1998. Australia, France, Germany, Japan, Spain and Sweden are expected to be the next countries to introduce digital terrestrial television, followed by other European nations and later by developing countries. Many countries are expected to start to establish digital services within the next five years. The shift to digital transmission will require network design, development and engineering services and the significant enhancement of existing broadcast transmission infrastructure, including new transmission and monitoring equipment and the modification, strengthening and construction of towers (including over 1,000 tall towers in the United States). In addition, state-run broadcast transmission networks are continuing to be privatized throughout the world.

  The Company expects these trends to continue around the world in both the wireless communications and broadcasting industries. The Company believes that the next logical step in the outsourcing of infrastructure by wireless communications carriers and broadcasters will be the outsourcing of the operation of their towers and transmission networks, including the transmission of their signals, in much the same way as the BBC has done with its transmission network. This outsourcing will allow carriers to realize additional operating and capital efficiencies and to focus on management of their customer bases and expansion of their service offerings. Management believes that such carriers will only entrust the transmission of their signals to those infrastructure providers, such as the Company, that have the ability to manage towers and transmission networks and a proven track record of providing end-to-end services to the wireless communications and broadcasting industries.

                               BUSINESS STRATEGY

  The Company's objective is to become the premier global provider of wireless communications and broadcast transmission infrastructure and related services. The Company's experience in establishing and expanding its existing tower footprints, its experience in owning and operating both analog and digital transmission networks, its significant relationships with wireless communications carriers and broadcasters and its ability to offer customers its in-house technical and operational expertise, uniquely position it to capitalize on global growth opportunities. The key elements of the Company's business strategy are to:

  . MAXIMIZE UTILIZATION OF TOWER CAPACITY. The Company is seeking to take advantage of the substantial operating leverage of its site rental business by increasing the number of antenna leases on its owned and managed communications sites. The Company believes that many of its towers have significant capacity available for additional antenna space rental and that increased utilization of its tower capacity can be achieved at low incremental cost. For example, prior to the Company's purchase of the BBC's broadcast transmission network in 1997, the rental of available antenna capacity on the BBC's premier tower sites was not actively marketed to third parties. The Company believes there is substantial demand for such capacity. In addition, the Company believes that the extra capacity on its tower footprints in the United States and the United Kingdom will be highly desirable to new entrants into the wireless communications industry. Such carriers are able to launch service quickly and relatively inexpensively by designing the deployment of their networks based on the Company's attractive existing tower footprints. Further, the Company intends to selectively build and acquire additional towers to improve the coverage of its existing tower footprints to further increase their attractiveness. The Company intends to use targeted sales and marketing techniques to increase utilization of and investment return on its existing, newly constructed and acquired towers.

  . LEVERAGE EXPERTISE OF CCI AND CTI PERSONNEL TO IMPLEMENT GLOBAL GROWTH STRATEGY. The Company is seeking to leverage the skills of its personnel in the United States and the United Kingdom. The Company believes that its ability to manage wireless communications and broadcast transmission networks, including the transmission of signals, will be an important competitive advantage in its pursuit of global growth opportunities. With its wireless communications and broadcast transmission network design and radio frequency engineering expertise, the Company is well positioned (i) to partner with major wireless communications carriers to assume ownership of their existing towers, (ii) to provide build-to-suit towers for wireless communications carriers and broadcasters and (iii) to acquire existing broadcast transmission networks that are being privatized around the world.

  . PARTNER WITH WIRELESS COMMUNICATIONS CARRIERS TO ASSUME OWNERSHIP OF THEIR EXISTING TOWERS. The Company is seeking to partner with major wireless communications carriers in order to assume ownership of their existing towers directly or through joint ventures. The Company believes the primary criteria of such carriers in selecting a company to own and operate their wireless communications infrastructure will be the company's perceived capability to maintain the integrity of their networks, including their transmission signals. Therefore, the Company believes that those companies with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure. The Company is currently in discussions with major wireless communications carriers in the United States to form joint ventures that would own and operate their towers and believes that similar opportunities will arise globally as the wireless communications industry further expands.

  . PROVIDE BUILD-TO-SUIT TOWERS FOR WIRELESS COMMUNICATIONS CARRIERS AND BROADCASTERS. As wireless communications carriers continue to expand and fill-in their service areas, they will require additional communications sites and will have to build new towers where co-location is not available. Similarly, the introduction of DTV in the United States will require the construction of new broadcast towers to accommodate new digital transmission equipment and analog transmission equipment displaced from existing towers. The Company is aggressively pursuing these build-to-suit opportunities, leveraging on its ability to offer end-to-end services. In addition, the Company intends to pursue build-to-suit opportunities through any joint venture or similar arrangement it establishes in connection with the acquisition of existing towers from wireless communications carriers.

  . ACQUIRE EXISTING TRANSMISSION NETWORKS. In 1997, CTI successfully acquired the privatized domestic broadcast transmission network of the BBC. In addition, the Company is implementing the roll-out of digital television transmission services throughout the United Kingdom. As a result of this experience, the Company is well positioned to acquire other state-owned analog and digital broadcast transmission networks globally when opportunities arise. These state-owned broadcast transmission networks typically enjoy premier sites giving an acquiror the ability to offer unused antenna capacity to new and existing radio and television broadcasters and wireless communications carriers, as well as to install new technologies such as digital terrestrial transmission services. In addition, the Company's experience in broadcast transmission services allows the Company to consider, when attractive opportunities arise, acquiring wireless transmission networks as well as the acquisition of associated wireless communications infrastructure. The Company is currently pursuing a number of international acquisition and privatization opportunities.

  . CAPITALIZE ON MANAGEMENT EXPERIENCE. The Company's management team has extensive experience in the tower industry and in the management of broadcast transmission networks. Many of the senior executives have worked together for an extended period, which enables them to leverage their collective strengths in a rapidly changing industry environment. In addition, management is highly motivated to produce strong operating results based on their stock ownership in the Company.

                                   BACKGROUND

  Founded in 1994, the Company acquired 127 towers located in Texas, Colorado, New Mexico, Arizona, Oklahoma and Nevada from Pittencrieff Communications, Inc. ("PCI") in 1995. The Company subsequently continued to build its business through a variety of transactions, including (i) the acquisition in 1996 of Motorola's SMR and microwave system in Puerto Rico (the "Puerto Rico System"), which included 15 communication sites (the "Puerto Rico Acquisition"), (ii) the purchase through a series of transactions in 1996 and 1997 of TEA Group Incorporated ("TEA"), a leading domestic and international site acquisition firm (the "TEA Acquisition"), and (iii) the purchase in February 1997 of a 34.3% ownership interest in CTI (the "CTI Investment").

  In August 1997, the Company enhanced its tower footprints and domestic network services offering by consummating the acquisition of the assets of Crown Communications (a proprietorship owned by Robert A. and Barbara Crown), and a merger of subsidiaries of the Company with and into Crown Network Systems, Inc. ("CNSI") and Crown Mobile Systems, Inc. ("CMSI"). The acquisition of the assets of Crown Communications and the merger of subsidiaries of the Company with and into CNSI and CMSI are collectively referred to herein as the "Crown Merger". The assets acquired through the Crown Merger included 61 owned towers and exclusive rights to lease antenna space on 147 other towers and rooftop sites, most of which are located in and around the greater Pittsburgh area, giving the Company a significant presence in that market. The remaining acquired sites are located in other areas of Pennsylvania, West Virginia, Kentucky, Ohio and Delaware.

                                  THE ROLL-UP

  On April 24, 1998, the Company entered into a Share Exchange Agreement pursuant to which, concurrently with the consummation of the Offering, (i) the shareholders of CTSH (other than the Company, TdF and DFI) will exchange their shares of capital stock of CTSH for shares of Common Stock of the Company and
(ii) DFI will exchange its shares of capital stock of CTSH for shares of Class A Common Stock of the Company. In connection with such exchanges, the Company will exercise warrants to acquire additional shares of capital stock of CTSH and subscribe for additional shares of capital stock of CTSH. Such transactions are collectively referred to herein as the "Exchange". Upon consummation of the Exchange, the Company will own 80.0% of CTSH and TdF will own the remaining 20.0%. Immediately prior to the Exchange, (i) each share of the Company's currently outstanding Class A Common Stock, par value $.01 per share (the "Existing Class A Common Stock"), will be converted into 1.523148 shares of Common Stock, (ii) each share of the Company's currently outstanding Class B Common Stock, par value $.01 per share (the "Existing Class B Common Stock"), will be reclassified as one share of Common Stock and (iii) each share of the Company's currently outstanding Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Convertible Preferred Stock"), Series B Convertible Preferred Common Stock, par value $.01 per share (the "Series B Convertible Preferred Stock"), and Series C Convertible Preferred Common Stock, par value $.01 per share (the "Series C Convertible Preferred Stock" and, together with the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, the "Existing Preferred Stock"), will be converted into one share of Common Stock. The Exchange and the Conversions are collectively referred to herein as the "Roll-Up". See "The Roll-Up".

  Upon the consummation of the Offering, after giving effect to the Roll-Up:
(i) DFI will own all of the outstanding Class A Common Stock (which is convertible into shares of Common Stock and represents a 10.4% beneficial ownership interest in the Company's Common Stock) and DFI and TdF together will (after giving effect to the TdF Conversions (as defined)) beneficially own 25.0% of the Company's Common Stock; (ii) the Candover Group (as defined) will beneficially own 11.6% of the Company's Common Stock; (iii) the Berkshire Group (as defined) will beneficially own 21.2% of the Company's Common Stock; (iv) the Centennial Group (as defined) will beneficially own 10.0% of the Company's Common Stock; ( v) the Crown Parties (as defined) will beneficially own 3.8% of the Company's Common Stock; and (vi) executive officers of the Company (excluding Mr. Crown) will beneficially own 6.1% of the Company's Common Stock. See "Principal and Selling Stockholders".

  Following the Roll-Up, TdF (whose ultimate parent is France Telecom) will have certain significant governance and other rights with respect to the Company and the CTI business. Subject to certain conditions, TdF's consent will be required for the Company or CTI to undertake certain actions, including making certain acquisitions or dispositions, entering into strategic alliances with certain parties and engaging in certain business combinations. See "Risk Factors--Risks Related to Agreements with TdF" and "The Roll-Up--Roll-Up Agreements".

  In addition, subject to certain conditions, (i) during the two-year period following consummation of the Offering, TdF will have the right (the "TdF Put Right") to exchange its shares of capital stock of CTSH for shares of Class A Common Stock of the Company at the Exchange Ratio (as defined) and (ii) on the second anniversary of the consummation of the Offering, the Company will have the right (the "Company Call Right") to require TdF to exchange its shares of capital stock of CTSH for shares of Class A Common Stock of the Company at the Exchange Ratio; provided, however, that in each case TdF will retain its governance rights with respect to CTI until its ownership interest in the Company falls below 5%. See "Risk Factors--Risks Related to Agreements with TdF", "The Roll-Up--Roll-Up Agreements" and "Description of Capital Stock".

                               RECENT FINANCINGS

  On October 31, 1997, Castle Tower Corporation ("CTC"), then a wholly owned subsidiary of CCIC, borrowed approximately $94.7 million (the "October Bank Financing") under a Loan Agreement dated April 26, 1995, as amended on June 26, 1996, January 17, 1997, April 3, 1997 and October 31, 1997 (the "Senior Credit Facility"). In addition, concurrently with the October Bank Financing, CCIC privately placed $36.5 million of senior convertible preferred stock (the "Senior Convertible Preferred Stock") and warrants to purchase shares of Common Stock of CCIC. The proceeds of the October Bank Financing and the private placement of Senior Convertible Preferred Stock were used to repay a seller note issued in connection with the Crown Merger, to repay loans outstanding under a credit agreement at Crown Communications and to pay related fees and expenses. The October Bank Financing, the private placement of the Senior Convertible Preferred Stock and the application of the proceeds therefrom are collectively referred to herein as the "October Refinancing".

  On November 20, 1997, the Company privately placed (the "1997 Notes Offering") $251.0 million principal amount at maturity ($150,010,150 initial accreted value) of its 10 5/8% Senior Discount Notes due 2007 (the "Notes"). The net proceeds to the Company from the 1997 Notes Offering were used to repay substantially all outstanding indebtedness of the Company, including the approximately $94.7 million of indebtedness incurred under the Senior Credit Facility in connection with the October Refinancing, and to pay related fees and expenses with the balance being used for general corporate purposes. The October Refinancing, the 1997 Notes Offering and the application of the net proceeds from the 1997 Notes Offering, are collectively referred to herein as the "1997 Refinancing".

                              RECENT RESULTS

  On July 27, 1998, CCIC reported its results for the second quarter ended June 30, 1998. Revenues for the second quarter of 1998 totaled $11.5 million, compared to $4.8 million for the same period in 1997. CCIC's EBITDA (as defined in footnote (e) to "--Summary Unaudited Pro Forma Financial and Other Data") was $1.9 million for the second quarter of 1998, compared to EBITDA of negative $0.4 million for the same period in 1997.

  CCIC's revenues from site rental operations increased to $5.4 million for the second quarter of 1998, compared to $1.7 million for the second quarter of 1997. CCIC's EBITDA from site rental operations was $3.7 million for the second quarter of 1998, compared to $1.1 million in the same period in 1997. CCIC's revenues from network services and other operations were $6.1 million for the second quarter of 1998, compared to $3.1 million for the same period in 1997. CCIC's EBITDA from network services and other operations amounted to negative $1.8 million for the second quarter of 1998, compared to EBITDA of negative $1.5 million for the same period in 1997.

  On July 28, 1998, CTI reported its results for the second quarter ended June 30, 1998. Revenues for the second quarter of 1998 totaled (Pounds)22.7 million (or $38.0 million), compared to (Pounds)18.6 million (or $31.1 million) in the same period in 1997. CTI's EBITDA (as defined in footnote (e) to "--Summary Financial and Other Data of CTI") was (Pounds)9.8 million (or $16.4 million) for the second quarter of 1998, compared to EBITDA of (Pounds)8.4 million (or $14.1 million) for the same period in 1997.

  CTI's revenues from site rental and broadcast transmission operations increased to (Pounds)19.1 million (or $31.9 million) for the second quarter of 1998, compared to (Pounds)16.5 million (or $27.6 million) for the same period in 1997. CTI's EBITDA from site rental and broadcast transmission operations increased to (Pounds)9.0 million (or $15.1 million) for the second quarter of 1998, compared to (Pounds)7.2 million (or $12.0 million) for the same period in 1997. CTI's revenues from network services and other operations increased to (Pounds)3.6 million (or $6.0 million) for the second quarter of 1998, compared to (Pounds)2.1 million (or $3.4 million) for the same period in 1997. CTI's EBITDA from network services and other operations amounted to (Pounds)0.8 million (or $1.4 million) for the second quarter of 1998, compared to (Pounds)1.2 million (or $2.0 million) for the same period in 1997.

  For the six months ended June 30, 1998, after giving pro forma effect to the Roll-Up and the Offering, the Company would have had pro forma revenues and pro forma EBITDA of $95.0 million and $33.5 million, respectively.

                                ----------------

  The Company's principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, telephone (713) 570-3000.

                              CORPORATE STRUCTURE

  The following chart illustrates the organizational structure of the Company after giving effect to the Roll-Up. See "Capitalization" and "The Roll-Up".

                                    [LOGO]

                       Crown Castle International Corp.
                                  ("CCIC")(a)



                 100%                                80% (b)


                                                 Castle Transmission
        Crown                                  Services (Holdings) Ltd.
   Communication Inc.                               ("CTSH") (c)
 ("Crown Communication")
                                                     100%

                 100%                            Castle Transmission
                                                International Ltd (d)
  Domestic Subsidiaries
                                                     100%

                                                 Castle Transmission
                                                   (Finance) PLC

 ----------------------------------------

(a) After giving effect to the Offering and the Roll-Up: (i) DFI will own all of the outstanding Class A Common Stock (which represents a 10.4% beneficial ownership interest in the Company's Common Stock and, together with the shares of CTSH held by TdF (which, pursuant to the TdF Put Right, may be exchanged at any time for shares of the Company's Class A Common Stock), represents a 25.0% beneficial ownership interests in the Company's Common Stock); (ii) the Candover Group will beneficially own 11.6% of the Company's Common Stock; (iii) the Berkshire Group will beneficially own 21.2% of the Company's Common Stock; (iv) the Centennial Group will beneficially own 10.0% of the Company's Common Stock; (v) the Crown Parties will beneficially own 3.8% of the Company's Common Stock; and (vi) executive officers of the Company (excluding Mr. Crown) will beneficially own 6.1% of the Company's Common Stock. See "Principal and Selling Stockholders".
(b) The remaining 20% equity interest in CTSH is held by TdF. Pursuant to the TdF Put Right and Company Call Right, in certain instances TdF's shares in CTSH may be exchanged for shares of the Company's Class A Common Stock at the Exchange Ratio.
(c) CTSH has another wholly owned subsidiary, Castle Transmission (Trustees)
    Ltd.
(d) Castle Transmission International Ltd has another wholly owned subsidiary, Castle Transmission International Pension Trust Ltd.

                                  THE OFFERING

Common Stock offered by the Company:
  U.S. Offering.....................
  International Offering............  21,250,000 shares

                                       6,250,000 shares
                                      -------
    Total...........................  27,500,000 shares
                                      -------
                                      -------

Common Stock offered by the Selling Stockholders(a):
  U.S. Offering.....................

                                       3,750,000 shares
                                      -------
                                      -------


Common Stock to be outstanding after
the Offering(b):

  Common Stock(c)..............       97,728,545 shares

  Class A Common Stock(d)......       11,340,000 shares

Voting Rights.......................
                                      Under the Company's Certificate of
                                      Incorporation, with respect to matters on which the holders of the Company's Common Stock have the right to vote, stockholder approval generally will require the affirmative vote of the holders of a majority of the voting power of the Company, with the holders of the Common Stock and the Class A Common Stock voting together as a single class. However, certain specified actions will require the approval of the holders of a majority of the Class A Common Stock. In addition, the holders of the Class A Common Stock, voting as a separate class, will have the right to elect up to two members of the Company's Board of Directors and will not vote in the election of directors by the holders of the Company's other voting stock entitled to vote in the election of directors. See "The Roll-Up" and "Description of Capital Stock".

Use of Proceeds.....................
                                      The proceeds of the Offering will be used for working capital and general corporate purposes, including (i) acquisitions, investments and joint ventures and (ii) capital expenditures associated with (a) the buildout of new infrastructure in the United Kingdom to support DTT and (b) the construction of new towers. See "Risk Factors--Broad Discretion in Application of Proceeds".

NNM Stock Symbol...............       "TWRS".

                                               (Footnotes on following page)

--------

(a) Does not include 4,687,500 shares of Common Stock that will be offered if the Underwriters' over-allotment option is exercised in full.

(b) Does not include 518,030 shares of Common Stock issuable upon the exercise of stock options held by certain of the Selling Stockholders that will be exercised if the Underwriters' over-allotment option is exercised in full.

(c) Does not include (i) 1,314,990 shares of Common Stock reserved for issuance upon exercise of warrants outstanding prior to the Offering, (ii) 4,257,360 shares of Common Stock reserved for issuance upon exercise of stock options previously granted pursuant to CTSH's stock option plans and agreements or
    (iii) 18,000,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan (including 11,924,990 shares issuable pursuant to stock options outstanding at the time of the Offering). See "Management--Directors' Compensation and Arrangements", "Management--Stock Option Plans", "Certain Relationships and Related Transactions" and "Description of Capital Stock--Senior Preferred Warrants".

(d) Upon consummation of the Roll-Up, all outstanding shares of Class A Common Stock initially will be owned by DFI.

                                  RISK FACTORS

  Prospective purchasers of the Common Stock should carefully consider the factors set forth under "Risk Factors" immediately following this Prospectus Summary, as well as the other information set forth in this Prospectus.

              SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

  The unaudited pro forma financial and other data set forth below have been derived from the Pro Forma Financial Statements (as defined) included elsewhere in this Prospectus. The pro forma statement of operations data and other data for the year ended December 31, 1997, give effect to the Transactions (as defined under "Unaudited Pro Forma Condensed Consolidated Financial Statements") as if they had occurred on January 1, 1997. The pro forma statement of operations data and other data for the three months ended March 31, 1998, give effect to the Roll-Up, the Offering and the conversion (the "Senior Preferred Conversion") of the Senior Convertible Preferred Stock into Common Stock (all of which, as of July 17, 1998, had converted), as if they had occurred on January 1, 1998. The pro forma balance sheet data give effect to the Roll-Up, the Offering and the Senior Preferred Conversion as if they had occurred on March 31, 1998. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Selected Financial and Other Data of CCIC", "Selected Financial and Other Data of Crown", "Selected Financial and Other Data of CTI", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto of CCIC, Crown and CTI included elsewhere in this Prospectus.

                                                                  THREE MONTHS
                                                      YEAR ENDED     ENDED
                                                     DECEMBER 31,  MARCH 31,
                                                         1997         1998
                                                     ------------ ------------
                                                      (DOLLARS IN THOUSANDS,
                                                     EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
 Site rental and broadcast transmission.............   $126,482      $35,871
 Network services and other.........................     54,454       10,059
                                                       --------     --------
   Total net revenues...............................    180,936       45,930
                                                       --------     --------
Costs of operations:
 Site rental and broadcast transmission(a)..........     57,440       14,909
 Network services and other.........................     31,296        6,358
                                                       --------     --------
   Total costs of operations........................     88,736       21,267
                                                       --------     --------
General and administrative..........................     19,983        5,725
Corporate development(b)............................      3,507        3,634
Depreciation and amortization.......................     72,988       19,586
                                                       --------     --------
Operating income (loss).............................     (4,278)      (4,282)
Other income (expense):
 Interest and other income..........................      1,321          979
 Interest expense and amortization of deferred          (38,308)      (9,887)
  financing costs...................................
                                                       --------     --------
Income (loss) before income taxes and minority          (41,265)     (13,190)
 interests .........................................
Provision for income taxes..........................        (50)         (13)
Minority interests..................................     (1,320)        (341)
                                                       --------     --------
Net income (loss)...................................    (42,635)     (13,544)
Dividends on Senior Convertible Preferred Stock.....        --           --
                                                       --------     --------
Net income (loss) after deduction of dividends on      $(42,635)    $(13,544)
 Senior Convertible Preferred Stock.................
                                                       ========     ========
Loss per common share--basic and diluted............   $  (0.39)    $  (0.12)
                                                       ========     ========
Common shares outstanding--basic and diluted (in        109,168      109,179
 thousands).........................................
                                                       ========     ========
OTHER DATA:
Site data(c):
 Towers and revenue producing rooftop sites at end
  of period.........................................      1,254        1,336

                                                                 THREE MONTHS
                                                     YEAR ENDED     ENDED
                                                    DECEMBER 31,  MARCH 31,
                                                        1997         1998
                                                    ------------ ------------
                                                     (DOLLARS IN THOUSANDS)
EBITDA(e):
 Site rental and broadcast                           $  60,085    $  18,980
  transmission..........................
 Network services and other.............                12,132          (42)
 Corporate development expenses(b)......                (3,507)      (3,634)
                                                     ---------    ---------
   Total EBITDA.........................             $  68,710    $  15,304
                                                     =========    =========
Capital expenditures....................             $  56,458    $  36,834
Summary cash flow information:
 Net cash provided by operating                         61,193          690
  activities............................
 Net cash used for investing                          (234,299)     (36,656)
  activities............................
 Net cash provided by financing                        242,241       34,015
  activities............................
Ratio of earnings to fixed charges(f)...                   --           --
                                                 AS OF MARCH 31, 1998
                                         ------------------------------------
                                                     PRO FORMA    PRO FORMA
                                         HISTORICAL     FOR      FOR ROLL-UP
                                            CCIC      ROLL-UP    AND OFFERING
                                         ---------- ------------ ------------
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............  $ 53,395   $  66,789    $ 532,064
Property and equipment, net.............   105,034     456,363      456,363
Total assets............................   392,688   1,298,904    1,764,179
Total debt..............................   187,299     436,516      436,516
Redeemable preferred stock..............   162,804      70,003          -- (g)
Total stockholders' equity..............    33,912     706,452    1,241,730
OTHER DATA:
Ratio of EBITDA to total interest
 expense(h).............................     0.24x       1.55x        1.55x
Ratio of total debt to EBITDA...........    42.18x       7.13x        7.13x
Ratio of net debt to EBITDA(i)..........    30.16x       6.04x        2.03x
Towers and revenue producing rooftop
 sites(d)...............................       530       1,336        1,336

--------

(a) Included in costs of operations for site rental and broadcast transmission for the three months ended March 31, 1998 are non-cash compensation charges for $1.1 million related to the issuance of stock options for 170,000 ordinary shares and 169,830,000 preference shares of CTSH to certain employees of CTI. In connection with the Roll-Up, such stock options will be converted into options for Common Stock of the Company. See "Management--Stock Option Plans--CTI Stock Option Plans".

(b) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. Included in corporate development expenses for the three months ended March 31, 1998 are non-cash compensation charges for $1.8 million related to the issuance of stock options for approximately 168,000 ordinary shares and 167,832,000 preference shares of CTSH to certain executives at CTI. In connection with the Roll-Up, such stock options will be converted into options for Common Stock of the Company. See "Management--Stock Option Plans--CTI Stock Option Plans". CCIC expects to record non-cash compensation charges related to the issuance of stock options to certain employees and executives. Such charges are expected to amount to $20.2 million in 1998, recognized upon completion of the Offering, and approximately $3.0 million per year thereafter through 2003.

(c) Represents the aggregate number of sites of CCIC and its acquired businesses (including Crown) and CTI for each period.

(d) As of March 31, 1998, the Company had contracts with 1,288 buildings in the United States to manage on behalf of such buildings the leasing of space for antennas on the rooftops of such buildings. A revenue producing rooftop represents a rooftop where the Company has arranged a lease of space on such rooftop and, as such, is receiving payments in respect of its management contract. The Company generally does not receive any payment for rooftops under management unless the Company actually leases space on such rooftops to third parties. As of March 31, 1998, the Company had 1,217 rooftop sites under management throughout the United States that were not revenue producing rooftops but were available for leasing to customers and, in the United Kingdom, the Company had 54 revenue producing rooftop sites that were occupied by the Company's transmitters but were not available for leasing to customers.
(e) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, the Company's measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, minority interests and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the year ended December 31, 1997 and the three months ended March 31, 1998, earnings were insufficient to cover fixed charges by $41.3 million and $13.2 million, respectively.

(g) Reflects the conversion of the outstanding shares of Senior Convertible Preferred Stock into shares of Common Stock in the Senior Preferred Conversion.

(h) Total interest expense for the three months ended March 31, 1998 includes amortization of deferred financing costs and discount of $4.2 million for CCIC and $0.2 million for CTI.

(i) Net debt represents total debt less cash and cash equivalents.

                    SUMMARY FINANCIAL AND OTHER DATA OF CCIC

  The summary historical consolidated financial and other data for CCIC set forth below for each of the three years in the period ended December 31, 1997, and as of December 31, 1995, 1996 and 1997, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary historical consolidated financial and other data for CCIC set forth below for the three months ended March 31, 1997 and 1998, and as of March 31, 1998, have been derived from the unaudited consolidated financial statements of CCIC, which include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CCIC" and the consolidated financial statements and the notes thereto of CCIC included elsewhere in this Prospectus.

                                                                THREE MONTHS
                                  YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                  ---------------------------  ----------------
                                   1995     1996      1997      1997     1998
                                  -------- -------- ---------  -------  -------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                  AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
 Site rental....................  $ 4,052  $ 5,615  $  11,010  $ 1,667  $ 5,061
 Network services and other.....        6      592     20,395      327    6,776
                                  -------  -------  ---------  -------  -------
 Total net revenues.............    4,058    6,207     31,405    1,994   11,837
                                  -------  -------  ---------  -------  -------
Costs of operations:
 Site rental....................    1,226    1,292      2,213      258    1,172
 Network services and other.....      --         8     13,137        5    4,421
                                  -------  -------  ---------  -------  -------
 Total costs of operations......    1,226    1,300     15,350      263    5,593
                                  -------  -------  ---------  -------  -------
General and administrative......      729    1,678      6,824      511    3,803
Corporate development(a)........      204    1,324      5,731    2,105    1,331
Depreciation and amortization...      836    1,242      6,952      408    3,604
                                  -------  -------  ---------  -------  -------
Operating income (loss).........    1,063      663     (3,452)  (1,293)  (2,494)
Other income (expense):
 Equity in earnings (losses) of
  unconsolidated affiliate......      --       --      (1,138)     197      (99)
 Interest and other income(b)...       53      193      1,951    1,301      706
 Interest expense and
  amortization of deferred
  financing costs...............   (1,137)  (1,803)    (9,254)    (626)  (4,706)
                                  -------  -------  ---------  -------  -------
Income (loss) before income
 taxes..........................      (21)    (947)   (11,893)    (421)  (6,593)
Provision for income taxes......      --       (10)       (49)     (22)     (13)
                                  -------  -------  ---------  -------  -------
Net income (loss)...............      (21)    (957)   (11,942)    (443)  (6,606)
Dividends on Senior Convertible
 Preferred Stock................      --       --      (2,199)      --   (2,055)
                                  -------  -------  ---------  -------  -------
Net income (loss) after
 deduction of dividends on
 Senior Convertible Preferred
 Stock..........................  $   (21) $  (957) $ (14,141) $  (443) $(8,661)
                                  =======  =======  =========  =======  =======
Loss per common share--basic and
 diluted........................  $ (0.01) $ (0.27) $   (2.27) $ (0.13) $ (0.79)
                                  =======  =======  =========  =======  =======
Common shares outstanding--basic
 and diluted (in thousands).....    3,316    3,503      6,238    3,400   10,954
                                  =======  =======  =========  =======  =======

                                                               THREE MONTHS
                               YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                              -----------------------------  ------------------
                                1995      1996      1997       1997      1998
                              --------  --------  ---------  --------  --------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                AMOUNTS)
OTHER DATA:
Site data (at period
 end)(c):
 Towers owned...............       126       155        240                 331
 Towers managed.............         7         7        133                 128
 Rooftop sites managed
  (revenue producing)(d)....        41        52         80                  71
                              --------  --------  ---------            --------
 Total sites owned and
  managed...................       174       214        453                 530
                              ========  ========  =========            ========
EBITDA(e):
 Site rental................  $  2,697  $  3,555  $   7,682  $  1,204  $  3,490
 Network services and
  other.....................      (594)     (326)     1,549        16    (1,049)
 Corporate development
  expenses(a)...............      (204)   (1,324)    (5,731)   (2,105)   (1,331)
                              --------  --------  ---------  --------  --------
 Total EBITDA...............  $  1,899  $  1,905  $   3,500  $   (885) $  1,110
                              ========  ========  =========  ========  ========
Capital expenditures........  $    161  $    890  $  18,035  $    232  $ 24,539
Summary cash flow
 information:
 Net cash provided by (used
  for) operating
  activities................     1,672      (530)      (624)     (625)   (2,951)
 Net cash used for investing
  activities................   (16,673)  (13,916)  (111,484)  (57,774)  (24,539)
 Net cash provided by
  financing activities......    15,597    21,193    159,843    67,825    25,807
Ratio of earnings to fixed
 charges(f).................       --        --         --                  --
BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash equivalents...  $    596  $  7,343  $  55,078            $ 53,395
Property and equipment,
 net........................    16,003    26,753     81,968             105,034
Total assets................    19,875    41,226    371,391             392,688
Total debt..................    11,182    22,052    156,293             187,299
Redeemable preferred
 stock(g)...................     5,175    15,550    160,749             162,804
Total stockholders' equity
 (deficit)..................       619      (210)    41,792              33,912

--------

(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, includes (i) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with the CTI Investment and (ii) a nonrecurring cash charge of $1.3 million related to the purchase by CCIC of shares of Common Stock from CCIC's former chief executive officer in connection with the CTI Investment. See "Certain Relationships and Related Transactions". CCIC expects to record non-cash compensation charges related to the issuance of stock options to certain employees and executives. Such charges are expected to amount to $20.2 million in 1998, recognized upon completion of the Offering, and approximately $3.0 million per year thereafter through 2003.

(b) Includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI in connection with the CTI Investment.

(c) Represents the aggregate number of sites of CCIC as of the end of each period.

(d) As of March 31, 1998, CCIC had contracts with 1,288 buildings to manage on behalf of such buildings the leasing of space for antennas on the rooftops of such buildings. A revenue producing rooftop represents a rooftop where CCIC has arranged a lease of space on such rooftop and, as such, is receiving payments in respect of its management contract. CCIC generally does not receive any payment for rooftops under management unless CCIC actually leases space on such rooftops to third parties. As of March 31, 1998, CCIC had 1,217 rooftop sites under management throughout the United States that were not revenue producing but were available for leasing to customers.

(e) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of CCIC's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, CCIC's measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, earnings were insufficient to cover fixed charges by $21,000, $947,000, $10.8 million and $6.5 million, respectively.

(g) Represents (i) the Senior Convertible Preferred Stock privately placed by CCIC in August 1997 and October 1997, all of which has been converted into shares of Common Stock, and (ii) the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock privately placed by CCIC in April 1995, July 1996 and February 1997, respectively, all of which will be converted into shares of Common Stock in connection with the consummation of the Offering.

                    SUMMARY FINANCIAL AND OTHER DATA OF CTI

  The summary historical financial data for CTI, which was 34.3% owned by CCIC prior to the Roll-Up, presents (i) summary historical financial data of the BBC Home Service Transmission Business prior to its acquisition by CTI (the "Predecessor") for the year ended March 31, 1996 and the eleven and two months ended February 27, 1997, (ii) summary historical consolidated financial data of CTI after such acquisition for the one month ended March 31, 1997 and for the nine months ended December 31, 1997, and (iii) summary historical consolidated financial data of CTI as of and for the three months ended March 31, 1998. The summary historical financial data for the year ended March 31, 1996 and the eleven months ended February 27, 1997 have been derived from the financial statements of the Predecessor, which have been audited by KPMG, Chartered Accountants. The summary financial data for the one month ended March 31, 1997 and the nine months ended December 31, 1997 have been derived from the consolidated financial statements of CTI, which have been audited by KPMG, Chartered Accountants. The summary historical financial data for the two months ended February 27, 1997 have been derived from the unaudited financial statements of the Predecessor, and the summary historical financial data as of and for the three months ended March 31, 1998 have been derived from the unaudited consolidated financial statements of CTI, which include all adjustments that CTI considers necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the one month ended March 31, 1997, the nine months ended December 31, 1997 and the three months ended March 31, 1998 are not necessarily indicative of the results of operations of CTI that may be expected for the entire year. This information reflects financial data for CTI as a whole, is not limited to that portion of the financial data attributable to CCIC's percentage ownership of CTI prior to the Roll-Up and is not indicative of any distributions or dividends that CCIC might receive in the future. CTI is subject to significant restrictions on its ability to make dividends and distributions to CCIC. See "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends". The information set forth below should be read in conjunction with "Selected Financial and Other Data of CTI", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CTI" and the consolidated financial statements and the notes thereto of CTI included elsewhere in this Prospectus.

                                PREDECESSOR COMPANY                                  CTI
                    -------------------------------------------- ---------------------------------------------
                                       ELEVEN          TWO            ONE            NINE
                         YEAR          MONTHS         MONTHS         MONTH          MONTHS
                        ENDED          ENDED          ENDED          ENDED          ENDED        THREE MONTHS
                      MARCH 31,     FEBRUARY 27,   FEBRUARY 27,    MARCH 31,     DECEMBER 31,       ENDED
                         1996           1997           1997          1997            1997       MARCH 31, 1998
                    -------------- -------------- -------------- -------------  --------------  --------------
                                                 (POUNDS STERLING IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA
 (under U.S.
 GAAP):
Net revenues:
 Site rental and
  broadcast
  transmission....  (Pounds)61,694 (Pounds)65,183 (Pounds)11,761 (Pounds)5,510  (Pounds)50,438  (Pounds)18,719
 Network services
  and other.......           8,673          5,431          1,044           923           6,314           2,055
                    -------------- -------------- -------------- -------------  --------------  --------------
  Total net
   revenues.......          70,367         70,614         12,805         6,433          56,752          20,774
                    -------------- -------------- -------------- -------------  --------------  --------------
Costs of
 operations:
 Site rental and
  broadcast
  transmission(b)..         34,577         36,200          5,851         2,483          24,516           8,346
 Network services
  and other.......           5,472          3,335            745           391           2,520           1,177
                    -------------- -------------- -------------- -------------  --------------  --------------
  Total costs of
   operations.....          40,049         39,535          6,596         2,874          27,036           9,523
                    -------------- -------------- -------------- -------------  --------------  --------------
General and
 administrative...           9,698          4,039          1,048           495           4,021           1,228
Corporate
 development(c)...             --             --             --            --              --            1,399
Depreciation and
 amortization.....           9,128          9,045          1,738         1,819          16,854           5,887
                    -------------- -------------- -------------- -------------  --------------  --------------
Operating income..          11,492         17,995          3,423         1,245           8,841           2,737
Other income
 (expense):
 Interest and
  other income....             --             --             --             49             288             166
 Interest expense
  and amortization
  of deferred
  financing
  costs...........             --             --             --           (891)        (11,618)         (3,148)
                    -------------- -------------- -------------- -------------  --------------  --------------
Income (loss)
 before income
 taxes............          11,492         17,995          3,423           403          (2,489)           (245)
Provision for
 income taxes.....             --             --             --            --              --              --
                    -------------- -------------- -------------- -------------  --------------  --------------
Net income
 (loss)...........  (Pounds)11,492 (Pounds)17,995 (Pounds) 3,423 (Pounds)  403  (Pounds)(2,489) (Pounds)  (245)
                    ============== ============== ============== =============  ==============  ==============
                                  CTI
                    --------------------------------
                       ONE        NINE       THREE
                      MONTH      MONTHS     MONTHS
                      ENDED      ENDED       ENDED
                    MARCH 31, DECEMBER 31, MARCH 31,
                     1997(A)    1997(A)     1998(A)
                    --------- ------------ ---------
                         (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA
 (under U.S.
 GAAP):
Net revenues:
 Site rental and
  broadcast
  transmission....   $9,238     $84,559     $31,382
 Network services
  and other.......    1,547      10,586       3,446
                    --------- ------------ ---------
  Total net
   revenues.......   10,785      95,145      34,828
                    --------- ------------ ---------
Costs of
 operations:
 Site rental and
  broadcast
  transmission(b)..   4,163      41,101      13,992
 Network services
  and other.......      655       4,225       1,973
                    --------- ------------ ---------
  Total costs of
   operations.....    4,818      45,326      15,965
                    --------- ------------ ---------
General and
 administrative...      830       6,741       2,060
Corporate
 development(c)...      --          --        2,345
Depreciation and
 amortization.....    3,050      28,256       9,870
                    --------- ------------ ---------
Operating income..    2,087      14,822       4,588
Other income
 (expense):
 Interest and
  other income....       82         483         278
 Interest expense
  and amortization
  of deferred
  financing
  costs...........   (1,494)    (19,477)     (5,276)
                    --------- ------------ ---------
Income (loss)
 before income
 taxes............      675      (4,172)       (410)
Provision for
 income taxes.....      --          --          --
                    --------- ------------ ---------
Net income
 (loss)...........   $  675     $(4,172)    $  (410)
                    ========= ============ =========

                                PREDECESSOR COMPANY                                   CTI
                    ---------------------------------------------  --------------------------------------------
                                        ELEVEN           TWO            ONE            NINE
                         YEAR           MONTHS         MONTHS          MONTH          MONTHS      THREE MONTHS
                        ENDED           ENDED           ENDED          ENDED          ENDED           ENDED
                      MARCH 31,      FEBRUARY 27,   FEBRUARY 27,     MARCH 31,     DECEMBER 31,     MARCH 31,
                         1996            1997           1997           1997            1997           1998
                    --------------  --------------  -------------  -------------  --------------  -------------
                                                (POUNDS STERLING IN THOUSANDS)
OTHER DATA (under
 U.S. GAAP):
Site data(d):
 Towers and
  revenue
  producing
  rooftop sites at
  end of period...
EBITDA(e):
 Site rental and
  broadcast
  transmission....  (Pounds)19,359  (Pounds)25,752  (Pounds)4,941  (Pounds)2,574  (Pounds)22,428  (Pounds)9,351
 Network services
  and other.......           1,261           1,288            220            490           3,267            672
 Corporate
  development
  expenses(c).....             --              --             --             --              --          (1,399)
                    --------------  --------------  -------------  -------------  --------------  -------------
  Total EBITDA....  (Pounds)20,620  (Pounds)27,040  (Pounds)5,161  (Pounds)3,064  (Pounds)25,695  (Pounds)8,624
                    ==============  ==============  =============  =============  ==============  =============
Capital
 expenditures.....  (Pounds)18,079  (Pounds)21,810  (Pounds)  711  (Pounds)  748  (Pounds)14,361  (Pounds)7,470
 Summary cash flow
  information:
Net cash provided
 by operating
 activities.......          24,311          28,146          5,161          4,871          25,555          2,212
 Net cash used for
  investing
  activities......         (17,190)        (21,811)          (711)       (52,889)        (14,668)        (7,362)
 Net cash provided
  by financing
  activities......          (7,121)         (6,335)        (4,450)        57,706         (12,423)         4,987
                                  CTI
                    --------------------------------
                       ONE        NINE       THREE
                      MONTH      MONTHS     MONTHS
                      ENDED      ENDED       ENDED
                    MARCH 31, DECEMBER 31, MARCH 31,
                     1997(A)    1997(A)     1998(A)
                    --------- ------------ ---------
                         (DOLLARS IN THOUSANDS)
OTHER DATA (under
 U.S. GAAP):
Site data(d):
 Towers and
  revenue
  producing
  rooftop sites at
  end of period...                  801         806
                              ============ =========
EBITDA(e):
 Site rental and
  broadcast
  transmission....   $ 4,316    $37,600     $15,676
 Network services
  and other.......       821      5,478       1,127
 Corporate
  development
  expenses(c).....       --         --       (2,345)
                    --------- ------------ ---------
  Total EBITDA....   $ 5,137    $43,078     $14,458
                    ========= ============ =========
Capital
 expenditures.....   $ 1,254    $24,076     $12,523
 Summary cash flow
  information:
Net cash provided
 by operating
 activities.......     8,166     42,843       3,708
 Net cash used for
  investing
  activities......   (88,668)   (24,591)    (12,342)
 Net cash provided
  by financing
  activities......    96,744    (20,827)      8,361

                                     AS OF MARCH 31, 1998 AS OF MARCH 31, 1998
                                     -------------------- --------------------
                                       (POUNDS STERLING         (DOLLARS
                                        IN THOUSANDS)        IN THOUSANDS)
BALANCE SHEET DATA (under U.S.
 GAAP):
Cash and cash equivalents...........    (Pounds)7,989           $ 13,394
Property and equipment, net.........          209,561            351,329
Total assets........................          274,833            460,758
Total debt..........................          148,653            249,217
Redeemable preference shares........          106,962            179,322
Ordinary shareholders' equity
 (deficit)..........................           (4,644)            (7,786)

--------

(a) CTI publishes its consolidated financial statements in pounds sterling. For the convenience of the reader, the information set forth above contains translations of pound sterling amounts into U.S. dollars at the Noon Buying Rate on March 31, 1998, of (Pounds)1.00 = $1.6765. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rate indicated or any other rates. On June 30, 1998, the Noon Buying Rate was (Pounds)1.00 = $1.6695.

(b) Included in costs of operations for site rental and broadcast transmission for the three months ended March 31, 1998 are non-cash compensation charges for (Pounds)0.7 million ($1.1 million) related to the issuance of stock options to certain executives and employees.

(c) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. Included in corporate development expenses for the three months ended March 31, 1998 are non-cash compensation charges for (Pounds)1.1 million ($1.8 million) related to the issuance of stock options to certain executives at CTI.

(d) As of March 31, 1998, CTI's 54 revenue producing rooftop sites were occupied by its transmitters but were not available for leasing to customers.

(e) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of CTI's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, CTI's measure of EBITDA may not be comparable to similarly titled measures of other companies.

                                 RISK FACTORS

  Prospective investors should consider carefully the risk factors set forth below, as well as the other information appearing in this Prospectus, before making any investment in the Common Stock.

MANAGING INTEGRATION AND GROWTH

  The Company's ability to implement its growth strategy depends, in part, on its successes in integrating its acquisitions, investments, joint ventures and strategic alliances into the Company's operations. The Company has grown significantly over the past 18 months through acquisitions. The Crown Merger in August 1997 was significantly larger than the Company's previous acquisitions and represented a substantial increase in the scope of the Company's business. Crown's revenues for fiscal 1996 were $19.4 million. In contrast, CCIC's revenues for fiscal 1996 were $6.2 million. Similarly, the Roll-Up will result in the Company having majority ownership of CTI, which had consolidated revenues in the twelve months ended December 31, 1997 of (Pounds)76.0 million ($124.5 million). Successful integration of these transactions will depend primarily on the Company's ability to manage their combined operations and to integrate their existing management with and into CCIC's management. There can be no assurance that the Company can successfully integrate these acquired businesses or any future acquisitions into its business or implement its plans without delay and any failure or any inability to do so may have a material adverse effect on the Company's financial condition and results of operations.

  Implementation of the Company's acquisition strategy may impose significant strains on the Company's management, operating systems and financial resources. Failure by the Company to manage its growth or unexpected difficulties encountered during expansion could have a material adverse effect on the Company's financial condition and results of operations. The pursuit and integration of acquisitions, investments, joint ventures and strategic alliances will require substantial attention from the Company's senior management, which will limit the amount of time available to devote to the Company's existing operations. Future acquisitions by the Company could result in the incurrence of substantial amounts of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon the Company's financial condition and results of operations.

SUBSTANTIAL LEVERAGE; RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

  The Company is highly leveraged. As of March 31, 1998, after giving pro forma effect to the Roll-Up, the Offering and the Senior Preferred Conversion, the Company had total consolidated indebtedness of approximately $436.5 million and total consolidated stockholders' equity of approximately $1,241.7 million. Also, after giving pro forma effect to the Roll-Up, the Company's earnings would have been insufficient to cover fixed charges by $41.3 million for fiscal 1997. CCIC and its subsidiaries will be permitted to incur additional indebtedness in the future. See "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Indebtedness".

  The degree to which the Company is leveraged could have significant adverse consequences to the Company, including, but not limited to: (i) increasing the Company's vulnerability to general adverse economic and industry conditions,
(ii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, (iii) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes, (iv) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry and (v) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. See "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness".

  The Company's ability to meet its debt service or to fund planned capital expenditures, will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company's business strategy contemplates substantial capital expenditures in connection with the expansion of its tower footprints. Based on the Company's current operations and anticipated revenue growth, management believes that cash flow from operations and available cash, together with the net proceeds of the Offering and available borrowings under the Senior Credit Facility and CTI Credit Facility (as defined), will be sufficient to fund the Company's anticipated capital expenditures for the foreseeable future. However, in the event the Company consummates any significant acquisitions, including any of the significant acquisitions that the Company is currently pursuing, or exceeds its currently anticipated capital expenditures, the Company anticipates that it will need to seek additional equity or debt financing to fund its business plan. Failure to obtain any such financing could require the Company to significantly reduce its planned capital expenditures and forego these acquisition opportunities and could have a material adverse effect on the Company's ability to achieve its business strategy. In addition, the Company may need to refinance all or a portion of its indebtedness on or prior to its scheduled maturity. There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings, equity contributions or loans from affiliates will be available in an amount sufficient to service its indebtedness and make anticipated capital expenditures. In addition, there can be no assurance that the Company will be able to effect any required refinancings of its indebtedness on commercially reasonable terms or at all. See "--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The terms of the Company's debt instruments contain numerous restrictive covenants, including but not limited to covenants that restrict the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. In addition, some of such indebtedness requires certain of the Company's subsidiaries to maintain certain financial ratios. The ability of the Company to comply with the covenants and other terms of its indebtedness and to satisfy its respective debt obligations will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in its debt instruments, it would be in default thereunder, and in certain of such cases, the maturity of substantially all of its long-term indebtedness could be accelerated. See "Description of Certain Indebtedness".

RISKS RELATED TO AGREEMENTS WITH TDF

  In connection with the Roll-Up, the Company has entered into certain agreements with TdF that grant TdF certain significant protective rights with respect to the governance of the Company and CTI, the ownership of CTI and the disposition of its shares in the Company and CTI. See "The Roll-Up".

  Governance Rights. The Company has granted to TdF certain rights with respect to the governance of the Company, including (i) the ability to prohibit the Company from entering into certain material transactions,
(ii) the issuance to TdF of shares of Class A Common Stock, which gives TdF the right to elect up to two of the twelve members of the Company's Board of Directors, and (iii) subject to certain conditions, the inclusion on each of the executive committee, the nominating and corporate governance committee of the Company's Board of Directors of at least one director elected by TdF. In addition to its governance rights with respect to the Company, TdF has significant governance rights with respect to CTI which, after giving pro forma effect to the Roll-Up, would have accounted for approximately 68.8% of the Company's revenues in 1997. Following consummation of the Roll-Up, although TdF will hold only a 20% equity interest in CTI, TdF's rights with respect to CTI will be generally characteristic of the rights of a 50% partner to a joint venture.

  While TdF's rights with respect to the governance of the Company and CTI are subject to certain limitations and forfeiture by TdF in certain circumstances, during the period in which such rights are exercisable by TdF, such rights will give TdF (whose ultimate parent is France Telecom) and its affiliates the ability to exert significant control over the governance of the Company and CTI. The exercise of such rights by TdF may be contrary to the interests of the Company's other stockholders generally, and may prevent the Company and/or CTI from entering into transactions that the Company's Board of Directors deems to be in the best interests of the Company and its stockholders. See "-- Anti-Takeover Provisions".

  CTSH Option. In addition to TdF's governance rights with respect to the Company and CTI described above, in the event of (i) the sale of all or substantially all of the Company's assets, (ii) a merger, consolidation or similar transaction that would result in any person owning more than 50% of the Company's voting power or equity securities, (iii) an unsolicited acquisition by any person of more than 25% (or 30% if the Company elects by notice in writing to TdF) of such securities or (iv) certain other circumstances relating to an acquisition by any person that would give rise to a right of the BBC to terminate the BBC Analog Transmission Contract (as defined) or the BBC Digital Transmission Contract (as defined) (each, a "Triggering Event"), which Triggering Event is not approved by TdF, TdF will have the right, subject to certain conditions, to acquire all of the Company's shares of capital stock of CTSH or to require the Company to purchase all of TdF's shares of capital stock of CTSH, in each case at fair market value. Further, immediately prior to the occurrence of a Triggering Event, TdF will have the right to require the Company to purchase 50% of the Class A Common Stock held by TdF and its affiliates in cash at a price per share equal to the price to be paid upon consummation of the Triggering Event. See "The Roll-Up".

  TdF's right to purchase the Company's shares of CTSH upon a Triggering Event may have the effect of preventing a change of control of the Company. If the Company were required to sell its shares in CTSH to TdF, it would no longer own or conduct the CTI business. Alternatively, if the Company were required to purchase all of TdF's shares of CTSH and/or purchase 50% of the Class A Common Stock held by TdF and its affiliates, there can be no assurance that the Company would have the necessary funds to do so or that such purchase would be permitted under the terms of the Company's debt instruments. If the Company did not have sufficient funds to purchase TdF's shares of capital stock of CTSH or TdF's and TdF's affiliates' shares of Class A Common Stock, the Company would need to seek additional financing. There can be no assurance that any such financing could be obtained on terms acceptable to the Company, or at all. In the absence of such financing, the Company could be forced to dispose of other assets under circumstances that might not be favorable to realizing the highest price for such assets in order to obtain the funds to purchase the TdF shares. In addition, the obligation to purchase the TdF shares could result in an event of default under the terms of the Company's outstanding indebtedness.

  Liquidity Rights. If on or before the second anniversary of the consummation of the Roll-Up (i) TdF has not exchanged its shares of capital stock of CTSH in accordance with the Governance Agreement (as defined) or (ii) TdF has ceased to be Qualified (as defined) for purposes of the Governance Agreement, TdF will thereafter have the right to require the Company to purchase all of TdF's shares of capital stock of CTSH at their fair market value. The Company may elect to pay for such shares either (i) in cash or (ii) in shares of its Common Stock at a discount of 15% to the market value of such Common Stock. See "The Roll-Up". There can be no assurance that the Company will have sufficient funds to purchase such shares for cash in connection with any put of TdF's shares of capital stock of CTSH. If the Company does not have sufficient funds for such purchase, it would either have to seek additional financing or purchase such shares with its Common Stock. There can be no assurance that any such financing could be obtained on terms acceptable to the Company, if at all. If the Company were to issue shares of its Common Stock to effect the purchase, such issuance would result in substantial dilution of the Company's other stockholders, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "--Dilution".

BROAD DISCRETION IN APPLICATION OF PROCEEDS

  A substantial portion of the estimated net proceeds from the Offering will be allocated to the Company's working capital and general corporate purposes and may be applied to as yet unidentified acquisitions, investments or joint ventures in the United States or abroad. Due to the number and variability of factors that will be analyzed before the Company determines how to use such net proceeds, the Company will have broad discretion in allocating a significant portion of the net proceeds from the Offering without any action or approval of the Company's stockholders. Accordingly, investors will not have the opportunity to evaluate the economic, financial and other relevant information that will be considered by the Company in determining the application of such net proceeds. See "Use of Proceeds".

HOLDING COMPANY STRUCTURE; DEPENDENCE ON DIVIDENDS TO MEET CASH REQUIREMENTS OR PAY DIVIDENDS

  CCIC is a holding company with no business operations of its own. CCIC's only significant asset is the outstanding capital stock of its subsidiaries. CCIC conducts all its business operations through its subsidiaries. Accordingly, CCIC's only source of cash to pay dividends or make other distributions on its capital stock is distributions with respect to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. CCIC currently expects that the earnings and cash flow of its subsidiaries will be retained and used by such subsidiaries in their operations, including to service their respective debt obligations. Even if CCIC determined to pay a dividend on or make a distribution in respect of the capital stock of its subsidiaries, there can be no assurance that CCIC's subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds to CCIC or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, will permit such dividends or distributions. Furthermore, the terms of the Senior Credit Facility and the Notes place restrictions on CCI's ability, and the terms of the CTI Credit Facility and the CTI Bonds (as defined) place restrictions on CTI's ability, to pay dividends or to make distributions, and in any event, such dividends or distributions may only be paid if no default has occurred under the applicable instrument. In addition, CCIC's subsidiaries will be permitted under the terms of their existing debt instruments to incur certain additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to CCIC. See "-- Substantial Leverage; Restrictions Imposed by the Terms of the Company's Indebtedness" and "Description of Certain Indebtedness".

RISKS ASSOCIATED WITH CONSTRUCTION AND ACQUISITIONS OF TOWERS

  The Company's growth strategy depends on its ability to construct, acquire and operate towers in conjunction with the expansion of wireless communications carriers. As of April 30, 1998, the Company had 26 towers under construction and had plans to commence construction on an additional 168 towers by the end of 1998. The Company's ability to construct new towers can be affected by a number of factors beyond its control, including zoning and local permitting requirements and national regulatory approvals, availability of construction equipment and skilled construction personnel and bad weather conditions. In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. There can be no assurance that: (i) the Company will be able to overcome the barriers to new construction; (ii) the number of towers planned for construction will be completed in accordance with the requirements of the Company's customers; or (iii) there will be a significant need for the construction of new towers once the wireless communications carriers complete their tower network infrastructure build-out. Further, the Company competes with certain wireless communications carriers, broadcasters, site developers and other independent tower owners and operators for acquisitions of towers, and expects such competition to increase. Increased competition for acquisitions may result in fewer acquisition opportunities for the Company, as well as higher acquisition prices. The Company regularly explores acquisition opportunities. However, there can be no assurance that the Company will be able to identify suitable towers to acquire in the future. In addition, the Company may need to seek additional debt or equity financing in order to fund properties it seeks to acquire. The availability of additional financing cannot be assured and depending on the terms of proposed acquisitions and financing, could be restricted by the terms of the Company's debt instruments. No assurance can be given that the Company will be able to identify, finance and complete future construction and acquisitions on acceptable terms or that the Company will be able to manage profitably and market under-utilized capacity on additional towers. The extent to which the Company is unable to construct or acquire additional towers, or manage profitably such tower expansion, may have a material adverse effect on the Company's financial condition and results of operation.

  In addition, the time frame for the current wireless build-out cycle may be limited to the next few years, and many PCS and PCN networks have already been built out in large markets. A failure by the Company to move quickly and aggressively to obtain growth capital and capture this infrastructure opportunity could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON DEMAND FOR WIRELESS COMMUNICATIONS; RISK ASSOCIATED WITH NEW TECHNOLOGIES

  Demand for the Company's site rentals is dependent on demand for communication sites from wireless communications carriers, which, in turn, is dependent on the demand for wireless services. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The extent to which wireless communications carriers lease such communication sites depends on a number of factors beyond the Company's control, including the level of demand for such wireless services, the financial condition and access to capital of such carriers, the strategy of carriers with respect to owning or leasing communication sites, government licensing of broadcasting rights, changes in telecommunications regulations and general economic conditions.

  The wireless communications industry has undergone significant growth in recent years. A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. For example, the Company anticipates that a significant amount of its revenues over the next several years will be generated from carriers in the PCS and PCN market and, as such, the Company will be subject to downturns in PCS and PCN demand. Moreover, wireless communications carriers often operate with substantial leverage, and financial problems for the Company's customers could result in accounts receivable going uncollected, in the loss of a customer and the associated lease revenue, or in a reduced ability of these customers to finance expansion activities.

  Finally, advances in technology, such as the development of new satellite systems, could reduce the need for land-based transmission and reception networks. The occurrence of any of these factors could have a material adverse effect on the Company's financial condition and results of operations.

VARIABILITY IN DEMAND FOR NETWORK SERVICES

  Demand for the Company's network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including the timing of customers' capital expenditures, annual budgetary considerations of customers, the rate and volume of wireless communications carriers' tower build-outs, timing of existing customer contracts and general economic conditions. While such demand fluctuates, the Company must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Consequently, the operating results of the Company's network services businesses for any particular period may vary significantly, and should not be considered as necessarily being indicative of longer-term results. For example, the Company experienced a decline, as compared to the two previous quarters, in demand for its network services business in the fourth quarter of 1997 and the first quarter of 1998. There can be no assurance that the demand for such business will return to the level of the two previous quarters. Furthermore, as wireless communications carriers complete their build-outs, the need for the construction of new towers and the demand for certain network services could decrease significantly and could result in fluctuations and, possibly, significant declines in the Company's operating performance.

COMPETITION

  The Company competes for site rental customers with (i) wireless communications carriers that own and operate their own tower footprints and lease, or may in the future decide to lease, antenna space to other carriers,
(ii) site development companies which acquire antenna space on existing towers for wireless communications carriers and manage new tower construction, (iii) other independent tower companies and (iv) traditional local independent tower operators. Wireless communications carriers that own and operate their own tower footprints generally are substantially larger and have greater financial resources than the Company. The Company believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site rental business.

  The Company competes for acquisition and new tower construction opportunities with wireless communications carriers, site developers and other independent tower operators. The Company believes that competition for tower acquisitions will increase and that additional competitors will enter the tower market. These additional competitors may have greater financial resources than the Company.

  NTL, which owns the privatized engineering division of the Independent Broadcasting Authority, is the Company's principal competitor in the terrestrial broadcast transmission market in the United Kingdom. There can be no assurance that the Company will not encounter significant competition from NTL for its transmission business with the BBC or BDB following the expiration of the Company's current contracts with such broadcasters. See "--Reliance on Significant Agreements".

RELIANCE ON SIGNIFICANT AGREEMENTS

  While the Company generally has a diverse customer base, the BBC, Nextel and NTL accounted for approximately 45.9%, 9.6% and 6.6%, respectively, of the Company's pro forma revenues for the three months ended March 31, 1998.

  The Company's broadcast transmission business is substantially dependent on contracts with the BBC. See "Business--U.K. Operations--Significant Contracts". The prices that the Company may charge the BBC for analog television and radio transmission services are subject to regulation by the U.K. Office of Telecommunications ("OFTEL"). See "--Regulatory Compliance and Approval". The BBC Analog Transmission Contract expires on March 31, 2007, and the BBC Digital Transmission Contract will expire 12 years after the date on which the Company commences digital terrestrial transmission services on a commercial basis for the BBC, which is expected to be November 1, 1998. In addition, the BBC Digital Transmission Contract may be terminated by the BBC during the three-month period following the fifth anniversary of the Company's commencement of digital terrestrial transmission services for the BBC if the BBC's Board of Governors determines, in its sole discretion, that DTT in the United Kingdom does not have sufficient viewership to justify continued DTT broadcasts. There can be no assurance that the BBC will renew its contracts with the Company upon expiration of the current contracts, that they will not negotiate terms less favorable to the Company or that they would not seek to obtain from third parties a portion of the transmission services currently provided by the Company. The loss of the BBC contracts would have a material adverse effect on the Company's business, results of operations and financial condition.

  As of April 30, 1998, the Company had constructed or purchased 92 towers for Nextel, was in the process of constructing or receiving permits for 30 towers for Nextel and had the option to construct or purchase up to 117 additional towers for Nextel. See "Business--U.S. Operations--Significant Contracts". Nextel may terminate the Nextel Agreement (as defined) if the Company fails to complete the construction of towers within an agreed period or if Nextel exercises its purchase option (following certain construction delays by the Company) for the greater of five towers or 5% of the aggregate number of total sites committed to within a rolling eight-month period. Furthermore, the Nextel Agreement may be terminated by Nextel upon either the insolvency or liquidation of the Company. The Nextel Agreement represents a significant part of the Company's business strategy, and the Company expects Nextel to represent an even larger portion of its business in the future. Termination of the Nextel Agreement could have a material adverse effect on the Company's ability to achieve its business strategy.

  In order to optimize service coverage in the United Kingdom and enable viewers to receive all analog UHF television services using one receiving antenna, pursuant to the Site-Sharing Agreement (as defined), CTI and NTL made arrangements to share all UHF television sites. See "Business--U.K. Operations--Significant Contracts". Negotiations are in progress between the Company and NTL to amend the Site-Sharing Agreement to account for the build-out of digital transmission sites and equipment, a new rate card related to site sharing fees for new digital facilities and revised operating and maintenance procedures. The Site-Sharing Agreement may be terminated with five years' prior notice by either of the parties and in certain other circumstances and expires on December 31, 2005 or on any tenth anniversary of that date. Although the Company does not anticipate that the Site-Sharing Agreement will be terminated, there can be no assurance that such a termination will not occur. Termination of the Site-Sharing Agreement could have a material adverse effect on the Company's business, results of operations and financial condition.

REGULATORY COMPLIANCE AND APPROVAL

  The Company is subject to a variety of foreign, federal, state and local regulation. In the United States, both the FCC and the Federal Aviation Administration (the "FAA") regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the regulation of the particular frequency used. Most proposals to construct new antenna structures or to modify existing antenna structures are reviewed by both the FCC and the FAA to ensure that a structure will not present a hazard to aviation. Owners of towers may have an obligation to paint them or install lighting to conform to FCC standards and to maintain such painting or lighting. Tower owners may also bear the responsibility for notifying the FAA of any tower lighting failures. The Company generally indemnifies its customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties or require the Company to assume costly indemnification obligations. Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting the Company's ability to respond to customers' demands. In addition, such regulations increase the costs associated with new tower construction. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs to the Company. Such factors could have a material adverse effect on the Company's financial condition and results of operations.

  In the United Kingdom, both OFTEL and the Radiocommunications Agency regulate and monitor telecommunications and frequency licensing for sites used for wireless communications transmitters and receivers. Site rental fees for broadcasting (but not telecommunications) are also subject to price regulation by OFTEL. Regulatory approvals required to construct or materially alter towers include Civil Aviation Authority (the "CAA") approval, to ensure new antenna structures do not present a hazard to aviation, and local government planning authority clearance. In addition, international frequency clearance may be required to avoid any potential European transmission interference. Such regulation may delay, restrict or prevent such construction or alteration, thereby limiting the Company's ability to respond to customers' demands. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs to the Company. Such factors could have a material adverse effect on the Company's financial condition and results of operations.

  Since the BBC Analog Transmission Contract was signed, the BBC has increased its service requirements to include (i) 24-hour broadcasting on the Company's terrestrial transmission network for the BBC's two national television services and (ii) a requirement for CTI to add a number of filler stations to its network to extend existing BBC services. The BBC has agreed to increases of approximately (Pounds)800,000 ($1,341,200) per year in the charges payable by the BBC to CTI, as provided under the BBC Analog Transmission Contract, for these service enhancements. The additional charges may necessitate an amendment to CTI's Transmission Telecommunications License. OFTEL, the relevant regulatory authority in the United Kingdom, has confirmed in initial discussions with CTI that it is not OFTEL's intention to prevent the provision of such additional services to the BBC at an additional charge. CTI is discussing with OFTEL the most appropriate way to rectify this situation in order to allow the additional services to be provided to the BBC in return for the additional agreed payments. While the Company expects the license to be amended, there can be no assurance as to the final resolution of these issues with OFTEL.

  The Company's customers may also become subject to new regulations or regulatory policies which adversely affect the demand for communication sites. In addition, as the Company pursues international opportunities, it will be subject to regulation in foreign jurisdictions.

  The Company is also subject to laws and regulations relating to worker health and safety. Failure to comply with such laws and regulations could have a material adverse effect on the Company's business, results of operation, or financial condition. See "Business--Regulatory Matters".

ENVIRONMENTAL MATTERS

  The Company's operations are subject to foreign, federal, state and local laws and regulations regarding the management, use, storage, disposal, emission, release and remediation of, and exposure to, hazardous and nonhazardous substances, materials or wastes ("Environmental Laws"). Under certain Environmental Laws, the Company could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its current or former facilities or at third-party waste disposal sites, and also could be subject to personal injury or property damage claims related to such contamination. Although the Company believes that it is in substantial compliance with all applicable Environmental Laws, there can be no assurance that the costs of compliance with existing or future Environmental Laws will not have a material adverse effect on the Company's financial condition and results of operations. See "Business--Environmental Matters".

PERCEIVED HEALTH RISKS ASSOCIATED WITH RADIO FREQUENCY EMISSIONS

  The Company and the wireless communications carriers that utilize the Company's towers are subject to government requirements and other guidelines relating to radio frequency ("RF") emissions. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although the Company has not been subject to any claims relating to RF emissions, there can be no assurance that it will not be subject to such claims in the future. See "--Environmental Matters" and "Business-- Environmental Matters".

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company conducts business in countries outside the United States, which exposes the Company to fluctuations in foreign currency exchange rates. In 1997, after giving pro forma effect to the Roll-Up, approximately 68.8% of the Company's consolidated revenues would have originated outside the United States, all of which were denominated in currencies other than U.S. dollars (principally pounds sterling). The Company has not historically engaged in significant hedging activities with respect to its non-U.S. dollar operations.

  The Company's international operations are subject to other risks, such as the imposition of government controls, inflation, tariff or taxes and other trade barriers, difficulties in staffing and managing international operations, price, wage and exchange controls, and political, social and economic instability. There can be no assurance that these and other factors will not have a material adverse effect on the Company's financial condition or results of operations.

DEPENDENCE ON PRINCIPAL EXECUTIVE OFFICERS

  The Company's existing operations and continued future development are dependent to a significant extent upon the performance and the active participation of certain key individuals, including the senior management of the Company and its subsidiaries. There can be no assurance that the Company will be successful in retaining the services of these, or its other, key personnel. None of the Company's employees are subject to noncompetition agreements with the Company. The loss of the services of one or more of the Company's key personnel could adversely affect the Company's financial condition and results of operations. See "Management--Executive Compensation-- Crown Arrangements".

YEAR 2000 COMPLIANCE

  The Company is in the process of conducting a comprehensive review of its computer systems to identify which of its systems will have to be modified, upgraded or converted to recognize and process dates after December 31, 1999 (the "Year 2000 Issue"), and is in the initial stages of developing an implementation plan to resolve the issue. The Company expects to incur internal staff costs, as well as other expenses, related to testing and updating its systems to prepare for the Year 2000. The Company presently believes that, with modifications and upgrades to existing software and successful conversion to new software, the Year 2000 Issue will not pose significant operational problems for the Company's systems as so modified, upgraded or converted. Although the Company is in the initial phases of determining the impact of the Year 2000 Issue, the Company anticipates it will be fully Year 2000 compliant by September 1, 1999; however, any delays or omissions by the Company or its customers, suppliers or contractors to resolve the Year 2000 Issue could materially adversely affect the Company's business, financial condition or results of operations. There can be no assurance that amounts to be spent on addressing the Year 2000 Issue will not be material.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Certificate of Incorporation, the Amended and Restated Bylaws (the "By-laws") and operative agreements entered into in connection with the Roll-Up could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of the Company. These provisions include, but are not limited to, the right of the holders of the Class A Common Stock to elect up to two members of the Board of Directors, a staggered Board of Directors, the authority of the Board of Directors to issue shares of undesignated preferred stock in one or more series without the specific approval of the holders of Common Stock (other than the holders of the Class A Common Stock), the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings and the requirement that the holders of the Class A Common Stock approve certain changes to the Certificate of Incorporation or the By-laws. In addition, the By-laws permit special meetings of the stockholders to be called only upon the request of a majority of the Board of Directors, and deny stockholders the ability to call such meetings. Pursuant to the Governance Agreement, subject to certain conditions, TdF has the right to purchase the Company's equity interest in CTSH upon the occurrence of a Triggering Event that is not approved by TdF. In addition, subject to certain limitations, the BBC Analog Transmission Contract and the BBC Digital Transmission Contract may be terminated upon the occurrence of certain change of control events (as defined in such contracts). Such provisions, as well as the provisions of Section 203 of the Delaware General Corporation Law (to which the Company is subject), could impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of the Common Stock. See "Description of Capital Stock", "--Risks Related to Agreements with TdF" and "The Roll-Up".

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock after the Offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the Offering, the Company will have 97,728,545 shares of Common Stock outstanding (98,246,575 shares if the over-allotment option is exercised in full). In addition, the Company has reserved for issuance 16,182,350 shares of Common Stock upon exercise of outstanding stock options, 1,314,990 shares of Common Stock upon exercise of outstanding warrants and 11,340,000 shares of Common Stock for the conversion of the outstanding Class A Common Stock. The 31,250,000 shares (35,937,500 if the over-allotment option is exercised in full) sold in the Offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act. The remaining 66,478,545 shares of Common Stock outstanding (62,309,075 if the over-allotment option is exercised in full) will be "restricted securities" as that term is defined in Rule 144 and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration. Approximately 64,000,000 shares (81,500,000 including shares issuable upon conversion or exercise of outstanding securities) will be subject to demand and piggyback registration rights. In addition, the Company estimates that upon the expiration of the 180-day lock-up period described below, approximately 45,500,000 shares may be sold under Rule 144, subject to the volume restrictions contained therein.

   In connection with the Offering and subject to certain exceptions, the Company and, with certain limited exceptions, all existing stockholders of the Company will be required not to sell any shares of Common Stock (including shares under options and warrants) for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. In addition to certain typical exceptions to such "lock-up" agreements, all employees of the Company and its subsidiaries (excluding Mr. Crown, certain executive officers and the directors of the Company) will each be permitted to sell during the 180-day period described above up to 12% of the shares of Common Stock beneficially owned or held under option by such employee as of the date of this Prospectus, subject to compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom. In addition, the lock-up will not prohibit sales of shares received from the exercise of options granted under the CTSH All Employee Share Option Scheme, which options will be fully vested upon consummation of the Offering and which represent 285,350 shares of Common Stock. Moreover, any shares subject to such lock-up agreements may be released at any time without notice with the consent of Lehman Brothers Inc. See "Underwriting".

DILUTION

  Persons purchasing shares of Common Stock in the Offering will incur immediate and substantial dilution in net tangible book value per share. Assuming an initial public offering price of $18.00 per share, purchasers of shares in the Offering will experience dilution of $13.31 per share. In addition, pursuant to the Governance Agreement, until the second anniversary of the closing of the Roll-Up, TdF has the right, and in certain circumstances the Company can require TdF, to exchange its CTSH shares and warrants for CTSH shares for shares of Class A Common Stock (which is convertible into Common Stock) and warrants for Class A Common Stock (which is convertible into Common Stock) of the Company. Such exchange would be based on the Exchange Ratio and, as a result, could result in substantial additional dilution. Furthermore, in certain circumstances, TdF can require the Company to purchase all of TdF's equity interest in CTSH at its fair market value, which purchase may be made, at the election of the Company, in shares of Common Stock valued at a discount of 15% to its then current market value. If the Company were to make such an election, it would result in substantial additional dilution. In addition, to the extent that outstanding options and warrants to purchase Common Stock are exercised, there could be substantial additional dilution. See "--Risks Related to Agreements with TdF", "Dilution" and "The Roll-Up".

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF SHARE PRICE

  Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop upon completion of the Offering or, if it does develop, that such market will be sustained. The initial public offering price of the Common Stock will be determined by negotiation among the Company and the representatives of the Underwriters, and may not be representative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors that will be considered in determining the initial public offering price.

  The market price of the Common Stock after the Offering may be significantly affected by factors such as quarterly variations in the Company's results of operations, the announcement of new contracts by the Company or its competitors, technological innovation by the Company or its competitors and general market conditions specific to particular industries. Such fluctuations may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $465.3 million, assuming a public offering price of $18.00 per share and after deducting estimated underwriting discounts, transaction fees and expenses of the Offering payable by the Company. The net proceeds to the Company of the Offering will be used for working capital and general corporate purposes including (i) acquisitions, investments and joint ventures and (ii) capital expenditures associated with
(a) the buildout of new infrastructure in the United Kingdom to support DTT and (b) the construction of new towers.

  Due to the number and variability of factors that will be analyzed before the Company determines how to use the net proceeds of the Offering, the Company will have broad discretion in allocating a significant portion of such net proceeds without any action or approval of the Company's stockholders. Accordingly, investors will not have the opportunity to evaluate the economic, financial and other relevant information that will be considered by the Company in determining the application of such net proceeds. See "Risk Factors--Broad Discretion in Application of Proceeds".

                                DIVIDEND POLICY

  No dividends have ever been paid by the Company on the Common Stock, and the Company does not anticipate paying dividends in the foreseeable future. Any determination to pay cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Company's Board of Directors.

  The ability of the Company to pay dividends on the Common Stock is dependent upon the ability of its subsidiaries to pay dividends, or otherwise loan, advance or transfer funds, to the Company. The terms of the Company's indebtedness impose limitations on the ability of the Company to pay dividends or make other distributions on its capital stock. See "Risk Factors-- Substantial Leverage; Restrictions Imposed by the Terms of the Company's Indebtedness", "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends" and "Description of Certain Indebtedness".

                                   DILUTION

  Dilution is the amount by which the offering price paid by the purchasers of the Common Stock offered hereby will exceed the net tangible book value per share of Common Stock after the Offering. Net tangible book value per share is determined at any date by subtracting the total liabilities and minority interests of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding (including shares issuable upon conversion of outstanding shares of Class A Common Stock) at such date.

  The net tangible book value of the Company, after giving effect to the Roll-Up and the Senior Preferred Conversion, on March 31, 1998 was approximately $46.4 million or $0.57 per share. After giving effect to the receipt of approximately $465.3 million of estimated net proceeds from the sale by the Company of 27,500,000 shares of Common Stock pursuant to the Offering (assuming a public offering price of $18.00 per share), the pro forma net tangible book value of the Company at March 31, 1998 would have been approximately $511.7 million or $4.69 per share. This represents an immediate increase in pro forma net tangible book value of $4.12 per share to the existing stockholders and an immediate dilution of $13.31 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates the substantial and immediate per share dilution to new investors:

                                                                     PER SHARE
                                                                    ------------
Assumed initial public offering price per share (a)................       $18.00
  Pro forma net tangible book value before the Offering............ $0.57
  Increase per share attributable to new investors.................  4.12
                                                                    -----
Pro forma net tangible book value after the Offering...............         4.69
                                                                          ------
Dilution per share to new investors (b)............................       $13.31
                                                                          ======

--------

(a) Before deducting underwriting discounts and estimated transaction fees and expenses of $29.7 million to be paid by the Company in connection with the Offering.

(b) Dilution is determined by subtracting net tangible book value per share after the Offering from the amount assumed paid by a new investor per share of Common Stock.

  The following table summarizes the difference among existing stockholders (determined as if the Offering had occurred on March 31, 1998), stockholders receiving shares in the Roll-Up ("Roll-Up stockholders") (determined as if the Roll-Up had occurred on March 31, 1998) and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share (assuming an initial public offering price of $18.00 per share).

                            SHARES PURCHASED         TOTAL CONSIDERATION
                         ------------------------- -------------------------- AVERAGE PRICE
                           NUMBER       PERCENTAGE    AMOUNT       PERCENTAGE   PER SHARE
                         -----------    ---------- ------------    ---------- -------------
New investors...........  27,500,000       25.2%   $495,000,000       62.8%      $18.00
Roll-Up stockholders....  32,207,700(a)    29.5      77,137,442(b)     9.8         2.40
Existing stockholders...  49,471,490(a)    45.3     216,573,552       27.4         4.38
                         -----------      -----    ------------      -----       ------
  Total................. 109,179,190      100.0%   $788,710,994      100.0%      $ 7.22
                         ===========      =====    ============      =====       ======

--------

(a) Does not include 22,257,360 shares of Common Stock reserved for issuance under the Company's stock option plans or 1,314,990 shares of Common Stock issuable upon the exercise of outstanding warrants. See "Management-- Executive Compensation--Stock Option Plans" and "Underwriting".

(b) Assumes that each of the 4,601,100,000 shares of capital stock of CTSH exchanged in the Roll-Up for shares of Common Stock was acquired by the Roll-Up stockholders for 1 pence per share (or total consideration of (Pounds)46,011,000 ($77,137,442) at an exchange rate of
    (Pounds)1.00=$1.6765)).

  All of the foregoing computations include the 11,340,000 shares of Class A Common Stock owned by DFI, which are convertible into an aggregate of 11,340,000 shares of Common Stock. See "The Roll-Up". The foregoing tables and discussion assume no exercise of stock options or warrants after March 31, 1998 and exclude (i) 4,685,510 shares issuable upon exercise of stock options outstanding as of March 31, 1998 having a weighted average exercise price of $5.34 per share under the Company's 1995 Stock Option Plan, (ii) 13,314,490 additional shares authorized for issuance under the Company's 1995 Stock Option Plan, (iii) warrants to purchase 1,314,990 shares of Common Stock at an exercise price of $7.50 per share and (iv) 17,443,500 additional shares of Common Stock issuable upon exercise of the TdF Put Right or the Company Call Right. In addition, in certain circumstances, TdF may require the Company to repurchase the shares of capital stock of CTSH held by TdF at fair market value. Pursuant to the Governance Agreement, the Company could elect to pay for such shares in shares of its Common Stock at a discount of 15% to their market value. If the Company were to issue shares of its Common Stock to effect the purchase, such issuance would result in substantial dilution to the Company's other stockholders. Since March 31, 1998, the Company has granted options to purchase an additional 7,239,480 shares of Common Stock, of which options for 3,649,480 shares have an exercise price of $7.50 and options for 3,590,000 shares have an exercise price of $18.00. To the extent that outstanding stock options or warrants are exercised, there will be further dilution to new investors. See "Risk Factors--Risks Related to Agreements with TdF", "Risk Factors--Dilution", "Capitalization", "Management--Executive Compensation--Stock Option Plan" and Notes 7 and 8 of Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth as of March 31, 1998 (i) the historical capitalization of the Company and (ii) the pro forma capitalization of the Company after giving effect to the Roll-Up, the Offering and the Senior Preferred Conversion. See "The Roll-Up". The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                       MARCH 31, 1998
                                                   ------------------------
                                                     ACTUAL     PRO FORMA
                                                   ----------  ------------
                                                   (DOLLARS IN THOUSANDS)
Cash and cash equivalents........................  $   53,395  $    532,064
                                                   ==========  ============
Notes payable and current maturities of long-term
 debt............................................  $      --   $        --
                                                   ==========  ============
Long-term debt (less current maturities):
  Senior Credit Facility (a).....................  $   31,750  $     31,750
  10 5/8% Senior Discount Notes due 2007.........     155,549       155,549
  CTI Credit Facility (a)........................         --         46,949
  9% Guaranteed Bonds due 2007...................         --        202,268
                                                   ----------  ------------  ---
    Total long-term debt.........................     187,299       436,516
                                                   ----------  ------------
Minority interests...............................         --         37,693
Redeemable preferred stock ($.01 par value;
 6,435,228 shares authorized, actual; 10,000,000
 shares authorized, pro forma):
  Senior Convertible Preferred Stock (657,495
   shares issued, actual)........................      70,003           --
  Series A Convertible Preferred Stock (1,383,333
   shares issued, actual)........................       8,300           --
  Series B Convertible Preferred Stock (864,568
   shares issued, actual)........................      10,375           --
  Series C Convertible Preferred Stock (3,529,832
   shares issued, actual)........................      74,126           --
                                                   ----------  ------------
    Total redeemable preferred stock.............     162,804           --
                                                   ----------  ------------
Stockholders' equity:
  Common stock ($.01 par value; 11,511,109 shares
   authorized, actual):
    Existing Class A Common Stock (1,041,565
     shares issued, actual)......................           2           --
    Existing Class B Common Stock (9,367,165
     shares issued, actual)......................          19           --
    Common Stock ($.01 par value; 600,000,000
     shares authorized and 97,728,545 shares
     issued, pro forma)..........................         --            977
    Class A Common Stock ($.01 par value;
     90,000,000 shares authorized and 11,340,000
     shares issued, pro forma)...................         --            113
  Additional paid-in capital.....................      58,358     1,265,107
  Cumulative foreign currency translation adjust-
   ment..........................................       1,233         1,233
  Accumulated deficit............................     (25,700)      (25,700)
                                                   ----------  ------------
    Total stockholders' equity...................      33,912     1,241,730
                                                   ----------  ------------
      Total capitalization.......................  $  384,015  $  1,715,939
                                                   ==========  ============

--------

(a) As of June 30, 1998, the Company's principal U.S. subsidiary, CCI, had approximately $27.8 million of unused borrowing availability under the Senior Credit Facility, and the Company's principal U.K. subsidiary, CTI, had approximately (Pounds)35.0 million ($58.4 million) of unused borrowing availability under the CTI Credit Facility. See "Description of Certain Indebtedness".

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on the historical financial statements of CCIC and the historical financial statements of the entities acquired by CCIC (including TEA and Crown) during the periods presented, adjusted to give effect to the following transactions (collectively, the "Transactions"): (i) the CTI Investment, (ii) the TEA Acquisition, (iii) the acquisition of TeleStructures (the "TeleStructures Acquisition"), (iv) the Crown Merger (together with the acquisitions described in clauses (i), (ii) and (iii), the "Acquisitions"), (v) the 1997 Refinancing,
(vi) the Roll-Up, (vii) the Offering and (viii) the Senior Preferred
Conversion.

  The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred as of January 1, 1997, and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1998 gives effect to the Roll-Up, the Offering and the Senior Preferred Conversion as if they had occurred as of January 1, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Roll-Up, the Offering and the Senior Preferred Conversion as if they had occurred as of March 31, 1998. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

  The Pro Forma Financial Statements do not purport to represent what CCIC's results of operations or financial condition would actually have been had the Transactions in fact occurred on such dates or to project CCIC's results of operations or financial condition for any future date or period. The Pro Forma Financial Statements should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The Acquisitions and the Roll-Up are accounted for under the purchase method of accounting. The total purchase price for each Acquisition and the Roll-Up have been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon CCIC's preliminary estimate of their fair values with the remainder allocated to goodwill and other intangible assets. The allocations of the purchase prices are subject to revision when additional information concerning asset and liability valuations is obtained; however, the Company does not expect that any such revisions will have a material effect on its consolidated financial position or results of operations. The Company has recorded the purchase price for the Roll-Up based on (i) the number of shares of CCIC's Common Stock and Class A Common Stock exchanged for shares of CTI 's capital stock and (ii) the price per share received by CCIC from the Offering.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1997

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                            PRO
                                  HISTORICAL                                     PRO      ADJUSTMENTS    FORMA FOR
                    ----------------------------------------  ADJUSTMENTS       FORMA         FOR       ACQUISITIONS HISTORICAL
                                          TELE-                   FOR            FOR         1997         AND 1997      CTI
                    CCIC(A)   TEA(A)  STRUCTURES(A) CROWN(A)  ACQUISITIONS   ACQUISITIONS REFINANCING   REFINANCING     (K)
                    --------  ------  ------------- --------  ------------   ------------ -----------   ------------ ----------
Net revenues:
 Site rental and
 broadcast
 transmission.....  $ 11,010  $  --      $  --      $ 4,550     $   --         $ 15,560     $   --        $ 15,560    $110,922
 Network services
 and other........    20,395   7,615      1,212      13,137      (1,068)(b)      41,291         --          41,291      13,558
                    --------  ------     ------     -------     -------        --------     -------       --------    --------
  Total net
  revenues........    31,405   7,615      1,212      17,687      (1,068)         56,851         --          56,851     124,480
                    --------  ------     ------     -------     -------        --------     -------       --------    --------
Operating
expenses:
 Costs of
 operations:
 Site rental and
 broadcast
 transmission.....     2,213     --         --        1,421         --            3,634         --           3,634      53,806
 Network services
 and other........    13,137   6,454      1,008       5,841      (1,134)(c)      25,306         --          25,306       5,990
 General and
 administrative...     6,824     644         25       3,761         --           11,254         --          11,254       9,124
 Corporate
 development......     5,731     --         --          --       (2,224)(d)       3,507         --           3,507         --
 Depreciation and
 amortization.....     6,952      52        --        1,006       5,179 (e)      13,189         --          13,189      34,627
                    --------  ------     ------     -------     -------        --------     -------       --------    --------
                      34,857   7,150      1,033      12,029       1,821          56,890         --          56,890     103,547
                    --------  ------     ------     -------     -------        --------     -------       --------    --------
Operating income
(loss)............    (3,452)    465        179       5,658      (2,889)            (39)        --             (39)     20,933
Other income
(expense):
 Equity in losses
 of unconsolidated
 affiliate........    (1,138)    --         --          --         (136)(f)      (1,274)        --          (1,274)        --
 Interest and
 other income
 (expense)........     1,951       9        --          (26)     (1,165)(g)         769         --             769         552
 Interest expense
 and amortization
 of deferred
 financing costs..    (9,254)    (18)       --         (925)     (5,291)(h)     (15,488)     (2,347)(i)    (17,835)    (20,473)
                    --------  ------     ------     -------     -------        --------     -------       --------    --------
Income (loss)
before income
taxes and minority
interests.........   (11,893)    456        179       4,707      (9,481)        (16,032)     (2,347)       (18,379)      1,012
Provision for
income taxes......       (49)     (1)       --          --          --              (50)        --             (50)        --
Minority
interests.........       --      --         --          --          --              --          --             --          --
                    --------  ------     ------     -------     -------        --------     -------       --------    --------
Net income
(loss)............   (11,942)    455        179       4,707      (9,481)        (16,082)     (2,347)       (18,429)      1,012
Dividends on
Senior Convertible
Preferred Stock...    (2,199)    --         --          --          --           (2,199)     (6,134)(j)     (8,333)        --
                    --------  ------     ------     -------     -------        --------     -------       --------    --------
Net income (loss)
after deduction of
dividends on
Senior Convertible
Preferred Stock...  $(14,141) $  455     $  179     $ 4,707     $(9,481)       $(18,281)    $(8,481)      $(26,762)   $  1,012
                    ========  ======     ======     =======     =======        ========     =======       ========    ========
Loss per common
share--basic and
diluted...........
Common shares
outstanding--basic
and diluted (in
thousands)........
                                     PRO FORMA
                                        FOR
                                   ACQUISITIONS,
                                       1997
                    ADJUSTMENTS     REFINANCING  ADJUSTMENTS
                        FOR             AND          FOR         PRO
                      ROLL-UP         ROLL-UP     OFFERING      FORMA
                    -------------- ------------- ------------- ------------
Net revenues:
 Site rental and
 broadcast
 transmission.....   $    --         $126,482      $  --       $126,482
 Network services
 and other........       (395)(l)      54,454         --         54,454
                    -------------- ------------- ------------- ------------
  Total net
  revenues........       (395)        180,936         --        180,936
                    -------------- ------------- ------------- ------------
Operating
expenses:
 Costs of
 operations:
 Site rental and
 broadcast
 transmission.....        --           57,440         --         57,440
 Network services
 and other........        --           31,296         --         31,296
 General and
 administrative...       (395)(l)      19,983         --         19,983
 Corporate
 development......        --            3,507         --          3,507 (q)
 Depreciation and
 amortization.....     25,172 (m)      72,988         --         72,988
                    -------------- ------------- ------------- ------------
                       24,777         185,214         --        185,214
                    -------------- ------------- ------------- ------------
Operating income
(loss)............    (25,172)         (4,278)        --         (4,278)
Other income
(expense):
 Equity in losses
 of unconsolidated
 affiliate........      1,274(n)          --          --            --
 Interest and
 other income
 (expense)........        --            1,321         --          1,321
 Interest expense
 and amortization
 of deferred
 financing costs..        --          (38,308)        --        (38,308)
                    -------------- ------------- ------------- ------------
Income (loss)
before income
taxes and minority
interests.........    (23,898)        (41,265)        --        (41,265)
Provision for
income taxes......        --              (50)        --           (50)
Minority
interests.........     (1,320)(o)      (1,320)        --         (1,320)
                    -------------- ------------- ------------- ------------
Net income
(loss)............    (25,218)        (42,635)        --        (42,635)
Dividends on
Senior Convertible
Preferred Stock...        --           (8,333)      8,333 (p)       --
                    -------------- ------------- ------------- ------------
Net income (loss)
after deduction of
dividends on
Senior Convertible
Preferred Stock...   $(25,218)       $(50,968)     $8,333      $(42,635)
                    ============== ============= ============= ============
Loss per common
share--basic and
diluted...........                   $  (0.71)                 $  (0.39)
                                   =============               ============
Common shares
outstanding--basic
and diluted (in
thousands)........                     72,039                   109,168
                                   =============               ============

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1998

             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            HISTORICAL
                          ----------------
                                                               PRO
                                               ADJUSTMENTS    FORMA    ADJUSTMENTS
                                                   FOR         FOR         FOR         PRO
                           CCIC    CTI(K)        ROLL-UP     ROLL-UP    OFFERING      FORMA
                          -------  -------     -----------   --------  -----------   --------
Net revenues:
 Site rental and
  broadcast
  transmission..........  $ 5,061  $30,810       $   --      $ 35,871    $  --       $ 35,871
 Network services and
  other.................    6,776    3,382           (99)(l)   10,059       --         10,059
                          -------  -------       -------     --------    ------      --------
  Total net revenues....   11,837   34,192           (99)      45,930       --         45,930
                          -------  -------       -------     --------    ------      --------
Operating expenses:
 Costs of operations:
 Site rental and
  broadcast
  transmission..........    1,172   13,737 (r)       --        14,909       --         14,909
 Network services and
  other.................    4,421    1,937           --         6,358       --          6,358
 General and
  administrative........    3,803    2,021           (99)(l)    5,725       --          5,725
 Corporate development..    1,331    2,303 (r)       --         3,634       --          3,634 (q)
 Depreciation and
  amortization..........    3,604    9,689         6,293 (m)   19,586       --         19,586
                          -------  -------       -------     --------    ------      --------
                           14,331   29,687         6,194       50,212       --         50,212
                          -------  -------       -------     --------    ------      --------
Operating income
 (loss).................   (2,494)   4,505        (6,293)      (4,282)      --         (4,282)
Other income (expense):
 Equity in losses of
  unconsolidated
  affiliate.............      (99)     --             99 (n)      --        --            --
 Interest and other
  income (expense)......      706      273           --           979       --            979
 Interest expense and
  amortization of
  deferred financing
  costs.................   (4,706)  (5,181)          --        (9,887)      --         (9,887)
                          -------  -------       -------     --------    ------      --------
Income (loss) before
 income taxes and
 minority interests.....   (6,593)    (403)       (6,194)     (13,190)      --        (13,190)
Provision for income
 taxes..................      (13)     --            --           (13)      --            (13)
Minority interests......      --       --           (341)(o)     (341)      --           (341)
                          -------  -------       -------     --------    ------      --------
Net income (loss).......   (6,606)    (403)       (6,535)     (13,544)      --        (13,544)
Dividends on Senior
 Convertible Preferred
 Stock..................   (2,055)     --            --        (2,055)    2,055 (p)       --
                          -------  -------       -------     --------    ------      --------
Net income (loss) after
 deduction of dividends
 on Senior Convertible
 Preferred Stock........  $(8,661) $  (403)      $(6,535)    $(15,599)   $2,055      $(13,544)
                          =======  =======       =======     ========    ======      ========
Loss per common share--
 basic and diluted......                                     $  (0.22)               $  (0.12)
                                                             ========                ========
Common share
 outstanding--basic and
 diluted (in
 thousands).............                                       72,050                 109,179
                                                             ========                ========


     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                   Operations

 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

(a) The historical results of operations for each of the entities acquired by CCIC in the Acquisitions are included in CCIC's historical results of operations for the period from their respective dates of acquisition through the end of the period presented. The historical results of operations presented for each of the acquired entities are their pre-acquisition results of operations. Set forth below are the respective dates of each Acquisition:

     COMPANY                                                     DATE
     -------                                                     ----
     TEA........................................................ May 12, 1997
     TeleStructures............................................. May 12, 1997
     Crown...................................................... August 15, 1997

(b) Reflects the following adjustments to net revenues:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
     Elimination of intercompany sales between TEA and
      TeleStructures.........................................      $(1,134)
     Addition of management fee payable to CCIC from CTI for
      the portion of the period preceding the CTI
      Investment(i)..........................................           66
                                                                   -------
        Total adjustments to net revenues....................      $(1,068)
                                                                   =======

    --------
    (i) The CTI Investment was consummated on February 28, 1997. Management fees received by CCIC during the period subsequent to the CTI Investment are reflected in CCIC's historical results of operations.

(c) Reflects the elimination of intercompany transactions between TEA and TeleStructures.

(d) Reflects the elimination of (i) nonrecurring cash bonus awards of $913 paid to certain executive officers in connection with the CTI Investment and (ii) a nonrecurring cash charge of $1,311 related to the purchase by CCIC of shares of Class B Common Stock from CCIC's former chief executive officer in connection with the CTI Investment. See "Certain Relationships and Related Transactions".

(e) Reflects the incremental amortization of goodwill and other intangible assets and the incremental depreciation of property and equipment as a result of the Acquisitions. Goodwill is being amortized over twenty years and other intangible assets (primarily existing contracts) are being amortized over ten years.

(f) Reflects equity accounting adjustments to include CCIC's percentage in CTI's losses for the preinvestment period.

(g) Reflects the elimination of a nonrecurring success fee received by CCIC in connection with the CTI Investment.

(h) Reflects additional interest expense attributable to the seller notes issued in connection with the Crown Merger and the TEA Acquisition and borrowings under the Senior Credit Facility prior to October 31, 1997 at interest rates ranging from 8.0% to 11.0%.

(i) Reflects net increase in interest expense as a result of the issuance of the Notes in connection with the 1997 Refinancing at an interest rate on the Notes of 10.625% per annum. The adjustment also includes the elimination of $1,920 of nonrecurring financing fees charged to interest expense in September and October of 1997. Such fees related to an unfunded interim loan facility related to the Crown Merger and an unfunded revolving credit facility.

(j) Reflects additional dividends attributable to the Senior Convertible Preferred Stock prior to the dates of issuance.

(k) Reflects the historical results of operations of CTI (under U.S. GAAP) for the period. Such results have been translated from pounds sterling to U.S. dollars at the average Noon Buying Rate for the period.

(l) Reflects the elimination of management fees payable to CCIC from CTI.

(m) Reflects the incremental amortization of goodwill as a result of the Roll-Up. Goodwill is being amortized over twenty years.

(n) Reflects the elimination of equity accounting adjustments to include CCIC's percentage in CTI's losses.

(o) Reflects the minority interest in dividends accrued on CTI's Redeemable Preference Shares.

(p) Reflects decrease in dividends attributable to the conversion of the outstanding shares of Senior Convertible Preferred Stock into shares of Common Stock in the Senior Preferred Conversion.

(q) CCIC expects to record non-cash compensation charges related to the issuance of stock options to certain employees and executives. Such charges are expected to amount to $20.2 million in 1998, recognized upon completion of the Offering, and approximately $3.0 million per year thereafter through 2003.

(r) Included in CTI's costs of operations for site rental and broadcast transmission, and in CTI's corporate development expenses, are non-cash compensation charges related to the issuance of stock options to certain employees and executives amounting to $1.1 million and $1.8 million, respectively, for the three months ended March 31, 1998.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                             HISTORICAL
                          -----------------
                                                            PRO FORMA  ADJUSTMENTS
                                             ADJUSTMENTS    FOR ROLL-      FOR
                            CCIC    CTI(A)   FOR ROLL-UP        UP      OFFERING      PRO FORMA
                          -------- --------  -----------    ---------- -----------    ----------
ASSETS:
Current assets:
  Cash and cash
   equivalents..........  $ 53,395 $ 13,394   $    --       $   66,789  $465,275(h)   $  532,064
  Receivables...........    10,937   17,820       (439)(b)      28,318       --           28,318
  Inventories...........     1,220    2,096        --            3,316       --            3,316
  Prepaid expenses and
   other current as-
   sets.................     1,028      --         --            1,028       --            1,028
                          -------- --------   --------      ----------  --------      ----------
    Total current
     assets.............    66,580   33,310       (439)         99,451   465,275         564,726
Property and equipment,
 net....................   105,034  351,329        --          456,363       --          456,363
Investments in affili-
 ates...................    59,688      --     (57,538)(c)       2,150       --            2,150
Goodwill and other in-
 tangible assets, net...   150,468   76,120    503,434 (d)     730,022       --          730,022
Deferred financing costs
 and other assets, net..    10,918      --         --           10,918       --           10,918
                          -------- --------   --------      ----------  --------      ----------
                          $392,688 $460,759   $445,457      $1,298,904  $465,275      $1,764,179
                          ======== ========   ========      ==========  ========      ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable......  $  4,964 $  8,017   $    --       $   12,981  $    --       $   12,981
  Other current
   liabilities..........     3,102   27,827       (439)(b)      30,490       --           30,490
  Long-term debt, cur-
   rent maturities......       --       --         --              --        --              --
                          -------- --------   --------      ----------  --------      ----------
    Total current
     liabilities........     8,066   35,844       (439)         43,471       --           43,471
Long-term debt, less
 current maturities.....   187,299  249,217        --          436,516       --          436,516
Other liabilities.......       607    4,162        --            4,769       --            4,769
                          -------- --------   --------      ----------  --------      ----------
    Total liabilities...   195,972  289,223       (439)        484,756       --          484,756
                          -------- --------   --------      ----------  --------      ----------
Minority interests......       --       --      37,693 (e)      37,693       --           37,693
Redeemable preferred
 stock..................   162,804  179,322   (272,123)(f)      70,003   (70,003)(i)         --
Stockholders' equity....    33,912   (7,786)   680,326 (g)     706,452   535,278 (j)   1,241,730
                          -------- --------   --------      ----------  --------      ----------
                          $392,688 $460,759   $445,457      $1,298,904  $465,275      $1,764,179
                          ======== ========   ========      ==========  ========      ==========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

(a) Reflects the historical amounts from CTI's consolidated balance sheet (under U.S. GAAP) as of March 31, 1998. Such amounts have been translated from pounds sterling to U.S. dollars at the Noon Buying Rate on March 31, 1998 of (Pounds)1.00 = $1.6765.

(b) Reflects the elimination of management fees payable to CCIC from CTI.

(c) Reflects (1) the increase in CCIC's equity investment in CTI resulting from the issuance of 20,867,700 shares of CCIC's Common Stock and 11,340,000 shares of CCIC's Class A Common Stock, with such shares recorded at the price per share to the public in the Offering, and (2) the elimination of CCIC's equity investment in CTI.

(d) Reflects the incremental goodwill as a result of the Roll-Up. The allocation of the purchase price for the Roll-Up did not result in adjustments to CTI's assets and liabilities other than goodwill and other intangible assets.

(e) Reflects the 20% minority interest in CTI's Redeemable Preference Shares based on the carrying value, including accrued and unpaid dividends, for those shares.

(f) Reflects (1) the elimination of CTI's Redeemable Preference Shares ($179,322) and (2) the conversion of the Series A, Series B and Series C Convertible Preferred Stock to shares of Common Stock ($92,801).

(g) Reflects the following adjustments to stockholders' equity:

     (1) Increase resulting from the issuance of CCIC's Common
       Stock and Class A Common Stock in exchange for shares of
       CTI's capital stock.....................................  $579,739
     (2) Increase resulting from the elimination of CTI's Ordi-
      nary Shares..............................................     7,786
     (3) Increase resulting from the conversion of the Series
       A, Series B and Series C Convertible Preferred Stock to
       shares of Common Stock..................................    92,801
                                                                 --------
       Total adjustments to stockholders' equity...............  $680,326
                                                                 ========  ===

(h) Reflects the following adjustments to cash and cash equivalents:

     Increase resulting from the receipt of proceeds from the
      Offering.................................................  $495,000
     Decrease resulting from the payment of underwriting
      discounts and commissions and other fees and expenses
      related to the Offering..................................   (29,725)
                                                                 --------
       Total adjustments to cash and cash equivalents..........  $465,275
                                                                 ========

(i) Reflects the conversion of the outstanding shares of Senior Convertible
    Preferred Stock into shares of Common Stock in the Senior Preferred
    Conversion.

(j) Reflects the following adjustments to stockholders' equity:

     (1) Increase resulting from the conversion of the out-
       standing shares of Senior Convertible Preferred Stock
       into shares of Common Stock in the Senior Preferred Con-
       version.................................................  $ 70,003
     (2) Increase resulting from the receipt of proceeds from
      the Offering.............................................   495,000
     (3) Decrease resulting from the payment of underwriting
      discounts and commissions and other fees and expenses
      related to the Offering..................................   (29,725)
                                                                 --------
       Total adjustments to stockholders' equity...............  $535,278
                                                                 ========

  The following table summarizes the adjustments for the Roll-Up, with increases to liabilities and stockholders' equity balances shown as negative amounts:

                                           ADJUSTMENT REFERENCE
                              ------------------------------------------------
                                                    (C)(2), (D), (E),
                               (B)   (C)(1), (G)(1)  (F)(1), (G)(2)    (F)(2)    TOTALS
                              -----  -------------- ----------------- --------  ---------
     Receivables............. $(439)   $     --         $     --      $    --   $    (439)
     Investments in affili-
      ates...................   --       579,739         (637,277)         --     (57,538)
     Goodwill and other in-
      tangible assets, net...   --           --           503,434          --     503,434
     Other current liabili-
      ties...................   439          --               --           --         439
     Minority interests......   --           --           (37,693)         --     (37,693)
     Redeemable preferred
      stock..................   --           --           179,322       92,801    272,123
     Stockholders' equity....   --      (579,739)          (7,786)     (92,801)  (680,326)
                              -----    ---------        ---------     --------  ---------
                              $ --     $     --         $     --      $    --   $     --
                              =====    =========        =========     ========  =========

  The following table summarizes the adjustments for the Offering, with increases to liabilities and stockholders' equity balances shown as negative amounts:

                                          ADJUSTMENT REFERENCE
                                     -------------------------------
                                     (H), (J)(2), (J)(3) (I), (J)(1)  TOTALS
                                     ------------------- ----------- ---------
       Cash and cash equivalents....      $ 465,275       $    --    $ 465,275
       Redeemable preferred stock...            --          70,003      70,003
       Stockholders' equity.........       (465,275)       (70,003)   (535,278)
                                          ---------       --------   ---------
                                          $     --        $    --    $     --
                                          =========       ========   =========

                   SELECTED FINANCIAL AND OTHER DATA OF CCIC

  The selected historical consolidated financial and other data for CCIC set forth below for each of the three years in the period ended December 31, 1997, and as of December 31, 1995, 1996 and 1997, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected historical consolidated financial and other data for CCIC set forth below for the three months ended March 31, 1997 and 1998, and as of March 31, 1998, have been derived from the unaudited consolidated financial statements of CCIC, which include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CCIC" and the consolidated financial statements and the notes thereto of CCIC included elsewhere in this Prospectus.

                                                                THREE MONTHS
                                 YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                -----------------------------  ----------------
                                  1995      1996      1997      1997     1998
                                --------  --------  ---------  -------  -------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                 AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
 Site rental..................  $  4,052  $  5,615  $  11,010  $ 1,667  $ 5,061
 Network services and other...         6       592     20,395      327    6,776
                                --------  --------  ---------  -------  -------
 Total net revenues...........     4,058     6,207     31,405    1,994   11,837
                                --------  --------  ---------  -------  -------
Costs of operations:
 Site rental..................     1,226     1,292      2,213      258    1,172
 Network services and other...       --          8     13,137        5    4,421
                                --------  --------  ---------  -------  -------
 Total costs of operations....     1,226     1,300     15,350      263    5,593
                                --------  --------  ---------  -------  -------
General and administrative....       729     1,678      6,824      511    3,803
Corporate development(a)......       204     1,324      5,731    2,105    1,331
Depreciation and
 amortization.................       836     1,242      6,952      408    3,604
                                --------  --------  ---------  -------  -------
Operating income (loss).......     1,063       663     (3,452)  (1,293)  (2,494)
Equity in earnings (losses) of
 unconsolidated affiliate.....       --        --      (1,138)     197      (99)
Interest and other income(b)..        53       193      1,951    1,301      706
Interest expense and
 amortization of deferred
 financing costs..............    (1,137)   (1,803)    (9,254)    (626)  (4,706)
                                --------  --------  ---------  -------  -------
Income (loss) before income
 taxes........................       (21)     (947)   (11,893)    (421)  (6,593)
Provision for income taxes....       --        (10)       (49)     (22)     (13)
                                --------  --------  ---------  -------  -------
Net income (loss).............       (21)     (957)   (11,942)    (443)  (6,606)
Dividends on Senior
 Convertible Preferred Stock..       --        --      (2,199)      --   (2,055)
                                --------  --------  ---------  -------  -------
Net income (loss) after
 deduction of dividends on
 Senior Convertible Preferred
 Stock........................  $    (21) $   (957) $ (14,141) $  (443) $(8,661)
                                ========  ========  =========  =======  =======
Loss per common share--basic
 and diluted..................  $   (.01) $  (0.27) $   (2.27) $ (0.13) $ (0.79)
                                ========  ========  =========  =======  =======
Common shares outstanding--
 basic and diluted (in
 thousands)...................     3,316     3,503      6,238    3,400   10,954
                                ========  ========  =========  =======  =======
OTHER DATA:
Site data (at period end)(c):
Towers owned..................       126       155        240               331
Towers managed................         7         7        133               128
Rooftop sites managed (revenue
 producing)(d)................        41        52         80                71
                                --------  --------  ---------           -------
Total sites owned and
 managed......................       174       214        453               530
                                ========  ========  =========           =======
EBITDA(e).....................  $  1,899  $  1,905  $   3,500  $  (885) $ 1,110
Capital expenditures..........       161       890     18,035      232   24,539
Summary cash flow information:
Net cash provided by (used
 for) operating activities....     1,672      (530)      (624)    (625)  (2,951)
Net cash used for investing
 activities...................   (16,673)  (13,916)  (111,484) (57,774) (24,539)
Net cash provided by financing
 activities...................    15,597    21,193    159,843   67,825   25,807
Ratio of earnings to fixed
 charges(f)...................       --        --         --                --
BALANCE SHEET DATA (AT PERIOD
 END):
Cash and cash equivalents.....  $    596  $  7,343  $  55,078           $53,395
Property and equipment, net...    16,003    26,753     81,968           105,034
Total assets..................    19,875    41,226    371,391           392,688
Total debt....................    11,182    22,052    156,293           187,299
Redeemable preferred
 stock(g).....................     5,175    15,550    160,749           162,804
Total stockholders' equity
 (deficit)....................       619      (210)    41,792            33,912

--------

(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, includes (i) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with the CTI Investment and (ii) a nonrecurring cash charge of $1.3 million related to the purchase by CCIC of shares of Common Stock from CCIC's former chief executive officer in connection with the CTI Investment. See "Certain Relationships and Related Transactions". CCIC expects to record non-cash compensation charges related to the issuance of stock options to certain employees and executives. Such charges are expected to amount to $20.2 million in 1998, recognized upon completion of the Offering, and approximately $3.0 million per year thereafter through 2003.
(b) Includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI in connection with the CTI Investment.
(c) Represents the aggregate number of sites of CCIC as of the end of each period.

(d) As of March 31, 1998, CCIC had contracts with 1,288 buildings to manage on behalf of such buildings the leasing of space for antenna on the rooftops of such buildings. A revenue producing rooftop represents a rooftop where CCIC has arranged a lease of space on such rooftop and, as such, is receiving payments in respect of its management contract. CCIC generally does not receive any payment for rooftops under management unless CCIC actually leases space on such rooftops to third parties. As of March 31, 1998, CCIC had 1,217 rooftop sites under management throughout the United States that were not revenue producing but were available for leasing to customers.
(e) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of CCIC's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, CCIC's measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, earnings were insufficient to cover fixed charges by $21,000, $947,000, $10.8 million and $6.5 million, respectively.

(g) Represents (i) the Senior Convertible Preferred Stock privately placed by CCIC in August 1997 and October 1997, all of which has been converted into shares of Common Stock, and (ii) the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock privately placed by CCIC in April 1995, July 1996 and February 1997, respectively, all of which will be converted into shares of Common Stock in connection with the Offering.

                  SELECTED FINANCIAL AND OTHER DATA OF CROWN

  The selected historical combined financial data for Crown presented below for each of the two years in the period ended December 31, 1996 and the seven months ended July 31, 1997, have been derived from the combined financial statements of Crown, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Crown was acquired by CCIC in the Crown Merger in August 1997 and, as a result, twelve-month historical financial data for Crown is not presented. The information set forth below should be read in conjunction with the combined financial statements and the notes thereto of Crown included elsewhere in this Prospectus.

                                                 YEARS ENDED
                                                DECEMBER 31,      SEVEN MONTHS
                                               ----------------  ENDED JULY 31,
                                                1995     1996         1997
                                               -------  -------  --------------
                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
 Site rental.................................  $ 3,632  $ 5,120     $ 4,550
 Network services and other..................    7,384   14,260      13,137
                                               -------  -------     -------
 Total net revenues..........................   11,016   19,380      17,687
                                               -------  -------     -------
Costs of operations:
 Site rental.................................      763    1,691       1,421
 Network services and other..................    3,944    8,632       5,841
                                               -------  -------     -------
 Total costs of operations...................    4,707   10,323       7,262
                                               -------  -------     -------
General and administrative...................    2,625    3,150       3,761
Depreciation and amortization................      568    1,168       1,006
                                               -------  -------     -------
Operating income.............................    3,116    4,739       5,658
Interest and other income (expense)..........       19      (53)        (26)
Interest expense.............................     (785)  (1,175)       (925)
                                               -------  -------     -------
Income before income taxes...................    2,350    3,511       4,707
Provision for income taxes...................      --       --          --
                                               -------  -------     -------
Net income...................................  $ 2,350  $ 3,511     $ 4,707
                                               =======  =======     =======
OTHER DATA:
Site data (at period end)(a):
 Towers owned................................       45       53          61
 Towers managed..............................      122      127         127
 Rooftop sites managed (revenue producing)...        9       16          20
                                               -------  -------     -------
 Total sites owned and managed...............      176      196         208
                                               =======  =======     =======
EBITDA(b):
 Site rental.................................  $ 2,589  $ 3,098     $ 2,943
 Network services and other..................    1,095    2,809       3,721
                                               -------  -------     -------
 Total EBITDA................................  $ 3,684  $ 5,907     $ 6,664
                                               =======  =======     =======
EBITDA as a percentage of net revenues(b):
 Site rental.................................     71.3%    60.5%       64.7%
 Network services and other..................     14.8     19.7        28.3
 Total EBITDA as a percentage of net
  revenues...................................     33.4     30.5        37.7
Capital expenditures.........................  $ 5,670  $ 8,658     $12,425
Summary cash flow information:
 Net cash provided by operating activities...    2,974    4,162       5,199
 Net cash used for investing activities......   (5,670)  (8,652)    (12,425)
 Net cash provided by financing activities...    2,367    4,100       7,018

--------
(a) Represents the aggregate number of sites of Crown as of the end of each period.
(b) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, Crown's measure of EBITDA may not be comparable to similarly titled measures of other companies.

                   SELECTED FINANCIAL AND OTHER DATA OF CTI

  The selected historical financial data for CTI, which was 34.3% owned by CCIC prior to the Roll-Up, presents (i) selected historical financial data of the BBC Home Service Transmission Business prior to its acquisition by CTI (the "Predecessor") for the year ended March 31, 1996 and the eleven and two months ended February 27, 1997, (ii) selected historical consolidated financial data of CTI after such acquisition for the one month ended March 31, 1997 and for the nine months ended December 31, 1997, and (iii) selected historical consolidated financial data of CTI as of and for the three months ended March 31, 1998. The selected historical financial data for the year ended March 31, 1996 and the eleven months ended February 27, 1997 have been derived from the financial statements of the Predecessor, which have been audited by KPMG, Chartered Accountants. The selected financial data for the one month ended March 31, 1997 and the nine months ended December 31, 1997 have been derived from the consolidated financial statements of CTI, which have been audited by KPMG, Chartered Accountants. The selected historical financial data for the two months ended February 27, 1997 have been derived from the unaudited financial statements of the Predecessor, and the selected historical financial data as of and for the three months ended March 31, 1998 have been derived from the unaudited consolidated financial statements of CTI, which include all adjustments that CTI considers necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the one month ended March 31, 1997, the nine months ended December 31, 1997 and the three months ended March 31, 1998 are not necessarily indicative of the results of operations of CTI that may be expected for the entire year. This information reflects financial data for CTI as a whole, is not limited to that portion of the financial data attributable to CCIC's percentage ownership of CTI prior to the Roll-Up and is not indicative of any distributions or dividends that CCIC might receive in the future. CTI is subject to significant restrictions on its ability to make dividends and distributions to CCIC. See "Risk Factors--Holding Company Structure; Dependence on Dividends to Meet Cash Requirements or Pay Dividends". The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--CTI" and the consolidated financial statements and the notes thereto of CTI included elsewhere in this Prospectus.

                               PREDECESSOR COMPANY                                       CTI
                  ------------------------------------------------  -----------------------------------------------
                                       ELEVEN            TWO             ONE             NINE
                       YEAR            MONTHS           MONTHS          MONTH           MONTHS
                       ENDED            ENDED           ENDED           ENDED            ENDED        THREE MONTHS
                     MARCH 31,      FEBRUARY 27,     FEBRUARY 27,     MARCH 31,      DECEMBER 31,        ENDED
                       1996             1997             1997            1997            1997        MARCH 31, 1998
                  ---------------  ---------------  --------------  --------------  ---------------  --------------
                                                 (POUNDS STERLING IN THOUSANDS)
STATEMENT OF
 OPERATIONS
 DATA:
Net revenues....  (Pounds) 70,367  (Pounds) 70,614  (Pounds)12,805  (Pounds) 6,433  (Pounds) 56,752  (Pounds)20,774
Operating
 expenses(b)....           62,582           56,612          10,108           5,188           47,976          18,076
                  ---------------  ---------------  --------------  --------------  ---------------  --------------
Operating
 income.........            7,785           14,002           2,697           1,245            8,776           2,698
Interest and
 other income...              --               --              --               49              288             166
Interest expense
 and
 amortization of
 deferred
 financing
 costs..........              --               --              --             (969)         (12,419)         (3,461)
                  ---------------  ---------------  --------------  --------------  ---------------  --------------
Income (loss)
 before income
 taxes..........            7,785           14,002           2,697             325           (3,355)           (597)
Provision for
 income taxes...              --               --              --              --               --              --
                  ---------------  ---------------  --------------  --------------  ---------------  --------------
Net income
 (loss) under
 U.K. GAAP......            7,785           14,002           2,697             325           (3,355)           (597)
Adjustments to
 convert to U.S.
 GAAP...........            3,707            3,993             726              78              866             352
                  ---------------  ---------------  --------------  --------------  ---------------  --------------
Net income
 (loss) under
 U.S. GAAP......  (Pounds) 11,492  (Pounds) 17,995  (Pounds) 3,423  (Pounds)   403  (Pounds) (2,489) (Pounds)  (245)
                  ===============  ===============  ==============  ==============  ===============  ==============
OTHER DATA:
EBITDA (under
 U.S. GAAP)(c)..  (Pounds) 20,620  (Pounds) 27,040  (Pounds) 5,161  (Pounds) 3,064  (Pounds) 25,695  (Pounds) 8,624
Capital
 expenditures
 (under U.S.
 GAAP)..........           18,079           21,810             711             748           14,361           7,470
Summary cash
 flow
 information
 (under U.S.
 GAAP):
Net cash
 provided by
 operating
 activities.....           24,311           28,146           5,161           4,871           25,555           2,212
Net cash used
 for investing
 activities.....          (17,190)         (21,811)           (711)        (52,889)         (14,668)         (7,362)
Net cash
 provided by
 (used for)
 financing
 activities.....           (7,121)          (6,335)         (4,450)         57,706          (12,423)          4,987
                                CTI
                  --------------------------------
                     ONE        NINE       THREE
                    MONTH      MONTHS     MONTHS
                    ENDED      ENDED       ENDED
                  MARCH 31, DECEMBER 31, MARCH 31,
                   1997(A)    1997(A)     1998(A)
                  --------- ------------ ---------
                       (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS
 DATA:
Net revenues....   $10,785    $ 95,145    $34,828
Operating
 expenses(b)....     8,698      80,432     30,304
                  --------- ------------ ---------
Operating
 income.........     2,087      14,713      4,524
Interest and
 other income...        82         483        278
Interest expense
 and
 amortization of
 deferred
 financing
 costs..........    (1,625)    (20,820)    (5,802)
                  --------- ------------ ---------
Income (loss)
 before income
 taxes..........       544      (5,624)    (1,000)
Provision for
 income taxes...       --          --         --
                  --------- ------------ ---------
Net income
 (loss) under
 U.K. GAAP......       544      (5,624)    (1,000)
Adjustments to
 convert to U.S.
 GAAP...........       131       1,452        590
                  --------- ------------ ---------
Net income
 (loss) under
 U.S. GAAP......   $   675    $ (4,172)   $  (410)
                  ========= ============ =========
OTHER DATA:
EBITDA (under
 U.S. GAAP)(c)..   $ 5,137    $ 43,078    $14,458
Capital
 expenditures
 (under U.S.
 GAAP)..........     1,254      24,076     12,523
Summary cash
 flow
 information
 (under U.S.
 GAAP):
Net cash
 provided by
 operating
 activities.....     8,166      42,843      3,708
Net cash used
 for investing
 activities.....   (88,668)    (24,591)   (12,342)
Net cash
 provided by
 (used for)
 financing
 activities.....    96,744     (20,827)     8,361

                                     AS OF MARCH 31, 1998 AS OF MARCH 31, 1998
                                     -------------------- --------------------
                                       (POUNDS STERLING       (DOLLARS IN
                                        IN THOUSANDS)          THOUSANDS)
BALANCE SHEET DATA (under U.S.
 GAAP):
Cash and cash equivalents...........    (Pounds)7,989           $ 13,394
Property and equipment, net.........          209,561            351,329
Total assets........................          274,833            460,758
Total debt..........................          148,653            249,217
Redeemable preference shares........          106,962            179,322
Ordinary shareholders' equity
 (deficit)..........................           (4,644)            (7,786)

--------

(a) CTI publishes its consolidated financial statements in pounds sterling. For the convenience of the reader, the information set forth above contains translations of pound sterling amounts into U.S. dollars at the Noon Buying Rate on March 31, 1998, of (Pounds)1.00 = $1.6765. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rate indicated or any other rates. On June 30, 1998, the Noon Buying Rate was (Pounds)1.00 = $1.6695.

(b) Included in operating expenses for the three months ended March 31, 1998 are non-cash compensation charges for (Pounds)1.8 million ($2.9 million) related to the issuance of stock options to certain executives and employees.

(c) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of CTI's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, CTI's measure of EBITDA may not be comparable to similarly titled measures of other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion sets forth separately the historical consolidated results of operations of CCIC and CTI and is intended to assist in understanding (i) CCIC's consolidated financial condition as of March 31, 1998 and its consolidated results of operations for the three-month periods ended March 31, 1997 and 1998 and for each year in the three-year period ended December 31, 1997 and (ii) CTI's consolidated results of operations for each twelve-month period in the three-year period ended March 31, 1998. The statements in this discussion regarding the industry outlook, the Company's expectations regarding the future performance of its businesses, and the other nonhistorical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to the uncertainties relating to capital expenditures decisions to be made in the future by wireless communications carriers and broadcasters and the risks and uncertainties described in "Risk Factors". This discussion should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Selected Financial and Other Data of CCIC", "Selected Financial and Other Data of Crown", "Selected Financial and Other Data of CTI" and the consolidated financial statements and the notes thereto included elsewhere in this Prospectus. Results of operations of the acquired businesses which are wholly owned are included in the Company's consolidated financial statements for the periods subsequent to the respective dates of acquisition. As such, the Company's results of operations for the three months ended March 31, 1997 are not comparable to the results of operations for the three months ended March 31, 1998, and the results for the year ended December 31, 1996 are not comparable to the year ended December 31, 1997.

OVERVIEW

  Following consummation of the Roll-Up, the continued growth of the Company's business will depend substantially on the condition of the wireless communications and broadcast industries. The Company believes that the demand for communications sites will continue to grow and expects that, due to increased competition, wireless communications carriers will continue to seek operating and capital efficiencies by (i) outsourcing certain network services and the build-out and operation of new and existing infrastructure and (ii) co-locating antennas and transmission equipment on multiple tenant towers. In addition, the Company expects that, in order to free up capital for the growth and management of their customer bases and expansion of their service offerings, wireless communications carriers have begun to seek to sell their wireless communications infrastructure to, or establish joint ventures with, experienced infrastructure providers, such as the Company, that have the ability to manage networks.

  Further, the Company believes that wireless communications carriers and broadcasters ultimately will seek to outsource the operation of their towers and transmission networks, including the transmission of their signals. Management believes that the Company's ability to manage towers and transmission networks and its proven track record of providing end-to-end services to the wireless communications and broadcasting industries position it to capture such business.

  The willingness of wireless communications carriers to utilize the Company's infrastructure and related services is affected by numerous factors, including consumer demand for wireless services, interest rates, cost of capital, availability of capital to wireless carriers, tax policies, willingness to co-locate equipment, local restrictions on the proliferation of towers, cost of building towers and technological changes affecting the number of communications sites needed to provide wireless communications services to a given geographic area. The Company's revenues that are derived from the provision of transmission services to the broadcasting industry will be affected by the timing of the commencement of digital terrestrial television broadcasts in both the United Kingdom and the United States, as well as in other countries around the world, consumer demand for digital terrestrial broadcasting, interest rates, cost of capital to broadcasters, zoning restrictions on tall towers and the cost of building towers.

  As an important part of its business strategy, the Company will continue (i) to take advantage of the operating leverage of its site rental business by increasing the antenna space leased on its owned or managed communications sites, (ii) to leverage its in-house technical and operational expertise,
(iii) to expand its tower footprints by partnering with wireless communications carriers to assume ownership of their existing towers and by pursuing build-to-suit opportunities and (iv) to acquire existing transmission networks globally as opportunities arise.

RESULTS OF OPERATIONS

 CCIC

  CCIC's primary sources of revenues are from (i) the rental of antenna space on towers and rooftop sites and (ii) the provision of network services, which includes network design and site selection, site acquisition, site development and construction and antenna installation.

  Site rental revenues are received primarily from wireless communications companies, including cellular, PCS, paging, specialized mobile radio/enhanced specialized mobile radio ("SMR/ESMR") and microwave operators. Site rental revenues are generally recognized on a monthly basis under lease agreements, which typically have original terms of five years (with three or four optional renewal periods of five years each). Average monthly site rental revenues per owned site as of December 31, 1997 were approximately $3,000 for the towers located in the southwestern United States, $7,000 for the towers in Puerto Rico, $12,500 for the towers in and around the greater Pittsburgh area, and $2,000 for CCIC's other revenue producing towers. Average revenues for CCIC's managed rooftop sites are less than for the owned and managed towers because a substantial portion of the revenues from the tenants at rooftop sites is remitted to the building owner or manager.

  Network services revenues consist of revenues from (i) network design and site selection, (ii) site acquisition, (iii) site development and construction, (iv) antenna installation and (v) other services. Network services revenues are received primarily from wireless communications companies. Network services revenues are recognized under service contracts which provide for billings on either a fixed price basis or a time and materials basis. Demand for CCIC's network services fluctuates from period to period and within periods. See "Risk Factors--Variability in Demand for Network Services". Consequently, the operating results of CCIC's network services businesses for any particular period may vary significantly, and should not be considered as indicative of longer-term results. CCIC also derives revenues from the ownership and operation of microwave radio and SMR networks in Puerto Rico where CCIC owns radio wave spectrum in the 2,000 MHz and 6,000 MHz range (for microwave radio) and the 800 MHz range (for SMR). These revenues are generally recognized under monthly management or service agreements. Average monthly revenues as of December 31, 1997 from SMR and microwave services were approximately $77,000 and $12,000, respectively.

  Costs of operations for site rental primarily consist of land leases, repairs and maintenance, utilities, insurance, property taxes and monitoring costs and, in the case of managed sites, rental payments. For any given tower, such costs are relatively fixed over a monthly or an annual time period. As such, operating costs for owned towers do not generally increase significantly as additional customers are added. However, rental expenses at certain managed towers increase as additional customer antennas are added, resulting in higher incremental revenues but lower incremental margins than on owned towers. Costs of operations for network services consist primarily of employee compensation and related benefits costs, subcontractor services, consulting fees, and other on-site construction and materials costs. CCIC incurs these network services costs (i) to support its internal operations, including construction and maintenance of its owned towers, and (ii) to maintain the employees necessary to provide end-to-end services to third parties regardless of the level of such business at any time. The Company believes that its experienced staff enables it to provide the type of end-to-end services that enhance its ability to acquire access to the infrastructure of wireless communications carriers and to attract significant build-to-suit contracts.

  General and administrative expenses consist primarily of employee compensation and related benefits costs, advertising, professional and consulting fees, office rent and related expenses and travel costs. Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.

  Depreciation and amortization charges relate to CCIC's property and equipment (primarily towers, construction equipment and vehicles), goodwill and other intangible assets recorded in connection with business acquisitions. Depreciation of towers and amortization of goodwill are computed with a useful life of 20 years. Amortization of other intangible assets (principally the value of existing site rental contracts at Crown) is computed with a useful life of 10 years. Depreciation of construction equipment and vehicles are generally computed with useful lives of 10 years and 5 years, respectively.

  The following information is derived from CCIC's Historical Consolidated Statements of Operations for the periods indicated.

                             YEAR ENDED         YEAR ENDED                           THREE MONTHS       THREE MONTHS
                            DECEMBER 31,       DECEMBER 31,        YEAR ENDED            ENDED             ENDED
                                1995               1996         DECEMBER 31, 1997   MARCH 31, 1997     MARCH 31, 1998
                          -----------------  -----------------  ------------------  ----------------  -----------------
                                   PERCENT            PERCENT             PERCENT           PERCENT            PERCENT
                                    OF NET             OF NET              OF NET            OF NET             OF NET
                          AMOUNT   REVENUES  AMOUNT   REVENUES   AMOUNT   REVENUES  AMOUNT  REVENUES  AMOUNT   REVENUES
                          -------  --------  -------  --------  --------  --------  ------  --------  -------  --------
                                                         (DOLLARS IN THOUSANDS)
Net revenues:
 Site rental............  $ 4,052    99.9%   $ 5,615    90.5%   $ 11,010    35.1%   $1,667    83.6%   $ 5,061    42.8%
 Network services and
  other.................        6     0.1        592     9.5      20,395    64.9       327    16.4      6,776    57.2
                          -------   -----    -------   -----    --------   -----    ------   -----    -------   -----
 Total net revenues.....    4,058   100.0      6,207   100.0      31,405   100.0     1,994   100.0     11,837   100.0
                          -------   -----    -------   -----    --------   -----    ------   -----    -------   -----
Operating expenses:
 Costs of operations:
 Site rental............    1,226    30.3      1,292    23.0       2,213    20.1       258    15.5      1,172    23.2
 Network services and
  other.................      --      --           8     1.4      13,137    64.4         5     1.5      4,421    65.2
                          -------            -------            --------            ------            -------
  Total costs of opera-
   tions................    1,226    30.2      1,300    21.0      15,350    48.9       263    13.2      5,593    47.3
 General and administra-
  tive..................      729    18.0      1,678    27.0       6,824    21.7       511    25.6      3,803    32.1
 Corporate development..      204     5.0      1,324    21.3       5,731    18.3     2,105   105.6      1,331    11.2
 Depreciation and amor-
  tization..............      836    20.6      1,242    20.0       6,952    22.1       408    20.4      3,604    30.5
                          -------   -----    -------   -----    --------   -----    ------   -----    -------   -----
Operating income
 (loss).................    1,063    26.2        663    10.7      (3,452)  (11.0)   (1,293)  (64.8)    (2,494)  (21.1)
Other income (expense):
 Equity in earnings
  (losses) of
  unconsolidated
  affiliate.............      --      --         --      --       (1,138)   (3.6)      197     9.9        (99)   (0.8)
 Interest and other in-
  come..................       53     1.3        193     3.1       1,951     6.2     1,301    65.2        706     6.0
 Interest expense and
  amortization of de-
  ferred financing
  costs.................   (1,137)  (28.0)    (1,803)  (29.0)     (9,254)  (29.5)     (626)  (31.4)    (4,706)  (39.8)
                          -------   -----    -------   -----    --------   -----    ------   -----    -------   -----
Loss before income tax-
 es.....................      (21)   (0.5)      (947)  (15.2)    (11,893)  (37.9)     (421)  (21.1)    (6,593)  (55.7)
Provision for income
 taxes..................      --      --         (10)   (0.2)        (49)   (0.1)      (22)   (1.1)       (13)   (0.1)
                          -------   -----    -------   -----    --------   -----    ------   -----    -------   -----
Net loss................  $   (21)   (0.5)%  $  (957)  (15.4)%  $(11,942)  (38.0)%  $ (443)  (22.2)%  $(6,606)  (55.8)%
                          =======   =====    =======   =====    ========   =====    ======   =====    =======   =====

 Comparison of Three Months Ended March 31, 1998 and 1997

  Consolidated revenues for the three months ended March 31, 1998 were $11.8 million, an increase of $9.8 million from the three months ended March 31, 1997. This increase was primarily attributable to (i) a $3.4 million, or 203.6%, increase in site rental revenues, of which $3.3 million was attributable to the Crown operations; (ii) $2.3 million in network services revenues from TEA; and (iii) $3.3 million in network services revenues from the Crown operations.

  Costs of operations for the three months ended March 31, 1998 were $5.6 million, an increase of $5.3 million from the three months ended March 31, 1997. This increase was primarily attributable to (i) $1.9 million of network services costs related to the TEA operations; (ii) $2.1 million of network services costs related to the Crown operations; and (iii) $0.9 million in site rental costs attributable to the Crown operations. Costs of operations for site rental as a percentage of site rental revenues increased to 23.2% for the three months ended

March 31, 1998 from 15.5% for the three months ended March 31, 1997 because of higher costs attributable to the Crown operations. Costs of operations for network services as a percentage of network services revenues were 65.2% for the three months ended March 31, 1998, reflecting lower margins that are inherent in the network services businesses acquired in 1997.

  General and administrative expenses for the three months ended March 31, 1998 were $3.8 million, an increase of $3.3 million from the three months ended March 31, 1997. This increase was primarily attributable to $2.2 million of expenses related to the Crown operations and $0.6 million of expenses related to the TEA operations, along with an increase in costs of $0.4 million at the Company's corporate office. General and administrative expenses as a percentage of revenues increased for the three months ended March 31, 1998 to 32.1% from 25.6% for the three months ended March 31, 1997 because of higher overhead costs as a percentage of revenues for Crown and the increase in costs at CCIC's corporate office.

  Corporate development expenses for the three months ended March 31, 1998 were $1.3 million, a decrease of $0.8 million from the three months ended March 31, 1997. Corporate development expenses for the three months ended March 31, 1997 include a $1.3 million nonrecurring compensation charge associated with the CTI Investment resulting from the repurchase of shares of CCIC's common stock from a member of its Board of Directors. Corporate development expenses for the three months ended March 31, 1998 include discretionary bonuses related to CCIC's performance totaling approximately $0.8 million for certain members of CCIC's management. CCIC expects to record non-cash compensation charges related to the issuance of stock options to certain employees and executives. Such charges are expected to amount to $20.2 million in 1998, recognized upon completion of the Offering, and approximately $3.0 million per year thereafter through 2003. See "--Compensation Charges Related to Stock Option Grants".

  Depreciation and amortization for the three months ended March 31, 1998 was $3.6 million, an increase of $3.2 million from the three months ended March 31, 1997. This increase was primarily attributable to (i) $2.9 million of depreciation and amortization related to the property and equipment, goodwill and other intangible assets acquired in the Crown Merger; and (ii) $0.2 million of depreciation and amortization related to the property and equipment and goodwill acquired in the TEA and TeleStructures Acquisitions.

  The equity in earnings (losses) of unconsolidated affiliate represents CCIC's 34.3% share of CTI's net earnings (losses) for the periods beginning in March 1997. For the three months ended March 31, 1998, after making appropriate adjustments to CTI's results of operations for such period to conform to generally accepted accounting principles of the United States, CTI had net revenues, operating income, interest expense (including amortization of deferred financing costs) and net losses of $34.2 million, $4.5 million, $5.2 million and $0.4 million, respectively. Included in CTI's results of operations for such period are noncash compensation charges for approximately $2.9 million related to the issuance of stock options to certain members of CTI's management. If successful, the consummation of a share exchange agreement with certain shareholders of CTI would accelerate the vesting of certain options granted to CTI's management and employees, resulting in additional noncash compensation charges of approximately $0.7 million.

  Interest and other income for the three months ended March 31, 1997 includes a $1.2 million fee received in March 1997 as a compensation for leading the investment consortium which provided the equity financing for CTI. Interest income for the three months ended March 31, 1998 resulted primarily from the investment of excess proceeds from the sale of CCIC's 10 5/8% Senior Discount Notes due 2007 (the "Notes") in November 1997.

  Interest expense and amortization of deferred financing costs for the three months ended March 31, 1998 was $4.7 million, an increase of $4.1 million, or 651.8%, from the three months ended March 31, 1997. This increase was primarily attributable to amortization of the original issue discount on the Notes.

 Comparison of Years Ended December 31, 1997 and 1996

  Consolidated revenues for 1997 were $31.4 million, an increase of $25.2 million from 1996. This increase was primarily attributable to (i) a $5.4 million, or 96.1%, increase in site rental revenues, of which $4.2 million was attributable to the Crown operations and $0.7 million was attributable to the Puerto Rico operations; (ii) $10.4 million in network services revenues from TEA; and (iii) $7.2 million in network services revenues from the Crown operations. The remainder of the increase was largely attributable to higher revenues from SMR and microwave radio services in Puerto Rico and the monthly service fees received from CTI beginning in March 1997.

  Costs of operations for 1997 were $15.4 million, an increase of $14.1 million from 1996. This increase was primarily attributable to (i) $8.5 million of network services costs related to the TEA operations; (ii) $3.9 million of network services costs related to the Crown operations; and (iii) $0.9 million in site rental costs attributable to the Crown operations. Costs of operations for site rental as a percentage of site rental revenues decreased to 20.1% for 1997 from 23.0% for 1996 because of increased utilization of the towers located in the southwestern United States and Puerto Rico. Costs of operations for network services as a percentage of network services revenues were 64.4% for 1997, reflecting lower margins that are inherent in the network services businesses acquired in 1997.

  General and administrative expenses for 1997 were $6.8 million, an increase of $5.1 million from 1996. This increase was primarily attributable to $3.0 million of expenses related to the Crown operations and $1.4 million of expenses related to the TEA operations, along with an increase in costs of $0.2 million at CCIC's corporate office. General and administrative expenses as a percentage of revenues decreased for 1997 to 21.7% from 27.0% for 1996 because of lower overhead costs as a percentage of revenues for Crown and TEA.

  Corporate development expenses for 1997 were $5.7 million, an increase of $4.4 million from 1996. A substantial portion of this increase was attributable to nonrecurring compensation charges associated with the CTI Investment of (i) $0.9 million for certain executive bonuses and (ii) the repurchase of shares of CCIC's common stock from a member of its Board of Directors, which resulted in compensation charges of $1.3 million. The remaining $2.2 million of the increase in corporate development expenses was attributable to a higher allocation of personnel costs, along with an overall increase in such costs, associated with an increase in acquisition and business development activities.

  Depreciation and amortization for 1997 was $7.0 million, an increase of $5.7 million from 1996. This increase was primarily attributable to (i) $4.7 million of depreciation and amortization related to the property and equipment, goodwill and other intangible assets acquired in the Crown Merger;
(ii) $0.5 million of depreciation and amortization related to the property and equipment and goodwill acquired in the TEA and TeleStructures Acquisitions; and (iii) $0.3 million resulting from twelve months of depreciation related to the property and equipment acquired in the Puerto Rico Acquisition.

  The equity in losses of unconsolidated affiliate of $1.1 million represents CCIC's 34.3% share of CTI's net loss for the period from March through December 1997. After making appropriate adjustments to CTI's results of operations for such period to conform to generally accepted accounting principles of the United States, CTI had net revenues, operating income, interest expense (including amortization of deferred financing costs) and net losses of $103.5 million, $16.5 million, $20.4 million and $3.3 million, respectively.

  Interest and other income for 1997 includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI, the impact on earnings of which was partially offset by certain executive bonuses related to the CTI Investment and included in corporate development expenses. Interest income for 1997 resulted primarily from the investment of excess proceeds from the sale of CCIC's Series C Convertible Preferred Stock in February 1997.

  Interest expense and amortization of deferred financing costs for 1997 was $9.3 million, an increase of $7.5 million, or 413.3%, from 1996. This increase was primarily attributable to (i) commitment fees related to an unfunded interim loan facility related to the Crown Merger and an unfunded revolving credit facility; (ii) interest on notes payable to the former stockholders of Crown for a portion of the purchase price of the Crown Business; (iii) amortization of the original issue discount on the Notes; (iv) interest and fees associated with borrowings under CCIC's bank credit facility which were used to finance the Crown Merger on an interim basis; (v) interest on outstanding borrowings assumed in connection with the Crown Merger; and (vi) interest on borrowings under CCIC's bank credit facility which were used to finance the acquisition of the Puerto Rico System.

 Comparison of Years Ended December 31, 1996 and 1995

  Consolidated revenues for 1996 were $6.2 million, an increase of $2.1 million, or 53.0%, from 1995. This increase was primarily attributable to (i) $0.6 million in site rental revenues attributable to the Puerto Rico operations; (ii) $0.6 million in site rental revenues resulting from the effect of a full year's activity for the operations of Spectrum (which was acquired in October 1995); (iii) an increase in site rental revenues of $0.3 million, or 6.9%, from the towers acquired from PCI; and (iv) $0.5 million in SMR and microwave radio services revenues attributable to the Puerto Rico operations.

  Costs of operations for 1996 were $1.3 million, an increase of $0.1 million, or 6.0%, from 1995. Additional costs in 1996 of $0.3 million attributable to the Puerto Rico operations were largely offset by decreased costs of $0.2 million associated with the towers acquired from PCI. Such towers were managed by PCI during 1995 under an agreement with CCIC, and the management fees charged to CCIC amounted to $0.6 million. CCIC began managing the towers on January 1, 1996. As a result of these factors, costs of operations as a percentage of revenues decreased to 21.0% in 1996 from 30.2% in 1995.

  General and administrative expenses for 1996 were $1.7 million, an increase of $0.9 million from 1995. This increase was primarily attributable to costs of $0.5 million and $0.1 million associated with the Spectrum and Puerto Rico Acquisitions, respectively, along with an increase in costs of $0.3 million, or 41.7%, at CCIC's corporate office. General and administrative expenses at CCIC's corporate office increased because of additional personnel costs and higher overhead resulting from CCIC's internal management of the PCI towers beginning in 1996. As a result of these factors, general and administrative expenses as a percentage of revenues increased to 27.0% in 1996 from 18.0% in 1995.

  Corporate development expenses for 1996 were $1.3 million, an increase of $1.1 million from 1995. This increase was primarily attributable to a higher allocation of personnel costs, along with an overall increase in such costs associated with an increase in acquisition and business development activities during the last half of 1996.

  Depreciation and amortization for 1996 was $1.2 million, an increase of $0.4 million from 1995. This increase was primarily associated with depreciation associated with towers purchased in the Puerto Rico Acquisition and goodwill created in the Spectrum Acquisition.

  Interest and other income for 1996 was $0.2 million, an increase of $0.1 million from 1995, primarily resulting from the investment of excess proceeds from the sale of CCIC's Series B Convertible Preferred Stock in July 1996. Interest expense and amortization of deferred financing costs for 1996 were $1.8 million, an increase of $0.7 million, or 58.6%, from 1995, primarily resulting from borrowings under CCIC's bank credit agreement which were used to finance the Puerto Rico Acquisition.


 CTI

  CTI's primary sources of revenues are from (i) the provision of analog and digital broadcast transmission services to the BBC and commercial broadcasters, (ii) the rental of antenna space on towers and (iii) the provision of network services, which includes broadcast consulting, network design and site selection, site acquisition, site development and antenna installation and site management and other services.

  Broadcast transmission services revenues are received for both analog and digital transmission services. Monthly analog transmission revenues of approximately $6.5 million (as of March 31, 1998) are received from the BBC under a contract with an initial 10-year term through March 31, 2007. Additional monthly analog revenues of $0.1 million per station (as of March 31, 1998) are received from two national commercial radio stations under contracts with eight year terms that commenced on March 31, 1993 and February 4, 1995, respectively. Digital transmission services revenues from the BBC and BDB are recognized under contracts with initial terms of 12 years from the date on which the Company commences digital terrestrial transmission services for the BBC and BDB, respectively. Monthly revenues from these digital transmission contracts increase over time as the network rollout progresses, with monthly revenues as of March 31, 1998 of approximately $0.5 million and $0.4 million from the BBC and BDB, respectively. See "Business--U.K. Operations-- Significant Contracts".

  Site rental revenues are received from other broadcast transmission service providers (primarily NTL) and wireless communications companies, including all four U.K. cellular operators (Cellnet, Vodafone, One2One and Orange). Currently, approximately 200 companies rent space on approximately 405 of CTI's 806 towers and rooftops. Site rental revenues are generally recognized on a monthly basis under lease agreements with original terms of three to twelve years. Such lease agreements generally require annual payments in advance, and include rental rate adjustment provisions between one and three years from the commencement of the lease. Monthly revenues from CTI's largest site rental customer, NTL, were approximately $1.0 million as of March 31, 1998. Site rental revenues are expected to become an increasing portion of CTI's total U.K. revenue base, and the Company believes that the demand for site rental from communication service providers will increase in line with the expected growth of these communication services in the United Kingdom.

  Network services revenues consist of (i) network design and site selection, site acquisition, site development and antenna installation (collectively, "network design and development") and (ii) site management and other services. Network design and development services are provided to (i) a number of broadcasting and related organizations, both in the United Kingdom and other countries; (ii) all four U.K. cellular operators; and (iii) a number of other wireless communications companies, including Dolphin and Highway One. These services are usually subject to a competitive bid, although a significant proportion result from an operator coming onto an existing CTI site. Revenues from such services are recognized on either a fixed price or a time and materials basis. Site management and other services, consisting of both network monitoring and equipment maintenance, are carried out in the United Kingdom for a number of emergency service organizations. Revenues for such services are received under contracts with original terms of between three and five years. They provide for fixed prices with respect to network monitoring and variable pricing dependent on the level of equipment maintenance carried out in a given period.

  Costs of operations for broadcast transmission services consist primarily of employee compensation and related benefits costs, utilities, rental payments under the Site-Sharing Agreement with NTL, circuit costs and repairs and maintenance on both transmission equipment and structures.

  Site rental operating costs consist primarily of employee compensation and related benefits costs, utilities and repairs and maintenance. The majority of such costs are relatively fixed in nature, with increases in revenue from new installations on existing sites generally being achieved without a corresponding increase in costs.

  Costs of operations for network services consist primarily of employee compensation and related benefits costs and on-site construction and materials costs.

  General and administrative expenses consist primarily of office occupancy and related expenses, travel costs, professional and consulting fees, advertising, insurance and employee training and recruitment costs. Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of external professional fees related to specific activities and allocated compensation, benefits and overhead costs that are not directly related to the administration or management of CTI's existing lines of business.

  Depreciation and amortization charges relate to CTI's property and equipment (primarily towers, broadcast transmission equipment and associated buildings) and goodwill recorded in connection with the acquisition of the Home Service Transmission business from the BBC (the "BBC Home Service Transmission Business"). Depreciation of towers is computed with useful lives of 20 to 25 years; depreciation of broadcast transmission equipment is computed with a useful life of 20 years; and depreciation of buildings is computed with useful lives ranging from 20 to 50 years. Amortization of goodwill is computed with a useful life of 20 years.

  The following information is derived from the Consolidated Profit and Loss Accounts of (i) CTI for periods subsequent to February 28, 1997 (the date of inception of CTI's operations) and (ii) the BBC Home Service Transmission Business for periods prior to that date. For purposes of the following discussion, CTI's results for the month ended March 31, 1997 have been combined with the results of the BBC Home Service Transmission Business for the eleven months ended February 27, 1997, and CTI's results for the nine months ended December 31, 1997 have been combined with its results for the three months ended March 31, 1998. The following discussion presents an analysis of such combined results for the twelve-month periods ended March 31, 1998 and 1997. Results for CTI are not comparable to results from the BBC Home Service Transmission Business due to differences in the carrying amounts of property and equipment and goodwill. As of December 31, 1997, CTI changed its fiscal year end for financial reporting purposes from March 31 to December 31; as such, the results for the three months ended March 31, 1998 are unaudited.

  CTI uses the U.K. pound sterling as the functional currency for its operations. The following amounts have been translated to U.S. dollars using the average Noon Buying Rate for each period. The average exchange rates for such periods ranged from (Pounds)1.00 = $1.5841 to (Pounds)1.00 = $1.6459. In addition, the following amounts reflect certain adjustments to present the results of operations in accordance with generally accepted accounting principles ("GAAP") of the U.S. For the results of the BBC Home Service Transmission Business, such adjustments effect depreciation and amortization expense as a result of differences in the carrying amounts for property and equipment; for CTI, such adjustments effect (i) operating expenses as a result of differences in the accounting for pension costs, and (ii) interest expense as a result of the capitalization of interest costs in connection with constructed assets.

                                    TWELVE MONTHS      TWELVE MONTHS
                                   ENDED MARCH 31,    ENDED MARCH 31,
                                        1997               1998
                                  ------------------ ------------------
                                            PERCENT            PERCENT
                                             OF NET             OF NET
                                   AMOUNT   REVENUES  AMOUNT   REVENUES
                                  --------  -------- --------  --------
                                            (DOLLARS IN THOUSANDS)
Net revenues:
  Site rental and broadcast
   transmission.................. $112,122    91.7%  $113,558    89.2%
  Network services and other.....   10,090     8.3     13,731    10.8
                                  --------   -----   --------   -----
    Total net revenues...........  122,212   100.0    127,289   100.0
                                  --------   -----   --------   -----
Operating expenses:
  Costs of operations:
    Site rental and broadcast
     transmission................   61,339    54.7     53,957    47.5
    Network services and other...    5,912    58.6      6,075    44.2
                                  --------           --------
      Total costs of operations..   67,251    55.0     60,032    47.1
  General and administrative.....    7,196     5.9      8,626     6.8
  Corporate development..........       --      --      2,303     1.8
  Depreciation and amortization..   17,256    14.1     37,382    29.4
                                  --------   -----   --------   -----
Operating income.................   30,509    25.0     18,946    14.9
Other income (expense):
  Interest and other income......       79     0.1        746     0.6
  Interest expense and amortiza-
   tion of deferred financing
   costs.........................   (1,434)   (1.2)   (24,201)  (19.0)
                                  --------   -----   --------   -----
Income (loss) before income tax-
 es..............................   29,154    23.9     (4,509)   (3.5)
  Provision for income taxes.....       --      --         --      --
                                  --------   -----   --------   -----
Net income (loss)................ $ 29,154    23.9%  $ (4,509)   (3.5)%
                                  ========   =====   ========   =====

 Comparison of Twelve Months Ended March 31, 1998 and Twelve Months Ended March 31, 1997

  Consolidated revenues for the twelve months ended March 31, 1998 were $127.3 million, an increase of $5.1 million from the twelve months ended March 31, 1997. This increase was primarily attributable to (i) a $1.4 million increase in broadcast transmission services and site rental revenues and (ii) a $3.6 million increase in network services and other revenues. Revenues from the BBC for the twelve months ended March 31, 1998 amounted to $79.5 million, or 62.5% of total revenues, as compared to $85.5 million, or 70.0% of total revenues, for the twelve months ended March 31, 1997. Revenues from NTL for the twelve months ended March 31, 1998 amounted to $11.8 million, or 9.2% of total revenues. Network services revenues for the twelve months ended March 31, 1998 consisted of $10.6 million from network design and development services and $3.1 million from site management and other services.

  Costs of operations for the twelve months ended March 31, 1998 were $60.0 million, a decrease of $7.2 million from the twelve months ended March 31, 1997. This decrease was primarily attributable to a $7.4 million decrease in broadcast transmission services and site rental costs, partially offset by a $0.2 million increase in network services and other costs. Costs of operations as a percentage of revenues for broadcast transmission services and site rental were 47.5% for the twelve months ended March 31, 1998, as compared to 54.7% for the twelve months ended March 31, 1997. This decrease was attributable to (i) increases in site rental revenues from existing sites with little change in site operating costs; and (ii) the elimination, as of February 28, 1997, of certain costs recharged to the BBC Home Service Transmission Business by the BBC. Costs of operations as a percentage of revenues for network services and other were 44.2% for the twelve months ended March 31, 1998, as compared to 58.6% for the twelve months ended March 31, 1997. This decrease was attributable to (i) a higher proportion of broadcast consulting revenues, which result in higher margins than certain other network design and development services and (ii) the elimination, as of February 28, 1997, of certain costs recharged to the BBC Home Service Transmission Business by the BBC. Costs of operations for site rental and broadcast transmission for the twelve months ended March 31, 1998 includes non-cash compensation charges for $1.1 million related to the issuance of stock options to certain employees.

  General and administrative expenses for the twelve months ended March 31, 1998 were $8.6 million, an increase of $1.4 million from the twelve months ended March 31, 1997. As a percentage of revenues, general and administrative expenses were 6.8% and 5.9% for the twelve months ended March 31, 1998 and 1997, respectively. This increase was attributable to costs incurred by CTI as a separate enterprise which were not directly incurred by the BBC Home Service Transmission Business as a part of the BBC.

  Corporate development expenses for the twelve months ended March 31, 1998 relate primarily to costs incurred in connection with certain projects in Australasia and non-cash compensation charges for $1.8 million related to the issuance of stock options to certain executives.

  Depreciation and amortization for the twelve months ended March 31, 1998 was $37.4 million, an increase of $20.1 million from the twelve months ended March 31, 1997. Monthly charges for depreciation and amortization increased for periods subsequent to February 28, 1997 due to (i) a decrease in the estimated useful lives for certain transmission and power plant equipment from 25 to 20 years; and (ii) the amortization of goodwill recorded in connection with the acquisition of the BBC Home Service Transmission Business.

  Interest and other income for the twelve months ended March 31, 1998 resulted primarily from (i) the investment of excess proceeds from amounts drawn under CTI's bank credit facilities in February 1997; and (ii) the investment of cash generated from operations during the period.

  Interest expense and amortization of deferred financing costs for the twelve months ended March 31, 1998 was $24.2 million. This amount was comprised of
(i) $4.9 million related to amounts drawn under the CTI Credit Facility; (ii) $15.6 million related to the CTI Bonds; and (iii) $3.7 million for the amortization of deferred financing costs. Interest expense and amortization of deferred financing costs of $1.4 million for the twelve months ended March 31, 1997 was attributable to amounts drawn under the CTI Credit Facility. The BBC Home Service Transmission Business did not incur any financing costs as a part of the BBC prior to February 28, 1997.

RECENT RESULTS

  On July 27, 1998, CCIC reported its results for the second quarter ended June 30, 1998. Revenues for the second quarter of 1998 totaled $11.5 million, compared to $4.8 million for the same period in 1997. CCIC's EBITDA (as defined in footnote (e) to "--Summary Unaudited Pro Forma Financial and Other Data") was $1.9 million for the second quarter of 1998, compared to EBITDA of negative $0.4 million for the same period in 1997.

  CCIC's revenues from site rental operations increased to $5.4 million for the second quarter of 1998, compared to $1.7 million for the second quarter of 1997. CCIC's EBITDA from site rental operations was $3.7 million for the second quarter of 1998, compared to $1.1 million in the same period in 1997. CCIC's revenues from network services and other operations were $6.1 million for the second quarter of 1998, compared to $3.1 million for the same period in 1997. CCIC's EBITDA from network services and other operations amounted to negative $1.8 million for the second quarter of 1998, compared to EBITDA of negative $1.5 million for the same period in 1997.

  On July 28, 1998, CTI reported its results for the second quarter ended June 30, 1998. Revenues for the second quarter of 1998 totaled (Pounds)22.7 million (or $38.0 million), compared to (Pounds)18.6 million (or $31.1 million) in the same period in 1997. CTI's EBITDA (as defined in footnote (e) to "--Summary Financial and Other Data of CTI") was (Pounds)9.8 million (or $16.4 million) for the second quarter of 1998, compared to EBITDA of (Pounds)8.4 million (or $14.1 million) for the same period in 1997.

  CTI's revenues from site rental and broadcast transmission operations increased to (Pounds)19.1 million (or $31.9 million) for the second quarter of 1998, compared to (Pounds)16.5 million (or $27.6 million) for the same period in 1997. CTI's EBITDA from site rental and broadcast transmission operations increased to (Pounds)9.0 million (or $15.1 million) for the second quarter of 1998, compared to (Pounds)7.2 million (or $12.0 million) for the same period in 1997. CTI's revenues from network services and other operations increased to (Pounds)3.6 million (or $6.0 million) for the second quarter of 1998, compared to (Pounds)2.1 million (or $3.4 million) for the same period in 1997. CTI's EBITDA from network services and other operations amounted to (Pounds)0.8 million (or $1.4 million) for the second quarter of 1998, compared to (Pounds)1.2 million (or $2.0 million) for the same period in 1997.

  For the six months ended June 30, 1998, after giving pro forma effect to the Roll-Up and the Offering, the Company would have had pro forma revenues and pro forma EBITDA of $95.0 million and $33.5 million, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  As of March 31, 1998, after giving pro forma effect to the Roll-Up, the Offering and the Senior Preferred Conversion, the Company would have had consolidated cash and cash equivalents of $532.1 million (including $13.4 million at CTI), consolidated long-term debt of $436.5 million and consolidated stockholders' equity of $1,241.7 million.

  The Company's business strategy contemplates substantial capital expenditures in connection with (i) the expansion of its tower footprints by partnering with wireless communications carriers to assume ownership of their existing towers and by pursuing build-to-suit opportunities and (ii) to acquire existing transmission networks globally as opportunities arise. The exact amount of such capital expenditures will depend on the number of such opportunities that the Company is able to successfully consummate. The Company is currently in discussions with respect to potential significant acquisitions, investments and joint venture opportunities that could require the Company to use all of the proceeds of the Offering and its existing cash on hand prior to the end of 1998. In connection with a site marketing agreement recently entered into between the Company and BellSouth Mobility, the Company and BellSouth have agreed to explore future arrangements relating to the ownership, utilization and management of BellSouth's tower sites throughout the United States. The Company is also intending to submit a bid in connection with an auction by a major Regional Bell Operating Company of its U.S. wireless communications infrastructure. Similarly, the Company has bid on the tower assets, which encompass more than 250 U.S. tower sites, currently being auctioned by Vanguard Cellular. In addition, the

Company is pursuing acquisition opportunities in Australia and New Zealand, including in certain instances together with other partners. For example, the Company, together with Fay Richwhite & Company Limited and Berkshire Partners LLC, has made an offer in respect of a wireless communications network, including its tower infrastructure and radio frequency spectrum. If such offer is successful and the transaction is consummated, the Company anticipates that it would invest up to approximately $50.0 million for a substantial minority interest in the acquired business. The Company is also pursuing other potential acquisitions of communications sites and transmission networks, including in connection with privatizations of state-owned networks. Any of the foregoing discussions or auctions could result in an agreement with respect to a significant acquisition, investment or joint venture in the near term. However, there can be no assurance that the Company will consummate any of the foregoing transactions in the near term or at all. See "Risk Factors-- Broad Discretion in Application of Proceeds" and "Managing Integration and Growth".

  In addition, the Company anticipates that it will build or acquire, through the end of 1999, approximately 1,000 towers in the United States at a cost of approximately $237.0 million and approximately 300 towers in the United Kingdom at a cost of approximately $33.5 million. The Company also expects that the capital expenditure requirements related to the rollout of digital broadcast transmission in the United Kingdom will be approximately (Pounds)110.0 million ($184.4 million).

  To fund the execution of the Company's business strategy, the Company and its subsidiaries expect to use the net proceeds of the Offering, the borrowings available under the Senior Credit Facility, the borrowings available under the CTI Credit Facility and the remaining net proceeds from the 1997 Notes Offering. Whether the Company utilizes the Senior Credit Facility and the CTI Credit Facility to finance expansion opportunities will depend upon a number of factors, including (i) the attractiveness of the opportunities, (ii) the time frame in which they are identified, (iii) the number of pre-existing projects to which the Company is committed and (iv) the Company's liquidity at the time of any potential opportunity. In the event the Company does not otherwise have cash available (from the net proceeds of the 1997 Notes Offering, the net proceeds of the Offering or otherwise), or borrowings under the Senior Credit Facility or the CTI Credit Facility have otherwise been utilized, when an opportunity arises, the Company would be forced to seek additional debt or equity financing or to forego the opportunity. In the event the Company determines to seek additional debt or equity financing, there can be no assurance that any such financing will be available (on commercially acceptable terms or at all) or permitted by the terms of the Company's existing indebtedness. To the extent the Company is unable to finance future capital expenditures, it will be unable to achieve its currently contemplated business strategy.

  For the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998, CCIC's net cash provided by (used for) operating activities was $1.7 million, ($0.5 million), ($0.6 million) and ($3.0 million), respectively. Since its inception, CCIC has generally funded its activities (other than its acquisitions and investments) through excess proceeds from contributions of equity capital. CCIC has financed its acquisitions and investments with the proceeds from equity contributions, borrowings under the Senior Credit Facility and the issuance of promissory notes to sellers. For the ten months ended December 31, 1997 and for the three months ended March 31, 1998, CTI's net cash provided by operating activities was $51.0 million and $3.7 million, respectively. Since its inception, CTI has generally funded its activities (other than the acquisition of the BBC Home Service Transmission Business) through cash provided by operations and borrowings under the CTI Credit Facility. CTI financed the acquisition of the BBC Home Service Transmission Business with the proceeds from equity contributions and the issuance of the CTI Bonds.

  On a pro forma basis, capital expenditures (excluding acquisitions) were $56.5 million for the year ended December 31, 1997 (of which $3.4 million was for CCIC and TEA, $27.1 million was for Crown and $26.0 million was for CTI) and $36.8 million for the three months ended March 31, 1998 (of which $0.8 million was for CCIC, $23.7 million was for Crown and $12.3 million was for
CTI).

  In August and October of 1997, CCIC issued shares of its Senior Convertible Preferred Stock for aggregate net proceeds of $29.3 million and $36.5 million, respectively. The proceeds from the August issuance were used to make a $25.0 million payment as part of the cash purchase price for the Crown Merger. On October 31, 1997, the Company entered into an amendment to the Senior Credit Facility. As amended, the Senior Credit Facility provides for available borrowings of $100.0 million and expires on December 31, 2004. On October 31, 1997, in connection with the October Refinancing, new borrowings under the Senior Credit Facility of $94.7 million, along with the proceeds from the October issuance of the Senior Convertible Preferred Stock, were used to repay the seller note issued in connection with the Crown Merger, to repay loans outstanding under a credit agreement at CCI and to pay related fees and expenses. The Senior Credit Facility requires the Company to maintain certain financial covenants and places restrictions on the ability of the Company and its subsidiaries to, among other things, incur debt and liens, pay dividends, make capital expenditures, undertake transactions with affiliates and make investments.

  CCIC used the net proceeds from the 1997 Notes Offering to repay substantially all of its outstanding indebtedness, including borrowings under the Senior Credit Facility, and to pay related fees and expenses. The balance of the net proceeds from the 1997 Notes Offering is being used for general corporate purposes. As of June 30, 1998, CCIC's subsidiaries had unused borrowing availability under the Senior Credit Facility of approximately $27.8 million.

  On February 28, 1997, CTI used the proceeds from equity contributions and borrowings under the CTI Credit Facility to finance the acquisition of the BBC Home Service Transmission Business. On May 21, 1997, CTI used the net proceeds from the sale of the CTI Bonds to repay substantially all of the outstanding borrowings under the CTI Credit Facility. As of June 30, 1998, CTI had unused borrowing availability under the CTI Credit Facility of approximately (Pounds)35.0 million ($58.4 million). The CTI Credit Facility requires CTI to maintain certain financial covenants and places restrictions on the ability of CTI to, among other things, incur debt and liens, pay dividends, make capital distributions, make acquisitions, undertake transactions with affiliates and make investments. On July 17, 1998, the lenders (acting through Credit Suisse First Boston, as agent) under the CTI Credit Facility waived a provision in the CTI Credit Facility that would have required the repayment of the CTI Credit Facility concurrently with the listing of the Company's Common Stock.

  Prior to May 15, 2003, CCIC's interest expense on the Notes will be comprised solely of the accretion of original issue discount. Thereafter, the Notes will require annual cash interest payments of approximately
$26.7 million. In addition, the Senior Credit Facility, the CTI Credit Facility and the CTI Bonds will require periodic interest payments on amounts borrowed thereunder. The Company's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations, and its ability to refinance any such debt obligations (including the Notes and the CTI Bonds), will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. As discussed above, the Company's business strategy contemplates substantial acquisitions and capital expenditures in connection with the expansion of its tower footprints. There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings, equity contributions or loans from affiliates will be available in an amount sufficient to service its indebtedness and make anticipated capital expenditures. The Company anticipates that it may need to refinance all or a portion of its indebtedness (including the Notes and the CTI Bonds) on or prior to its scheduled maturity. There can be no assurance that the Company will be able to effect any required refinancings of its indebtedness (including the Notes and the CTI Bonds) on commercially reasonable terms or at all. See "Risk Factors".

INFLATION

  Because of the relatively low levels of inflation experienced in 1995, 1996 and 1997, inflation did not have a significant effect on CCIC's, Crown's or CTI's results in such years.

COMPENSATION CHARGES RELATED TO STOCK OPTION GRANTS

  During the period from April 24, 1998 through July 15, 1998, CCIC granted options to employees and executives for the purchase of 3,236,980 shares of its Common Stock at an exercise price of $7.50 per share. Of such options, options for 1,810,730 shares will vest upon consummation of the Offering and the remaining options for 1,426,250 shares will vest at 20% per year over five years, beginning one year from the date of grant. In addition, CCIC has assigned its right to repurchase shares of its Common Stock from a stockholder (at a price of $6.26 per share) to two individuals (including an expected director nominee) with respect to 100,000 of such shares. Since the granting of these options and the assignment of these rights to repurchase shares occurred subsequent to the date of the Share Exchange Agreement and at prices substantially below the expected price to the public in the Offering, CCIC will record a non-cash compensation charge related to these options and shares based upon the difference between the respective exercise and purchase prices and the price to the public in the Offering. Such compensation charge will total approximately $35.1 million, of which approximately $20.2 million will be recognized upon consummation of the Offering (for such options and shares which vest upon consummation of the Offering), and the remaining $14.9 million will be recognized over five years (approximately $3.0 million per year) through the second quarter of 2003.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 128 in its financial statements for the year ended December 31, 1997.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company has adopted the requirements of SFAS 130 in its financial statements for the three months ended March 31, 1998.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic areas in which they operate and their major customers. SFAS 131 also requires that certain information about operating segments be reported in interim financial statements. SFAS 131 is effective for periods beginning after December 15, 1997. The Company will adopt the requirements of SFAS 131 in its financial statements for the year ending December 31, 1998.

YEAR 2000 COMPLIANCE

  The Company is in the process of conducting a comprehensive review of its computer systems to identify which of its systems will have to be modified, upgraded or converted to recognize and process dates after December 31, 1999 (the "Year 2000 Issue"), and is in the initial stages of developing an implementation plan to resolve the issue. The Company expects to incur internal staff costs, as well as other expenses, related to testing and updating its systems to prepare for the Year 2000. The Company presently believes that, with modifications and upgrades to existing software and successful conversion to new software, the Year 2000 Issue will not pose significant operational problems for the Company's systems as so modified, upgraded or converted. Although the Company is in the initial phases of determining the impact of the Year 2000 Issue, the Company anticipates it will be fully Year 2000 compliant by September 1, 1999; however, any delays or omissions by the Company or its customers, suppliers or contractors to resolve the Year 2000 Issue could materially adversely affect the Company's business, financial condition or results of operations. There can be no assurance that amounts to be spent on addressing the Year 2000 Issue will not be material.

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

                              INDUSTRY BACKGROUND

GENERAL

  The Company owns, operates and manages wireless communications and broadcast transmission infrastructure, including towers and other communications sites, and also provides a full range of complementary network support services. Each of the wireless communications and broadcasting industries is currently experiencing a period of significant change.

  The wireless communications industry is growing rapidly as new wireless technologies are developed and consumers become more aware of the benefits of wireless services. Wireless technologies are being used in more applications and the cost of wireless services to consumers is declining. A significant number of new competitors in the wireless communications industry have developed as additional frequency spectrum has become available for a wide range of uses, most notably PCS and PCN. This competition, combined with an increasing reliance on wireless communications by consumers and businesses, has led to an increased demand for higher quality, uninterrupted service and improved coverage, which, in turn, has led to increased demand for communications sites as new carriers build out their networks and existing carriers upgrade and expand their networks to maintain their competitiveness. These trends are affecting the wireless communications industry around the world.

  As the wireless communications industry has become more competitive, wireless communications carriers have sought operating and capital efficiencies by outsourcing certain network services and the build-out and operation of new and existing infrastructure and by co-locating transmission equipment with other carriers on multiple tenant towers. The need for co-location has also been driven by the growing trend by municipalities to slow the proliferation of towers. Further, the Company believes that there has been a fundamental shift in strategy among established wireless communications carriers relating to infrastructure ownership. The Company believes that in order to free up capital for the growth and management of their customer bases and expansion of their service offerings, such carriers are beginning to seek to sell their wireless communications infrastructure to, or establish joint ventures with, experienced infrastructure providers that have the ability to manage networks. The Company believes that those infrastructure providers with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure.

  The television broadcasting industry is experiencing significant change because of the impending widespread deployment of digital terrestrial television. In the United States, the FCC has required the four major networks (ABC, CBS, NBC and Fox) to commence DTV broadcasts in the top ten markets by May 1999 and in the top 30 markets by November 1999. In the United Kingdom, pursuant to the Broadcasting Act 1996, six digital television transmission multiplexes, which permit the holders to transmit digital television broadcasting services, have been allocated with digital transmission expected to commence on a commercial basis in late 1998. Australia, France, Germany, Japan, Spain and Sweden are expected to be the next countries to introduce digital terrestrial television, followed by other European nations and later by developing countries. Many countries are expected to start to establish digital services within the next five years. The shift to digital transmission will require network design, development and engineering services and the significant enhancement of existing broadcast transmission infrastructure, including new transmission and monitoring equipment and the modification, strengthening and construction of towers (including over 1,000 tall towers in the United States). In addition, state-run broadcast transmission networks are continuing to be privatized throughout the world.

  The Company expects these trends to continue around the world in both the wireless communications and broadcasting industries. The Company believes that the next logical step in the outsourcing of infrastructure by wireless communications carriers and broadcasters will be the outsourcing of the operation of their towers and transmission networks, including the transmission of their signals, in much the same way as the BBC has done with its transmission network. This outsourcing will allow carriers to realize additional operating and capital efficiencies and to focus on management of their customer bases and expansion of their service offerings. Management believes that such carriers will only entrust the transmission of their signals to those infrastructure providers, such as the Company, that have the ability to manage towers and transmission networks and a proven track record of providing end-to-end services to the wireless communications and broadcasting industries.

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

DEVELOPMENT OF THE TOWER INDUSTRY

  United States. The U.S. wireless communications industry was transformed in the 1970s through the issuance of licenses by the FCC to provide high quality communications services to vehicle-mounted and hand-held portable telephones, pagers and other devices. The licensees built and began operating wireless networks that were supported by communication sites, transmission equipment and other infrastructure. In the early 1980s, the number of towers began to expand significantly with the development of more advanced wireless communications systems, particularly cellular and paging. Nevertheless, as additional towers were built by the wireless communications carriers, they often were built for a single purpose rather than as multiple tenant towers. Further, these towers were generally owned and maintained by carriers and were treated as corporate cost centers operated primarily for the purpose of transmitting or receiving such carriers' signals.

  During the mid-to-late 1980s, a number of independent operators of towers began to emerge. These independent tower operators focused on owning and managing towers with multiple tenants by adding lessees to existing and reconstructed towers. The Company believes the majority of these operators were small business owners with a small number of local towers and few services other than site rental. In the last five years, however, several larger independent tower operators have emerged as demand for wireless services has continued to grow and as additional high frequency licenses have been awarded for new wireless services (including PCS, narrowband paging and wireless local loop), each requiring networks with extensive tower infrastructure. These independent tower operators have sought to acquire smaller operators as well as suitable clusters of towers formerly owned by carriers and broadcasters in order to establish regional and national "tower footprints". Carriers expanding or building a network in a geographic area generally seek to lease space for antennas from a tower company with a strategically located cluster of towers and other communication sites in that area in order to efficiently and effectively establish service coverage in a given market.

  Today, towers are owned by a variety of companies, including wireless communications carriers, local and long distance telecommunications companies, broadcasting companies, independent tower operators, utilities and railroad companies. Despite the increasing demand for towers, the tower industry in the United States remains highly fragmented, with only a few independent tower operators owning a large number of towers. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local operators and purchase towers from wireless communications companies. In addition, wireless communications carriers are building out new, or filling in existing, tower footprints for new and existing wireless services. Independent operators have also expanded into a number of associated network and communication site services, including the design of communication sites and networks, the selection and acquisition of tower and rooftop sites (including the resolution of zoning and permitting issues) and the construction of towers. Previously, carriers typically handled such services through in-house departments, and local nonintegrated service contractors focused on specific segments such as radio frequency engineering and site acquisition.

  Broadcast towers in the United States have typically been owned and operated on a fragmented basis. Typically, each network affiliate in each major market owns and operates its own television broadcasting tower. Local stations often have co-located their transmission equipment on these towers. Radio broadcast towers have also typically been erected by each station in a given market. Both television and radio broadcast towers have generally been constructed only for a single user and would require substantial strengthening to house new digital transmission equipment or other analog transmission equipment. As a result, similar to wireless communications towers, such towers historically have been treated as corporate cost centers operated primarily for the purpose of transmitting such broadcasters' signals.

  United Kingdom. The first towers in the United Kingdom were built for the BBC's MF radio services. Additional towers were built in the 1940s to transmit HF radio services around the world. In the 1950s, both the BBC and Independent Television Authority (the predecessor of the Independent Broadcasting Authority) built towers for transmission of VHF television. The BBC used some of these towers and built additional towers in the 1960s for its VHF/FM radio services. UHF television started in 1964 and is now transmitted from some 1,100 towers. These towers have been built at a relatively constant rate (compared with wireless communications towers). The majority of tall towers were built in the 1950s and 1960s. The number of smaller towers built peaked at approximately 80 per year in the 1970s, reducing to approximately 25 per year in the early 1990s. The size and structure of towers varies widely due to location, antenna requirements and wind loading. Towers built primarily for broadcast transmission are often able to carry wireless communications antennas. Those that are currently incapable of doing so can be strengthened or replaced.

  Since 1982, the growth of wireless communications in the United Kingdom has led to significant expansion in the number of towers. Historically, there have been four major wireless communications carriers in the United Kingdom, each of which, in general, built towers for its own use, rather than as multiple tenant owners. These towers are owned and maintained by such carriers and, as in the United States, were treated as corporate cost centers operated primarily for the purpose of transmitting or receiving their signals. With the smaller geographic size of the United Kingdom, as compared to the United States, these carriers typically constructed their tower footprint to provide national coverage. Because of this nationwide buildout, independent tower owners have not developed as they have in the United States. In addition to wireless communications providers, towers in the United Kingdom are owned by a variety of companies, such as telecommunications companies, utilities and railroad companies.

  Today, tower owners are upgrading their networks to provide more capacity and better service to their customers, while new entrants to the wireless communications market have sought to acquire rapid access to networks that provide national coverage. With the significant costs associated with the approval process for and the construction of new towers, and the significant capital requirements associated with ownership of tower infrastructure, wireless communications carriers have begun to look to third party tower owners to co-locate their antennas on existing towers, to build, own and operate new towers and to acquire such carriers' portfolios of existing towers.

CHARACTERISTICS OF THE TOWER INDUSTRY

  Management believes that, in addition to the favorable growth and outsourcing trends in the wireless communications and broadcasting industries and high barriers to entry as a result of regulatory and local zoning restrictions associated with new tower sites, tower operators benefit from several favorable characteristics. The ability of tower operators to provide antenna sites to customers on multiple tenant towers provides them with diversification against the specific technology, product and market risks typically faced by any individual carrier. The emergence of new technologies, carriers, products and markets may allow independent tower operators to further diversify against such risks. Additionally, tower operators face increased "Not-In-My-Backyard" ("NIMBY") sentiment by communities and municipalities, which is reducing the number of opportunities for new towers to be built and driving the trend toward co-location on multiple tenant towers.

  The Company believes that independent tower operators also benefit from the contractual nature of the site rental business and the predictability and stability of monthly, recurring revenues. In addition, the site rental business has low variable costs and significant operating leverage. Towers generally are fixed cost assets with minimal variable costs associated with additional tenants. A tower operator can generally expect to experience increasing operating margins when new tenants are added to existing towers.

  The site rental business typically experiences low tenant churn as a result of the high costs that would be incurred by a wireless communications carrier were it to relocate an antenna to another site and consequently be forced to re-engineer its network. Moving a single antenna may alter the pre-engineered maximum signal coverage, requiring a reconfigured network at significant cost to maintain the same coverage. Similarly, a television or FM broadcaster would incur significant costs were it to relocate a transmitter because, in order to avoid interruption of its transmissions, it would be necessary for the broadcaster to install and commence operations of a second broadcast site prior to ceasing signal transmission at the first site. In addition, regulatory problems associated with licensing the location of the new antenna with the FCC, in the United States, or being licensed for the location by the Radiocommunications Agency (the "RA") in the United Kingdom, may arise if the new location is at the edge of the wireless communication carrier's coverage area and if there is a possible adverse impact on other carriers. Municipal approvals are becoming increasingly difficult to obtain and may also affect the carrier's decision to relocate. The costs associated with network reconfiguration and FCC, RA and municipal approval and the time required to complete these activities may not be justified by any potential savings in reduced site rental expense.

TRENDS IN THE WIRELESS COMMUNICATIONS AND BROADCASTING INDUSTRIES

  The Company's existing and future business opportunities are affected by the ongoing trends within the two major industries it serves, namely the wireless communications industry and the radio and television broadcasting industry. Each of these industries is currently experiencing a period of significant change that the Company believes is creating an increasing demand for communication sites and related infrastructure and network support services.

 Wireless Communications

  The wireless communications industry now provides a broad range of services, including cellular, PCS, paging, SMR and ESMR. The industry has benefitted in recent years from increasing demand for its services, and industry experts expect this demand to continue to increase.

  The Company believes that more communication sites will be required in the future to accommodate the expected increase in demand for wireless communications services. Further, the Company sees additional opportunities with the development of higher frequency technologies (such as PCS), which have a reduced cell range as a result of signal propagation characteristics that require a more dense network of towers. In addition, network services may be required to service the network build-outs of new carriers and the network upgrades and expansion of existing carriers.

  In addition to the increasing demand for wireless services and the need to develop and expand wireless communications networks, the Company believes that other trends influencing the wireless communication industry have important implications for independent tower operators. In order to speed new network deployment or expansion and generate efficiencies, carriers are increasingly co-locating transmission equipment with that of other network operators. The trend towards co-location has been furthered by the NIMBY arguments generated by local zoning/planning authorities in opposition to the proliferation of towers. Further, the number of competitors in wireless communications is increasing due to the auction of new spectrum and the deployment of new technologies. In this increasingly competitive environment, many carriers are dedicating their capital and operations primarily to those activities that directly contribute to subscriber growth, such as marketing and distribution. These carriers, therefore, have sought to reduce costs and increase efficiency through the outsourcing of infrastructure network functions such as communication site ownership, construction, operation and maintenance. Further, the Company believes that these carriers are beginning to seek to move their tower portfolios off their balance sheets through sales to, or joint ventures with, experienced tower operators who have the proven capability to provide end-to-end services to the wireless communications industry.

  United States. Current emerging wireless communications systems, such as PCS and ESMR, represent an immediate and sizable market for independent tower operators and network services providers as carriers build out large nationwide and regional networks. While several PCS and ESMR carriers have already built limited networks in certain markets, these carriers still need to fill in "dead zones" and expand geographic coverage. The Cellular Telecommunications Industry Association ("CTIA") estimates that, as of December 31, 1997, there were 51,600 antenna sites in the United States. The Personal Communications Industry Association ("PCIA") estimates that the wireless communications industry will construct at least 100,000 new antenna sites over the next 10 years. As a result of advances in digital technology, ESMR operators, including Nextel, have also begun to design and deploy digital mobile telecommunications networks in competition with cellular carriers. In particular response to the increased competition, cellular operators are re-engineering their networks by increasing the number of sites, locating sites within a smaller radius, filling in "dead zones" and converting from analog to digital cellular service in order to manage subscriber growth, extend geographic coverage and provide competitive services. The demand for communication sites is also being stimulated by the development of new paging applications, such as e-mail and voicemail notification and two-way paging, as well as other wireless data applications. In addition, as wireless communications networks expand and new networks are deployed, the Company anticipates that demand for microwave transmission facilities that provide "backhaul" of traffic between communications sites to or from a central switching facility will also increase.

  Licenses are also being awarded, and technologies are being developed, for numerous new wireless applications that will require networks of communication sites. Future potential applications include those that will be deployed by the winners of licenses auctioned in February and March 1998 for local multi-point distribution services, including wireless local loop, wireless cable television, wireless data and wireless Internet access. Radio spectrum required for these technologies has, in many cases, already been awarded and licensees have begun to build out and offer services through new wireless systems. Examples of these systems include local loop networks operated by WinStar and Teligent, wireless cable networks operated by companies such as Cellular Vision and CAI Wireless, and data networks being constructed and operated by RAM Mobile Data, MTEL and Ardis.

  United Kingdom. As in the United States, the development of newer wireless communications technologies, such as PCN and digital Terrestrial Trunked Radio ("TETRA"), provides tower operators with immediate opportunities for site rental and new tower buildout. The four existing national GSM/PCN carriers continue to fill in dead zones and add capacity to their networks. Also, the carrier that is using the TETRA standard, which is similar to GSM and has been adopted throughout Europe, is deploying a network across the United Kingdom. The United Kingdom's newly-licensed wireless local loop operators have the potential to be important site rental customers. Wireless local loop operators provide telephony services that are comparable to the range and quality of services delivered over the fixed wire networks. This technology is being rapidly deployed as a low-cost alternative to fixed networks. To date, a total of seven spectrum licenses have been awarded to companies planning to deploy wireless loop systems. In addition, the deployment of a new national digital PMR system (using the TETRA standard) for the use of the U.K. emergency services and the announced licensing in early 1999 by the U.K. Government of UMTS (Universal Mobile Telecommunications Service) networks, which will be the third generation of cellular, should create additional demand for antenna space and tower sites.

 Radio and Television Broadcasting

  General. There are currently three main transmission delivery methods for television and radio broadcasts: terrestrial, direct-to-home ("DTH") satellite and cable. Terrestrial technology, the most common delivery method in the United States and many other countries including the United Kingdom, relies on signal transmission by wireless telegraphy from a network of terrestrial transmitters for direct reception by viewers or listeners through an aerial system. Satellite signals are transmitted to satellites that then beam the signal over a target area (satellite footprint) for reception by a customer's satellite dish. A satellite customer must either purchase or rent a dish and a receiver/decoder and pay subscription fees to the relevant provider. A cable television customer typically rents a receiver/decoder and pays a subscription fee to receive services that are distributed to the home through co-axial or fiber optic cable.

  Until the 1990s, all three delivery methods used analog technology, which remains the most widespread technology in use today. In the early 1990s, digital technology was developed for radio and television broadcasting and has begun to be introduced for the transmission of radio and television signals. Digital transmission is now possible by terrestrial, satellite and cable methods.

  Digital technology allows a number of signals to be compressed and interleaved, using a technical process called "multiplexing", before the combined signal is transmitted within a single frequency channel. This process makes the signal more robust, allowing the use of parts of the spectrum unavailable to analog. A greater quantity of audio-visual information can be transmitted with the same amount of frequency spectrum allowing higher resolution or multiple channels to be broadcast. At the point of reception, the compression and interleaving are decoded and individual signals recovered.

  Some of the principal advantages of digital compared to analog transmission include: (i) greater number, choice and flexibility of broadcasting services offered; (ii) scope for greater interactivity on the part of viewers and listeners; (iii) greater capacity for pay-television (subscription and pay-per-view) as well as free-to-air services; and (iv) enhanced picture quality and sound. The development and timing of implementation of digital transmission technology to the general public is a function of several factors, including technological advancement, cost of equipment and conversion process, quality improvement of visual and sound transmission and demand for terrestrial bandwidth. The transition to digital transmission will involve additional costs to viewers and program and transmission service providers. Viewers will require additional equipment such as set-top boxes or digital televisions. Program providers have begun to re-equip their studios and production facilities with digital technology.

  United States. Prior to the introduction of digital transmission, the U.S. broadcasting industry had generally been a mature one in terms of demand for transmission tower capacity, although even then opportunities existed for independent tower operators to purchase transmission networks, manage them on behalf of broadcasters under long-term contracts and lease space on broadcasting towers to wireless communications carriers.

  The FCC-mandated introduction of digital television broadcasting will provide new opportunities for independent tower operators. The conversion of broadcasting systems from analog to digital technology will require a substantial number of new towers to be constructed to accommodate the new systems and analog equipment displaced from existing towers. Even with DTV transmissions, television station owners will continue to broadcast the existing analog signals for a number of years. Broadcasters that own their own tower infrastructure may elect to remove third-party tenants from their towers to make room for their own DTV equipment. These displaced tenants, and tower owners that are unable to remove existing third party tenants from their towers, will require new towers to accommodate their transmission equipment. The National Association of Broadcasters projects that by the year 2010 approximately 1,400 tall towers will be required to be built, strengthened or modified to support DTV, with 200 towers required in the top 50 markets within the next five years. Further, because of the need for broadcasters to purchase new transmission equipment to deploy DTV, they will have fewer resources to devote to the buildout of new tower infrastructure. The Company believes that these circumstances, along with the relative scarcity of suitable sites and prevalent NIMBY attitudes, will allow experienced tower operators to build and operate multiple tenant broadcast towers to transmit DTV signals. These towers will also be attractive sites for the distribution of FM radio broadcasts.

  United Kingdom. The broadcasting industry in the United Kingdom has generally been a mature one in terms of demand for transmission tower capacity. Existing towers provide almost universal coverage for analog transmission, which remains the primary mode of transmission for television and radio programs in the United Kingdom. Most of the BBC's radio services, three Independent National Radio services and many local services are broadcast by analog terrestrial means. Some radio services are also available by satellite and cable for reception on fixed installations, but not portable or mobile sets.

  Digital television services in the United Kingdom will be launched in 1998 from terrestrial transmitters (DTT), satellite (DST) and cable (DCT). The Broadcasting Act of 1996 sets out a framework for the licensing of digital terrestrial multiplexes and an industry interest group has been established to coordinate the establishment of digital television in the United Kingdom. The British Government has allocated six multiplexes for DTT: two and one-half of these multiplexes were reserved for the BBC, ITV, Channel 4, S4C and Channel 5, three were recently awarded to BDB (which is a joint venture of Carlton Communications PLC and Granada Group PLC) and the other one-half was awarded to S4C Digital Network. The Company has been awarded the digital transmission contract for the four multiplexes held by the BBC and BDB, while NTL has been awarded the digital transmission contract for the other two multiplexes.

  Build-out of digital terrestrial transmission equipment in the United Kingdom is being based on existing analog terrestrial infrastructure, including transmission sites and towers. In the initial phase of the rollout of digital terrestrial transmission equipment, 81 analog transmission sites and towers will be upgraded with new transmitters and associated systems required to support DTT. Digital broadcasts from these sites are expected to reach approximately 90% of the U.K. population. It is expected that additional sites will continue to be upgraded until the "vast majority" of viewers can receive digital broadcasts.

  While no formal timetable has been set for the discontinuation of analog terrestrial television broadcasting, the British Government has announced its intention to review, by 2002, the timing of analog "switch-off". When analog television transmission ceases, large amounts of frequency spectrum will be released. New uses for this spectrum have not yet been defined but applications are likely to include other digital broadcasting applications and mobile communications. The spectrum is inherently suitable for terrestrial transmission, so it is likely that existing towers will be used to provide many of the new services.

  In September 1995, the BBC launched the United Kingdom's first digital radio service, which is now broadcast to approximately 60% of the U.K. population from 29 transmission sites. Independent National Radio ("INR") and Independent Local Radio licenses for additional digital radio multiplexes are expected to be issued by the end of 1998.

  To date, existing broadcast towers have been used as transmission sites for the BBC's digital radio service, and it is anticipated that existing towers also will be used for the independent services, often sharing the antennas used for the BBC's digital radio service. While digital radio has the advantage of using a single frequency network, which enables expanded geographic coverage as compared with the multiple frequency networks used for analog radio, to replicate the coverage of analog radio it will be necessary to broadcast digital radio from more sites than at present. Although detailed planning has not yet begun, it is expected that existing towers will provide the necessary sites. As with DTT, the Company believes that ownership of key broadcasting sites across the United Kingdom will allow an experienced operator to provide the infrastructure necessary to accomodate the growth in digital radio at minimum cost.

                                   BUSINESS

  The Company is a leading U.S. and international provider of wireless communications and broadcast transmission infrastructure and related services. The Company owns, operates and manages towers, rooftop sites and broadcast transmission networks, and provides a full range of complementary services including network design and site selection, site acquisition, site development and construction, antenna installation and network management and maintenance. The Company has 19 years of experience in the ownership, leasing and management of wireless communications sites and a 75-year history of broadcast transmission and network management. Based on its industry position and experience, the Company believes it is positioned to capitalize on global growth opportunities arising from (i) the expansion of existing networks and the introduction of new networks in the wireless communications industry, (ii) the consolidation of tower ownership generally, including the transfer of infrastructure ownership from major wireless communications carriers to independent infrastructure providers, (iii) the ongoing privatization of state-run broadcast transmission networks around the world and (iv) the widespread introduction of digital transmission technology in the broadcasting industry. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company had pro forma revenues of $180.9 million and $45.9 million, respectively.

  The Company's site rental business involves leasing antenna space to customers on its owned and managed towers and rooftop sites. The Company generally receives fees for installing a customer's equipment and antennas on a tower and also receives monthly rental payments from customers under site leases that typically range in term from three to five years. The Company's major site rental customers include Aerial Communications, American Paging, AT&T Wireless, Bell Atlantic Mobile, BellSouth Mobility, Motorola, Nextel, PageNet and Sprint PCS in the United States and Cellnet, National Transcommunications Limited, One2One, Orange Personal Communications and Vodafone in the United Kingdom.

  The Company's broadcast transmission business includes both the transmission of analog and digital television and radio broadcasts and the construction of new multiple tenant broadcast towers. In the United Kingdom, the Company provides analog transmission services for two national television services, seven national radio services and 37 local radio stations through its network of 3,462 transmitters. These services are provided under long-term contracts with the BBC and two national commercial radio companies. In addition, the Company has long-term contracts to provide digital transmission services to the BBC and BDB, which together are the holders of four of the six multiplexes for digital terrestrial television broadcasting throughout the United Kingdom. In the United States, the Company plans to build new multiple tenant broadcast towers in locations where additional tower capacity is required to accommodate digital transmission equipment and analog transmission equipment displaced from existing towers.

  The Company has developed, maintains and deploys primarily for its own use extensive wireless communications and broadcast transmission network design and radio frequency engineering expertise, as well as site acquisition, site development and construction and antenna installation capabilities. The Company has a team of over 300 engineers with state-of-the-art wireless communications and broadcast transmission network design and radio frequency engineering expertise. The Company plans to leverage its technical expertise and operational experience to enter into build-to-suit and purchase contracts with, and to enter into joint ventures to own and operate the wireless communications infrastructure of, various wireless communications carriers around the world. The Company believes the primary criteria of such carriers in selecting a company to construct, own or operate their wireless communications infrastructure will be the company's capability to maintain the integrity of their networks, including their transmission signals. Therefore, the Company believes that those companies with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure.

  As of April 30, 1998, the Company owned or managed 1,211 towers and 70 revenue producing rooftop sites. In addition, the Company had 1,217 rooftop sites under management throughout the United States that were not revenue producing but were available for leasing to customers and, in the United Kingdom, the Company had 54 revenue producing rooftop sites that were occupied by the Company's transmitters but were not available for leasing to customers. The Company's major tower footprints consist of 752 owned and managed towers located across the United Kingdom, 196 owned and managed towers located in western Pennsylvania (primarily in and around the greater Pittsburgh area), 181 owned and managed towers located in the southwestern United States (primarily in Texas), 14 owned towers located on mountaintops across Puerto Rico and 22 towers along I-95 in North Carolina and South Carolina. In addition, the Company is currently constructing 26 new towers on existing sites and has 29 site acquisition projects in process for sites for its own use.

  The Company is actively seeking opportunities for strategic acquisitions of communications sites and transmission networks and is currently in discussions with respect to potential significant acquisitions, investments and joint venture opportunities. In connection with a site marketing agreement recently entered into between the Company and BellSouth Mobility, the Company and BellSouth have agreed to explore future arrangements relating to the ownership, utilization and management of BellSouth's tower sites throughout the United States. The Company is also intending to submit a bid in connection with an auction by a major Regional Bell Operating Company of its U.S. wireless communications infrastructure. Similarly, the Company has bid on the tower assets, which encompass more than 250 U.S. tower sites, currently being auctioned by Vanguard Cellular. In addition, the Company is pursuing acquisition opportunities in Australia and New Zealand, including in certain instances together with other partners. For example, the Company, together with Fay Richwhite & Company Limited and Berkshire Partners LLC, has made an offer in respect of a wireless communications network, including its tower infrastructure and radio frequency spectrum. If such offer is successful and the transaction is consummated, the Company anticipates that it would invest up to approximately $50.0 million for a substantial minority interest in the acquired business. The Company is also pursuing other potential acquisitions of communications sites and transmission networks, including in connection with privatizations of state-owned networks. Any of the foregoing discussions or auctions could result in an agreement with respect to a significant acquisition, investment or joint venture in the near term. However, there can be no assurance that the Company will consummate any of the foregoing transactions in the near term or at all. See "Risk Factors--Broad Discretion in Application of Proceeds" and "Risk Factors--Managing Integration and Growth".

BACKGROUND

  Founded in 1994, the Company acquired 127 towers located in Texas, Colorado, New Mexico, Arizona, Oklahoma and Nevada from PCI in 1995. Also in 1995, in order to expand its geographic coverage, scope of services and client base, the Company consummated the Spectrum Acquisition for a leading rooftop management and engineering firm that manages rooftop sites. The Spectrum Acquisition provided the Company with management revenues for 44 rooftop sites, as well as important relationships with carriers, and gave the Company an entry into the market for wireless network services.

  In 1996, the Company acquired from Motorola a strategic cluster of 14 towers located on mountaintops across Puerto Rico, as well as one rooftop site and an island-wide microwave and SMR system. The Puerto Rico Acquisition gave the Company a strategic tower footprint, and positioned the Company to be a leading independent tower operator in the Puerto Rican market. In addition, in July 1996, CCIC purchased an option to acquire 36% of TEA, which represented a significant step for the Company towards becoming a full service provider of wireless network services. TEA is a leading site acquisition firm offering carriers specialized expertise in site selection, site acquisition, zoning, permit procurement and project management. In May 1997, CCIC acquired all the outstanding shares of TEA. In June 1997, the Company purchased a minority interest in VISI, which intends to provide computerized geographic information for a variety of business applications (including site acquisition and telecommunication network design).

  In February 1997, CCIC, along with Candover Investments plc, TdF and Berkshire, formed CTI to purchase the BBC Home Service Transmission Business. Following the CTI Investment, the Company owned 34.3% of CTI. The BBC Home Service Transmission Business included ownership of approximately 730 towers in the United Kingdom and rights to locate broadcast transmission equipment on an additional 558 towers in the United Kingdom owned by NTL, CTI's primary competitor. In addition, CTI entered into a 10-year contract with the

BBC to provide analog television and analog and digital radio transmission services in the United Kingdom. With the acquisition of the BBC Transmission Business, the Company, through its affiliation with CTI, gained access to an expertise in broadcast transmission upon which the Company believes it can capitalize in other markets.

  In August 1997, CCIC expanded its tower footprints and enhanced its network services offering in the United States by consummating the Crown Merger. The assets acquired through the Crown Merger included 61 owned towers and exclusive rights to lease antenna space on 147 other towers and rooftop sites, most of which are located in and around the greater Pittsburgh area, giving the Company a significant presence in that market. The remaining acquired Crown communication sites are located in Pennsylvania, West Virginia, Kentucky, Ohio and Delaware. The Crown assets included engineering and operational expertise and management experience. The Crown Merger also provided the Company with relationships with major wireless communications carriers such as Aerial Communications, AirTouch Cellular, Bell Atlantic Mobile, AT&T Wireless, PageNet, Nextel and Sprint PCS.

THE ROLL-UP

  On April 24, 1998, the Company entered into a Share Exchange Agreement pursuant to which, concurrently with the closing of the Offering, (i) all shareholders of CTSH (other than the Company, TdF and DFI) will exchange their shares of capital stock of CTSH for shares of Common Stock of the Company and
(ii) DFI will exchange its shares of capital stock of CTSH for shares of Class A Common Stock of the Company. In connection with such exchanges, the Company will exercise warrants to acquire additional shares of capital stock of CTSH and subscribe for additional shares of capital stock of CTSH. Such transactions are collectively referred to herein as the "Exchange". Upon consummation of the Exchange, the Company will own 80.0% of CTSH and TdF will own the remaining 20.0%. Immediately prior to the Exchange, (i) each share of the Company's Existing Class A Common Stock will be converted into 1.523148 shares of Common Stock, (ii) each share of the Company's Existing Class B Common Stock will be reclassified as one share of Common Stock and (iii) each share of the Company's Existing Preferred Stock will be converted into one share of Common Stock. See "The Roll-Up".

  Upon the consummation of the Offering, after giving effect to the Roll-Up:
(i) DFI will own all of the outstanding Class A Common Stock (which is convertible into shares of Common Stock and represents a 10.4% beneficial ownership interest in the Company's Common Stock) and DFI and TdF together will (after giving effect to the TdF Conversions) beneficially own 25.0% of the Company's Common Stock; (ii) the Candover Group will beneficially own 11.6% of the Company's Common Stock; (iii) the Berkshire Group will beneficially own 21.2% of the Company's Common Stock; (iv) the Centennial Group will beneficially own 10.0% of the Company's Common Stock; (v) the Crown Parties will beneficially own 3.8% of the Company's Common Stock; and (vi) executive officers of the Company (excluding Mr. Crown) will beneficially own 6.1% of the Company's Common Stock. See "Principal and Selling Stockholders".

  Following the Roll-Up, TdF will have certain significant governance and other rights with respect to the Company and the CTI business. Subject to certain conditions, TdF's consent will be required for the Company or CTI to undertake certain actions, including making certain acquisitions or dispositions, entering into strategic alliances with certain parties and engaging in certain business combinations. See "Risk Factors--Risks Related to Agreements with TdF" and "The Roll-Up--Roll-Up Agreements".

  In addition, subject to certain conditions, (i) during the two year period following consummation of the Offering, TdF will have the right to exchange its shares of capital stock of CTSH for shares of Class A Common Stock of the Company at the Exchange Ratio (as defined) and (ii) on the second anniversary of the consummation of the Offering, the Company will have the right to require TdF to exchange its shares of capital stock of CTSH for shares of Class A Common Stock of the Company at the Exchange Ratio; provided, however, that in each case TdF will retain ownership of one CTSH share and, therefore, will retain its governance rights with respect to CTI until its ownership interest in the Company falls below 5%. See "Risk Factors--Risks Related to Agreements with TdF", "The Roll-Up--Roll-Up Agreements" and "Description of Capital Stock".

BUSINESS STRATEGY

  The Company's objective is to become the premier global provider of wireless communications and broadcast transmission infrastructure and related services. The Company's experience in establishing and expanding its existing tower footprints, its experience in owning and operating both analog and digital transmission networks, its significant relationships with wireless communications carriers and broadcasters and its ability to offer customers its in-house technical and operational expertise, uniquely position it to capitalize on global growth opportunities. The key elements of the Company's business strategy are to:

  . MAXIMIZE UTILIZATION OF TOWER CAPACITY. The Company is seeking to take advantage of the substantial operating leverage of its site rental business by increasing the number of antenna leases on its owned and managed communications sites. The Company believes that many of its towers have significant capacity available for additional antenna space rental and that increased utilization of its tower capacity can be achieved at low incremental cost. For example, prior to the Company's purchase of the BBC's broadcast transmission network in 1997, the rental of available antenna capacity on the BBC's premier tower sites was not actively marketed to third parties. The Company believes there is substantial demand for such capacity. In addition, the Company believes that the extra capacity on its tower footprints in the United States and the United Kingdom will be highly desirable to new entrants into the wireless communications industry. Such carriers are able to launch service quickly and relatively inexpensively by designing the deployment of their networks based on the Company's attractive existing tower footprints. Further, the Company intends to selectively build and acquire additional towers to improve the coverage of its existing tower footprints to further increase their attractiveness. The Company intends to use targeted sales and marketing techniques to increase utilization of and investment return on its existing, newly constructed and acquired towers.

  . LEVERAGE EXPERTISE OF CCI AND CTI PERSONNEL TO IMPLEMENT GLOBAL GROWTH STRATEGY. The Company is seeking to leverage the skills of its personnel in the United States and the United Kingdom. The Company believes that its ability to manage networks, including the transmission of signals, will be an important competitive advantage in its pursuit of global growth opportunities. With its wireless communications and broadcast transmission network design and radio frequency engineering expertise, the Company is well positioned (i) to partner with major wireless communications carriers to assume ownership of their existing towers,
     (ii) to provide build-to-suit towers for wireless communications carriers and broadcasters and (iii) to acquire existing broadcast transmission networks that are being privatized around the world.

  . PARTNER WITH WIRELESS COMMUNICATIONS CARRIERS TO ASSUME OWNERSHIP OF THEIR EXISTING TOWERS. The Company is seeking to partner with major wireless communications carriers to assume ownership of their existing towers directly or through joint ventures. The Company believes the primary criteria of such carriers in selecting a company to own and operate their wireless communications infrastructure will be the company's perceived capability to maintain the integrity of their networks, including their transmission signals. Therefore, the Company believes that those companies with a proven track record of providing end-to-end services will be best positioned to successfully acquire access to such wireless communications infrastructure. The Company is currently in discussions with major wireless communications carriers in the United States to form joint ventures that would own and operate their towers and believes that similar opportunities will arise globally as the wireless communications industry further expands.

  . PROVIDE BUILD-TO-SUIT TOWERS FOR WIRELESS COMMUNICATIONS CARRIERS AND BROADCASTERS. As wireless communications carriers continue to expand and fill-in their service areas, they will require additional communications sites and will have to build new towers where co-location is not available. Similarly, the introduction of DTV in the United States will require the construction of new broadcast towers to accommodate new digital transmission equipment and analog transmission equipment displaced from existing towers. The Company is aggressively pursuing these build-to-suit opportunities, leveraging on its ability to offer end-to-end services. In addition, the Company intends to pursue build-to-suit opportunities through any joint venture or similar arrangement it establishes in connection with the acquisition of existing towers from wireless communications carriers.

  . ACQUIRE EXISTING BROADCAST TRANSMISSION NETWORKS. In 1997, CTI successfully acquired the privatized domestic broadcast transmission network of the BBC. In addition, the Company is implementing the roll-out of digital television transmission services throughout the United Kingdom. As a result of this experience, the Company is well positioned to acquire other state-owned analog and digital broadcast transmission networks globally when opportunities arise. These state-owned broadcast transmission networks typically enjoy premier sites giving an acquiror the ability to offer unused antenna capacity to new and existing radio and television broadcasters and wireless communications carriers, as well as to install new technologies such as digital terrestrial transmission services. In addition, the Company's experience in broadcast transmission services allows the Company to consider, when attractive opportunities arise, acquiring wireless transmission networks as well as the acquisition of associated wireless communications infrastructure. The Company is currently pursuing a number of international acquisition and privatization opportunities.

  . CAPITALIZE ON MANAGEMENT EXPERIENCE. The Company's management team has extensive experience in the tower industry and in the management of broadcast transmission networks. Many of the senior executives have worked together for an extended period, which enables them to leverage their collective strengths in a rapidly changing industry environment. In addition, management is highly motivated to produce strong operating results based on their stock ownership in the Company.

THE COMPANY

  CCIC is a holding company that conducts all of its business through its subsidiaries. CCIC's two principal operating subsidiaries are CCI, through which it conducts its U.S. operations, and CTI, through which it conducts its U.K. operations.

U.S. OPERATIONS

  The Company's primary business focus in the United States is the leasing of antenna space on multiple tenant towers and rooftops to a variety of wireless communications carriers under long-term lease contracts. Supporting its competitive position in the site rental business, the Company maintains in-house expertise in, and offers its customers, infrastructure and network support services that include network design and communication site selection, site acquisition, site development and construction and antenna installation.

  The Company leases antenna space to its customers on its owned and managed towers. The Company generally receives fees for installing customers' equipment and antennas on a tower and also receives monthly rental payments from customers payable under site rental leases that generally range in length from three to five years. The Company's U.S. customers include such companies as Aerial Communications, AirTouch Cellular, American Paging, AT&T Wireless, Bell Atlantic Mobile, BellSouth Mobility, Cellular One, Federal Express, Lucent Technologies, Motorola, Nextel, Nokia, PageNet, Skytel, Sprint PCS and USA Mobile, as well as private network operators and various federal and local government agencies, such as the Federal Bureau of Investigation, the Internal Revenue Service and the U.S. Postal Service.

  At April 30, 1998, the Company owned or managed 459 towers and 70 revenue producing rooftop sites in the United States and Puerto Rico. In addition, the Company had 1,217 rooftop sites under management throughout the United States that were not revenue producing but were available for leasing to customers. The Company's major U.S. tower footprints are located in western Pennsylvania (primarily in and around the greater Pittsburgh area), in the southwestern United States (primarily in western Texas), across Puerto Rico and along I-95 in North Carolina and South Carolina. The Company plans to enhance and expand its tower footprints by building and acquiring multiple tenant towers in locations attractive to site rental customers. To that end, the

Company has developed, maintains and deploys for its own use extensive network design and radio frequency engineering expertise, as well as site selection, site acquisition and tower construction capabilities. The Company plans to leverage CCI's expertise and experience in building and acquiring new towers by entering into build-out, purchase or management contracts with various carriers and tower owners. For example, pursuant to an agreement with Nextel, as of April 30, 1998, the Company had constructed or purchased 46 sites, was in the process of constructing or receiving permits for an additional 30 sites and has the option to construct or purchase up to 113 additional multiple tenant towers with Nextel as an anchor tenant along certain interstate corridors. In addition, pursuant to this agreement, the Company purchased 46 of Nextel's existing towers clustered in various markets, including Philadelphia, Houston, Dallas and San Antonio and has the option to purchase four additional towers.

Communication Site Footprints

  At April 30, 1998, the Company owned 331 towers and managed an additional 128 towers and 70 revenue producing rooftop sites in the United States and Puerto Rico. The Company is in the process of building 23 towers. The following table indicates, as of April 30, 1998, the type and geographic concentration of CCI's owned and managed towers and revenue producing rooftop sites:

                                                               NUMBER % OF TOTAL
                                                               ------ ----------
Towers:
  Pennsylvania................................................  196      37.0%
  Texas.......................................................  129      24.4
  New Mexico..................................................   34       6.4
  Mississippi.................................................   21       4.0
  Puerto Rico.................................................   14       2.6
  West Virginia...............................................   12       2.3
  Arizona.....................................................   11       2.1
  North Carolina..............................................   11       2.1
  South Carolina..............................................   11       2.1
  All Others..................................................   20       3.8
                                                                ---     -----
                                                                459      86.8
Rooftops(a)...................................................   70      13.2
                                                                ---     -----
    Total.....................................................  529     100.0%
                                                                ===     =====

--------

(a) CCI manages an additional 1,217 rooftop sites throughout the United States that do not currently produce revenue but are available for leasing to its customers.

  The Company expects to significantly broaden its existing U.S. tower footprints and expand into new strategically clustered sites by building additional towers. To that end, the Company, through CCI, has developed and maintains and deploys for its own use extensive network design and radio frequency engineering expertise and tower construction capabilities. The Company plans to leverage CCI's network design expertise to build towers in areas where carriers' signals fail to transmit in their coverage area. The areas, commonly known as "dead zones", are attractive tower locations. Building a tower only after securing an anchor tenant, the Company usually has been able to add additional carriers that have the same "dead zone", the Company also plans to leverage CCI's expertise and experience in building new towers by entering into build-out or purchase contracts with various carriers, such as the Nextel Agreement. As of April 30, 1998, the Company was constructing 23 towers (including one tower pursuant to the Nextel Agreement) in western Pennsylvania, Ohio, Texas, South Carolina and North Carolina to enhance its regional presence in these areas. As part of the Nextel Agreement, the Company had the option to build or purchase up to 250 towers along interstate highways in the midwestern and eastern United States over the next two years. As of April 30, 1998, 46 of these sites had been completed, an additional 30 sites were in various stages of permitting and construction and 61 sites had been rejected because they did not meet the Company's investment criteria. See "--Significant Contracts--Nextel Agreement".

  The Company plans to use the towers acquired in the Crown Merger as a model for the towers it intends to build when population density and perceived demand are such that the Company believes the economics of constructing such towers are justified. Management believes the Crown towers are superior to those of its competitors because of their capacity and quality engineering. The multiple tenant design of the Crown towers obviates the need for expensive and time consuming modifications to upgrade undersized towers, saving critical capital and time for carriers facing time-to-market constraints. Using only hot dipped galvanized structures exceeding the standards of the American National Standards Institute, Electronics Industry Association and Telecommunications Industry Association, the Company builds towers capable of accommodating a large number of wireless antennas. The towers are also designed to easily add additional customers, and the equipment shelters are built to accommodate another floor for new equipment and air conditioning units when additional capacity is needed. The tower site is zoned for multiple carriers at the time the tower is constructed to allow new carriers to quickly utilize the site. In addition, the towers, equipment shelters and site compounds are engineered to protect and maintain the structural integrity of the site. Tower sites are designed to withstand severe wind, lightning and icing conditions, have shelters with exclusive security card access and are surrounded by ten foot barbed wire fences.

  The Company also plans to acquire towers in order to develop new tower footprints or to broaden its existing tower footprints. The Company believes that wireless communications carriers have begun to seek to sell, or establish joint ventures for the ownership of, their tower networks. See "Industry Background". The Company is actively seeking to enter into such arrangements with major wireless communications carriers. On a smaller scale, as part of the Nextel Agreement, the Company has purchased 46 of Nextel's existing towers and has the option to purchase an additional four towers. The Company believes that these towers will provide it with a portfolio of strategic clusters in Philadelphia, Houston, Dallas and San Antonio. The Company plans to continue to acquire additional towers from carriers, such as Nextel, and other independent tower operators as opportunities present themselves, although the Company currently has no agreements with regard to any such acquisitions.

  The Company generally believes it has significant capacity on a number of its towers in the United States and Puerto Rico. Many of the towers it acquired prior to the Crown Merger, however, may require significant modifications and improvements to raise them to the quality specifications of the Crown towers or to add additional customers. The Company intends to pursue these upgrades where it believes it can achieve appropriate returns to merit the necessary expenditure.

Products and Services

  The Company's products and services can be broadly categorized as either site rental, network services or broadcast site rental and services. Network services provided through CCI include network design and site selection, site acquisition, site development and construction and antenna installation.

 Site Rental

  In the United States, the Company rents antennae space on its owned and managed towers and rooftops to a variety of carriers operating cellular, PCS, SMR, ESMR, paging and other networks. The Company's U.S. site rental business has its headquarters in Pittsburgh, with sales offices in Houston, Albuquerque, Philadelphia and San Juan.

  Tower Site Rental. The Company leases space to its customers on its owned and managed towers. The Company generally receives fees for installing customers' equipment and antennas on a tower (as provided in the Company's network services programs) and also receives monthly rental payments from customers payable under site leases. In the United States, the majority of the Company's outstanding customer leases, and the new leases typically entered into by the Company, have original terms of five years (with three or four optional renewal periods of five years each) and provide for annual price increases based on the Consumer Price Index.

  The Company also provides a range of site maintenance services in order to support and enhance its site rental business. The Company believes that by offering services such as antenna, base station and tower maintenance and security monitoring, it is able to offer quality services to retain its existing customers and attract future customers to its communication sites. The Company was the first site management company in the United States selected by a major wireless communications company to exclusively manage its tower network and market the network to other carriers for co-location.

  The following table describes the Company's top ten revenue producing towers in the United States and Puerto Rico:

                                                    NUMBER OF   NUMBER OF   MARCH 1998
NAME                       LOCATION   HEIGHT (FT) TENANT LEASES  ANTENNA  MONTHLY REVENUE
----                     ------------ ----------- ------------- --------- ---------------
Crane................... Pennsylvania     450          100         131       $ 71,297
Bluebell................ Pennsylvania     300          110          98         52,753
Lexington............... Kentucky         500           89          85         36,794
Monroeville............. Pennsylvania     500           64          90         37,824
Sandia Crest............   New Mexico     140           16          37         26,264
Cranberry............... Pennsylvania     400           50          86         26,678
Cerro de Punta.......... Puerto Rico      220           39          61         25,048
Beaver.................. Pennsylvania     500           43          56         24,109
El Yunque............... Puerto Rico      200           36          81         26,100
Greensburg.............. Pennsylvania     375           36          62         24,053
                                                       ---         ---       --------
    Total...............                               583         787       $350,920
                                                       ===         ===       ========

  The Company has entered into master lease agreements with Aerial Communications, AT&T Wireless, Bell Atlantic Mobile, Nextel and Sprint PCS, among others, which provide certain terms (including economic terms) that govern new leases entered into by such parties during the term of their master lease agreements, including the lease of space on towers in the Pittsburgh major trading area ("Pittsburgh MTA"), which includes greater Pittsburgh and parts of Ohio, West Virginia and western Pennsylvania. Each of the Aerial Communications and Sprint PCS agreements has a 10-year master lease term through December 2006, with one 10-year and one five-year renewal period. Rents are adjusted periodically based on the cumulative Consumer Price Index. Nextel's master lease agreement with the Company has a 10-year master lease term through October 2006, with two 10-year renewal options. The Company has also entered into an independent contractor agreement with Nextel. The Bell Atlantic Mobile agreement has a 25-year master lease term through December 2020. The Company has also entered into a master lease agreement with Bell Atlantic whereby the Company has the right to lease antenna space to customers on towers controlled by Bell Atlantic Mobile. See "--Significant Contracts".

  The Company has significant site rental opportunities arising out of its agreements with Bell Atlantic Mobile and Nextel. In its lease agreement with Bell Atlantic Mobile, the Company has exclusive leasing rights for 117 existing towers and currently has sublessees on 59 of these towers in the greater Pittsburgh area. The lease agreement provides that CCI may sublet space on any of these towers to another carrier subject to certain approval rights of Bell Atlantic Mobile. To date Bell Atlantic Mobile has never failed to approve a sublease proposed by CCI. In connection with the Nextel Agreement, as of April 30, 1998, the Company has the option to own and operate up to 113 additional towers. See "--Significant Contracts".

  Rooftop Site Rental. The Company is a leading rooftop site management company in the United States. Through its subsidiary, Spectrum, the Company develops new sources of revenue for building owners by effectively managing all aspects of rooftop telecommunications, including two-way radio systems, microwave facilities, fiber optics, wireless cable, paging and rooftop infrastructure services. Spectrum's staff includes radio frequency engineers, managers, technicians and licensing personnel with extensive experience.

  The Company generally enters into management agreements with building owners and receives a percentage of the revenues generated from the tenant license agreements. Specifically, the Company designs and contracts these sites, actively seeks multiple wireless communications carriers, prepares end-user license agreements, and then manages and enforces the agreements. In addition, the Company handles billing and collections and all calls and questions regarding the site, totally relieving the building's management of this responsibility.

  Through Spectrum, the Company focuses on providing electronic compatibility for antennas, and maximization of revenue for building owners. In the United States, radio frequencies are assigned by the FCC but are not coordinated by proposed site. For this reason, Spectrum has developed its own computerized engineering program to determine the electronic compatibility of all users at each site. This program enables Spectrum to maximize site usage. Spectrum surveys each site and evaluates its location, height, physical and electronic characteristics, and its engineers prepare a computer analysis to determine the optimum location for different types of equipment and frequencies. Based on this analysis, potential site users are identified.

  In addition to the technical aspects of site management, the Company provides operational support for both wireless communications carriers looking to build out their wireless networks, and building owners seeking to outsource their site rental activities. CCI stores and regularly updates relevant site data, such as the location of communications and broadcast equipment, into a database, which can be utilized to help wireless communications carriers plan and build out their networks.

 Network Services

  Through designing, building and operating its own communication sites, the Company, through CCI, has developed an in-house expertise in certain value-added services that it offers to the wireless communications and broadcasting industries. Because the Company views CCI as a turnkey provider with "end-to-end" design, construction and operating expertise, it offers its customers the flexibility of choosing between the provision of a full ready-to-operate network infrastructure or any of the component services involved therein. Such services include network design and site selection, site acquisition, site development and construction and antenna installation.

  Network Design and Site Selection. The Company has extensive experience in network design and engineering and site selection. While the Company maintains sophisticated network design services primarily to support the location and construction of Company-owned multiple tenant towers, the Company does from time to time provide network design and site selection services to carriers and other customers on a consulting contract basis. The Company's network design and site selection services provide customers with relevant information including recommendations regarding location and height of towers, appropriate types of antennas, transmission power and frequency selection and related fixed network considerations. In 1997, the Company provided network design services primarily for its own footprints and also for certain customers, including Triton Communications, Nextel, Aerial Communications and Sprint. These customers were typically charged on a time and materials basis.

  To capitalize on the growing concerns over tower proliferation, the Company has developed a program called "Network Solutions" through which it will attempt to form strategic alliances with local governments to create a single communications network in their communities. To date the Company's efforts have focused on western Pennsylvania, where it has formed alliances with three municipalities. These alliances are intended to accommodate wireless communications carriers and local public safety, emergency services and municipal services groups as part of an effort to minimize tower proliferation. By promoting towers designed for co-location, these alliances will reduce the number of towers in communities while serving the needs of wireless communications carriers and wireless customers.

  Site Acquisition. In the United States, the Company is engaged in site acquisition services for its own purposes and for third parties. Based on data generated in the network design and site selection process, a "search ring", generally of a one-mile radius, is issued to the site acquisition department for verification of possible land purchase or lease deals within the search ring. Within each search ring, Geographic Information Systems ("GIS") specialists select the most suitable sites, based on demographics, traffic patterns and signal characteristics. Once a site is selected and the terms of an option to purchase or lease the site are completed, a survey is prepared and the resulting site plan is created. The plan is then submitted to the local zoning/planning board for approval. If the site is approved, the Company's construction department takes over the process of constructing the site.

  The Company provides solutions to the NIMBY dilemma of wireless companies by building more environmentally neutral and aesthetically acceptable towers. Designs have included a clock tower, bell tower and others that will allow communications companies to build in areas that otherwise would not permit a tower to be built.

  In 1997, CCI provided site acquisition services to eight customers, including Aerial Communications, AirTouch Cellular, AT&T Wireless, Bell Atlantic Mobile, BellSouth Mobility, GTE Mobilnet, Nextel, Omnipoint, Pagemart, Sprint PCS and Teligent. These customers engage the Company for such site acquisition services on either a fixed price contract or a time and materials basis.

  Site Development and Construction and Antenna Installation. The Company has provided site development and construction and antenna installation services to the U.S. communications industry for over 14 years. The Company has extensive experience in the development and construction of tower sites and the installation of antenna, microwave dishes and electrical and telecommunications lines. The Company's site development and construction services include clearing sites, laying foundations and electrical and telecommunications lines, and constructing equipment shelters and towers. The Company has designed and built and presently maintains tower sites for a number of its wireless communications customers and a substantial part of its own tower network. The Company can provide cost-effective and timely completion of construction projects in part because its site development personnel are cross-trained in all areas of site development, construction and antenna installation. A varied inventory of heavy construction equipment and materials are maintained by the Company at its 45-acre equipment storage and handling facility in Pittsburgh, which is used as a staging area for projects in major cities in the eastern region of the United States. The Company generally sets prices for each site development or construction service separately. Customers are billed for these services on a fixed price or time and materials basis and the Company may negotiate fees on individual sites or for groups of sites. The Company has the capability and expertise to install antenna systems for its paging, cellular, PCS, SMR, ESMR, microwave and broadcasting customers. As this service is performed, the Company uses its technical expertise to ensure that there is no interference with other tenants. The Company typically bills for its antenna installation services on a fixed price basis.

  The Company's construction management capabilities reflect Crown's extensive experience in the construction of networks and towers. For example, Crown was instrumental in launching networks for Sprint PCS, Nextel and Aerial Communications in the Pittsburgh MTA. In addition, Crown supplied these carriers with all project management and engineering services which included antenna design and interference analyses.

  In 1997, the Company provided site development and construction and antenna services to approximately 21 customers in the United States, including Nextel, Sprint PCS, AT&T Wireless, Aerial Communications and Bell Atlantic Mobile.

 Broadcast Site Rental and Services

  The Company also provides site rental and related services to customers in the broadcasting industry in the United States. The launch of DTV in the United States will require significant expansion and modification of the existing broadcast infrastructure. Because of the significant cost involved in the construction or modification of tall towers, along with the large capital expenditures broadcasters will incur in acquiring digital broadcast equipment, management believes that the television broadcasting industry, which has historically been opposed to co-location and third party ownership of broadcast infrastructure, will seek to outsource tower ownership due to cost constraints. See "Industry Background".

  The Company is in the process of forming a joint venture with TdF to pursue tall tower buildout and network ownership opportunities. This entity, which is expected to be approximately 70%-owned by the Company, will seek to capitalize on CTI's and TdF's experience in the broadcast transmission market. Management's objective is to become a leader in the buildout of the approximately 200 tall towers expected to be built in the United States over the next five years. Management believes that the Company's experience in providing digital transmission services in the United Kingdom will make the joint venture an attractive provider of broadcast services to the major networks and their affiliates. In addition, the joint venture will seek to partner with public broadcasting stations that own property zoned for tall towers, but that lack sufficient resources and expertise to build a tower. After reaching agreement with the public broadcasting station, the joint venture will attempt to co-locate on the tower the transmitters of major and medium-sized commercial broadcast television stations and high powered FM radio stations as well as wireless communications carriers.

  Electronic news gathering ("ENG") systems benefit from the towers and services offered by the Company. The ENG trucks, often in the form of local television station news vans with telescoping antennas on their roofs, send live news transmission back to the studio from the scene of an important event. Typically, these vans cannot transmit signals beyond about 25 miles. In addition, if they are shielded from the television transmitter site, they cannot make the connection even at close range. The Company has developed an ENG repeater system that can be used on many of its towers in western Pennsylvania and expects to develop similar systems in other markets in which it has or develops tower footprints. This system allows the ENG van to send a signal to one of the Company's local towers where the signal is retransmitted back to the television transmitter site. The retransmission of the signal from the Company's tower to the various television transmitter sites is done via a microwave link. The Company charges the station for the ENG receiver system at the top of its tower and also charges them for the microwave dish they place on its tower. The Company's ENG customers are affiliates of the NBC, ABC, CBS and Fox networks.

  The Company also has employees with considerable direct construction experience and market knowledge in the U.S. broadcasting industry, having worked with numerous television networks around the United States, and a number of other local broadcasting companies. The Company has installed master FM and television systems on buildings across the country. It has supervised the construction and operation of the largest master FM antenna facility in the United States and has engineered and installed two 2,000 foot broadcast towers with master FM antennas. Management believes that this experience may help the Company negotiate favorable antenna site lease rates and construction contracts for both tower and rooftop sites, and to gain an expertise in the complex issues surrounding electronic compatibility and RF engineering.

Significant Contracts

  The Company has many agreements with telecommunications providers in the United States, including leases, site management contracts and independent contractor agreements. The Company's reciprocal leasing arrangements with Bell Atlantic Mobile, its agreement with Nextel and the BellSouth Site Marketing Agreement present unique opportunities for CCI to (i) acquire clusters of towers in new markets, (ii) expand its existing tower footprints by constructing multiple tenant towers with long-term anchor tenants and (iii) increase utilization of existing towers and rooftop sites.

 Bell Atlantic Mobile

  On December 29, 1995, the Company and Bell Atlantic Mobile entered into two separate 25-year master lease agreements relating to their towers in the Pittsburgh MTA, one establishing certain terms and conditions of Bell Atlantic Mobile's tenancy on the Company's towers and the other establishing certain terms and conditions of the Company's sale of tenancy to other parties on towers controlled by Bell Atlantic Mobile. In addition to providing site rental revenue to the Company, the master leases allow each of the Company and Bell Atlantic Mobile to sublease space on each other's towers in return for a percentage of the rental revenue generated thereby.

  Bell Atlantic Mobile's master lease of space on the Company's towers provides that Bell Atlantic Mobile's monthly site rental payments per tower depend on the size of the equipment installed on the tower, the size of the equipment building and the number of antennas. Rents are adjusted periodically based on the Consumer Price Index. The Company performs all work at Bell Atlantic Mobile's sites for tenants, including antennae installation, grounding and foundations. Both of these master lease agreements included rights of first refusal relating to certain spaces on towers leased by one of the parties for which the other party had received a bona fide offer to buy. In connection with the Crown Merger, the parties amended these master lease agreements to eliminate the rights of first refusal, and Bell Atlantic waived any such rights under these agreements that otherwise would have arisen in connection with the Crown Merger.

  The Company also leases space on all of Bell Atlantic Mobile's towers in the Pittsburgh MTA (the "Bell Atlantic Agreement"). The terms and conditions of the Company's master lease of space on towers controlled by Bell Atlantic Mobile are substantially similar to Bell Atlantic Mobile's master lease with the Company. The Company may sublease space on a tower controlled by Bell Atlantic Mobile to another tenant, however, if the subtenant is to be AT&T, the Company must receive the written consent of Bell Atlantic Mobile. To date, the Company has 120 sublease contracts on Bell Atlantic Mobile-controlled towers.

 Nextel Agreement

  On July 11, 1997, in connection with Nextel's proposed merger with PCI, the Company and Nextel entered into the Nextel Agreement (the "Nextel Agreement"), which establishes the framework under which the Company and Nextel will conduct joint operations for the development of infrastructure within the Nextel markets described below. Under the first part of this agreement, the Company has purchased 46 existing towers from Nextel used in digital or analog transmission in the greater metropolitan areas of Denver and Philadelphia and in certain areas of the states of Texas and Florida, for a purchase price of approximately $10.0 million.

  In addition to the tower purchase, the Nextel Agreement provides that the Company has the exclusive right and option to (i) develop, construct, own and operate or (ii) purchase and operate, up to 250 new towers within selected metropolitan areas, including Dallas and Houston, and parts of the interstate highway corridors traversing the following states: Texas, Oklahoma, Louisiana, Arkansas, Mississippi, Alabama, Georgia, South Carolina, North Carolina, Tennessee, Kentucky, Virginia, Pennsylvania, New York, Ohio, Maryland and
New Jersey. This option extends from July 1997 until a minimum of 250 potential sites have been tendered to the Company. At April 30, 1998, Nextel had tendered 137 sites to the Company, 76 of which met the Company's criteria for investing in towers and, therefore, were accepted by the Company. Of these 76 sites, 29 sites are in the permitting process, one site is under construction and 46 sites have been completed. Nextel will perform all site acquisition work, including entering into agreements with the fee owners of sites. If the Company waives its option to construct or purchase new towers for an identified site tendered to it by Nextel, Nextel may construct the tower itself or contract with a third party for the construction. If the Company exercises its option to construct and own a tower, it will reimburse Nextel for all costs of such site acquisition work. If Nextel constructs a tower and the Company elects to purchase the constructed tower, the Company will reimburse Nextel for all site acquisition and construction costs associated with such towers. Following the completion of construction of each tower, Nextel and the Company will, pursuant to Nextel's master lease agreement, enter into a five-year lease contract with four five-year renewal periods, at the option of Nextel. Nextel has a one-time right of first refusal for a five-year period to lease additional space within one designated 20-foot section of each tower.

  If the Company elects to construct a new site, construction is to be completed within a 60-day construction period that will not begin prior to receipt of all regulatory permits and approvals (or a shorter period as mutually agreed). In the event that the Company fails to complete any site within the construction period, Nextel will be entitled to receive liquidated damages for each such failure. If the Company fails to commence or complete construction or to complete the installation of towers and related equipment within the construction period, Nextel may exercise its option to purchase such site at cost (after giving the Company an opportunity to cure). Nextel may terminate the Nextel Agreement if the Company fails to complete construction within the prescribed construction period or if Nextel exercises its purchase option following certain construction delays by the

Company for the greater of five towers or 5% of the aggregate number of total sites committed to within a rolling eight-month period. In addition, the Nextel Agreement provides that it may be terminated by Nextel upon the insolvency or liquidation of CCI and it may be terminated by the Company upon the insolvency or liquidation of Nextel. See "Risk Factors--Reliance on Nextel Agreement".

 BellSouth Site Marketing Agreement

  On June 25, 1998, CCI and BellSouth Mobility entered into a Site Marketing Agreement (the "BellSouth Site Marketing Agreement") pursuant to which CCI was designated as the exclusive marketing agent for BellSouth's tower sites in the State of Kentucky. CCI will facilitate the processing of site leases and customer equipment installation at BellSouth sites. By mutual agreement, CCI and BellSouth may extend the contract to cover other states. The contract has an initial term of 100 days. After expiration of the initial term, unless BellSouth and CCI shall have entered into an agreement to form a permanent entity for the ownership, utilization and management of BellSouth's tower sites, BellSouth may, at its election, either (i) extend the term of the contract for five years or (ii) grant CCI the right to purchase BellSouth's tower sites in Kentucky at their fair market value (but at not less than $75.0 million). If the contract is not extended or CCI elects not to purchase such tower sites, the contract will expire pursuant to its terms.

Customers

  In both its site rental and network services businesses, the Company works with a number of customers in a variety of businesses including PCS, ESMR, paging and broadcasting. The Company works with both large national carriers such as Sprint PCS, Nextel, AT&T/Cellular One, Omnipoint and BellSouth Mobility, and smaller local regional or private operators such as Aerial Communications and Crescent Communications. For the three months ended March 31, 1998, the Company's largest U.S. customers were Sprint PCS and Nextel, together representing 8.4% and 49.3%, respectively, of CCI's site rental revenue and 12.4% and 28.6%, respectively, of CCI's network services revenues. For the three months ended March 31, 1998, no customer accounted for more than 10.0% of CCI's revenues, other than Sprint PCS and Nextel, which accounted for approximately 10.7% and 37.4%, respectively, of CCI's consolidated revenues. Nextel revenues are expected to grow as CCI purchases Nextel towers and builds out Nextel interstate corridor sites. The following is a list of CCI's top ten site rental and network and other services customers, by percentage of revenues for the quarter ended March 31, 1998.

         CCI'S TOP 10 SITE RENTAL AND NETWORK SERVICES CUSTOMERS

                                      REVENUES FOR
                                   THREE MONTHS ENDED   % OF CCI'S TOTAL SITE
SITE RENTAL                          MARCH 31, 1998         RENTAL REVENUES
-----------                        ------------------- -------------------------
Nextel............................     $ 2,494,725               49.3%
Sprint PCS........................         423,881                8.4
PageNet...........................         300,935                5.9
Aerial Communications.............         259,766                5.1
Motorola..........................         170,928                3.4
Bell Atlantic Mobile..............         112,411                2.2
AT&T Wireless.....................          99,409                2.0
Mobile Communications.............          99,239                2.0
American Paging...................          83,068                1.6
USA Mobile........................          64,401                1.3
                                       -----------               ----
  Total...........................     $ 4,108,763               81.2%
                                       ===========               ====
                                      REVENUES FOR     % OF CCI'S TOTAL NETWORK
                                   THREE MONTHS ENDED         SERVICES &
NETWORK SERVICES & OTHER             MARCH 31, 1998         OTHER REVENUES
------------------------           ------------------- -------------------------
Nextel............................     $ 1,936,620               28.6%
Sprint PCS........................         837,098               12.4
Omnipoint.........................         739,988               10.9
Hawaiian Wireless.................         188,803                2.8
Aerial Communications.............         150,064                2.2
AT&T Wireless.....................         127,530                1.9
US Cellular.......................          85,558                1.3
GTE...............................          73,100                1.1
BSI (Brazil)......................          66,769                1.0
BellSouth.........................          58,331                0.9
                                       -----------               ----
  Total...........................     $ 4,263,861               62.9%
                                       ===========               ====

  As of March 31, 1998, CCI had approximately 2,449 individual leases on its 530 tower and rooftop sites. The following is a list of some of CCI's leading site rental customers by industry segment and the percentage of CCI's March 1998 monthly site rental revenues derived from each industry segment:

                       CCI'S CUSTOMERS BY INDUSTRY

                                                                            CCI'S
                                                                         MARCH 1998  % OF CCI'S  TOTAL
                                                                          MONTHLY       MARCH 1998
                                                            NUMBER OF     REVENUES      SITE RENTAL
 INDUSTRY                        SELECTED CUSTOMERS        TENANT LEASES BY INDUSTRY      REVENUES
 --------                   ----------------------------   ------------- ----------- ------------------
 Paging.................... AirTouch Cellular, American          784     $  350,397         24.5%
                            Paging, PageNet
 SMR/ESMR.................. Nextel, SMR Direct                   306        338,594         23.7
 PCS....................... Aerial Communications,               233        337,177         23.6
                            Sprint PCS, Western Wireless
 Cellular.................. AT&T Wireless, Bell Atlantic         155        127,985
                            Mobile                                                           9.0
 Private Industrial Users.. IBM, Phillips Petroleum              529         92,186          6.5
 Governmental Agencies..... FBI, INS, Puerto Rico Police         186         76,039          5.3
 Broadcasting.............. Hearst Argyle Television,             87         44,574          3.1
                            Trinity Broadcasting
 Data...................... Ardis, RAM Mobile Data               103         30,714          2.1
 Other..................... WinStar                               46         20,323          1.4
 Utilities................. Equitable Resources, Nevada           20         10,787
                            Power                                                            0.8
                                                               -----     ----------        -----
    Totals.................                                    2,449     $1,428,776        100.0%
                                                               =====     ==========        =====

Sales and Marketing

  CCI's sales and marketing personnel, located in Pittsburgh, Houston, Albuquerque, Atlanta, Philadelphia, Albany, San Juan, Puerto Rico and Sao Paulo, Brazil, target carriers expanding their networks, entering new markets, bringing new technologies to market and requiring maintenance or add-on business. All types of wireless service providers are targeted including broadcast, cellular, paging, PCS, microwave and two-way radio. CCI is also interested in attracting 9-1-1, federal, state, and local government agencies, as well as utility and transportation companies to locate on existing sites. CCI's objective is to pre-sell capacity on CCI's towers by promoting sites prior to construction. Rental space on existing towers is also aggressively marketed and sold.

  CCI utilizes numerous public and proprietary databases to develop detailed target marketing programs directed at auction block license awardees, existing tenants and specific market groups. Mailings focus on regional buildouts, new sites and services. The use of databases, such as those with information on sites, demographic data, licenses and deployment status, coupled with measured coverage data and RF coverage prediction software, allows CCI's sales and marketing personnel to target specific carriers' needs for specific sites. To foster productive relationships with its major existing tenants and potential tenants, CCI has formed a team of account relationship managers. These managers work to develop build-to-suit, site leasing services and site management opportunities, as well as ensure that customers' emerging needs are translated into new site products and services.

  The marketing department maintains CCI's visibility within the wireless communications industry through regular advertising and public relations efforts including actively participating in trade shows and generating regular press releases, newsletters and targeted mailings (including promotional flyers). CCI's promotional activities range from advertisements and site listings in industry publications to maintaining a presence at national trade shows. Potential clients are referred to CCI's Web site, which contains Company information as well as site listings. In addition, CCI's sites are listed on the Cell Site Express Web site. This Web site enables potential tenants to locate existing structures by latitude, longitude or address. Clients can easily contact CCI via e-mail through the Web site or Cell Site Express. CCI's network services capabilities are marketed in conjunction with its tower footprints.

  To follow up on targeted mailings and to cold-call on potential clients, CCI has established a telemarketing department. Telemarketers field inbound and outbound calls and forward leads to local sales representatives or relationship managers for closure. Local sales representatives are stationed in each cluster to develop and foster close business relationships with decision-makers in each customer organization. Sales professionals work with marketing specialists to develop sales presentations targeting specific client demands.

  In addition to a dedicated, full-time sales and marketing staff, a number of senior managers spend a significant portion of their efforts on sales and marketing activities. These managers call on existing and prospective customers and also seek greater visibility in the industry through speaking engagements and articles in national publications. Furthermore, many of these managers have been recognized as industry experts, are regularly quoted in articles and are called on to testify at local hearings and to draft local zoning ordinances.

  Public and community relations efforts include coordinating community events, such as working with amateur radio clubs to supply emergency and disaster recovery communications, charitable event sponsorship, and promoting charitable donations through press releases.

Competition

  In the United States, the Company competes with other independent tower owners, some of which also provide site rental and network services; wireless communications carriers, which own and operate their own tower networks; service companies that provide engineering and site acquisition services; and other potential competitors, such as utilities, outdoor advertisers and broadcasters, some of which have already entered the tower industry. Wireless communications carriers that own and operate their own tower networks generally are substantially larger and have greater financial resources than the Company. The Company believes that tower location, capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting tower rental companies. The Company also competes for acquisition and new tower construction opportunities with wireless communications carriers, site developers and other independent tower operating companies and believes that competition for tower site acquisitions will increase and that additional competitors will enter the tower market, some of which may have greater financial resources than the Company.

  The following is a list of certain of the tower companies that compete with the Company in the United States: American Tower Corporation, Lodestar Communications, Motorola, Specialty Teleconstructors, Pinnacle Tower, SBA Communications, TeleCom Towers (an affiliate of Cox Communications), Unisite and SpectraSite.

  The following companies are primarily competitors for the Company's rooftop site management activities in the United States: AAT, APEX, Commsite International, JJS Leasing, Inc., Motorola, Signal One, Subcarrier Communications, Tower Resources Management and Unisite.

  The Company believes that the majority of its competitors in the site acquisition business operate within local market areas exclusively, while a small minority of firms appear to offer their services nationally, including SBA Communications Corporation, Whalen & Company and Gearon & Company (a subsidiary of American Tower Corporation). The Company offers its services nationwide and the Company believes it is currently one of the largest providers of site development services to the U.S. and international markets. The market includes participants from a variety of market segments offering individual, or combinations of, competing services. The field of competitors includes site acquisition consultants, zoning consultants, real estate firms, right-of-way consulting firms, construction companies, tower owners/managers, radio frequency engineering consultants, telecommunications equipment vendors (which provide turnkey site development services through multiple subcontractors) and carriers' internal staff. The Company believes that carriers base their decisions on site development services on certain criteria, including a company's experience, track record, local reputation, price and time for completion of a project. The Company believes that it competes favorably in these areas.

U.K. OPERATIONS

  The Company, through its 80% interest in CTI, owns and operates one of the world's most established television and radio transmission networks and is expanding its leasing of antenna space on its towers to a variety of wireless communications carriers. The Company provides transmission services for two BBC television services, six national BBC radio services (including the first digital audio broadcast service in the United Kingdom), 37 local BBC radio stations and two national commercial radio services through its network of transmitters, which reach 99.4% of the U.K. population. These transmitters are located on approximately 1,300 towers, more than half of which are Company-owned (or leased or licensed to it by third parties) and the balance of which are licensed to the Company under a site-sharing agreement (the "Site-Sharing Agreement") with NTL, the Company's principal competitor in the United Kingdom. The Company has also secured long-term contracts to provide digital television transmission services to the BBC and BDB. See "--Significant Contracts". In addition to providing transmission services, the Company also leases antenna space on its transmission infrastructure to various communications service providers and provides telecommunications network installation and maintenance services and engineering consulting services.

  The Company's core revenue generating activity in the United Kingdom is the analog terrestrial transmission of radio and television programs broadcast by the BBC. CTI's business, which was formerly owned by the BBC, was privatized under the Broadcasting Act 1996 and sold to CTI in February 1997. At the time the BBC Home Service Transmission Business was acquired, CTI entered into a 10-year transmission contract with the BBC for the provision of terrestrial analog television and analog and digital radio transmission services in the United Kingdom. In the twelve months ended March 31, 1998, approximately 63% of CTI's consolidated revenues were derived from the provision of services to the BBC.

Communication Site Footprints

  At April 30, 1998, the Company owned, leased or licensed 747 transmission sites on which it operated 752 towers, was constructing three new towers on existing sites and had 29 site acquisition projects in process for new tower sites. The Company has 54 revenue producing rooftop sites that are occupied by the Company's transmitters but are not available for leasing to customers. The Company's sites are located throughout England, Wales, Scotland and Northern Ireland. The following table indicates, as of April 30, 1998, the type and geographic concentration of the Company's U.K. towers and rooftop sites.

                                                               NUMBER % OF TOTAL
                                                               ------ ----------
Towers:
  England.....................................................  442      54.8%
  Wales.......................................................  127      15.8
  Scotland....................................................  138      17.1
  Northern Ireland............................................   45       5.6
                                                                ---     -----
                                                                752      93.3
Rooftops......................................................   54       6.7
                                                                ---     -----
    Total.....................................................  806     100.0%
                                                                ===     =====

  The Company expects to significantly expand its existing tower footprints in the United Kingdom by building and acquiring additional towers. The Company believes its existing tower network encompasses many of the most desirable tower locations in the United Kingdom for wireless communications. However, due to the shorter range over which communications signals carry (especially newer technologies such as PCN) as compared to broadcast signals, wireless communications providers require a denser footprint of towers to cover a given area. Therefore, in order to increase the attractiveness of its tower footprints to wireless communications providers, the Company will seek to build or acquire new communications towers. Using its team of over 300 engineers with state-of-the-art network design and radio frequency engineering expertise, the Company locates sites and designs towers that will be attractive to multiple tenants. The Company seeks to leverage such expertise by entering into build-to-suit contracts with various carriers, such as BT, Cable & Wireless Communications, Cellnet, Dolphin, Energis, Highway One, Ionica, One2One, Orange and Scottish Telecom, thereby securing an anchor tenant for a site before incurring capital expenditures for the site buildout. As of April 30, 1998, the Company was building three towers that it will own. In addition, the Company expects to make strategic acquisitions of existing communications sites (primarily those owned by wireless communications operators) in order to expand its infrastructure and to further leverage its site management experience.

  The Company believes that it generally has significant capacity on its towers in the United Kingdom. Although approximately 160 of its towers are poles with limited capacity, the Company typically will be able to build new towers that will support multiple tenants on these sites (subject to the applicable planning process). The Company intends to upgrade these limited capacity sites where it believes it can achieve appropriate returns to merit the necessary capital expenditure. For example, in connection with a contract with Vodafone, the Company is upgrading 65 of these sites with limited capacity. See "--Significant Contracts--Vodafone". Approximately 59 of the Company's sites are used for Medium Frequency ("MF") broadcast transmissions. At this frequency, the entire tower is used as the transmitting antenna and is therefore electrically "live". Such towers are therefore unsuitable for supporting other tenant's communications equipment. However, MF sites generally have substantial ground area available for the construction of new multiple tenant towers.

Products and Services

 Transmission Business

  Analog. For the three months ended March 31, 1998, CTI generated approximately 58% of its revenues from the provision of analog broadcast transmission services to the BBC. Pursuant to the BBC Analog Transmission Contract, the Company provides terrestrial transmission services for the BBC's analog television and radio programs and certain other related services (including BBC digital radio) for an initial 10-year term through March 31, 2007. See "--Significant Contracts". For the twelve months ended March 31, 1998, the BBC Analog Transmission Contract generated revenues of approximately (Pounds)46.0 million ($77.1 million) for the Company.

  In addition to the BBC Analog Transmission Contract, the Company has separate contracts to provide maintenance and transmission services for two national radio stations, Virgin Radio and Talk Radio. These contracts are for periods of eight years commencing from, respectively, March 31, 1993 and February 4, 1995.

  The Company owns all of the transmission equipment used for broadcasting the BBC's domestic radio and television programs, whether located on one of CTI's sites or on an NTL or other third-party site. As of April 30, 1998, CTI had 3,462 transmitters, of which 2,195 were for television broadcasting and 1,267 were for radio. These transmitters could be analyzed by transmission frequency band as follows:

      TRANSMITTER FREQUENCY BAND                                           NUMBER
      --------------------------                                           ------
      UHF television...................................................... 2,195
      VHF/FM national radio...............................................   854
      VHF/FM local and regional radio.....................................   232
      MW/LW national and commercial radio*................................    89
      MW local radio......................................................    51
      MW regional radio...................................................    14
      DAB.................................................................    27
                                                                           -----
        Total............................................................. 3,462
                                                                           =====

--------
* Includes eleven transmitters owned by Virgin Radio and Talk Radio but operated and maintained by CTI.

  A few of the Company's most powerful transmitters together cover the majority of the U.K. population. The coverage achieved by the less powerful transmitters is relatively low, but is important to the BBC's ambition of attaining universal coverage in the United Kingdom. This is illustrated by the following analysis of the population coverage of the Company's analog television transmitters:

                                                                    COMBINED
                                                                   POPULATION
      NUMBER OF SITES (RANKED BY COVERAGE)                          COVERAGE
      ------------------------------------                         -----------
      1 (Crystal Palace)..........................................      21%
      top 16......................................................      79
      top 26......................................................      86
      top 51......................................................      92
      all.........................................................      99.4

  All of the Company's U.K. transmitters are capable of unmanned operation and are maintained by mobile maintenance teams from 27 bases located across the United Kingdom. Access to the sites is strictly controlled for operational and security reasons, and buildings at 140 of the sites are protected by security alarms connected to CTI's Technical Operations Centre at Warwick. The Site-Sharing Agreement provides the Company with reciprocal access rights to NTL's broadcast transmission sites on which the Company has equipment.

  Certain of the Company's transmitters that serve large populations or important geographic areas have been designated as priority transmitters. These transmitters have duplicated equipment so that a single failure will not result in total loss of service but will merely result in an output-power reduction that does not significantly degrade the service to most viewers and listeners.

  Digital. The Company has entered into contracts with the holders (including the BBC) of four of the six DTT multiplexes allocated by the U.K. government to design, build and operate their digital transmission networks. In connection with the implementation of DTT, new transmission infrastructure will be required. The Company is committed to invest approximately (Pounds)110.0 million ($184.4 million) for the buildout of new infrastructure to support DTT over the next two years. By the year 2000, 81 transmission sites will need to be upgraded with new transmitters and associated systems to support DTT. Of these sites, 49 are owned by the Company with the remainder owned by NTL. Currently, 24 sites are being upgraded. An arrangement similar to that of the Site-Sharing Agreement is being negotiated to govern the sharing of digital transmission sites between the Company and NTL.

  CTI's capital costs are expected to be incurred in connection with the acquisition and development of new transmission equipment.

  The Company currently is the sole provider of transmission services for digital radio broadcasts in the United Kingdom. In September 1995, the BBC launched its initial DAB scheme over the Company's transmission network, and this service is now broadcast to approximately 60% of the U.K. population. A new independent national digital radio license is scheduled to be awarded in 1998. The Company's existing infrastructure and its experience with the BBC's DAB network position it well to compete to provide transmission services to the winner of this new radio license. In addition, local digital radio licenses will be allocated in late 1998 or early 1999. The Company believes it is similarly well situated to become the transmission service provider to the winners of such licenses.

 Site Rental

  The BBC transmission network provides a valuable initial footprint for the creation of wireless communications networks. Currently, approximately 200 companies rent antenna space on approximately 405 of CTI's 806 towers and rooftops. These site rental agreements have normally been for three to 12 years and are generally subject to rent reviews every three years. Site sharing customers are generally charged annually in advance, according to rate cards that are based on the antenna size and position on the tower. The Company's largest site rental customer in the United Kingdom is NTL under the Site-Sharing Agreement. This agreement generated (Pounds)551,000 ($923,752) of site rental revenue in March 1998.

  The Company also provides a range of site maintenance services in order to support and enhance its U.K. site rental business. The Company believes that by offering services such as antenna, base station and tower maintenance and monitoring, it is able to offer quality services to retain its existing customers and attract future customers to its communications sites. The Company complements its U.K. transmission experience with its site management experience in the United States to provide customers with a top-of-the-line package of service and technical support.

  The following table describes the Company's top ten revenue producing towers in the United Kingdom:

                                                                      CTI'S           CTI'S
                                                    NUMBER OF      MARCH 1998      MARCH 1998
NAME                       LOCATION    HEIGHT (FT) TENANT LEASES MONTHLY REVENUE MONTHLY REVENUE
----                     ------------- ----------- ------------- --------------- ---------------
Brookmans Park.......... S. E. England     147           10      (Pounds) 16,445    $ 27,570
Bow Brickhill........... S. E. England     197           12               15,885      26,631
Mendip.................. S. W. England     924           17               15,105      25,324
Crystal Palace.......... London            653           14               12,545      21,032
Hannington.............. S. England        440           11               11,500      19,280
Heathfield.............. S. England        443           16               10,154      17,023
Wrotham................. S. England        379           12               10,100      16,933
Waltham................. C. England        954            8                9,971      16,716
Redruth................. S. W. England     500           14                9,818      16,460
Oxford.................. C. England        507           14                9,740      16,329
                                                        ---      ---------------    --------
  Total.................                                128      (Pounds)121,263    $203,298
                                                        ===      ===============    ========

  Other than NTL, CTI's largest (by revenue) site rental customers consist mainly of wireless communications carriers such as Cellnet, One2One, Orange and Vodafone. Revenues from these non-BBC sources are expected to become an increasing portion of CTI's total U.K. revenue base, as the acquired BBC Home Service Transmission Business is no longer constrained by governmental restrictions on the BBC's commercial activities. The Company believes that the demand for site rental from communication service providers will increase in line with the expected growth of these communication services in the United Kingdom.

  The Company has master lease agreements with all of the major U.K. telecommunications site users including BT, Cable & Wireless Communications, Cellnet, Dolphin, Energis, Highway One, Ionica, One2One, Orange, Scottish Telecom and Vodafone. These agreements typically specify the terms and conditions (including pricing and volume discount plans) under which these customers have access to all sites within the Company's U.K. portfolio. Customers make orders for specific sites using the standard terms included in the master lease agreements. There are currently approximately 250 applications in process for installations at existing sites under such agreements.

 Network Services

  CTI provides broadcast and telecommunications engineering services to various customers in the United Kingdom. All the BBC Home Service Transmission Business employees were retained by the Company upon CTI's acquisition. Accordingly, the Company has engineering and technical staff of the caliber and experience necessary not only to meet the requirements of its current customer base, but also to meet the challenges of developing digital technology. Within the United Kingdom, CTI has worked with several telecommunications operations on design and build projects as they roll-out their networks. CTI has had success in bidding for broadcast consulting contracts, including, over the last three years, in Thailand, Taiwan, Poland and Sri Lanka.

  With the expertise of its engineers and technical staff, the Company is a turn-key provider to the wireless communications and broadcast industries. The Company can provide customers with a ready-to-operate network infrastructure or any of the component services involved therein. Such services include network design and site selection, site acquisition, site development and antenna installation.

  Network Design and Site Selection. The Company has extensive experience in network design and engineering and site selection. While the Company maintains sophisticated network design services primarily to support the location and construction of Company-owned multiple tenant towers, the Company does from time to time provide network design and site selection services to carriers and other customers on a consulting contract basis. The Company's network design and site selection services provide customers with relevant information including recommendations regarding location and height of towers, appropriate types of antennas, transmission power and frequency selection and related fixed network considerations.

  Site Acquisition. In the United Kingdom, the Company is involved in site acquisition services for its own purposes and for third parties. The Company recognizes that the site acquisition phase often carries the highest risk for a project. To ensure the greatest possible likelihood of success and timely acquisition, the Company combines a desktop survey of potential barriers to development with a physical site search that includes initial design analyses, CDM assessments and, where necessary, line-of-sight surveys. The Company leverages off its experience in site acquisition and co-location when meeting with local planning authorities.

  Site Development and Antenna Installation. The Company uses a combination of external and internal resources for site construction. The Company's engineers are experienced in both construction techniques and construction management, ensuring an efficient and simple construction phase. Selected civil contractors are managed by CTI staff for the ground works phase. Specialist erection companies, with whom the Company has a long association, are used for tower installation. Final antenna installation is undertaken by the Company's own experienced teams.

  Site Management and Other Services. The Company also provides complete site management, preventive maintenance, fault repair and system management services to the Scottish Ambulance Service. It also maintains a mobile radio system for the Greater Manchester Police and provides maintenance and repair services for transmission equipment and site infrastructure.

Significant Contracts

  CTI's principal analog broadcast transmission contract is the BBC Analog Transmission Contract. CTI also has entered into two digital television transmission contracts, the BBC Digital Transmission Contract and the BDB Digital Transmission Contract (as defined). CTI also provides facilities to NTL (in its capacity as a broadcast transmission provider to non-CTI customers) under the Site-Sharing Agreement. The Company also has long-term service agreements with broadcast customers such as Virgin Radio and Talk Radio. In addition, CTI has several agreements with telecommunications providers, including leases, site management contracts and independent contractor agreements. The Company has entered into contracts to design and build communications equipment and related infrastructure for customers such as Cellnet, One2One, Orange, Scottish Telecom and Vodafone.

 BBC Analog Transmission Contract

  CTI entered into a 10-year transmission contract with the BBC for the provision of terrestrial analog television and analog and digital radio transmission services in the United Kingdom at the time the BBC Home Service Transmission Business was acquired, which contract was subsequently amended on July 16, 1998 (the "BBC Analog Transmission Contract"). The BBC Analog Transmission Contract provides for charges of approximately (Pounds)46.5 million ($78.0 million) to be payable by the BBC to CTI for the year ended March 31, 1998 and each year thereafter to the termination date, adjusted annually at the inflation rate less 1%. In addition, for the duration of the contract an annual payment of (Pounds)300,000 ($502,950) is payable by the BBC for additional broadcast-related services. At the BBC's request, since October 1997, the number of television broadcast hours has been increased to 24 hours per day for the BBC's two national television services, which has added over (Pounds)500,000 ($838,250) annually to the payments made by the BBC to the Company.

  The BBC Analog Transmission Contract also provides for CTI to be liable to the BBC for "service credits" (i.e., rebates of its charges) in the event that certain standards of service are not attained as a result of what the contract characterizes as "Accountable Faults" or the failure to meet certain "response times" in relation to making repairs at certain key sites. The Company believes that CTI is well-equipped to meet the BBC's service requirements by reason of the collective experience its existing management gained while working with the BBC. Following completion of two formal six-month performance reviews, CTI achieved a 100% "clean sheet" performance, incurring no service credit penalties.

  The initial term of the BBC Analog Transmission Contract ends on March 31, 2007. Thereafter, the BBC Analog Transmission Contract may be terminated with 12 months' prior notice by either of the parties, expiring on March 31 in any contract year, from and including March 31, 2007. It may also be terminated earlier (i) by mutual agreement between CTI and the BBC,
(ii) by one party upon the bankruptcy or insolvency of the other party within the meaning of section 123 of the Insolvency Act 1986, (iii) upon certain force majeure events with respect to the contract as a whole or with respect to any site (in which case the termination will relate to that site only),
(iv) by the non-defaulting party upon a material breach by the other party and
(v) upon the occurrence of certain change of control events (as defined in the BBC Analog Transmission Contract).

 BBC Commitment Agreement

  On February 28, 1997, in connection with the acquisition of the BBC Home Service Transmission Business, the Company, TdF, TeleDiffusion de France S.A., which is the parent company of TdF and DFI ("TdF Parent"), and the BBC entered into the BBC Commitment Agreement (the "BBC Commitment Agreement"), whereby the Company and TdF agreed (i) not to dispose of any shares in CTSH or any interest in such shares (or enter into any agreement to do so) until February 28, 2000; and (ii) to maintain various minimum indirect ownership interests in CTI and CTSH for periods ranging from three to five years commencing February 28, 1997. These provisions restrict the ability of CCIC and TdF to sell, transfer or otherwise dispose of their respective CTSH shares (and, indirectly, their CTI shares). The restrictions do not apply to disposals of which the BBC has been notified in advance and to which the BBC has given its prior written consent, which, subject to certain exceptions, consent shall not be unreasonably withheld or delayed. The BBC has consented to waive the above restrictions both (i) to enable the Company and TdF to enter into the Governance Agreement and the CTSH Shareholders' Agreement and (ii) to allow the exercise of rights under such agreements.

  The BBC Commitment Agreement also required TdF Parent and the Company to enter into services agreements with CTI. The services agreement entered into by the Company and CTI is being terminated pursuant to the CTSH Shareholders' Agreement. The services agreement entered into by TdF Parent and CTI (pursuant to which TdF makes available certain technical consultants, executives and engineers to CTI for a minimum term of three years commencing February 28,
1997) is being amended. Upon consummation of the Offering, the term of such services agreement is expected to be extended for four additional years (to February 28, 2004) and thereafter will be terminable on 12-month's prior notice given by CTI to TdF after February 28, 2003. See "The Roll-Up--Roll-Up Agreements--CTI Services Agreement".

 BDB Digital Transmission Contract

  In 1997, the Independent Television Commission awarded BDB three of the five available commercial digital terrestrial television multiplexes for new program services. The Company bid for and won the 12 year contract from BDB to build and operate its digital television transmission network (the "BDB Digital Transmission Contract"). The contract provides for approximately (Pounds)20.0 million ($33.5 million) of revenue per year from 2001 to 2008, with lesser amounts payable before and after these years and with service credits repayable for performance below agreed thresholds.

 BBC Digital Transmission Contract

  In 1998, the Company bid for and won the 12 year contract from the BBC to build and operate its digital terrestrial television transmission network (the "BBC Digital Transmission Contract"). This contract provides for approximately (Pounds)10.5 million ($17.6 million) of revenue per year (assuming the BBC commits to the full DTT roll-out contemplated by the BBC Digital Transmission Contract) during the 12 year period, with service credits repayable for performance below agreed thresholds. There is a termination provision during the three-month period following the fifth anniversary of the Company's commencement of digital terrestrial transmission services for the BBC exercisable by the BBC but only if the BBC's Board of Governors determines, in its sole discretion, that DTT in the United Kingdom does not have sufficient viewership to justify continued DTT broadcasts. Under this provision, the BBC will pay the Company a termination fee in cash that substantially recovers the Company's capital investment in the network, and any residual ongoing operating costs and liabilities. Like the BBC Analog Transmission Contract, the contract is terminable upon the occurrence of certain change of control events (as defined in the BBC Digital Transmission Contract).

 BT Digital Distribution Contract

  Under the BBC Digital Transmission Contract and the BDB Digital Transmission Contract, in addition to providing digital terrestrial transmission services, CTI has agreed to provide for the distribution of the BBC's and BDB's broadcast signals from their respective television studios to CTI's transmission network. Consequently, in May 1998, CTI entered into a distribution contract (the "BT Digital Distribution Contract") with British Telecommunications plc ("BT"), which will expire 12 years after the date on which the Company commences digital terrestrial television transmission services in the United Kingdom (with provisions for extending the term), in which BT has agreed to provide fully duplicated, fiber-based, digital distribution services, with penalties for late delivery and service credits for failure to deliver 99.99% availability.

 Site-Sharing Agreement

  In order to optimize service coverage and enable viewers to receive all analog UHF television services using one receiving antenna, the BBC, as the predecessor to CTI, and NTL made arrangements to share all UHF television sites. This arrangement was introduced in the 1960s when UHF television broadcasting began in the United Kingdom. In addition to service coverage advantages, the arrangement also minimizes costs and avoids the difficulties of obtaining additional sites.

  Under the Site-Sharing Agreement, the party that is the owner, lessee or licensee of each site is defined as the "Station Owner". The other party (the "Sharer") is entitled to request a license to use certain facilities at that site. The Site-Sharing Agreement and each site license provide for the Station Owner to be paid a commercial license fee in accordance with the Site-Sharing Agreement ratecard and for the Sharer to be responsible, in normal circumstances, for the costs of accommodation and equipment used exclusively by it. The Site-Sharing Agreement may be terminated with five years' prior notice by either of the parties and expires on December 31, 2005 or on any tenth anniversary of that date. It may also be terminated (i) following a material breach by either party which, if remediable, is not remedied within 30 days of notice of such breach by the non-breaching party, (ii) on the bankruptcy or insolvency of either party and (iii) if either party ceases to carry on a broadcast transmission business or function.

  Negotiations are in progress between the Company and NTL to amend the Site-Sharing Agreement to account for the build-out of digital transmission sites and equipment, a new rate card related to site sharing fees for new digital facilities and revised operating and maintenance procedures related to digital equipment.

 Vodafone

  On April 16, 1998, under Vodafone's master lease agreement with the Company, Vodafone agreed to locate antennas on 122 of the Company's existing communication sites in the United Kingdom. Approximately 20 sites are expected to be completed by the end of July 1998. Another 17 sites will require the acquisition of additional land or significant tower upgrade and are expected to take six to nine months to complete. Finally, 65 of the sites presently are composed of a limited capacity tower. Such sites will require the construction of new towers, which will require full planning and zoning approvals. These sites are expected to require six to 12 months to complete. After their upgrade, these sites will be able to accommodate additional tenants.

Customers

  For the three months ended March 31, 1998, the BBC accounted for approximately 59% of CTI's revenues. This percentage has decreased from 63% in 1997 and is expected to continue to decline as CTI continues to expand its site rental business and as DTT begins to be transmitted. CTI provides all four U.K. PCN/cellular operators (Cellnet, One2One, Orange and Vodafone) with infrastructure services and also provides fixed telecommunications operators, such as BT, Cable & Wireless Communications, Energis, Scottish Telecom and Ionica, with microwave links and backhaul infrastructure. The following is a list of CTI's four broadcast service customers and top ten site rental customers by percentage of revenues for the quarter ended March 31, 1998:

                                CTI'S               CTI'S
                            REVENUES FOR        REVENUES FOR        % OF CTI'S
                         THREE MONTHS ENDED  THREE MONTHS ENDED  TOTAL BROADCAST
BROADCAST SERVICES         MARCH 31, 1998      MARCH 31, 1998    SERVICES REVENUES
------------------       ------------------- ------------------- -----------------
BBC..................... (Pounds)12,813,000      $21,480,995            91.0%
British Digital
 Broadcasting...........            832,000        1,394,848             5.9
Commercial radio
 services...............            441,000          739,337             3.1
                         ------------------      -----------           -----
  Total................. (Pounds)14,086,000      $23,615,180           100.0%
                         ==================      ===========           =====
                                CTI'S               CTI'S
                            REVENUES FOR        REVENUES FOR        % OF CTI'S
                         THREE MONTHS ENDED  THREE MONTHS ENDED     TOTAL SITE
SITE RENTAL                MARCH 31, 1998      MARCH 31, 1998     RENTAL REVENUES
-----------              ------------------- ------------------- -----------------
NTL..................... (Pounds) 1,834,000       $3,074,701            39.6%
Cellnet.................            538,000          901,957            11.6
Vodafone................            418,000          700,777             9.0
Orange..................            387,000          648,806             8.4
One2One.................            329,000          551,569             7.1
BBC (non-broadcast).....            160,000          268,240             3.5
BT plc..................            138,000          231,357             3.0
Cable & Wireless
 Communications.........            114,000          191,121             2.5
Aerial Sites............             77,000          129,091             1.7
BT Mobile
 Communications.........             58,000           97,237             1.3
                         ------------------      -----------           -----
  Total................. (Pounds) 4,053,000       $6,794,856            87.5%
                         ==================      ===========           =====

  The following is a list of some of CTI's leading site rental customers by industry segment and the percentage of CTI's March 1998 monthly site rental revenues derived from each industry segment.

                                                                                    CTI'S          CTI'S
                                                                                   MARCH          MARCH      % OF CTI'S
                                                                                  MONTHLY        MONTHLY    TOTAL  MARCH
                                                                 NUMBER OF        REVENUES       REVENUES   SITE RENTAL
 INDUSTRY                           SELECTED CUSTOMERS          TENANT LEASES    BY INDUSTRY    BY INDUSTRY   REVENUES
 --------                    --------------------------------   ------------- ----------------- ----------- -------------
 Paging..................... Page One, Hutchinson                     180     (Pounds)   63,000   $105,620        3.7%
 Public Telecommunications.. BT, Cable & Wireless
                              Communications                          270               144,000    241,416        8.4
 PCN........................ Orange, One2One                          311               257,000    430,861       15.1
 Cellular................... Cellnet, Vodafone                        357               342,000    573,363       20.0
 PMR/TETRA.................. National Band 3, Dolphin                  76                35,000     58,678        2.1
 Governmental Agencies...... Ministry of Defense                       45                22,000     36,883        1.3
 Broadcasting............... XFM, BBC, NTL                            133               708,000  1,186,962       41.5
 Data....................... RAM Mobile Data, Cognito                  54                18,000     30,177        1.0
 Other...................... Aerial Sites, Health Authorities         253                99,000    165,974        5.9
 Utilities.................. Welsh Water, Southern Electric            56                18,000     30,177        1.0
                                                                    -----     ----------------- ----------      -----
    Totals....................................................      1,735     (Pounds)1,706,000 $2,860,111      100.0%
                                                                    =====     ================= ==========      =====

Sales and Marketing

  The Company has 22 sales and marketing personnel in the United Kingdom who identify new revenue-generating opportunities, develop and maintain key account relationships, and tailor service offering to meet the needs of specific customers. An excellent relationship has been maintained with the BBC, and successful new relationships have been developed with many of the major broadcast and wireless communications carriers in the United Kingdom. The Company has begun to actively cross-sell its products and services so that, for example, site rental customers are also offered build-to-suit services. In addition, the Company recently hired a new Sales & Marketing Director with 10 years of experience in the U.K. and U.S. wireless telecommunications industries.

Competition

  NTL, the privatized engineering division of the IBA and now a subsidiary of NTL Inc. (formerly International CableTel Inc.), is CTI's primary competition in the terrestrial broadcast transmission market in the United Kingdom. NTL provides analog transmission services to ITV, Channels 4 and 5, and S4C. It also has been awarded the transmission contract for the new DTT multiplex service from Digital 3 & 4 Limited, and is expected to be awarded a similar contract for the DTT service for SDN (CTI has been awarded similar contracts for the BBC and BDB--serving a total of four multiplexes compared with NTL's two). Since its creation in 1991, NTL has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

  Although CTI and NTL are direct competitors, they have reciprocal rights to the use of each others sites for broadcast transmission usage in order to enable each of them to achieve the necessary country-wide coverage. This relationship is formalized by the Site-Sharing Agreement entered into in 1991, the time at which NTL was privatized.

  NTL also offers site rental on approximately 1,000 of its sites (some of which are managed on behalf of third parties). Like CTI, NTL offers a full range of site-related services to its customers, including installation and maintenance. CTI believes its towers to be at least as well situated as NTL's and that it will be able to expand its own third-party site-sharing penetration. CTI also believes that its penetration of this market has to date lagged behind NTL only because of the governmental restrictions on the commercial activities of CTI's business prior to its privatization.

  All four U.K. mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. Cellnet and Vodafone have agreed to cut site costs by jointly developing and acquiring sites in the Scottish Highlands. BT and Cable & Wireless Communications are both major site sharing customers but also compete by leasing their own sites to third-parties. BT's position in the market is even larger when considered in combination with its interest in Cellnet.

  Several other companies compete in the market for site rental. These include British Gas, Racal Network Systems, Aerial Sites Plc, Simoco, Relcom Aerial Services and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

  CTI faces competition from a large number of companies in the provision of network services. The companies include NTL, specialty consultants and equipment manufacturers such as Nortel and Ericsson.

PROPERTIES

  In the United States, the Company's interests in its tower sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements and easements, licenses or rights-of-way granted by government entities. In rural areas, a tower site typically consists of a three- to five-acre tract, which supports towers, equipment shelters and guy wires to stabilize the structure. Less then 3,000 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. The Company's land leases generally have five- or ten-year terms and frequently contain one or more renewal options. Some land leases provide "trade-out" arrangements whereby the Company allows the landlord to use tower space in lieu of paying all or part of the land rent. As of April 30, 1998, the Company had approximately 466 land leases. Pursuant to the Senior Credit Facility, the Company's senior lenders have liens on a substantial number of the Company's land leases and other property interests in the United States.

  In the United Kingdom, tower sites range from less than 400 square feet for a small rural TV booster station to over 50 acres for a high-power radio station. As in the United States, the site accommodates the towers, equipment buildings or cabins and, where necessary, guy wires to support the structure. Land is either owned freehold, which is usual for the larger sites, or is held on long-term leases that generally have terms of 21 years or more.

LEGAL PROCEEDINGS

  The Company is occasionally involved in legal proceedings that arise in the ordinary course of business. Most of these proceedings are appeals by landowners of zoning and variance approvals of local zoning boards. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on the Company's financial condition or results of operations.

EMPLOYEES

  At April 30, 1998, the Company employed 709 people worldwide. Other than in the United Kingdom, the Company is not a party to any collective bargaining agreements. In the United Kingdom, the Company is party to a collective bargaining agreement with the Broadcast, Entertainment, Cinematographic and Technicians Union. This agreement establishes bargaining procedures relating to the terms and conditions of employment for all of CTI's non-management staff. The Company has not experienced any strikes or work stoppages, and management believes that the Company's employee relations are good.

REGULATORY MATTERS

United States

  Federal Regulations. Both the FCC and FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control the siting and marking of towers and may, depending on the characteristics of particular towers, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used.

  The FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antenna structures. These standards mandate that the FCC and the FAA consider the height of proposed antenna structures, the relationship of the structure to existing natural or man-made obstructions and the proximity of the antenna structures to runways and airports. Proposals to construct or to modify existing antenna structures above certain heights are reviewed by the FAA to ensure the structure will not present a hazard to aviation. The FAA may condition its issuance of a no-hazard determination upon compliance with specified lighting and/or marking requirements. The FCC will not license the operation of wireless telecommunications devices on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has been cleared by the FAA. The FCC may also enforce special lighting and painting requirements. Owners of wireless transmissions towers may have an obligation to maintain painting and lighting to conform to FCC standards. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting outage. The Company generally indemnifies its customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties.

  The 1996 Telecom Act preempted certain state and local zoning authorities' jurisdiction over the construction, modification and placement of towers. The new law prohibits any action that would (i) discriminate between different providers of personal wireless services or (ii) ban altogether the construction, modification or placement of radio communications towers. Finally, the 1996 Telecom Act requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

  Local Regulations. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers.

  Licenses Under the Communications Act of 1934. The Company, through certain of its subsidiaries, holds licenses for radio transmission facilities granted by the FCC, including licenses for common carrier microwave and paging services and commercial mobile radio services ("CMRS"), which are subject to additional regulation by the FCC. The Company is required to obtain the FCC's approval prior to the transfer of control of any of its FCC licenses. Consummation of the Offering and the Roll-Up may result in a transfer of control of the Company under the FCC's rules and policies if, after such transactions, over 50% of the voting stock of the Company would be owned by new stockholders. As a precautionary measure, the Company has therefore applied to the FCC for consent to transfer of control of the Company to the post-Roll-Up and Offering stockholders to the extent such transactions would require prior FCC approval. Because it is unlikely that the FCC will act on these applications prior to the consummation of the Offering and the Roll-Up, the Company has requested special temporary authorizations from the FCC to transfer control of its FCC licenses to the post-Roll-Up and Offering stockholders, to the extent required under the FCC's rules and policies, pending the FCC's action on the applications. The FCC has granted such special temporary authorizations to the Company for its common carrier microwave, SMR and private business radio licenses, but has not yet acted on the requests relating to the Company's paging authorizations.

  The Company, as the parent company of the licensees of common carrier and CMRS facilities, is also subject to Section 310(b)(4) of the Communications Act of 1934, as amended, which would limit the Company to a maximum of 25% foreign ownership absent a ruling from the FCC that foreign ownership in excess of 25% is in the public interest. In light of the World Trade Organization Agreement on Basic Telecommunications Services ("WTO Agreement"), which took effect on February 5, 1998, the FCC has determined that such investments are generally in the public interest if made by individuals and entities from WTO-member nations. Upon consummation of the Offering and the Roll-Up, the Company will be over 25% foreign owned by companies headquartered in France, the United Kingdom and New Zealand. See "Principal and Selling Stockholders". Each of these nations is a signatory to the WTO Agreement. The Company has petitioned the FCC for approval of up to 49.9% foreign ownership, at least 25% of which will be from WTO-member nations. The Company anticipates that the FCC will rule favorably upon its request.

United Kingdom

  Telecommunications systems and equipment used for the transmission of signals over radio frequencies have to be licensed in the United Kingdom. These licenses are issued on behalf of the British Government by the Secretary of State for Trade and Industry under the Telecommunications Act 1984 and the Wireless Telegraphy Acts 1949, 1968 and 1998. CTI has a number of such licenses under which it runs the telecommunications distribution and transmission systems which are necessary for the provision of its transmission services. CTI's operations are subject to comprehensive regulation under the laws of the United Kingdom.

 Licenses under the Telecommunications Act 1984

  CTI has the following three licenses under the Telecommunications Act 1984:

  Transmission License. The Transmission License is a license to run telecommunications systems for the transmission via wireless telegraphy of broadcasting services. This license is for a period of at least twenty-five years from January 23, 1997, and is CTI's principal license. Its main provisions include:

    (i) a price control condition covering the provision of all analog radio and television transmission services to the BBC under the BBC Analog Transmission Agreement (for an initial price of approximately
  (Pounds)44 million for regulated elements of the services provided by CTI under the BBC Analog Transmission Agreement in the year ended March 31, 1997, subject to an increase cap which is 1% below the rate of increase in the Retail Price Index over the previous calendar year). The current price control condition applies until March 31, 2006;

    (ii) a change of control provision which requires notification of acquisitions of interest in CTI of more than 20% by a public telecommunications operator or any Channel 3 or Channel 5 licensee, which acquisitions entitle the Secretary of State to revoke the license;

    (iii) a site sharing requirement requiring CTI to provide space on its towers to analog and digital broadcast transmission operators and including a power for the Director General of Telecommunications ("OFTEL"), as the regulator, to determine prices if there is failure between the site owner and the prospective site sharer to agree to a price;

    (iv) a fair trading provision enabling OFTEL to act against anti-competitive behavior by the licensee; and

    (v) a prohibition on undue preference or discrimination in the provision of the services it is required to provide third parties under the Transmission License.

  OFTEL is in the process of assessing a complaint made by Classic FM and NTL in respect of certain charges, imposed previously by the BBC under the Site-Sharing Agreement with NTL for the use by Classic FM of BBC radio antennas and passed on to Classic FM by NTL. OFTEL is currently taking the position that the Site-Sharing Agreement did not cover charges for new services to customers such as classic FM, thereby enabling OFTEL to intervene and determine the appropriate rate under the "Applicable Rate" mechanism in CTI's Transmission License, although as of June 15, 1998, it had not yet issued a final decision to this effect. This procedure could result in an amendment to the Site-Sharing Agreement and could in turn lead to a diminution of CTI's income of approximately (Pounds)300,000 per annum (equivalent to approximately 0.4% of revenues and 1.0% of EBITDA for the fiscal year ended March 31, 1997).

  CTI is discussing with OFTEL certain amendments to CTI's Telecommunications Act Transmission License to ensure that the price control condition accommodates the provision by CTI of additional contractually agreed upon services to the BBC in return for additional agreed upon payments. See "Risk Factors--Regulatory Compliance and Approval".

  The Secretary of State has designated the Transmission License a public telecommunications operator ("PTO") license in order to reserve to himself certain emergency powers for the protection of national security. The PTO designation is, however, limited to this objective. CTI does not have a full domestic PTO license and does not require one for its current activities. The Department of Trade and Industry has, nevertheless, indicated that it would be willing to issue CTI such a license. As a result CTI would gain wider powers to provide services to third parties including public switched voice telephony and satellite uplink and would grant CTI powers to build out its network over public property (so-called "code powers").

  General Telecom License. The General Telecom License is a general license to run telecommunications systems and authorizes CTI to run all the necessary telecommunications systems to convey messages to its transmitter sites (e.g., via leased circuits or using its own microwave links). The license does not cover the provision of public switched telephony networks (which would require a PTO license as described above).

  Satellite License. The Satellite License is a license to run telecommunications systems for the provision of satellite telecommunication services and allows the conveyance via satellite of messages, including data and radio broadcasting. The license excludes television broadcasting direct to the home via satellite although distribution via satellite of television broadcasting services which are to be transmitted terrestrially is permitted.

 Licenses under the Wireless Telegraphy Acts 1949, 1968 and 1998

  CTI has three licenses under the Wireless Telegraphy Acts 1949, 1968 and 1998, authorizing the use of radio equipment for the provision of certain services over allocated radio frequencies:

    (i) a Broadcasting Services License in relation to the transmission services provided to the BBC, Virgin Radio and Talk Radio;

    (ii) a Fixed Point-to-Point Radio Links License; and

    (iii) two DAB Test and Development Licenses.

  All the existing licenses under the Wireless Telegraphy Acts 1949, 1968 and 1998 have to be renewed annually with the payment of a significant fee. The BBC is obligated under the BBC Analog Transmission Contract and the BBC Digital Transmission Contract to pay most of those fees.

ENVIRONMENTAL MATTERS

  The Company's operations are subject to foreign, federal, state and local laws and regulations relating to the management, use, storage, disposal, emission, and remediation of, and exposure to, hazardous and nonhazardous substances, materials and wastes ("Environmental Laws"). As an owner and operator of real property, the Company is subject to certain Environmental Laws that impose strict, joint and several liability for the cleanup of on-site or off-site contamination relating to existing or historical operations, and also could be subject to personal injury or property damage claims relating to such contamination. The Company is potentially subject to cleanup liabilities in both the United States and the United Kingdom.

  The Company also is subject to regulations and guidelines that impose a variety of operational requirements relating to RF emissions. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although the Company has not been subject to any claims relating to RF emissions, it has established operating procedures designed to reduce employee exposures to RF emissions and is presently evaluating certain of its towers and transmission equipment in the United States and the United Kingdom to determine whether RF emission reductions are possible.

  In addition, the Company is subject to licensing, registration and related requirements concerning tower siting, construction and operation. In the United States, the FCC's decision to license a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969 ("NEPA"), which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC regulations implementing NEPA place responsibility on each applicant to investigate any potential environmental effects of a proposed operation and to disclose any significant effects on the environment in an environmental assessment prior to commencing construction. In the event the FCC determines that a proposed tower would have a significant environmental impact, the FCC would be required to prepare an environmental impact statement. This process could significantly delay or prevent the registration or construction of a particular tower, or make tower construction more costly. In certain jurisdictions, local laws or regulations may impose similar requirements.

  The Company believes that it is in substantial compliance with all applicable Environmental Laws. Nevertheless, there can be no assurance that the costs of compliance with existing or future Environmental Laws will not have a material adverse effect on the Company's business, results of operations, or financial condition.

                                  THE ROLL-UP

GENERAL

  On April 24, 1998, the Company entered into a Share Exchange Agreement pursuant to which, concurrently with the consummation of the Offering, (i) all shareholders of CTSH (other than the Company, TdF and DFI) will exchange their shares of capital stock of CTSH for shares of Common Stock of the Company and
(ii) DFI will exchange its shares of capital stock of CTSH for shares of Class A Common Stock of the Company. In connection with such exchanges, the Company will exercise warrants to acquire additional shares of capital stock of CTSH and subscribe for additional shares of capital stock of CTSH. Such transactions are collectively referred to herein as the "Exchange". Upon consummation of the Exchange, the Company will own 80.0% of CTSH and TdF will own the remaining 20.0%. Immediately prior to the Exchange, (i) each share of the Company's Existing Class A Common Stock will be converted into 1.523148 shares of Common Stock, (ii) each share of the Company's Existing Class B Common Stock will be reclassified as one share of Common Stock and (iii) each share of the Company's Existing Preferred Stock will be converted into one share of Common Stock.

  Upon the consummation of the Offering, after giving effect to the Roll-Up:
(i) DFI will own all of the outstanding Class A Common Stock (which is convertible into shares of Common Stock and represents a 10.4% beneficial ownership interest in the Company's Common Stock) and DFI and TdF together will beneficially own 25.0% of the Company's Common Stock (which gives effect to TdF (i) exchanging its shares of, and warrants for, capital stock of CTSH for shares of, and warrants for, Class A Common Stock, (ii) exercising such warrants and (iii) converting such shares of Class A Common Stock into, and DFI converting its shares of Class A Common Stock into, shares of Common Stock (the "TdF Conversions")); (ii) the Candover Group will beneficially own 11.6% of the Company's Common Stock; (iii) the Berkshire Group will beneficially own 21.2% of the Company's Common Stock; (iv) the Centennial Group will beneficially own 10.0% of the Company's Common Stock; (v) the Crown Parties will beneficially own 3.8% of the Company's Common Stock; and (vi) executive officers of the Company (excluding Mr. Crown) will beneficially own 6.1% of the Company's Common Stock. See "Principal and Selling Stockholders".

  Following the Roll-Up, TdF will have certain significant governance and other rights with respect to the Company and the CTI business. Subject to certain conditions, TdF's consent will be required for the Company or CTI to undertake certain actions, including making certain acquisitions or dispositions, entering into strategic alliances with certain parties and engaging in certain business combinations. See "Risk Factors--Risks Related to Agreements with TdF" and "--Roll-Up Agreements".

  In addition, subject to certain conditions, (i) during the two-year period following consummation of the Offering, TdF will have the right to exchange its shares of capital stock of CTSH for shares of Class A Common Stock of the Company at the Exchange Ratio and (ii) on the second anniversary of the consummation of the Offering, the Company will have the right to require TdF to exchange its shares of capital stock of CTSH for shares of Class A Common Stock of the Company at the Exchange Ratio; provided, however, that in each case TdF will retain its governance rights with respect to CTI until its ownership interest in the Company falls below 5%. See "Risk Factors--Risks Related to Agreements with TdF", "--Roll-Up Agreements" and "Description of Capital Stock".

ROLL-UP AGREEMENTS

  The following descriptions of the Share Exchange Agreement, the Governance Agreement, the Stockholders Agreement, the CTSH Shareholders Agreement and the CTI Operating Agreement (each defined below), which are related to the Roll-Up and to which the Company is a party, are qualified in their entirety by reference to the complete texts of the agreements, each of which has been filed as an exhibit to the registration statement of which this Prospectus forms a part. Certain capitalized terms used but not defined below have the meanings assigned to such terms under "--Certain Definitions" below.

Share Exchange Agreement

  On April 24, 1998, the Company entered into a Share Exchange Agreement (the "Share Exchange Agreement") with CTSH, TdF, DFI and certain shareholders of CTSH (the "CTSH Shareholders") in order to effect the exchange of certain CTSH ordinary shares, nominal value 1 pence ("CTSH Ordinary Shares"), and CTSH preference shares, nominal value 1 pence each ("CTSH Preference Shares" and, together with the CTSH Ordinary Shares, the "CTSH Shares"), held by DFI and the CTSH Shareholders for shares of Class A Common Stock of the Company, in the case of DFI, and shares of Common Stock of the Company, in the case of the CTSH Shareholders. DFI will exchange 1,620,000,000 CTSH Shares for 11,340,000 shares of Class A Common Stock of the Company and the remaining CTSH Shareholders will exchange, in the aggregate, 2,981,100,000 CTSH Shares for 20,867,700 shares of Common Stock of the Company. The exchange ratio, in the case of each CTSH Shareholder, was 7.0 shares of Common Stock and, in the case of DFI, was 7.0 shares of Class A Common Stock, in each case for one CTSH Ordinary Share together with 999 CTSH Preference Shares. In connection with such exchanges, the Company will exercise warrants for 515,000,000 CTSH Shares at 1 pence per share and subscribe for 10,210,000 CTSH Shares at 2.5 pence per share. Following consummation of the Exchange, the Company and TdF will remain as the only two shareholders of CTSH with the Company and TdF holding 80% and 20%, respectively, of the outstanding capital stock of CTSH.

Governance Agreement

  Concurrently with the consummation of the Offering, the Company, TdF and DFI will enter into the Governance Agreement (the "Governance Agreement") to provide for certain rights and obligations of the Company, TdF and DFI with respect to the governance of the Company following the consummation of the Roll-up.

 Governance

  Subject to certain limitations and conditions described below, super-majority voting requirements or veto rights of TdF may apply in connection with certain actions proposed to be undertaken by the Company as described below.

  Super-Majority Voting Requirements. Subject to certain limitations and the termination of such super-majority voting requirements as described in "-- Governance Limitations" below, as long as TdF is Qualified, a Special Majority Vote of the Board is required for the Company or any subsidiary of the Company to take any of the following actions:

    (i) the amendment of the Certificate of Incorporation or By-laws;

    (ii) any acquisition of any assets, business, operations or securities (other than with respect to any redemption of the Senior Convertible Preferred Stock in accordance with its terms) by the Company or any subsidiary thereof by merger, joint venture or otherwise (whether in one transaction or a series of related transactions) other than any such acquisition by the Company or any of its subsidiaries if the Company's and/or any such subsidiary's pro rata Total Enterprise Value in respect of such acquisition, prior to giving effect thereto, is less than or equal to the greater of $20.0 million and 2% of the Total Enterprise Value of the Company and its subsidiaries taken as a whole;

    (iii) any disposition (other than with respect to asset swaps) of any assets, business, operations or securities by the Company or any subsidiary thereof (whether in one transaction or a series of related transactions) other than a disposition by the Company or any of its subsidiaries where the Company's and/or any such subsidiary's pro rata Total Enterprise Value in the consideration received in respect of such disposition, prior to giving effect thereto, is less than or equal to the greater of $20.0 million and 2% of the Total Enterprise Value of the Company and its subsidiaries taken as a whole;

    (iv) any Strategic Alliance which is material to the Company and its subsidiaries, taken as a whole;

    (v) any incurrence, assumption or issuance by the Company or any of its subsidiaries of Indebtedness other than (A) Indebtedness existing on the date of the consummation of the Offering and any Permitted

  Indebtedness (including in each case any refinancings which do not increase the principal amount thereof), (B) any other Indebtedness if the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarterly periods of the Company for which internal financial statements are available, would have been no greater than 5.5 to 1.0 and
  (C) any refinancing of any Indebtedness the incurrence of which was approved by a Special Majority Vote of the Board, which refinancing does not increase the principal amount of such Indebtedness;

    (vi) any transaction between (A) the Company or any of its subsidiaries, on the one hand, and (B) any Stockholder (as defined below) or affiliate of the Company (other than any subsidiary of the Company and other than TdF and its affiliates), on the other hand;

    (vii) the issuance of any equity security of the Company or any subsidiaries of the Company (subject to certain limitations, including without limitation, the grant or exercise of certain options to purchase Common Stock to employees, directors or consultants of the Company and the issuance of shares of Common Stock issuable upon conversion of, or in respect of dividends on, the Preferred Stock, or upon exercise of the warrants granted in connection with the issuance of the Preferred Stock (the "Senior Preferred Warrants"));

    (viii) any Business Combination entered into by the Company;

    (ix) the dissolution of the Company, the adoption of a plan of liquidation of the Company or any action by the Company relating to bankruptcy or insolvency; and

    (x) any amendment to the Rights Plan other than any such amendment for the purpose of permitting any transaction which is permitted under the terms of the Governance Agreement or required by applicable law.

  Veto Rights. Subject to certain limitations and the termination of such rights as described in "--Governance Limitations" below, TdF has a veto right (the "Veto") over the following actions of the Company or any subsidiary of the Company:

    (i) (A) the creation or issuance of any new class of security of the Company or any class of security of a subsidiary of the Company (other than where all such subsidiary's securities are issued to the Company), or any right to acquire such security, (B) the issuance of any Class A Common Stock to any person other than TdF or its affiliates (other than the Company) (the "TdF Group") or (C) any amendment to the Certificate of Incorporation or By-laws (other than any amendment required by applicable law or any ruling or order of any court or governmental body) (including without limitation any such amendment to increase the number of directors constituting the entire Board), with, in the case of clause (A) or (B), the intent or effect of materially adversely affecting the legal rights of TdF under the Governance Agreement or the Stockholders Agreement;

    (ii) the acquisition in one or a series of related transactions, including without limitation any enforceable right of any other person to require any deferred acquisition (whether by merger, consolidation, joint venture, the purchase of stock or assets or otherwise) of a business, operations, securities or assets not in a Permitted Business Line, which acquisition by the Company or any of its subsidiaries if the Company's and/or any such subsidiary's pro rata Total Enterprise Value in respect of such acquisition, immediately prior to giving effect thereto, would constitute more than 10% of the Total Enterprise Value of the Company and its subsidiaries taken as a whole;

    (iii) the acquisition in one or a series of related transactions, including without limitation any enforceable right of any other person to require any deferred acquisition (whether by merger, consolidation, joint venture, the purchase of stock or assets or otherwise) of a business, operations, securities or assets which is (or are) in a Permitted Business Line (other than any part thereof which is not material in relation to the whole of such business, operations, securities or assets), which acquisition, by the Company or any of its subsidiaries if the value of the Company's and/or any such subsidiary's pro rata Total Enterprise Value in respect of such acquisition, immediately prior to giving effect thereto, would constitute, (A) prior to December 31, 1999, the greater of $750.0 million and more than 25% of the Total Enterprise Value of the Company and its subsidiaries taken as a whole and (B) following December 31, 1999, more than 25% of the Total Enterprise Value of the Company and its subsidiaries taken as a whole (it being understood that at the time of any subsequent optional purchase relating to such acquisition the value of the Company's and/or any such subsidiary's pro rata Total Enterprise Value will be the pro forma value of the entire interest);

    (iv) any Strategic Alliance with certain parties;

    (v) the disposition (other than with respect to asset swaps) in one or a series of related transactions, including without limitation any enforceable right of any other person to require any deferred disposition of a business or assets, if the value of the Company's and/or any such subsidiary's pro rata Total Enterprise Value in the consideration received in respect of such disposition, immediately prior to giving effect thereto, (including the assumption of any Indebtedness of the Company in connection therewith) exceeds 10% of the Total Enterprise Value of the Company and its subsidiaries taken as a whole; provided, however, that excluded from the foregoing will be any disposition by the Company or any of its subsidiaries of any specific interest of the Company and/or any of its subsidiaries in certain other permitted acquisitions, which interest the Board, as evidenced by resolution duly adopted by the Board prior to such acquisition, firmly intended to dispose of following such acquisition, and which is disposed of by the Company or any subsidiary of the Company within twelve months of such acquisition;

    (vi) any Business Combination, except as permitted pursuant to the exercise of the CTSH Option, as described below; and

    (vii) the issuance by the Company to any person in one or more transactions of equity securities or the right to purchase equity securities (other than with respect to the Rights issued under the Rights
  Plan) representing 25% (or if the Company elects by notice in writing to TdF, 30%) (the "Relevant Percentage") or more of the aggregate amount of the outstanding equity securities of the Company (it being understood that any such issuance the consummation of which would result in a Business Combination will be treated solely under the foregoing clause (vi)).

  Governance Limitations. Subject to certain conditions, the super-majority requirements described under "--Super-Majority Voting Requirements" above will not apply if there is a vote of the Board under the following circumstances:
(i) following the second anniversary of the consummation of Roll-Up, six independent directors have been elected to the Board and vote on the proposed action; provided, however, that one existing independent director previously has been replaced (other than the independent director initially nominated by TdF) , (ii) seven independent directors have been elected to the Board and vote on the proposed action; provided, however, that one existing independent director previously has been replaced (other than the independent director initially nominated by TdF) or (iii) any vote of the Board after the fifth anniversary of the consummation of the Roll-Up.

  Subject to certain conditions, following the fifth anniversary of the consummation of the Roll-Up, the Company or any of its subsidiaries may take any of the actions set forth in clauses (ii), (iii), (iv) and (v) under "-- Veto Rights" above without the prior written consent of TdF, and following the tenth anniversary of the consummation of the Roll-Up, the Company or any of its subsidiaries may take the action set forth in clauses (i), (vi) and (vii) under "--Veto Rights" above without the prior written consent of TdF. Prior to such fifth or tenth anniversary, as applicable, so long as TdF is Qualified, no action by the Company or any subsidiary may be taken without the prior written consent of TdF other than an action described in clauses (iii) and
(iv) under "--Veto Rights" above that, to TdF's knowledge (after having made all reasonable inquiries in the circumstances of appropriate management of the members of the TdF Group), is proposed to be entered into by any member of the TdF Group in competition with, or to the exclusion of, the Company or any subsidiary of the Company. In addition, no member of the TdF Group may enter into any transaction falling within a Permitted Business Line that TdF vetoed within six months after the relevant Veto.


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

 Anti-dilution

  Except in certain circumstances described below, as long as TdF remains Qualified, the Company will not issue, sell or transfer any equity securities to any person (other than in connection with the Offering but only to the extent that the consolidated percentage ownership interest of the TdF Group is not thereby reduced to less than 20%) unless TdF is offered in writing the right to purchase, at the same cash price and on the same other terms proposed, an amount of such equity securities as is necessary for the TdF Group to maintain its consolidated percentage ownership in the Company.

  The anti-dilutive right set forth above does not apply in a number of circumstances, including without limitation, the grant or exercise of certain options to purchase Common Stock to employees, directors or consultants of the Company and the issuance of shares of Common Stock issuable upon conversion of, or in respect of dividends on, the Preferred Stock, or upon exercise of the Senior Preferred Warrants.

 Standstill

  Subject to certain exceptions and the time limitations described under "-- Time Limitations" below, no member of the TdF Group will, without the prior written consent of the Board: (a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, the beneficial ownership of any voting securities of the Company if the ownership interest of the TdF Group (the "TdF Group Interest") upon the consummation thereof would be greater than the Relevant Percentage; (b) publicly propose that TdF or any member of the TdF Group enter into, directly or indirectly, any Business Combination involving the Company or propose to purchase, directly or indirectly, a material portion of the assets of the Company or any subsidiary of the Company, or make any such proposal privately (other than any such proposal with respect to CTSH and its assets) if it would reasonably be expected to require the Company to make a public announcement regarding such proposal; (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote or consent with respect to any voting securities of the Company in opposition to the recommendation of a Special Majority Vote of the Board or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) in opposition to the recommendation of a Special Majority Vote of the Board; (d) act in concert with any person for the purposes prohibited by subparagraph (a) or (b) above;
(e) except in accordance with the terms of the Stockholders Agreement, seek election to or seek to place a representative on the Board or seek the removal of any member of the Board; (f) (i) solicit, seek to effect, negotiate with or provide nonpublic information to any other person with respect to or (ii) otherwise make any public announcement or proposal whatsoever with respect to, any form of business combination (with any person) involving a change of control of the Company or the acquisition of a substantial portion of the voting securities and/or equity securities or assets of the Company or any subsidiary of the Company, including a merger, consolidation, tender offer, exchange offer or liquidation of the Company assets, or any restructuring, recapitalization or similar transaction with respect to the Company or any subsidiary of the Company; or (g) publicly disclose any intention, plan or arrangement, or provide advice or assistance to any person, inconsistent with the foregoing.

 Transfer Restrictions

  Subject to certain time limitations described under "--Time Limitations" below, TdF is subject to certain transfer restrictions on its voting securities of the Company. Subject to certain limitations, such restrictions do not apply to certain transactions, including without limitation, an underwritten public offering, a sale pursuant to Rule 144(e) and Rule 144(f) under the Securities Act and sales upon five business days' prior notice to the Company pursuant to the terms of any tender or exchange offer for voting securities of the Company made pursuant to the applicable provisions of the Exchange Act or pursuant to any business combination. Subject to certain limited exceptions, TdF or any member of the TdF Group desires to transfer to any person 5% or more of the voting securities of the Company, the Company will have the right to purchase all, or any part in excess of such 5%, of the voting securities of the Company for cash at the price at which they are to be transferred.

 Voting

  Whenever TdF has the right to vote any voting securities of the Company and any person has initiated, proposed or otherwise solicited stockholders of the Company in a "proxy-contest" or any proposal for the election of any member to the Board has received a negative vote, which in either case, has been recommended by a Special Majority Vote of the Board, TdF will be present and vote or consent with respect to all voting securities of the Company beneficially owned by it in the manner recommended by a Special Majority Vote of the Board or, if so requested by a Special Majority Vote of the Board, vote or cause to be voted all voting securities of the Company beneficially owned by it in the same proportion as the votes cast by or on behalf of the other holders of voting securities of the Company.

 Time Limitations

  The standstill, transfer restriction and voting provisions described above will cease to apply after the fifth anniversary of the consummation of the Roll-Up or the earlier of: (i) any person (other than Berkshire Fund III, A Limited Partnership, Berkshire Investors LLC and Berkshire Fund IV, Limited Partnership, their affiliates and their respective partners or members (the "Berkshire Group")) who holds, in person or as a group, less than the amount permitted to be held by the Berkshire Group without such person constituting an "Acquiring Person" under the Rights Plan beneficially owns or controls 15% or more of the voting securities and/or 15% or more of the outstanding equity securities (other than certain issuances of preferred stock) of the Company without a standstill agreement (which includes customary standstill provisions and terms no more favorable than those to which TdF is subject under the Governance Agreement) being entered into between the Company and such person;
(ii) a business combination or other change in control of the Company has occurred or has been agreed to or acquiesced in by the Board or the consummation of (A) certain events described in the BBC Analog Transmission Contract or the BBC Digital Transmission Contract, (B) any bona fide unsolicited written offer by any person to acquire voting securities and/or equity securities of the Company, which, if consummated, or any acquisition by any person of any such securities which, when consummated, results in such person beneficially owning, directly or indirectly, more than the Relevant Percentage of the voting securities and/or equity securities of the Company (an "Unsolicited Offer") or (C) a bona fide unsolicited written offer to acquire a percentage of the equity securities of the Company which, if it were to be consummated or otherwise allowed to occur without the consent or approval of the BBC, would or might result in the BBC having the right to terminate the BBC Analog Transmission Contract or the BBC Digital Transmission Contract (a "Special Business Combination"); (iii) TdF is no longer Qualified;
(iv) no voting security of the Company is publicly traded; or (v) the Company has redeemed the Rights under the Rights Plan.

  In addition, the standstill and voting provisions described above will be suspended during any period from the date of the commencement by any person (other than TdF or any member of the TdF Group) of an Unsolicited Offer or a Special Business Combination to the date of closing, abandonment or termination of all such Offers (including any offer commenced by TdF or any member of the TdF Group following such suspension) and will thereafter be reinstated as in effect prior to the commencement of any such Unsolicited Offer or Special Business Combination.

 CTSH Option

  TdF will have the right to exercise the CTSH Option (as defined below) if TdF is Qualified and (i) the Board has approved a Business Combination by a Special Majority Vote, TdF thereafter vetoes such Business Combination and, subsequent to the exercise of the Veto by TdF, a majority of the entire Board (excluding the two TdF Designees) resolves to override such Veto by TdF; (ii) an Unsolicited Offer by any person (other than any member of the TdF Group) has commenced or occurred; or (iii) a Special Business Combination has been commenced by any person (other than any member of the TdF Group). The CTSH Option is exercisable irrevocably by notice in writing given to the Company within five days following agreement between the parties as to, or receipt of notice of the determination of, the fair market value per share of the CTSH Shares and certain warrants to purchase CTSH Shares (the "CTSH Warrants") (assuming the payment of the exercise price of such

Warrants) (the "CTSH Per Share Value"). Upon exercise, TdF will have the option (the "CTSH Option") to (x) acquire for cash by itself or together with any other person, all, but not less than all, the CTSH Shares beneficially owned by the Company (the "Company CTSH Shares") at such CTSH Per Share Value,
(y) sell for cash to the Company the CTSH Shares beneficially owned by TdF (the "TdF CTSH Shares") and the CTSH Warrants beneficially owned by TdF (the "TdF CTSH Warrants") at such CTSH Per Share Value or (z) maintain the TdF CTSH Shares and the TdF CTSH Warrants without regard to the event giving rise to the CTSH Option.

  In the case of an Unsolicited Offer or a Special Business Combination, if TdF has elected to exercise the CTSH Option pursuant to clause (x) of the first paragraph under "--CTSH Option" and the satisfaction or waiver of certain specified conditions to such CTSH Option has not been obtained under certain circumstances, TdF will have the option to declare the exercise of the CTSH Option pursuant to such clause (x) to be null and void and to exercise the CTSH Option pursuant to either clause (y) or clause (z) of the first paragraph under "--CTSH Option" in lieu thereof.

  If the Business Combination is not consummated (or an Unsolicited Offer or Special Business Combination is abandoned or terminated) by reason primarily of the exercise by TdF of the CTSH Option pursuant to clause (x) above, then the Company may nevertheless require TdF to proceed with the purchase (the "Required Purchase") of the Company CTSH Shares at the CTSH Per Share Value, subject to the satisfaction or waiver of certain specified conditions and the non-occurrence prior to the closing of the Required Purchase of (i) any event or development of a state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on CTSH and its subsidiaries taken as a whole or (ii)(A) a suspension of trading in the Company's Common Stock by the Commission or Nasdaq or the establishment of limited or minimum prices in trading of securities generally on the New York Stock Exchange, Inc., or Nasdaq or (B) banking moratoriums having been declared either by Federal or New York State authorities. If TdF exercises the CTSH Option pursuant to clause (x) in the first paragraph of this section, TdF may pay all or any part of the purchase price therefor by surrendering to the Company on the closing of such exercise shares of Class A Common Stock (which will be valued at the offer price per share of Common Stock pursuant to the Business Combination, Unsolicited Offer, or Special Business Combination, as applicable, giving rise to the CTSH Option).

  Immediately prior to the consummation of any Business Combination, Unsolicited Offer or Special Business Combination, TdF will have the right to require the Company to purchase one-half of the shares of Class A Common Stock held by the TdF Group, as applicable, for cash in an amount equal to the product of (x) the offer price per share of Common Stock pursuant to the Business Combination, Unsolicited Offer or Special Business Combination, as applicable, and (y) one-half of the number of such shares of Class A Common Stock held by the TdF Group.

 Put and Call Rights

  TdF Put Right. From the date of the Governance Agreement and continuing until the second anniversary of the consummation of the Roll-Up, TdF will have the right in its sole discretion, upon the delivery of a notice (the "TdF Put Notice") by TdF to the Company, to require the Company, subject to the satisfaction of certain specified conditions, (A) subject to proviso (B) in "--Put and Call Limitations" below, to purchase all, but not less than all (except for one CTSH Ordinary Share), of the TdF CTSH Shares beneficially owned by the TdF Group in exchange for that number of shares of Class A Common Stock which is equal to the product of (x) the Exchange Ratio and (y) the number of all (but one CTSH Ordinary Share) of such TdF CTSH Shares (the "TdF Put Shares") and (B) to issue in exchange for the TdF CTSH Warrants (i) the warrants for Company Stock issued to TdF upon exercise of the TdF Put Right (the "TdF CCIC Warrants") for a number of shares of Class A Common Stock which is equal to the product of (x) the Exchange Ratio and (y) the number of TdF CTSH Shares represented by the TdF CTSH Warrants and (ii) 100,000 shares of Class A Common Stock, subject to adjustment in certain circumstances.

  Company Call Right. On the second anniversary of the consummation of the Roll-Up (or, if an Unsolicited Offer or Special Business Combination is outstanding on such date, such date as is five days following the termination or abandonment of such Unsolicited Offer or Special Business Combination) unless (i) the closing of the TdF Put Right has previously been consummated,
(ii) the weighted average price per share of Common Stock over the five trading days immediately preceding the second anniversary of the date of the consummation of the Roll-Up (the "Common Stock Call Price") is less than or equal to $60 (as adjusted for any stock split, stock dividend, rights offering, recapitalization, reclassification or other similar transaction), or
(iii) a Business Combination has been consummated, or an Unsolicited Offer or a Special Business Combination is outstanding or has been consummated and TdF has exercised the CTSH Option pursuant to clause (x) of the first paragraph in CTSH Option section above, the Company will have the right in its sole discretion, upon the delivery of a notice (the "Company Call Notice") by the Company to TdF on such date, to require, subject to the satisfaction of certain specified conditions, subject to proviso (B) in "--Put and Call Limitations" below, TdF to transfer and deliver to the Company all, but not less than all (except for one CTSH Ordinary Share), of the TdF CTSH Shares and the TdF CTSH Warrants beneficially owned by the TdF Group in exchange for the TdF Put Shares, the TdF CCIC Warrants and 100,000 shares of Class A Common Stock, subject to adjustment in certain circumstances.

  Put and Call Limitations. Subject to certain conditions, the closing of the Company Call Right or the TdF Put Right, as the case may be, shall take place on the tenth business day after the date on which TdF received the Company Call Notice or the TdF Put Notice, as the case may be. Notwithstanding the foregoing, if (A) (i) a legal prohibition prevents consummation of the Company Call Right or the TdF Put Right, as the case may be, and TdF uses its reasonable best efforts to remove any such legal prohibition, TdF will be deemed to be Qualified for purposes of the Governance Agreement for the lesser of (x) the first anniversary of the date of the Company Call Notice or the TdF Put Notice, as the case may be, and (y) the closing of the Company Call Right or the TdF Put Right, as the case may be, or (ii) the BBC has not approved the exercise of the Company Call Right or the TdF Put Right, as the case may be, or has approved the Company Call Right or the TdF Put Right, as the case may be, subject to conditions which are reasonably deemed by the Company or TdF to be onerous and TdF uses its reasonable best efforts to obtain such BBC approval and to permit the Company to consummate the Company Call Right or the TdF Put Right, as the case may be, TdF will be deemed to be Qualified for purposes of the Governance Agreement for so long as (x) TdF continues to exercise its reasonable best efforts to obtain such removal or approval and
(y) the TdF Consolidated Group Interest is not less than 10.5%; or (B) if the BBC does not approve the exercise of the Company Call Right or the TdF Put Right in whole, as the case may be, or has approved the Company Call Right or the TdF Put Right in whole subject to conditions that are reasonably deemed by the Company or TdF to be onerous, the Company shall be permitted to consummate the Company Call Right or the TdF Put Right in respect of so many of the TdF CTSH Shares and TdF CTSH Warrants as do not require the consent of the BBC, and TdF shall be deemed to be Qualified for purposes of the Governance Agreement for so long as (x) TdF continues to exercise its reasonable best efforts to obtain such removal or approval and (y) the TdF Consolidated Group Interest is not less than 10.5%.

Stockholders Agreement

  Concurrently with the consummation of the Offering, the Company will enter into the Stockholders Agreement (the "Stockholders Agreement") with certain stockholders of the Company (the "Stockholders") to provide for the certain rights and obligations of the Company and the Stockholders with respect to the governance of the Company and the Stockholders' shares of Common Stock or Class A Common Stock, as the case may be, following the consummation of the Exchange.

 General Restrictions On Transfers

  Each Stockholder has agreed that it will not, directly or indirectly, sell or otherwise transfer any shares of Common Stock (and Class A Common Stock in the case of TdF and DFI) (the "Shares") held by such Stockholder to any of its affiliates or permitted transferees, unless, prior to the consummation of any such sale or transfer, the affiliate or permitted transferee executes the Stockholders Agreement and makes certain specified representations and warranties regarding its ability to execute the Stockholders Agreement.

  Subject to certain exceptions, if a sale or transfer of Shares is made by a Stockholder to a third party, such Shares will immediately cease to be subject to the Stockholders Agreement. If a sale or transfer of Shares results in the selling stockholder or its permitted transferees ceasing to own any Shares, such selling stockholder shall cease to be a party to the Stockholders Agreement.

 Governance

  Board of Directors. The Board will consist of 12 members.

  Board Representation. (i) So long as TdF is Qualified, TdF will have the right to appoint two directors pursuant to the terms of the Class A Common Stock set forth in the charter (the "TdF Designees"); provided, however, that if TdF is not Qualified, such members of the TdF Group shall, so long as the ownership interest of the TdF Group is at least 5.0%, have the right to appoint a director pursuant to the terms of such Class A Common Stock (the "TdF Designee"); (ii) so long as the ownership interest of Robert A. Crown, Barbara Crown and their permitted transferees (the "Crown Parties") has a market value of at least $10.0 million, the members of the Crown Parties holding in the aggregate a majority of the aggregate number of Shares held of record by the Crown Parties will have the right to designate one nominee for election as a director (the "Crown Designee"); (iii) so long as the Ted B. Miller, Jr. and his permitted transferees (the "Initial Stockholder Group") maintains an ownership interest, the members of the Initial Stockholder Group holding in the aggregate a majority of the aggregate number of Shares held of record by the Initial Stockholder Group will have the right to designate one nominee for election as a director (the "Initial Stockholder Designee"); (iv) the Chief Executive Officer of the Company will have the right to designate one nominee for election as a director (the "CEO Designee"); (v) so long as the ownership interest of Centennial Fund IV, L.P., Centennial Fund V, L.P., Centennial Entrepreneurs Fund V, L.P., their affiliates and respective partners (the "Centennial Group") is at least 5.0%, members of the Centennial Group holding in the aggregate a majority of the aggregate number of Shares held of record by the Centennial Group will have the right to designate one nominee for election as a director (the "Centennial Designee"); (vi) so long as the ownership interest of the Berkshire Group is at least 5.0%, the members of the Berkshire Group holding in the aggregate a majority of the aggregate number of Shares held of record by the Berkshire Group will have the right to designate one nominee for election as a director (the "Berkshire Designee");
(vii) so long as the ownership interest of Nassau Capital Partners II, L.P., NAS Partners I, L.L.C., their affiliates and their respective partners (the "Nassau Group") is not less than the ownership interest of the Nassau Group immediately following the closing of the Offering, the members of the Nassau Group holding in the aggregate a majority of the aggregate number of Shares held of record by the Nassau Group will have the right to designate one nominee for election as a director (the "Nassau Designee"); and (viii) all directors other than the Designees ("General Directors") will be nominated in accordance with the Certificate of Incorporation and By-laws.

  Solicitation and Voting of Shares. With respect to each meeting of stockholders of the Company at which directors are to be elected, the Company will use its best efforts to solicit from the stockholders of the Company eligible to vote in the election of directors proxies in favor of the nominees selected in accordance with the provisions of the Stockholders Agreement (including without limitation the inclusion of each director nominee in management's slate of nominees and in the proxy statement prepared by management of the Company in respect of each annual meeting, vote or action by written consent).

  Each Stockholder will vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) (i) all Shares held of record or beneficially owned by such Stockholder at the time of such vote or action by written consent and (ii) all Shares as to which such Stockholder at the time of such vote or action by written consent has voting control, in each case (A) in favor of the election of the persons nominated pursuant to the provisions described in "--Board Representation" above to serve on the Board and (B) against the election of any other person nominated to be a director.

  Committees of the Board. Each of the Nominating and Corporate Governance Committee and the Executive Committee will contain, so long as TdF is Qualified, at least one TdF Designee.

 Registration Rights

  Subject to certain exceptions, limitations and the suspension of such rights by the Company under certain conditions, the Stockholders have been granted certain piggy-back registration rights, demand registration rights, S-3 registration rights and tag-along rights with respect to their shares of Common Stock.

  Tag-Along Rights. Subject to certain exceptions, including without limitation in the case of the Offering, any registered sale of securities under the Securities Act or any other sales of securities on the market, if at any time Stockholders holding at least 2% of the voting securities of the Company (the "Initiating Stockholder(s)") determine to sell or transfer 2% or more of the voting securities then issuable or outstanding in one or a series of bona fide arm's-length transactions to a third party who is not an affiliate of any of the Initiating Stockholders, Stockholders may have the opportunity and the right to sell to the purchasers in such proposed transfer (upon the same terms and conditions as the Initiating Stockholders) up to that number of Shares owned by such Stockholder equaling the product of (i) a fraction, the numerator of which is the number of Shares owned by such Stockholder as of the date of such proposed transfer and the denominator of which is the aggregate number of Shares owned by the Initiating Stockholders and by all Stockholders exercising tag-along rights multiplied by (ii) the number of securities to be offered.

Certain Definitions

  "Business Combination" shall mean any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), of all or substantially all of the assets of the Company and its Subsidiaries, taken as whole, to any person or (ii) any transaction (including, without limitation, any merger or consolidation) the consummation of which would result in any person (other than any person which becomes a holding company of the Company, all shares in which (other than shares not exceeding the Relevant Percentage) are held by the same persons as were stockholders in the Company prior to such person becoming a holding company of the Company) becoming, directly or indirectly, the beneficial owner of more than 50% of the Voting Securities and/or Equity Securities (other than Customary Preferred Stock) of the Company (measured in the case of Voting Securities by Voting Power rather than number of shares).

  "Consolidated Cash Flow" shall mean, with respect to any person for any period, the consolidated net income of such person for such period plus (i) provision for taxes based on income or profits of such person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such consolidated net income, plus (ii) consolidated interest expense of such person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, imputed interest with respect to attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers acceptance financings, and net payments (if any) pursuant to hedging obligations), to the extent that any such expense was deducted in computing such consolidated net income, plus (iii) depreciation, amortization (including amortization of goodwill and other intangibles and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such consolidated net income, minus (iv) non-cash items increasing such consolidated net income for such period (excluding any items that were accrued in the ordinary course of business), in each case on a consolidated basis and determined in accordance with U.S. generally accepted accounting principles.

  "Debt to Adjusted Consolidated Cash Flow Ratio" shall mean, as of any date of determination, the ratio of (a) the Indebtedness of the Company as of such date to (b) the sum of (1) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less the Company's Tower Cash Flow for such four-quarter period, plus (2) the product of four times the Company's Tower Cash Flow for the most recent quarterly period (such sum being referred to as "Adjusted Consolidated Cash Flow"), in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with U.S. generally accepted accounting principles, and operations or businesses disposed of prior to the calculation date, shall be excluded.

  "Indebtedness" shall mean all obligations, without duplication, (including without limitation hedging obligations), contingent and otherwise, which should, in accordance with U.S. generally accepted accounting principles consistently applied, be classified upon the obligor's consolidated balance sheet as liabilities, including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, and also including, without limitation, (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in the said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) a preferred share which is mandatorily redeemable for cash or exchangeable for debt securities and (iii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined in accordance with applicable Statements of Financial Accounting Standards; provided that the foregoing shall not include any such obligations with respect to trade payables under 90 days old.

  "Permitted Business Line" shall mean (i) the ownership, operation or management (for third party owners or otherwise) of terrestrial wireless communication (including without limitation voice, data and video) infrastructure (including equipment and facilities principally related thereto) and (ii) the provision of infrastructure services principally relating thereto, including but not limited to network transmission and services (it being understood for the avoidance of doubt that the transmission of radio and television broadcasting shall be within the foregoing definition).

  "Permitted Indebtedness" shall mean any of the following items of Indebtedness of the Company or any of its Subsidiaries: (i) any Indebtedness under the Senior Credit Facility up to an aggregate principal amount of $100.0 million outstanding at any one time; (ii) Indebtedness represented by the Notes; (iii) Indebtedness under the CTI Credit Facility up to an aggregate principal amount of (Pounds)85.0 million outstanding at any one time; or (iv) Indebtedness represented by the CTI Bonds.

  "permitted transferee" of any person shall mean (a) if the transferor is a natural person, (i) in the case of the death of such person, such person's executors, administrators, testamentary trustees, heirs, devisees and legatees, (ii) such person's current or future spouse, parents, siblings or descendants or such parents', siblings' or descendants' spouses (each a "Family Member"), (iii) any trust for the benefit of any Family Member and
(iv) any charitable organization described in Section 501(c)(3) of the Code and any charitable income or lead trust for which, under the Code and regulations thereunder and Internal Revenue Service interpretations thereof, an income, gift or estate tax charitable deduction is available to the grantor of the trust, (b) whether or not the transferor is a natural person, a corporation or corporations and a partnership or partnerships (or other entity for collective investment, such as a fund or a limited liability company) which at the date of transfer are directly or indirectly controlled by, controlling or under common control with such person and the officers, employees, general partners and limited partners of such person, and (c) if the transferor, whether or not a natural person, itself received the transferred interest as a permitted transferee as to the original transferor, a permitted transferee of such person is any person, whether or not a natural person, who would be a permitted transferee under subparagraph (a) or (b) above, as to the original transferor; provided that any such transferee shall agree in writing with the Company and the other parties to the Stockholders Agreement to be bound by all of the provisions of the Stockholders Agreement to the same extent as if such transferee were the individual.

  TdF will be "Qualified" for purposes of the Governance Agreement if (i) during the period from the date of the consummation of the Roll-Up to (and including) the second anniversary of such date, (A) the TdF Consolidated Group Interest is not at any time less than 10.5%, (B) a Business Combination has not at any time been consummated and (C) there has not occurred a TdF Change of Control and (ii) following the occurrence of such second anniversary without any loss of Qualification by TdF under clauses (i)(A), (B) or (C) preceding, (A) the TdF Put Right has been exercised by TdF on or prior to the second anniversary of the Closing, or the Company Call Right has been exercised by the Company on such second anniversary, (B) the TdF Group Interest is not at any time less than 10.5%, (C) a Business Combination has not at any time been consummated and (D) there has not occurred a TdF Change of Control. Notwithstanding the foregoing, TdF shall also be deemed to be Qualified for purposes of the Governance Agreement in certain circumstances relating to exercise of the TdF Put Right and the Company Call Right as described under "--Governance Agreement--Put and Call Rights--Put and Call Limitations" above.

  "Special Majority Vote of the Board" shall mean (i) approval by two-thirds of the entire Board (it being understood that in the event that two-thirds shall not be a whole number, such two-thirds number shall be rounded up to the next integral number) or (ii) at such time as one existing independent director (other than the independent director initially appointed by TdF pursuant to the Stockholders Agreement) is replaced and five independent directors shall have been duly elected and shall have qualified and shall be present, in person or by proxy, and voting, approval by two-thirds of the entire Board (it being understood that in the event that such two-thirds number shall not be a whole number, such two-thirds number shall be rounded down to the next integral number); provided, however, that so long as the number of directors constituting the entire Board is 12, (a) under the circumstances in clause (i) above, "Special Majority Vote of the Board" shall mean the approval of nine directors and (b) under the circumstances in clause
(ii) above, "Special Majority Vote of the Board" shall mean the approval of eight directors.

  "Strategic Alliance" shall mean any merger, consolidation, joint venture, cooperative agreement or arrangement or co-ownership with, or investment by or in any person. Strategic Alliance shall not, however, include any purchase, lease or disposition for cash to or from any such person of all but not part of certain of the assets (other than securities or other interests in any person) of such person. If such Strategic Alliance also constitutes a Business Combination, such Strategic Alliance shall be deemed to be only a Business Combination for all purposes of the Governance Agreement.

  "TdF Change of Control" shall occur if (i) TeleDiffusion de France S.A., which is the parent company of TdF and DFI ("TdF Parent"), does not own, directly or indirectly, at least 30% of TdF, and any other person owns, directly or indirectly, 30% or more of TdF or (ii) France Telecom does not own, directly or indirectly, at least 30% of TdF Parent, and any other person owns, directly or indirectly, 30% or more of TdF Parent and, in each case, such other person conducts a core business in the Company's Permitted Business Line in a geographic area in which the Company conducts more than de-minimis business in its Permitted Business Line at the time of the occurrence of the circumstances described in the preceding clauses (i) and (ii).

  "TdF Consolidated Group Interest" means the percentage of voting power that is controlled directly or indirectly by the TdF Group or would be controlled directly or indirectly by the TdF Group on the exercise of the TdF Put Right (assuming the exercise of the TdF CTSH Warrants).

  "Total Enterprise Value" of any person shall mean, as of any date of determination, the sum (without duplication) of (i) the Total Equity Market Capitalization of such person and (ii) the Indebtedness of such person.

  "Total Equity Market Capitalization" of any person shall mean, as of any day of determination, the sum of (i) the product of (A) the aggregate number of outstanding shares of Equity Securities of such person on such day (which shall include any options or warrants on, or securities convertible or exchangeable into, shares of Equity Securities of such person) multiplied by (B) the average closing price of such common stock listed on the New York Stock Exchange, the American Stock Exchange or Nasdaq over the 20 consecutive Business Days immediately preceding such day, plus (ii) the liquidation value of any outstanding shares of preferred stock of such Person on such day, which preferred stock does not constitute Indebtedness for purposes of the Governance Agreement.

  "Tower Cash Flow" means the Consolidated Cash Flow of the Company and its subsidiaries that is directly attributable to site rental revenue or license fees paid to lease or sublease space on communications sites owned or leased by the Company, excluding revenue or expenses attributable to non-site rental services provided by the Company or its subsidiaries to lessees of communications sites or revenues derived from the sale of assets.

CTSH Shareholders' Agreement

  Concurrently with the consummation of the Offering, CCIC, TdF and CTSH will enter into a Shareholders' Agreement to govern the relationship between CCIC and TdF as shareholders of CTSH (the "CTSH Shareholders' Agreement").

  Corporate Governance. The CTSH Shareholders' Agreement establishes that the Board of CTSH will be comprised of six directors, of which CCIC and TdF will each have the right to appoint and remove two directors with the remaining two directors to be mutually agreed upon by CCIC and TdF. Immediately following consummation of the Offering, the Board will consist of Ted B. Miller, Jr., who will serve as Chairman of the Board, Charles C. Green III, Michel Azibert, Michel Combes, George Reese and Alan Rees. CCIC has the right to nominate the chairman, chief executive officer, chief operating officer and chief financial officer of CTSH, subject to approval by a Special Majority Vote of the Board of CCIC.

  The affirmative vote of a majority of the Board, including a director nominated by CCIC and a director nominated by TdF, is necessary for the adoption of a resolution. Further, the prior written consent of each of CCIC and TdF, in their capacities as shareholders, is required for the following actions, among others, significant acquisitions and dispositions; issuances of new shares; entry into transactions with shareholders, except pursuant to the CTI Services Agreement and/or the CTI Operating Agreement; entry into new lines of business; capital expenditures outside the budget; entry into banking and other financing facilities; entry into joint venture arrangements; payment of dividends, except for (i) dividends payable in respect of CTSH's redeemable preferred shares and (ii) dividends permitted by CTSH's financing facilities; and establishing a public market for CTSH shares. Similar governance arrangements also apply to CTSH's subsidiaries.

  If either CCIC or TdF vetoes a transaction (either at Board or shareholder level), the other shareholder is entitled to pursue that transaction in its own right and for its own account.

  Transfer Provisions. Subject to certain exceptions, neither CCIC nor TdF may transfer any interest in shares held in CTSH to a third party. Transfers of shares to affiliated companies are permitted, subject to certain conditions. No shares may be transferred if such transfer would (a) entitle the BBC to terminate either of the BBC contracts, (b) subject CTSH to possible revocation of its licenses under the Telecommunications Act 1984 or the Wireless Telegraphy Acts 1949, 1968 and 1998 or (c) cause CCIC or TdF to be in breach of the Commitment Agreement between the Company, TdF, TdF Parent and the BBC (under which the Company and TdF have agreed to maintain certain minimum ownership levels in CTSH for a period of five years). See "Business--U.K. Operations--Significant Contracts--BBC Commitment Agreement".

  In addition, shares may be sold to a third party, subject to a right of first refusal by the other party, after the later of (a) the second anniversary of the closing of the Roll-up, and (b) the expiration of the period for the completion of the TdF Put Right (as defined) or the Company Call Right (as defined). If CCIC purchases TdF's shares pursuant to such right of first refusal, it may elect (instead of paying the consideration in cash) to discharge the consideration by issuing its Common Stock at a discount of 15% to its market value. If the right of first

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

refusal is not exercised, the selling shareholder must procure an offer on the same terms for the shares held by the other party. If the Company elects to issue Common Stock to TdF pursuant to the right of first refusal, TdF will be entitled to certain demand registration rights and tag along rights.

  TdF Put Right. TdF has the right to put its shares of CTSH to CCIC for cash (the "TdF Put Right") if there is a change of control of CCIC. Such right is exercisable if (a) TdF has not exchanged its shares pursuant to the Governance Agreement by the second anniversary of the closing of the Roll-Up, or (b) prior to the second anniversary of the closing of the Roll-Up, if TdF has ceased to be Qualified for the purposes of the Governance Agreement.

  The consideration payable on the exercise of the TdF Put Right will be an amount agreed between CCIC and TdF or, in the absence of agreement, the fair market value as determined by an independent appraiser.

  TdF Exit Right. TdF also has the right after the earlier of (a) the second anniversary of the closing of the Roll-Up, or (b) TdF ceasing to be Qualified for purposes of the Governance Agreement, to require CCIC, upon at least six months' notice, to purchase all, but not less than all, of the shares it beneficially owns in CTSH (the "TdF Exit Right").

  The consideration to be paid to TdF, and the manner in which it is calculated, upon exercise of the TdF Exit Right is substantially the same as described upon exercise of the TdF Put Right.

  CCIC is entitled to discharge the consideration payable on the exercise of the TdF Exit Right either in cash or by issuing Common Stock to TdF at a discount of 15% to its market value. If CCIC elects to issue Common Stock to TdF on the exercise of the TdF Exit Right, TdF will be entitled to certain demand registration rights and tag-along rights.

  CCIC Deadlock Right. CCIC has the right to call TdF's shares of CTSH, subject to certain procedural requirements, for cash if, after the third anniversary of the closing of the Roll-Up, TdF refuses on three occasions during any consecutive six-month period to agree to the undertaking by CTSH of certain types of transactions (including acquisitions and disposals) that would fall within CTSH's core business (the "CCIC Deadlock Right"). The consideration due on the exercise of the CCIC Deadlock Right is payable in cash, the fair market value of the TdF interest to be determined in the same manner described above upon exercise of the TdF Put or Exit Rights.

  CCIC Shotgun Right. Provided that TdF has not, pursuant to the Governance Agreement, exchanged its share ownership in CTSH for shares of CCIC, CCIC may
(a) by notice expiring on the fifth anniversary of the closing of the Roll-Up, or (b) at any time within 45 days of CCIC becoming aware of a TdF Change of Control (as defined in the Governance Agreement) offer to purchase TdF's shares in CTSH. TdF is required to either sell its shares or agree to purchase CCIC's shares in CTSH at the same price contained in CCIC's offer for TdF's shares of CTSH.

  The consummation of any transfer of shares between CCIC and TdF pursuant to any of the transfer provisions described above is subject to the fulfillment of certain conditions precedent, including obtaining all necessary governmental and regulatory consents.

  Termination. The Shareholders' Agreement terminates if either CCIC or TdF ceases to be qualified. CCIC remains qualified on the condition that it holds at least 10% of the share capital of CTSH.

CTI Services Agreement

  On February 28, 1997, CTI and TdF Parent entered into a Services Agreement (the "CTI Services Agreement") pursuant to which TdF Parent agreed to provide certain consulting services to CTI in consideration for a minimum annual fee of (Pounds)400,000 ($670,000) and reimbursement for reasonable out-of-pocket expenses. TdF Parent has agreed to, among other things, provide the services of ten executives or engineers to CTI on a part-time basis and to provide a benchmarking review of CTI. In addition, TdF Parent has agreed to provide additional services relating to research, development and professional training on terms (including as to price) to be determined.

  Upon consummation of the Offering, the term of the CTI Services Agreement is expected to be extended for four additional years (to February 28, 2004) and thereafter will be terminable on 12-month's prior notice given by CTI to TdF after February 28, 2003.

CTI Operating Agreement

  The following is a summary of the terms of the CTI Operating Agreement is subject to the negotiation of definitive documentation, although the Company expects such agreement to have the general terms described herein. Under the CTI Operating Agreement (the "CTI Operating Agreement"), the Company will be permitted to develop business opportunities relating to terrestrial wireless communications (including the transmission of radio and television broadcasting) anywhere in the world except the United Kingdom. CTI will be permitted to develop such business opportunities solely in the United Kingdom. The Company and TdF also intend to establish, pursuant to the CTI Operating Agreement, a joint venture to develop digital terrestrial transmission services in the United States. See "Business--U.S. Operations--Network Services--Broadcast Site Rental and Services".

  The CTI Operating Agreement will also establish a framework for the provision of business support and technical services to the Company and its subsidiaries (other than CTI) in connection with the development of any international business by the Company. TdF will have the right, if called upon to do so by the Company or CTSH, to provide all or part of such services to the Company and it subsidiaries (other than CTI) in connection with the provision of broadcast transmission services.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to persons who are expected to serve as directors or executive officers and other key personnel of the Company upon consummation of the Offering:

                NAME                  AGE       POSITIONS WITH THE COMPANY
                ----                  ---       --------------------------
Ted B. Miller, Jr.................... 46  Chief Executive Officer and Vice
                                           Chairman of the Board of Directors
David L. Ivy......................... 51  President and Director
Charles C. Green, III................ 52  Executive Vice President and Chief
                                           Financial Officer
John L. Gwyn......................... 50  Executive Vice President
Wesley D. Cunningham................. 38  Vice President, Corporate Controller
                                           and
                                           Chief Accounting Officer
John Kelly........................... 40  Executive Vice President and Chief
                                           Operating Officer of CCI
Alan Rees............................ 55  Chief Operating Officer and Director
                                           of CTSH
George E. Reese...................... 47  Chief Financial Officer, Secretary and
                                           Director of CTSH
Michel Azibert....................... 42  Director
Bruno Chetaille...................... 44  Director
Robert A. Crown...................... 43  Director
Carl Ferenbach....................... 56  Chairman of the Board of Directors
Randall A. Hack...................... 50  Director
Edward C. Hutcheson, Jr.............. 52  Director
J. Landis Martin..................... 52  Director
Robert F. McKenzie................... 54  Director
William A. Murphy.................... 30  Director
Jeffrey H. Schutz.................... 46  Director

  Pursuant to the Certificate of Incorporation and By-laws of the Company, the Board of Directors, other than those directors who may be elected by holders of any series of Preferred Stock or holders of the Class A Common Stock, will be classified into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Ferenbach, Schutz and McKenzie will be Class I directors. Messrs. Crown, Murphy and Ivy will be Class II directors, and Messrs. Hack, Hutcheson, Martin and Miller will be Class III directors. The terms of Class I, Class II and Class III directors expire at the annual meetings of stockholders to be held in 1999, 2000 and 2001, respectively. See "Description of Capital Stock--Certificate of Incorporation and Bylaws-- Classified Board of Directors and Related Provisions". Messrs. Azibert and Chetaille are expected to be elected to the Board of Directors by the holders of the Class A Common Stock upon consummation of the Roll-Up and the Offering.

  TED B. MILLER, JR. has been the Chief Executive Officer since November 1996, Vice Chairman of the Board of Directors since August 1997 and a director of the Company since 1995. Mr. Miller co-founded CTC in 1994. He was the President of the Company and CTC from November 1996 to August 1997. Since February 1997, Mr. Miller has been the Managing Director, Chief Executive Officer and a director of CTI. Mr. Miller is a founding member of InterComp Technologies, L.C., a company providing payroll tax services in the former Soviet Union, and has served on its Board of Managers since 1994. In 1986, Mr. Miller founded Interstate Realty Corporation ("Interstate"), a real estate development and consulting company, and has been its President and Chief Executive Officer since inception. Mr. Miller is a director and/or an officer of each wholly owned subsidiary of the Company.

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


  DAVID L. IVY has been the President of the Company since August 1997, and was elected as a director of the Company in June 1997. From October 1996 to August 1997, he served as Executive Vice President and Chief Financial Officer of the Company. Since 1995, he has been the President of DLI, Inc., a real estate consulting company. From 1993 to 1995, Mr. Ivy was a senior executive with, and later the President and Chief Operating Officer of, J.E. Robert Companies, where he managed a joint venture with Goldman, Sachs & Co. that was established to acquire distressed assets from financial institutions. From 1987 to 1993, Mr. Ivy served as Chairman of the Board of Directors of Interstate. Mr. Ivy is a director of each wholly owned subsidiary of the Company.

  CHARLES C. GREEN, III has been an Executive Vice President and Chief Financial Officer of the Company since September 1997. Mr. Green was the President and Chief Operating Officer of Torch Energy Advisors Incorporated ("Torch"), a major energy asset management and outsourcing company, from 1993 to 1995, and Vice Chairman of the Board of Directors and Chief Investment Officer from 1995 to 1996. From 1992 to September 1997, he was an officer, and later the Executive Vice President and Chief Financial Officer, of Bellwether Exploration Company, an oil and gas exploration and production company and an affiliate of Torch. From 1982 to 1992, Mr. Green was President, Chief Operating Officer and Chief Financial Officer of Treptow Development Company, a real estate development company. Mr. Green currently serves on the Board of Directors of Teletouch Communications, Inc. He has been a Chartered Financial Analyst since 1974. Mr. Green is a director and/or officer of each wholly owned subsidiary of the Company.

  JOHN L. GWYN has been an Executive Vice President of the Company since August 1997. From February to August 1997, Mr. Gwyn served as Senior Vice President of the Company and CTC. From 1994 to February 1997, Mr. Gwyn was a Vice President and Director of Commercial Real Estate Asset Management of Archon Group, L.P., a real estate asset management company and a wholly owned subsidiary of Goldman, Sachs & Co. From 1989 to 1993, he was a Senior Vice President of The Robert C. Wilson Company, a mortgage banking company. Mr. Gwyn is a director of VISI.

  WESLEY D. CUNNINGHAM has been a Vice President and Chief Accounting Officer of the Company since April 1998. He has been the Corporate Controller of the Company since February 1997. Mr. Cunningham was the Assistant Corporate Controller of Drilex International Inc., an oilfield services company, from 1996 to January 1997. From 1990 to 1996, he was the Manager of Financial Reporting of Maxxam Inc., an aluminum, forest products and real estate company. He has been a Certified Public Accountant since 1984. Mr. Cunningham is an officer of each wholly owned subsidiary of the Company.

  JOHN KELLY has been the Executive Vice President and Chief Operating Officer of CCI since July 1998. From January 1990 to July 1998, Mr. Kelly was the President and Chief Operating Officer of Atlantic Cellular Company L.P. ("Atlantic Cellular"). From December 1995 to July 1998, Mr. Kelly was also President and Chief Operating Officer of Hawaiian Wireless, Inc., an affiliate of Atlantic Cellular. Mr. Kelly has served on the board of directors of the Cellular Association of California as well as the Vermont Telecommunications Application Center.

  ALAN REES has been the Chief Operating Officer of CTSH and each of its wholly owned subsidiaries since February 1997. He was elected as a director of CTSH and each of its wholly owned subsidiaries in May 1997. From 1994 to 1997, Mr. Rees served as the General Manager of Transmission for the broadcast transmission division of the BBC.

  GEORGE E. REESE has been the Chief Financial Officer and Secretary of CTSH and each of its wholly owned subsidiaries since February 1997. He was elected as a director of CTSH and each of its wholly owned subsidiaries in May 1997. Since April 1995, Mr. Reese has served as President of Tatinvest, Inc. and as a principal with Tatinvest, L.L.C., affiliates of Reese Ventures, Inc., an international investment consulting firm which he established in 1995. From 1972 to 1995, Mr. Reese was employed by Ernst & Young, L.L.P. where he was named Partner In Charge of the Houston office's energy department and was appointed Managing Partner of the firm's operations in the former Soviet Union. Mr. Reese was a founder of the Council on Foreign Investment in Russia and was a founding member of the American Chamber of Commerce in Russia.

  MICHEL AZIBERT is expected to be elected as a director of the Company upon consummation of the Roll-Up. Mr. Azibert has been International Director of TdF Parent since 1989 and Chief Executive Officer of TdF since 1994. Mr. Azibert took an active role in the preparation of the Media Law enacted in France in 1986. Pursuant to the Governance Agreement, Mr. Azibert is expected to be one of the two directors elected by the holders of the Class A Common Stock.

  BRUNO CHETAILLE is expected to be elected as a director of the Company upon consummation of the Roll-Up. Mr. Chetaille has been Chairman and Chief Executive Officer of TdF Parent since 1992. Prior to 1992, Mr. Chetaille was a technical advisor to the President of the French Republic for four years. Pursuant to the Governance Agreement, Mr. Chetaille is expected to be one of the two directors elected by the holders of the Class A Common Stock.

  ROBERT A. CROWN founded the Crown Business in 1980 and has been the President since its inception. Mr. Crown is the Chief Executive Officer of Crown Communication and was elected as a director of the Company in August 1997. Mr. Crown has been responsible for the initial construction in Pittsburgh of the Cellular One system, as well as a substantial portion of the Bell Atlantic Mobile system in Pittsburgh. He also negotiated one of the first complete end-to-end build-outs for Nextel for the Pittsburgh MTA. Pursuant to the Stockholders Agreement, Mr. Crown was the nominee of the Crown Parties for election as a director of the Company. Mr. Crown is a director and officer of CCI and each of its wholly owned subsidiaries.

  CARL FERENBACH was elected as the Chairman of the Board of Directors of the Company in April 1997. Since its founding in 1986, Mr. Ferenbach has been a Managing Director of Berkshire Partners LLC, a private equity investment firm that manages four investment funds with approximately $750.0 million of capital. Mr. Ferenbach has also served as: a Managing Director of Berkshire Investors LLC ("Berkshire Investors") since its formation in 1996; a Managing Director of Third Berkshire Managers LLC ("Third Berkshire Managers"), the general partner of Third Berkshire Associates Limited Partnership ("Third Berkshire Associates"), the general partner of Berkshire Fund III, A Limited Partnership (Berkshire Fund III), since its formation in 1997 (and was previously an individual general partner of Berkshire Fund III since its formation in 1992); and a Managing Director of Fourth Berkshire Associates LLC ("Fourth Berkshire Associates") the general partner of Berkshire Fund IV, Limited Partnership ("Berkshire Fund IV, collectively with Berkshire Fund III and Berkshire Investors, the "Berkshire Group") since formation in 1996. In addition, Mr. Ferenbach serves as the Chairman of the Board of Directors of CTI, and currently serves on the Board of Directors of Wisconsin Central Transportation Corporation, Tranz Rail Limited, English, Welsh & Scottish Railway Limited, Australian Transport Network Limited and U.S. Can Corporation. Pursuant to the Stockholders Agreement, Mr. Ferenbach was the nominee of Berkshire Group for election as a director of the Company.

  RANDALL A. HACK was elected as a director of the Company in February 1997. Since January 1995, Mr. Hack has been a member of Nassau Capital L.L.C., an investment management firm. From 1990 to 1994, he was the President and Chief Executive Officer of Princeton University Investment Company, which manages the endowment for Princeton University. Mr. Hack also serves on the Board of Directors of several private companies. Pursuant to the Stockholders Agreement, Mr. Hack was the nominee of Nassau Group for election as a director of the Company.

  EDWARD C. HUTCHESON, JR. has been a director of the Company since 1995, was the Chief Executive Officer of the Company from its inception to October 1996 and was the Chairman of the Board of Directors of the Company from its inception to March 1997. Mr. Hutcheson co-founded CTC in 1994. Since 1997, Mr. Hutcheson has been a principal with HWG Capital, an affiliate of the Houston investment banking firm of Harris Webb & Garrison. During 1994, he was involved in private investment activities leading to the creation of the Company. From 1990 to 1993, he was the President, Chief Operating Officer and a director of Baroid Corporation ("Baroid"), a company engaged the petroleum services business. Mr. Hutcheson also serves on the Board of Directors of Trico Marine Services and Titanium Metals Corporation ("Timet").

  J. LANDIS MARTIN was elected as a director of the Company in 1995. Mr. Martin has been Chairman of Timet since 1987 and Chief Executive Officer of Timet since January 1995. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc. ("NL"), a manufacturer of specialty chemicals, since 1987 and as a director of NL since 1986. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont") since 1990 and as Chief Executive Officer and a director of Tremont since 1988, a holding company which primarily owns stock in Timet and NL. From 1990 until its acquisition by Dresser Industries, Inc. ("Dresser") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid. In addition to Tremont and NL, Mr. Martin is a director of Dresser, which is engaged in the petroleum services, hydrocarbon processing and engineering industries, and Apartment Investment Management Corporation, a real estate investment trust.

  ROBERT F. MCKENZIE was elected as a director of the Company in 1996. From 1990 to 1994, Mr. McKenzie was the Chief Operating Officer and a director of OneComm, Inc., a mobile communications provider that he helped found in 1990. From 1980 to 1990, he held general management positions with Northern Telecom, Inc. and was responsible for the marketing and support of its Meridian Telephone Systems and Distributed Communications networks to businesses throughout the western United States. Mr. McKenzie also serves on the Board of Directors of Centennial Communications Corporation.

  WILLIAM A. MURPHY is expected to be elected as a director of the Company upon consummation of the Roll-Up. Mr. Murphy has been a Director of Mergers & Acquisitions at Salomon Smith Barney since 1997. From 1990 to 1997, Mr. Murphy held various positions in Mergers & Acquisitions with Salomon Smith Barney.

  JEFFREY H. SCHUTZ was elected as a director of the Company in 1995. Mr. Schutz has been a General Partner of Centennial Fund IV and Centennial Fund V, each a venture capital investing fund, since 1994 and 1996, respectively. Mr. Schutz also serves on the Board of Directors of Preferred Networks, Inc. and several other private companies. Pursuant to the Stockholders Agreement, Mr. Schutz was the nominee of Centennial Group for election as a director of the Company.

BOARD COMMITTEES

  The Company's Board of Directors has an Executive Committee, a Compensation Committee, a Finance and Audit Committee and a Nominating and Corporate Governance Committee. The Executive Committee, composed of Messrs. Azibert, Crown, Ferenbach, Hack, Miller and Schutz, acts in lieu of the full Board in emergencies or in cases where immediate and necessary action is required and the full Board cannot be assembled. The Compensation Committee, to be composed of Messrs. Ferenbach, Martin, McKenzie and Schutz, establishes salaries, incentives and other forms of compensation for executive officers and administers incentive compensation and benefit plans provided for employees. The Finance and Audit Committee, to be composed of Messrs. Hack, Hutcheson, McKenzie and Murphy, reviews the Company's audit policies and oversees the engagement of the Company's independent auditors, as well as developing financing strategies for the Company and approving outside suppliers to implement these strategies. The Nominating and Corporate Governance Committee, to be composed of Messrs. Azibert, Hutcheson, Martin and Miller, is responsible for nominating new Board members and for an annual review of Board performance. Pursuant to the Governance Agreement, the holders of the Class A Common Stock have the right to appoint at least one member to each of the Executive and Nominating and Corporate Governance Committees.

DIRECTORS' COMPENSATION AND ARRANGEMENTS

  All non-management directors of the Company receive compensation for their service as directors ($15,000 and options for 5,000 shares of Common Stock per year), and are reimbursed for expenses incidental to attendance at such meetings. In September 1997, CCIC's Board of Directors approved a fee of $150,000 per annum to the Berkshire Group (half of which is to be paid by CTI) for general consulting services and for the services of Mr. Ferenbach as Chairman of the Board. In addition, Mr. McKenzie received approximately $10,000 in 1996 for specific consulting assignments requested by the Chief Executive Officer. Messrs. Ferenbach and Schutz are indemnified by the respective entities which they represent on CCIC's Board of Directors.

EXECUTIVE COMPENSATION

  The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of the Company to its Chief Executive Officer and the four other executive officers (collectively, the "named executive officers") for each of the three years ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                           LONG TERM
                                                          COMPENSATION
                                                             AWARDS
                                                         -------------
                                                           NUMBER OF
                                                          SECURITIES
                                  ANNUAL COMPENSATION     UNDERLYING    ALL OTHER
                                  ----------------------   OPTIONS/    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($)   BONUS ($)  SARS (#)(A)      ($)
---------------------------  ---- ----------   --------- ------------- ------------
Ted B. Miller, Jr........    1997  $281,575    $ 626,250    625,000      $   --
 Chief Executive Officer
  and                        1996   152,600       75,000        --           --
 Vice Chairman of the
  Board of Directors         1995   146,154          --     345,000          --
David L. Ivy.............    1997   200,000      300,000    250,000          --
 President and Director      1996    37,500(b)       --     175,000       35,000(c)
                             1995       --           --         --           --
Charles C. Green, III....    1997    75,000(d)       --     250,000          --
 Executive Vice President
  and Chief                  1996       --           --         --           --
 Financial Officer           1995       --           --         --           --
John L. Gwyn.............    1997   160,424(e)       --     225,000          --
 Executive Vice President    1996       --           --         --           --
                             1995       --           --         --           --
Robert A. Crown..........    1997   109,961(f)       --         --           --
 Director and Chief
  Executive Officer of       1996       --           --         --           --
 Crown Communication         1995       --           --         --           --

--------
(a) All awards are for options to purchase the number of shares of Common Stock indicated.
(b) Mr. Ivy began working for CCIC on October 1, 1996, at an annual salary of $150,000.
(c) Mr. Ivy worked as a consultant to CCIC from May 1996 to September 1996 before joining the Company as an employee in October 1996.
(d) Mr. Green began working for CCIC on September 1, 1997, at an annual salary of $225,000.
(e) Mr. Gwyn began working for CCIC on February 3, 1997, at an annual salary of $175,000.
(f) Mr. Crown began working for the Company upon consummation of the Crown Merger on August 15, 1997, at an annual salary of $275,000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                          NUMBER OF   % OF TOTAL                          POTENTIAL REALIZABLE VALUE
                         SECURITIES    OPTIONS/                           AT ASSUMED ANNUAL RATES OF
                         UNDERLYING      SARS                              STOCK PRICE APPRECIATION
                          OPTIONS/    GRANTED TO    EXERCISE                  FOR OPTION TERM (A)
                            SARS     EMPLOYEES IN   OR BASE    EXPIRATION ---------------------------
          NAME           GRANTED (#) FISCAL YEAR  PRICE ($/SH)    DATE       5% ($)        10% ($)
          ----           ----------- ------------ ------------ ---------- ------------- -------------
Ted B. Miller, Jr.......   625,000       20.5%       $4.20      5/31/07      $1,650,848    $4,183,574
David L. Ivy............   250,000        8.2         4.20      5/31/07         660,339     1,673,430
Charles C. Green, III...   250,000        8.2         4.20       8/3/07         660,339     1,673,430
John L. Gwyn............   225,000        7.4         4.20      5/31/07         594,305     1,506,087
Robert A. Crown.........       --         --           --           --              --            --

--------
(a) The potential realizable value assumes a per-share market price at the time of the grant to be approximately equal to the exercise price with an assumed rate of appreciation of 5% and 10%, respectively, compounded annually for 10 years.

  The following table details the December 31, 1997 year end estimated value of each named executive officer's unexercised stock options. All unexercised options are to purchase the number of shares of Common Stock indicated.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND YEAR-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED       IN-THE-
                                                             OPTIONS/           MONEY OPTIONS/
                                                       SARS AT YEAR-END(#)   SARS AT YEAR-END ($)
                         SHARES ACQUIRED    VALUE        EXERCISABLE (E)/      EXERCISABLE (E)/
          NAME           ON EXERCISE (#) REALIZED ($)  UNEXERCISABLE (U)(A)  UNEXERCISABLE (U)(B)
          ----           --------------- ------------ ---------------------- --------------------
Ted B. Miller, Jr.......       --            --              407,500(E)           $2,659,010(E)
                                                             562,500(U)            1,860,750(U)
David L. Ivy............       --            --               68,750(E)              306,175(E)
                                                             356,250(U)            1,414,725(U)
Charles C. Green, III...       --            --                  -- (E)                  -- (E)
                                                             250,000(U)              827,000(U)
John L. Gwyn............       --            --                  -- (E)                  -- (E)
                                                             225,000(U)              744,300(U)
Robert A. Crown.........       --            --                  -- (E)                  -- (E)
                                                                 -- (U)                  -- (U)

--------
(a) Fifty percent of the options to purchase Common Stock granted in 1994, 1995 and 1996 become exercisable at 10% per year from the date of grant. The other fifty percent of the options vest upon achievement of a stated internal rate of return.

(b) The estimated value of exercised in-the-money stock options held at the end of 1997 assumes a per-share fair market value of $7.50 and per-share exercise prices of $.40, $2.40 and $4.20, as applicable.

Severance Agreements

  The Company has entered into severance agreements (the "Severance Agreements") with Messrs. Miller, Ivy, Green, Gwyn, Rees and Reese (the "Executives"). Pursuant to the Severance Agreements, the Company is required to provide severance benefits to the Executives if they are terminated by the Company without Cause (as defined in the Severance Agreements) or the Executives terminate with Good Reason (as defined in the Severance Agreements) (collectively, a "Qualifying Termination"). The Severance Agreements provide for enhanced severance benefits if the Executives incur a Qualifying Termination within the two-year period following a Change in Control (as defined in the Severance Agreements) of the Company (the "Change in Control Period"). Upon a Qualifying Termination that does not occur during the Change in Control Period, an eligible Executive is entitled to (i) a lump sum payment equal to two times the sum of his base salary and annual bonus, (ii) continued coverage under specified welfare benefit programs for two years and (iii) immediate vesting of any outstanding options and restricted stock awards. Upon a Qualifying Termination during the Change in Control Period, an eligible Executive is entitled to (i) receive a lump sum payment equal to three times the sum of his base salary and annual bonus, (ii) continued coverage under specified welfare benefit programs for three years and (iii) immediate vesting of any outstanding options and restricted stock awards.

Crown Arrangements

  In connection with the implementation of a management transition at CCI intended to develop and promote the existing management team of CCI and to reduce the dependence on Mr. Crown for day-to-day management at CCI, the Company and Mr. Crown have entered into a Memorandum of Understanding and a related Services Agreement with respect to, among other things, the sale by the Crown Parties of Common Stock in the Offering, the management transition at CCI, continuing service by a designee of the Crown Parties on the Company's Board of Directors and compensation and severance arrangements for Mr. Crown following such time as a successor President and Chief Executive Officer of CCI is appointed. Pursuant to the Services Agreement, Mr. Crown has agreed to continue to serve in a consulting capacity to (and as Chairman of) CCI for a two-year period following the appointment of his successor, and the Company has agreed, for such two-year period, to pay Mr. Crown cash compensation of $300,000 annually, along with certain executive perquisites. At the end of such two-year period, the Company will pay Mr. Crown a severance benefit of $300,000. The Company also agreed to vest all of Mr. Crown's existing stock options, to immediately grant Mr. Crown options to purchase 50,000 shares of Common Stock at $7.50 per share and, upon the closing of the Offering, to grant Mr. Crown options to purchase 625,000 shares of Common Stock at the price to the public in the Offering.

Stock Option Plans

 1995 Stock Option Plan

  The Company has adopted the 1995 Stock Option Plan, which was reamended on July 1, 1998 (the "1995 Stock Option Plan"). The purpose of the 1995 Stock Option Plan is to advance the interests of the Company by providing additional incentives and motivations which help the Company to attract, retain and motivate employees, directors and consultants. The description set forth below summarizes the general terms of the 1995 Stock Option Plan and the options granted pursuant to the 1995 Stock Option Plan.

  Pursuant to the 1995 Stock Option Plan, the Company can grant options to purchase up to 18,000,000 shares of Common Stock. Options granted under the 1995 Stock Option Plan may either be incentive stock options ("ISOs") under
Section 422 of the Code or nonqualified stock options. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the 1995 Stock Option Plan will be determined by the Board of Directors and, in the case of nonqualified stock options, may be less than the fair market value of the Common Stock on the date that the option is granted. The exercise price may be paid in cash, in shares of Common Stock (valued at fair market value at the date of exercise), in option rights (valued at the excess of the fair market value of the Common Stock at the date of exercise over the exercise price) or by a combination of such means of payment, as may be determined by the Board.

  Employees, directors or consultants of the Company (including its subsidiaries and affiliates) are eligible to receive options under the 1995 Stock Option Plan (although only certain employees are eligible to receive
ISOs). The 1995 Stock Option Plan is administered by the Board and the Board is authorized to interpret and construe the 1995 Stock Option Plan. Subject to the terms of the 1995 Stock Option Plan, the Board is authorized to select the recipients of options from among those eligible, to establish the number of shares that may be issued under each option and to take any actions specifically contemplated or necessary or advisable for the administration of the 1995 Stock Option Plan.

  No options may be granted under the 1995 Stock Option Plan after July 31, 2005, which is ten years from the date the 1995 Stock Option Plan was originally adopted and approved by the Board and stockholders of the Company. The 1995 Stock Option Plan will remain in effect until all options granted under the 1995 Stock Option Plan have been exercised or expired. The Board, in its discretion, may terminate the 1995 Stock Option Plan at any time with respect to any shares of Common Stock for which options have not been granted. The 1995 Stock Option Plan may be amended by the Board without the consent of the stockholders of the Company, other than as to a material increase in benefits, an increase in the number of shares that may be subject to options under the 1995 Stock Option Plan or a change in the class of individuals eligible to receive options under the 1995 Stock Option Plan. However, no change in any option previously granted under the 1995 Stock Option Plan may be made which would impair the rights of the holder of such option without the approval of the holder.

  Pursuant to the 1995 Stock Option Plan, options are exercisable during the period specified in each option agreement; provided, however, that no option is exercisable later than ten years from the date the option is granted. Options generally have been exercisable over a period of ten years from the grant date and vested in equal installments over a four or five year period of service with the Company as an employee, director or consultant. A change in control generally accelerates the vesting of options granted to employees and some of the options vest upon an initial public offering or the achievement of specific business goals or objectives. An option generally must be exercised within 12 months of a holder ceasing to be involved with the Company as an employee, director or consultant as a result of death and within three months if the cessation is for other reasons; however, these periods can be extended by decision of the Board of Directors (other than in the case of an ISO). Shares of Common Stock subject to forfeited or terminated options again become available for option awards.

The Board may, subject to certain restrictions in the 1995 Stock Option Plan (and, in the case of an ISO, in Section 422 of the Code), extend or accelerate the vesting or exercisability of an option or waive restrictions in an option agreement.

  The 1995 Stock Option Plan provides that the total number of shares covered by the 1995 Stock Option Plan, the number of shares covered by each option, and the exercise price per share under each option will be proportionately adjusted in the event of a recapitalization, stock split, dividend, or a similar transaction.

  No grant of any option will constitute realized taxable income to the grantee. Upon exercise of a nonqualified option, the holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received over the exercise price paid therefor and the tax basis in any shares of Common Stock received pursuant to the exercise of such option will be equal to the fair market value of the shares on the exercise date if the exercise price is paid in cash. The Company will generally have a deduction in parity with the amount realized by the holder. The Company has the right to deduct and withhold applicable taxes relating to taxable income realized by the holder upon exercise of a nonqualified option and may withhold cash, shares or any combination in order to satisfy or secure its withholding tax obligation. An ISO is not subject to taxation as income to the employee at the date of grant or exercise and the Company does not get a business deduction as to an ISO; provided, the stock is not sold within two years after the ISO was granted and one year after the ISO was exercised. The ISO is effectively taxed at capital gain rates upon the sale of the stock by the employee. However, if the stock acquired upon exercise of an ISO is sold within two years of the ISO grant date or one year exercise of the date, then it is taxed the same as a Nonqualified Option. Upon the exercise of an ISO, the difference between the value of the stock and the exercise price is recognized as a preference item for alternative minimum tax purposes.

  As of July 15, 1998, options to purchase a total of 12,450,615 shares of Common Stock have been granted. Options for 363,125 shares of Common Stock have been exercised, options for 162,500 shares have been forfeited and options for 11,924,990 shares remain outstanding. The outstanding options are for (i) 345,000 shares with an exercise price of $0.40 per share, (ii) 93,750 shares with an exercise price of $1.20 per share, (iii) 50,000 shares with an exercise price of $1.60 per share, (iv) 175,000 shares with an exercise price of $2.40 per share, (v) 1,680,625 shares with an exercise price of $4.20 per share, (vi) 23,135 shares with an exercise price of $4.76 per share, (vii) 200,000 shares with an exercise price of $6.00 per share, (viii) 5,767,480 shares with an exercise price of $7.50 per share and (ix) 3,590,000 shares with an exercise price equal to the price in the Offering. The options exercisable at $0.40 per share are fully vested and held by Ted B. Miller, Jr. Upon consummation of the Offering, vested and exercisable options also include options for (i) 63,750 shares at $1.20 per share, (ii) 50,000 shares at $1.60 per share, (iii) 175,000 shares at $2.40 per share, (iv) 1,483,625 shares at $4.20 per share, (v) 23,125 shares at $4.76 per share, (vi) 200,000 shares at $6.00 per share, (vii) 2,704,480 shares at $7.50 per share and (viii) 75,000 shares at the price in the Offering. Except for the options for 23,125 shares with an exercise price of $4.76 per share and options for 3,036,250 shares with an exercise price of $7.50, the exercise prices for all of the options were equal to or in excess of the estimated fair value of the Common Stock at the dates on which the numbers of shares and the exercise prices were determined; as such, in accordance with the "intrinsic value based method" of accounting for stock options, the Company did not recognize compensation cost related to the grant of these options. The options for 23,125 shares with an exercise price of $4.76 were issued in 1998 in exchange for services received from nonemployees; as such, the Company will account for the issuance of these options in 1998 based on the fair value of the services received. Options for 3,036,250 shares granted at an exercise price of $7.50 per share (which is below the estimated fair market value at the date of grant) are included in the group of options vesting upon consummation of the Offering. The Company will account for these options in 1998 based upon the fair market value of services received. The remaining options for 2,731,230 shares granted at an exercise price of $7.50 per share (which is below the estimated fair market value at the date of grant) were granted in 1998 and generally are taken into account and vest over five years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Compensation Charges Related to Stock Option Grants".


  Since January 1, 1998, the Company has granted to its executive officers and directors options for a total of 2,545,500 shares at an exercise price of $7.50 under the 1995 Stock Option Plan. Mr. Miller received options for

928,000 shares, Mr. Ivy received options for 560,000 shares, Mr. Green received options for 425,000 shares, Mr. Gwyn received options for 75,000 shares, Mr. Crown received options for 137,500 shares and Messrs. Hutcheson, Martin and McKenzie each received 25,000 shares.


CTSH Stock Option Plans

  CTSH has established certain stock option plans for the benefit of its employees (the "CTSH Stock Option Plans"). Upon consummation of the Roll-Up, all of the outstanding options to purchase shares of capital stock of CTSH ("CTSH Options") granted pursuant to the CTSH Stock Option Plans will be converted into and replaced by options to purchase shares of the Company's Common Stock ("CCIC Options"). The Company's Board of Directors has adopted each of the CTSH Option Plans. Options granted under the CTSH Stock Options Plans may be adjusted at the discretion of the Company or, in the case of options granted under the CTSH Share Bonus Plan (as defined), the CTSH Trustee (as defined) to take into account any variation of the share capital of the Company subject to the written confirmation of the auditors of the Company that the adjustment in their opinion is fair and reasonable. The description set forth below summarizes the general terms of each of the various plans that constitute the CTSH Stock Options Plans.

  CTSH All Employee Share Option Scheme. All outstanding options granted pursuant to the Castle Transmission Services (Holdings) Ltd. All Employee Share Option Scheme (the "CTSH All Employee Plan") vest upon the consummation of the Offering. Once vested, these options may only be exercised in full and on one occasion. Outstanding options granted pursuant to the CTSH All Employee Plan will lapse if not exercised by the earlier of (i) the first anniversary of the option holder's death, (ii) six months following the termination of the option holder's employment with the Company, (iii) six months following the earlier of (a) a change of control of the Company, (b) the sanctioning by the U.K. courts of a compromise or arrangement pursuant to U.K. Companies Act 1985 section 425 that affects the Common Stock of the Company, (c) a person becoming bound or entitled to acquire the Common Stock of the Company under U.K. Companies Act 1985 sections 428-430 or (d) notice of a general meeting of the stockholders of the Company at which a resolution will be proposed for the purpose of a voluntary winding-up of the Company (each of the foregoing, a "Corporate Event"), (iv) the option holder being adjudicated bankrupt under U.K. law, (v) the surrender of the option or (vi) the seventh anniversary of the grant. There are currently outstanding options to purchase 285,250 shares of Common Stock at a price of (Pounds)1.43 per share, of which an initial refundable deposit of (Pounds)0.715 per share has already been paid by each participant. No additional options will be granted under the CTSH All Employee Plan in the future.

  CTSH Management Plan. All outstanding options granted pursuant to the Castle Transmission Services (Holdings) Ltd. Unapproved Share Option Scheme (the "CTSH Management Plan") will vest on the earlier of (i) March 1, 2000 or, if the option holder was not an Eligible Employee (as defined in the CTSH Management Plan) on March 1, 1997, the third anniversary of the date on which the option was granted, (ii) the death of the option holder, (iii) the termination of the option holder's employment with the Company (other than a termination for cause, or the voluntary resignation of the option holder),
(iv) a Corporate Event or (v) the sale of the subsidiary or business of the Company in which the option holder is employed. Once vested, these options may be exercised in whole or in part at the discretion of the option holder prior to the lapsing of the option. All options granted pursuant to the CTSH Management Plan will lapse on the earlier of (i) the first anniversary of the option holder's death, (ii) six months after the termination of the option holder's employment with the Company (other than a termination for cause, or the voluntary resignation of the option holder), (iii) immediately upon any other termination of employment, (iv) six months following a Corporate Event,
(v) the option holder being adjudicated bankrupt under U.K. law, (vi) the surrender of the option, (vii) failure to satisfy any performance condition established by the board of directors of CTI or (viii) the seventh anniversary of the grant of the option. Currently, there are outstanding options to purchase 1,649,844 shares of Common Stock at prices ranging from (Pounds)1.43 to (Pounds)6.04 per share. No additional options will be granted under the CTSH Management Plan in the future.

  CTSH Bonus Share Plan. In connection with the Castle Transmission Services (Holdings) Ltd. Bonus Share Plan (the "CTSH Bonus Share Plan"), CTSH has executed the Employee Benefit Trust (the "CTSH

Trust"), a discretionary settlement for the benefit of past and present CTI employees, directors and their families. CTI employees and directors are able to participate in the CTSH Bonus Share Plan by foregoing a portion of their annual bonuses awarded by the Company in consideration for options to purchase shares of the Company's Common Stock held by the CTSH Trust at predetermined prices per share depending upon the year in which the investment is made. The predetermined price for 1997 investment was (Pounds)13.00 per share, and the CTI board has determined that the predetermined price for any investment in 1998 and 1999 will be (Pounds)16.90 and (Pounds)21.97 respectively.

  All outstanding options granted pursuant to the CTSH Bonus Share Plan are vested and may be exercised in whole or in part at the discretion of the option holder prior to the lapsing of the option. All options will lapse on the earlier of (i) the first anniversary of the option holder's death, (ii) six months after the termination of the option holder's employment with the Company, (iii) six months following a Corporate Event, (iv) the option holder being adjudicated bankrupt under U.K. law, (v) the surrender of the option or
(vi) the seventh anniversary of the grant of the option. In order to satisfy the demand created by the exercise of options granted pursuant to the CTSH Bonus Share Plan, the CTSH Trustee has been granted a call option by the Company ("the U.K. Option Agreement") to purchase up to 149,709 shares of Common Stock from the Company at a price of (Pounds)1.86 per share, the funds for which are to be contributed to the CTSH Trust by CTSH (which has already provided for such payment in its financial statements). Currently there are outstanding options to purchase 149,709 shares of Common Stock from the CTSH Trustee for a nominal sum upon exercise. Following the Offering, CTI employees and directors will continue to be able to effectively invest a proportion of their annual bonuses in Common Stock of the Company under the CTSH Bonus Share Plan for the fiscal years 1998 and 1999. Thereafter, no additional options will be granted under the CTSH Share Bonus Plan. Grants under the CTSH Bonus Share Plan are determined by converting monetary awards into options to purchase shares at predetermined prices.

  CTSH Option Grants to Certain Executives. In January and April of 1998, CTSH granted options to purchase a total of 300,000 ordinary shares and 299,700,000 preference shares of CTSH to Ted B. Miller, Jr., David L. Ivy and George E. Reese. Upon consummation of the Offering, these options will vest in full and convert into options to purchase 1,890,000 shares of the Company's Common Stock at an exercise price of (Pounds)1.43 and 210,000 shares of the Company's Common Stock at an exercise price of (Pounds)3.57.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1995 INVESTMENTS

  On January 11, 1995, Ted B. Miller, Jr. and Edward C. Hutcheson, Jr. (collectively, the "Initial Stockholders") acquired 1,350,000 shares of CTC Class A Common Stock, par value $.01 per share, for $270,000. Also, on January 11, 1995, pursuant to a Securities Purchase and Loan Agreement, dated as of January 11, 1995, among CTC, Centennial Fund IV, Berkshire Fund III, A Limited Partnership (via Berkshire Fund III Investment Corp.), and certain trusts and natural persons which are now members of Berkshire Investors LLC (collectively, the "Berkshire Fund III Group") and J. Landis Martin (collectively, the "CTC Purchasers"), CTC issued to the CTC Purchasers (i) 1,350,000 shares of CTC Class B Common Stock, par value $.01 per share, for $270,000, (ii) 730,380 shares of CTC Series A Convertible Preferred Stock, par value $.01 per share, for $4,382,280 and (iii) $3,867,720 principal amount of CTC Convertible Secured Subordinated Notes for $3,867,720. As of February 1997, all the CTC Convertible Secured Subordinated Notes had been converted into 644,620 shares of Company Series A Convertible Preferred Stock. The proceeds received on January 11, 1995 were used by the Company for the acquisition of towers and ancillary assets from PCI and for working capital.

  Pursuant to a Securities Exchange Agreement (the "Securities Exchange Agreement"), dated as of April 27, 1995, among the Company, CTC, the Initial Stockholders and the CTC Purchasers, such parties effectively made CCIC the holding company of CTC and converted some of the obligations of CTC into capital stock of CCIC. Transactions pursuant to the Securities Exchange Agreement included (i) Centennial Fund IV transferring 208,334 shares of CTC Series A Convertible Preferred Stock to Berkshire Fund III Group in exchange for $1,250,004 principal amount of CTC Convertible Secured Subordinated Notes,
(ii) Berkshire Fund III Group and J. Landis Martin converting all remaining CTC Convertible Secured Subordinated Notes held by them ($742,452 principal amount) into 123,742 shares of CTC Series A Convertible Preferred Stock, (iii) each of the outstanding shares of capital stock of CTC being exchanged for one share of similar stock of CCIC and (iv) the remaining CTC Convertible Secured Subordinated Notes ($3,125,268 principal amount) becoming convertible into shares of CCIC Series A Convertible Preferred Stock, par value $.01 per share ("Series A Convertible Preferred Stock") (all of which notes were subsequently converted in February 1997).

  As a result of the exchange of CTC capital stock for CCIC capital stock, each Initial Stockholder received 675,000 shares of Existing Class A Common Stock, par value $.01 per share, of CCIC, Centennial Fund IV received 1,080,000 shares of Common Stock and 145,789 shares of Series A Convertible Preferred Stock, Mr. Martin received 41,666 shares of Series A Convertible Preferred Stock and Berkshire Fund III Group received 270,000 shares of Common Stock and 666,667 shares of Series A Convertible Preferred Stock. In July 21, 1995, Robert F. McKenzie became a party by amendment to the Securities Exchange Agreement and received 8,333 shares of Series A Preferred Stock.

1996 INVESTMENTS

  Pursuant to a Securities Purchase Agreement, dated as of July 15, 1996, among the Company, Berkshire Fund III Group, Centennial Fund IV, J. Landis Martin, Edward C. Hutcheson, Jr. and Robert F. McKenzie, the Company privately placed 864,568 shares of its Series B Convertible Preferred Stock, par value $.01 per share ("Series B Convertible Preferred Stock"), for an aggregate purchase price of $10,374,816. Berkshire Fund III Group paid $6,000,000 for 500,000 shares, Centennial Fund IV paid $3,724,812 for 310,401 shares, Mr. Martin paid $500,004 for 41,667 shares, Mr. Hutcheson paid $99,996 for 8,333 shares and Mr. McKenzie paid $50,004 for 4,167 shares. The proceeds received on July 15, 1996 were used for (i) the purchase of the towers and microwave and SMR businesses from Motorola in Puerto Rico, (ii) an option payment relating to the acquisition of TEA and TeleStructures and (iii) working capital.

1997 INVESTMENTS

  Pursuant to a Securities Purchase Agreement, dated as of February 14, 1997, among the Company, Centennial Fund V and Centennial Entrepreneurs Fund V, L.P. (collectively, the "Centennial Fund V Investors"), Berkshire Fund IV, Limited Partnership (via Berkshire Fund IV Investment Corp.), and certain trusts and natural persons which are members of Berkshire Investors LLC (collectively, the "Berkshire Fund IV Group" and, together with Berkshire Fund III Group, the "Berkshire Partners Group"), PNC Venture Corp., Nassau Capital Partners II L.P. ("Nassau Capital"), NAS Partners I L.L.C. ("NAS Partners"), Fay, Richwhite Communications Limited ("Fay Richwhite"), J. Landis Martin and Robert F. McKenzie, the Company privately placed 3,529,832 shares of its Series C Convertible Preferred Stock, par value $.01 per share ("Series C Convertible Preferred Stock"), for an aggregate purchase price of $74,126,472. Centennial Fund V Investors paid $15,464,001 for 736,381 shares, Berkshire Fund IV Group paid $21,809,991 for 1,038,571 shares, PNC Venture Corp. paid $6,300,000 for 300,000 shares, Nassau Group paid an aggregate of $19,499,991 for 928,571 shares, Fay Richwhite paid $9,999,990 for 476,190 shares, Mr. Martin paid $999,999 for 47,619 shares and Mr. McKenzie paid $52,500 for 2,500 shares. The proceeds received on February 14, 1997 were used by the Company to fund a portion of its investment in CTI.

  In March 1997, Edward C. Hutcheson, Jr. exercised stock options for 345,000 shares of Common Stock. The Company repurchased these shares and 308,435 shares of his Existing Class A Common Stock for $3,422,118.

  In May 1997, in connection with the Company's acquisition of the stock of TeleStructures, TEA and TeleShare, Inc. (the "TEA Companies"), the Company issued 535,710 shares of Common Stock to the shareholders of the TEA
Companies: 241,070 shares to Bruce W. Neurohr, 241,070 shares to Charles H. Jones and 53,570 shares to Terrel W. Pugh.

  In June 1997, Messrs. Miller and Ivy received special bonuses, related to their services in structuring and negotiating the CTI Investment, including arranging the consortium partners who participated with the Company in the CTI transaction, of $600,000 and $300,000, respectively.

  In August 1997, Robert A. Crown and Barbara Crown sold the assets of Crown Communications to, and merged CNSI and CMSI with, subsidiaries of the Company. As consideration for these transactions, the Crowns received a cash payment of $25.0 million, a promissory note of the Company aggregating approximately $76.2 million, approximately $2.3 million to pay certain taxes (part of which amount was paid in September 1997 as a dividend to stockholders of record of CNSI on August 14, 1997), and 7,325,000 shares of Common Stock. In addition, the Company assumed approximately $26.0 million of indebtedness of the Crown Business. The Company repaid the Seller Note in full on October 31, 1997. Robert A. Crown and Barbara Crown are both parties to the Stockholders Agreement and are subject to its restrictions.

  Pursuant to a Securities Purchase Agreement, dated as of August 13, 1997, among the Company, American Home Assurance Company ("AHA"), New York Life Insurance Company ("New York Life"), The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"), PNC Venture Corp., J. Landis Martin and affiliates of AHA, the Company privately placed of 292,995 shares of its Senior Convertible Preferred Stock for an aggregate purchase price of $29,299,500, together with warrants to purchase 585,990 shares of Common Stock at $7.50 per share (subject to adjustment, including weighted average antidilution adjustments). AHA and its affiliates paid $15,099,500 for 150,995 shares and warrants to purchase 301,990 shares of Common Stock. New York Life and Northwestern Mutual each paid $6,000,000 for 60,000 shares and warrants to purchase 120,000 shares of Common Stock. PNC Venture Corp. paid $2,000,000 for 20,000 shares and warrants to purchase 40,000 shares of Common Stock. Mr. Martin paid $200,000 for 2,000 and warrants to purchase 4,000 shares of Common Stock. The proceeds received on August 13, 1997 were used by the Company to fund a portion of the Crown Merger and working capital.

  Pursuant to a Securities Purchase Agreement, dated as of October 31, 1997, among the Company, Berkshire Partners Group, Centennial Fund V Investors, Nassau Group, Fay Richwhite, Harvard Private Capital Holdings, Inc. ("Harvard"), Prime VIII, L.P. ("Prime") and the prior purchasers of Senior Convertible Preferred Stock (other than affiliates of AHA), an additional 364,500 shares of Senior Convertible Preferred Stock were issued for an aggregate purchase price of $36,450,000, together with warrants to purchase 729,000 shares of Common

Stock at $7.50 per share (subject to adjustment, including weighted average antidilution adjustments). Berkshire Partners Group paid $3,500,000 for 35,000 shares and warrants to purchase 70,000 shares of Common Stock. Centennial V Investors paid $1,000,000 for 10,000 shares and warrants to purchase 20,000 shares of Common Stock. Nassau Group and Fay Richwhite each paid $2,500,000 for 25,000 shares and warrants to purchase 50,000 shares of Common Stock. Harvard paid $14,950,000 for 149,500 shares and warrants to purchase 299,000 shares of Common Stock. Prime paid $5,000,000 for 50,000 shares and warrants to purchase 100,000 shares of Common Stock. AHA paid $1,500,000 for 15,000 shares and warrants to purchase 30,000 shares of Common Stock. New York Life paid $300,000 for 3,000 shares and warrants to purchase 6,000 shares of Common Stock. Northwestern Mutual paid $4,000,000 for 40,000 shares and warrants to purchase 80,000 shares of Common Stock. PNC Venture Corp. paid $1,000,000 for 10,000 shares and warrants to purchase 20,000 shares of Common Stock. J. Landis Martin paid $200,000 for 2,000 shares and warrants to purchase 4,000 shares of Common Stock.

OTHER TRANSACTIONS

  Robert J. Coury, a director of Crown Communication, and Crown Communication have entered into a management consulting agreement beginning in October 1997. Pursuant to a Memorandum of Understanding dated July 3, 1998, the compensation payable pursuant to such consulting agreement was increased to $20,000 per month and Mr. Coury was granted options to purchase 60,000 shares of Common Stock at $7.50 per share. See "Management--Executive Compensation--Crown Arrangements". In addition, pursuant to a Memorandum of Understanding Regarding Management and Governance of CCIC and Crown Communication, dated as of August 15, 1997, Mr. Coury received options for 75,000 shares of Common Stock. Upon consummation of the Offering, all of these options will have vested. In connection with the Crown Merger, Mr. Coury acted as financial advisor to the Crowns and received a fee for such services, paid by the Crowns.

  The Company leases office space in a building formerly owned by its Vice Chairman and Chief Executive Officer. Lease payments for such office space amounted to $130,000, $50,000 and $22,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The amount of space leased increased from 6,497 square feet at $23.80 per square foot (or $154,836 in annual rent) to 19,563 square feet at $16.00 per square foot (or $313,008 in annual rent) pursuant to a lease agreement effective November 1, 1997. The lease term is for a period of five years with an option to terminate in the third year or to renew at $18.40 per square foot. The lease also provides the Company a right of first refusal on the entire fifth floor of the building. Interstate Realty Corporation, a company owned by the Company's Vice Chairman and Chief Executive Officer, received a commission of $62,000 in connection with this new lease.

  Crown Communication leases its equipment storage and handling facility in Pittsburgh from Idlewood Road Property Company ("Idlewood"), a Pennsylvania limited partnership. HFC Development Corp., a Pennsylvania corporation owned by Mr. Crown's parents, is the general partner of Idlewood. The annual rent for the property is $180,000.

  On February 28, 1997, CTI and TdF Parent entered into the CTI Services Agreement pursuant to which TdF Parent agreed to provide certain consulting services to CTI in consideration for a minimal annual fee of (Pounds)400,000 ($670,000) and reimbursement for reasonable out-of-pocket expenses. TdF Parent has agreed to, among other things, provide the services of ten executives or engineers to CTI on a part-time basis and to provide a benchmarking review of CTI. In addition, TdF Parent has agreed to provide additional services relating to research, development and professional training on terms (including as to price) to be determined.

  Upon consummation of the Offering, the term of the CTI Services Agreement is expected to be extended for four additional years (to February 28, 2004) and thereafter will be terminable on 12-month's prior notice given by CTI to TdF after February 28, 2003.

                    PRINCIPAL AND SELLING STOCKHOLDERS

  The table below sets forth, after giving effect to the Roll-Up, certain information with respect to the beneficial ownership of Capital Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of any class or series of Capital Stock of the Company, (ii) each of the directors and executive officers of the Company and all directors and executive officers as a group and (iii) each of the Selling Stockholders. This table also gives effect to shares that may be acquired pursuant to options and warrants, as described in the footnotes below.

                                                                SHARES                        SHARES         PERCENTAGE
                                                             BENEFICIALLY                   BENEFICIALLY      OF TOTAL
                                                             OWNED PRIOR      NUMBER        OWNED AFTER        VOTING
                                                           TO THE OFFERING       OF        THE OFFERING      POWER AFTER
                                                          ------------------  SHARES   ---------------------     THE
EXECUTIVE OFFICERS AND DIRECTORS(A)     TITLE OF CLASS    NUMBER(B)  PERCENT  OFFERED  NUMBER(B)  PERCENT(C) OFFERING(C)
-----------------------------------  -------------------- ---------- ------- --------- ---------- ---------- -----------
Ted B. Miller, Jr. .....             Common Stock(d)       4,051,125    5.5%   --(e)    4,051,125     4.0%       3.6%
David L. Ivy............             Common Stock(f)       1,380,000    1.9    --(e)    1,380,000     1.4        1.3
Charles C. Green, III...             Common Stock(g)         675,000    1.0    --(e)      675,000      *          *
John L. Gwyn............             Common Stock(h)         132,500     *     --(e)      132,500      *          *
Robert A. Crown(i)......             Common Stock          7,462,500   10.6  3,750,000  3,712,500     3.8        3.9
Michel Azibert(j).......             Common Stock             50,000     *      --         50,000      *          *
Carl Ferenbach(k).......             Common Stock(l)      20,735,455   29.5     --     20,735,455    21.2       19.0
Garth A. Greimann(m)....             Common Stock(n)      20,710,455   29.4     --     20,710,455    21.2       18.9
Randall A. Hack(o)......             Common Stock(p)       5,080,080    7.2     --      5,080,080     5.2        4.7
David C. Hull, Jr.(q)...             Common Stock(r)       9,812,040   13.9             9,812,040    10.0        9.0
Edward C. Hutcheson,
 Jr.(s).................             Common Stock(t)         650,000    1.0     --        650,000      *          *
J. Landis Martin(u).....             Common Stock(v)         836,035    1.2     --        836,035     1.0         *
Robert F. McKenzie(w)...             Common Stock(x)         197,500     *      --        198,500      *          *
William A. Murphy(y)....             Common Stock                --     --      --            --      --         --
Jeffrey H. Schutz(z)....             Common Stock(aa)      9,837,040   14.0     --      9,837,040    10.1        9.0
Directors and Executive
 Officers as a group (13
 persons total).........             Common Stock(bb)     51,087,235   72.5  3,750,000 47,337,235    48.5       43.3
BERKSHIRE(cc)
Berkshire Fund III, A
 Limited Partnership....             Common Stock(dd)      6,095,450    8.7     --      6,095,450     6.2        5.6
Berkshire Fund IV,
 Limited Partnership....             Common Stock(ee)     12,996,055   18.5     --     12,996,055    13.3       11.9
Berkshire Investors
 LLC....................             Common Stock(ff)      1,619,300    2.3     --      1,619,300     1.7        1.5
CANDOVER(gg)
Candover Investments,
 plc....................             Common Stock          2,537,380    3.6    --(e)    2,537,380     2.6        2.3
Candover (Trustees)
 Limited................             Common Stock                255     *     --(e)          255      *          *
Candover Partners
 Limited................             Common Stock          8,792,565   12.5    --(e)    8,792,565     9.0        8.1
CENTENNIAL(hh)
Centennial Fund IV,
 L.P.(ii)...............             Common Stock          5,965,340    8.5    --(e)    5,965,340     6.1        5.5
Centennial Fund V,
 L.P.(jj)...............             Common Stock          3,731,285    5.3    --(e)    3,731,285     3.8        3.4
Centennial Entrepreneurs
 Fund V, L.P.(kk).......             Common Stock            115,415     *     --(e)      115,415      *          *
NASSAU(ll)
Nassau Capital Partners
 II, L.P.(mm)...........             Common Stock          5,023,825    7.1    --(e)    5,023,825     5.1        4.6
NAS Partners I,
 L.L.C.(nn).............             Common Stock             31,255     *     --(e)       31,255      *          *
Digital Future
 Investments B.V.(oo)...             Class A Common Stock 11,340,000  100.0     --     11,340,000   100.0       10.4

--------

 *   Less than 1%.
 (a) Except as otherwise indicated, the address of each person in this table is c/o Crown Castle International Corp., 510 Bering Drive, Suite 500,
     Houston, TX 77057.
 (b) In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options, warrants or convertible stock exercisable or convertible within 60 days of the date hereof are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. To the best of the Company's knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.
 (c) In determining Percentage of Total Voting Power After the Offering, shares of Common Stock that may be acquired upon conversion of the Class A Common
     Stock into shares of Common Stock are taken into account.

(footnotes continued from preceding page)

 (d)  Includes 175,000 shares of Common Stock received pursuant to the Share
      Exchange Agreement and options for 2,848,000 shares of Common Stock that will be vested upon consummation of the Roll-Up and the Offering. A trust for the benefit of Mr. Miller's children holds 99,995 shares of Common
      Stock, and a trust for the benefit of Mr. Miller and his two brothers holds 70,000 shares of Common Stock after the exchange pursuant to the Share Exchange Agreement.
 (e)  Messrs. Miller, Ivy, Green, Gwyn, Hutcheson, Martin and McKenzie and
      Candover Investments, plc, Candover (Trustees) Limited, Candover Partners
      Limited, Centennial Fund IV, L.P., Centennial Fund V, L.P., Centennial
      Entrepreneurs Fund V, L.P., Nassau Capital Partners II, L.P. and NAS
      Partners I, L.L.C. are Selling Stockholders and have granted the U.S.
      Underwriters an option to purchase 480,535, 174,600, 142,800, 57,300,
      78,000, 101,285, 23,700, 202,032, 20, 700,083, 476,183, 297,849, 9,213,
      401,985 and 2,500 shares of Common Stock, respectively, solely to cover over-allotments. If the U.S. Underwriters over-allotment option is exercised in full, Messrs. Miller, Ivy, Green, Gwyn, Hutcheson, Martin and McKenzie and Candover Investments, plc, Candover (Trustees) Limited,
      Candover Partners Limited, Centennial Fund IV, L.P., Centennial Fund V,
      L.P., Centennial Entrepreneurs Fund V, L.P., Nassau Capital Partners II,
      L.P. and NAS Partners I, L.L.C. will own 3.5%, 1.2%, *, *, *, *, *, 2.3%,
      *, 8.2%, 5.6%, 3.5%, *, 4.7% and *, respectively, of the Common Stock after consummation of the Offering. In addition, the following table sets forth certain information regarding other stockholders of the Company who have granted the U.S. Underwriters an option to purchase shares of Common
      Stock solely to cover over-allotments:

                                                SHARES     NUMBER     SHARES
                                             BENEFICIALLY    OF    BENEFICIALLY
                                             OWNED  BEFORE SHARES  OWNED AFTER
       BENEFICIAL OWNER(A)                   THE OFFERING  OFFERED THE OFFERING
       -------------------                   ------------- ------- ------------
     Tod Bettenhausen......................       75,000    27,000     48,000
     Kathy Broussard.......................       46,500    16,800     29,700
     Bill Cordell..........................      123,330    22,000    101,330
     Wesley D. Cunningham..................       49,000    17,395     31,605
     Angela Dennehy........................       99,165    25,245     73,920
     Allyn Easter..........................       75,000    21,000     54,000
     Martin Ellen..........................       99,165    25,245     73,920
     Alan Rees.............................      304,970    69,215    235,755
     George Reese..........................      920,000   110,400    809,600
     Michael Schueppert....................       80,980    22,730     58,250
     Jimmy Taylor..........................       25,000    15,000     10,000
     Nigel Turner..........................       99,165    25,245     73,920
     Mark Uminski..........................       50,000    15,000     35,000
     Ed Wallander..........................       50,000    18,000     32,000
     John Ward.............................       99,165    25,245     73,920
     Terry Wing............................       93,775    24,430     69,345
     American Home Assurance Company(i)....    2,774,040   220,875  2,553,165
     Charlesbank Capital Partners,
      LLC(ii)..............................    2,164,745   172,360  1,992,385
     Fay, Richwhite Communications
      Limited(iii).........................    2,793,985   222,465  2,571,520
     New York Life Insurance Company(iv)...    1,060,180    84,415    975,765
     The Northwestern Mutual Life Insurance
      Company(v)...........................    1,669,815   132,955  1,536,860
     PNC Venture Corp.(vi).................    2,002,765   159,465  1,843,300
     Prime VIII, L.P.(vii).................      823,765    65,590    758,175
     Win J. Neuger(viii)...................        8,420       670      7,750
     David B. Pinkerton(ix)................        3,365       270      3,095
     Peter F. Smith(x).....................        5,050       400      4,650

    --------

      (i)    American Home Assurance Company's principal business address is
             175 Water Street, 24th Floor, New York, NY 10038.
      (ii)   Charlesbank Capital Partners, LLC's principal business address is
             600 Atlantic Avenue, Boston, MA 02210-2203.
      (iii) Fay, Richwhite Communications Limited's principal business address is 151 Queen Street, Auckland, New Zealand.
      (iv)   New York Life Insurance Company's principal business address is 51
             Madison Avenue, New York, NY 10010.
      (v) The Northwestern Mutual Life Insurance Company's principal business address is 720 Wisconsin Avenue, Milwaukee, Wisconsin
             53802-4797.
      (vi)   PNC Venture Corp.'s principal business address is 3150 CNG Tower,
             625 Liberty Avenue, Pittsburgh, PA 15222.
      (vii)  Prime VIII, L.P.'s principal business address is 600 Congress
             Avenue, Suite 3000, Austin, TX 78701.
      (viii) Mr. Neuger's principal business address is c/o American Home
             Assurance Company, 175 Water Street, New York, NY 10038.
      (ix)   Mr. Pinkerton's principal business address is c/o American Home
             Assurance Company, 175 Water Street, New York, NY 10038.
      (x)    Mr. Smith's principal business address is c/o American Home
             Assurance Company, 175 Water Street, New York, NY 10038.

(footnotes continued from preceding page)

 (f)  Includes 70,000 shares of Common Stock received pursuant to the Share
      Exchange Agreement and options for 1,260,000 shares of Common Stock that will vest upon consummation of the Roll-Up and the Offering.
 (g) Represents options for 675,000 shares of Common Stock that will vest upon consummation of the Roll-Up and the Offering.
 (h) Includes options for 130,000 shares of Common Stock that will vest upon consummation of the Roll-Up and the Offering.
 (i) Includes 2,779,375 shares of Common Stock owned by Mr. Crown, 2,589,375 shares of Common Stock owned by his spouse, over which she has sole voting and dispositive power, 125,000 shares of Common Stock that are jointly owned, 915,625 shares of Common Stock owned by a grantor retained annuity trust for Mr. Crown, 915,625 shares of Common Stock owned by a grantor retained annuity trust for Ms. Crown and options for 137,500 shares of Common Stock that will vest upon consummation of the Roll-Up and the Offering. Mr. Crown's principal business address is c/o Crown
      Communication Inc., 375 Southpointe Blvd., Canonsburg, PA 19317.
 (j)  Mr. Azibert's principal business address is c/o TeleDiffusion de France
      International S.A., 10 Rue d'Oradour sur Glane, 75732 Paris 15 France.
 (k)  Mr. Ferenbach's principal business address is c/o Berkshire Partners LLC,
      One Boston Place, Suite 3300, Boston, MA 02108.
 (l) Represents options for 25,000 shares of Common Stock that will vest upon consummation of the Offering and 20,710,455 shares of Common Stock beneficially owned by members of the Berkshire Group. Mr. Ferenbach disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
 (m)  Mr. Greimann's principal business address is c/o Berkshire Partners LLC,
      One Boston Place, Suite 3300, Boston, MA 02108.
 (n) Represents shares of Common Stock beneficially owned by members of the Berkshire Group. Mr. Greimann disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
 (o)  Mr. Hack's principal business address is c/o Nassau Capital LLC, 22
      Chambers St., Princeton, NJ 08542.
 (p) Represents options for 25,000 shares of Common Stock that will vest upon consummation of the Offering and 5,055,080 shares of Common Stock beneficially owned by members of the Nassau Group. Mr. Hack disclaims beneficial ownership of such shares.
 (q)  Mr. Hull's principal business address is c/o The Centennial Funds, 1428
      Fifteenth Street, Denver, CO 80202-1318.
 (r) Represents shares of Common Stock beneficially owned by members of the Centennial Group. Mr. Hull disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
 (s)  A trust for the benefit of Mr. Hutcheson's children holds 50,000 shares.
      Mr. Hutcheson is a limited partner of Centennial Entrepreneurs Fund V,
      L.P., but disclaims beneficial ownership of the Company's securities directly beneficially held but such fund. Mr. Hutcheson's principal business address is 5599 San Felipe, Suite 301, Houston, TX 77056.
 (t) Includes options for 50,000 shares of Common Stock that will vest upon consummation of the Roll-Up and the Offering.
 (u)  A trust for the benefit of Mr. Martin's children holds 30,000 shares. Mr.
      Martin is a limited partner of each of Centennial Fund IV and Centennial
      Entrepreneurs Fund V, but disclaims beneficial ownership of the Company's securities directly beneficially held by such funds. Mr. Martin's principal business address is c/o Titanium Metals Corporation, 1999
      Broadway, Suite 4300, Denver, CO 80202.
 (v) Includes options for 122,500 shares of Common Stock that will vest upon consummation of the Roll-Up and the Offering, and warrants for 1,600 shares of Common Stock.
 (w)  Mr. McKenzie's principal business address is P.O. Box 1133, 1496 Bruce
      Creek Road, Eagle, CO 81631.
 (x) Includes options for 104,375 shares of Common Stock that will vest upon consummation of the Roll-Up and the Offering.
 (y)  Mr. Murphy's principal business address is c/o Salomon Smith Barney,
      Victoria Plaza, 111 Buckingham Palace Road, London, England.
 (z)  Mr. Schutz's principal business address is c/o The Centennial Funds, 1428
      Fifteenth Street, Denver, CO 80202-1318. Mr. Schutz is a general partner of each of Centennial Holdings IV, L.P. (which is, in turn, the general partner of Centennial Fund IV, L.P.) ("Holdings IV") and Centennial
      Holdings V, L.P. (which is, in turn, the general partner of Centennial
      Fund V, L.P. and Centennial Entrepreneurs Fund V, L.P.) ("Holdings V").
      However, neither Mr. Schutz nor any other general partner of either
      Holdings IV or Holdings V, acting alone, has voting or investment power with respect to the Company's securities directly beneficially held
      Centennial Fund IV, Centennial Fund V and Centennial Entrepreneurs Fund, and, as a result, Mr. Schutz disclaims beneficial ownership of the Company's securities directly beneficially owned by such funds, except to the extent of his pecuniary interest therein.
 (aa) Represents options for 25,000 shares of Common Stock that will vest upon consummation of the Offering and 9,812,040 shares of Common Stock beneficially owned by members of the Centennial Group. Mr. Schutz disclaims beneficial ownership of such shares.
 (bb) Includes options for 5,402,375 shares of Common Stock that will vest upon consummation of the Roll-Up and the Offering and warrants for 8,000 shares of Common Stock.
 (cc) Berkshire Group has approximately 19.0% of the total voting power of Common Stock. Carl Ferenbach, Chairman of the Board of Directors of the
      Company and a director of the Company, is a Managing Director of Berkshire Investors; a Managing Director of Third Berkshire Managers the general partner of Third Berkshire Associates, the general partner of Berkshire Fund III; and a Managing Director of Fourth Berkshire
      Associates, the general partner of Berkshire Fund IV. The principal business address of the Berkshire Group is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, MA 02108-4401.
 (dd) Includes warrants for 35,935 shares of Common Stock.
 (ee) Includes warrants for 29,255 shares of Common Stock.
 (ff) Includes warrants for 4,810 shares of Common Stock.
 (gg) Candover Group has approximately 10.4% of the total voting power of Common Stock. G. Douglas Fairservice is a Director of each entity in the Candover Group. The principal business address of Candover Partners is 20 Old Bailey, London EC4M 7LM, United Kingdom.
 (hh) Centennial Group has approximately 8.9% of the total voting power of Common Stock.
 (ii) Holdings IV is the sole general partner of Centennial Fund IV, and, accordingly, Holdings IV may be deemed to control Centennial Fund IV and possess indirect beneficial ownership of the securities of the Company directly beneficially held by Fund IV. The principal business address of Centennial Fund IV and Holdings IV is 1428 Fifteenth Street, Denver,
      Colorado 80202-1318.

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


(footnotes continued from preceding page)

 (jj) Holdings V is the sole general partner of Centennial Fund V, and, accordingly, Holdings V may be deemed to control Centennial Fund V and possess indirect beneficial ownership of the securities of the Company directly beneficially held by Centennial Fund V. The Common Stock indicated as held by Centennial Fund V includes 3,880 shares obtainable upon exercise of warrants. The principal business address of Centennial
      Fund V and Holdings V is 1428 Fifteenth Street, Denver, Colorado 80202-
      1318.
 (kk) Holdings V is the sole general partner of Centennial Entrepreneurs Fund
      V, and, accordingly, may be deemed to control Centennial Entrepreneurs
      Fund V and possess indirect beneficial ownership of the securities of the Company directly beneficially held by Centennial Entrepreneurs Fund V.
      The Common Stock indicated as held by Centennial Entrepreneurs Fund V includes 120 shares obtainable upon exercise of warrants. The principal business address of Centennial Entrepreneurs V is 1428 Fifteenth Street,
      Denver, Colorado 80202-1318.
 (ll) Nassau Group has approximately 4.6% of the total voting power of Common
      Stock. Randall Hack, a director of the Company, is a member of Nassau
      Capital L.L.C., an affiliate of Nassau Group. The principal business address of Nassau Capital Partners II, L.P. is 22 Chambers Street,
      Princeton, NJ 08542.
 (mm) Includes warrants for 9,938 shares of Common Stock.
 (nn) Includes warrants for 62 shares of Common Stock.
 (oo) Digital Future Investments B.V. is an affiliate of TeleDiffusion de
      France International S.A. Upon consummation of the Roll-Up, TdF will retain ownership of 20% of the shares of capital stock of CTSH. Pursuant to the Share Exchange Agreement and subject to certain conditions, TdF will have the right to exchange its shares of capital stock of CTSH for 17,443,500 shares of Class A Common Stock of the Company (which is convertible into 17,443,500 shares of Common Stock). DFI currently has 10.4% of the total voting power of Common Stock. Combined, TdF and DFI would have 22.8% of the Voting Power of Common Stock. The principal business address of DFI is c/o TeleDiffusion de France International
      S.A., 10 Rue d'Oradour sur Glane, 75732 Paris 15 France.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation, the By-laws, the Governance Agreement, the CTSH Shareholders Agreement and the Stockholders' Agreement that will be in effect upon consummation of this Offering, forms of which have been filed as exhibits to this Registration Statement, and to the applicable provisions of the Delaware General Corporation Law (the "DGCL").

GENERAL

  Upon consummation of the Roll-Up, the authorized capital stock of the Company will consist of 600,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), 90,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share. Upon consummation of the Roll-Up, after giving effect to the five-for- one stock split, there will be 97,728,545 shares of Common Stock outstanding and 11,340,000 shares of Class A Common Stock outstanding.

COMMON STOCK

Voting Rights

  Each share of Common Stock is entitled to one vote. The Common Stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the DGCL. All the outstanding shares of Common Stock are held by directors, executive officers, other employees and affiliates of the Company or its subsidiaries.

Dividends

  Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to approval of certain holders of the Senior Convertible Preferred Stock.

Liquidation Rights

  In the event of the dissolution of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Senior Convertible Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of Common Stock are entitled to share ratably in the assets available for distribution to the stockholders.

Other Provisions

  There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are legally issued, fully paid and nonassessable.

CLASS A COMMON STOCK

Voting Rights

  Each share of Class A Common Stock is entitled to one vote for each such share on all matters presented to the stockholders, except with respect to the election of directors. The holders of the shares of Class A Common Stock vote, except as provided under the DGCL, together with the holders of the Common Stock and any other class or series of stock of the Company accorded such general voting rights, as a single class.

  So long as TdF is Qualified, holders of shares of Class A Common Stock voting as a separate class have the right to elect two directors to the Board of Directors of the Company; provided, however, that if TdF is not

Qualified, so long as the ownership interest of the TdF Group is at least 5%, holders of Class A Common Stock voting as a separate class have the right to elect one director.

  The holders of Class A Common Stock, subject to certain limitations described in "The Roll-Up--Governance Agreement--Governance--Governance Limitations", have a Veto over certain significant actions, described in "Governance--Veto Rights", taken by the Company.

Convertibility

  Each share of Class A Common Stock is convertible, at the option of its record holder, into one share of Common Stock at any time.

  In the event of any transfer of any share of Class A Common Stock to any Person other than an Affiliate (as defined in Rule 12b-2 of the Exchange Act), such share of Class A Common Stock automatically converts, without any further action, into one share of Common Stock; provided, however, and subject to certain conditions described in the Certificate of Incorporation, that a holder of shares of Class A Common Stock may pledge such holder's shares to a financial institution pursuant to a bona fide pledge of such shares of Class A Common Stock as collateral security for any indebtedness or other obligation of any Person due to the pledgee or its nominee.

  Further, each share of Class A Common Stock automatically converts into one share of Common Stock on the first date on which the ownership interest of TdF Group is less than 5%.

Other Provisions

  Pursuant to the Governance Agreement, so long as it remains Qualified, TdF has anti-dilutive rights in connection with maintaining a certain percentage of voting power in the Company and, accordingly, the Company may not, subject to certain exceptions relating primarily to compensation of directors and employees, issue, sell or transfer additional securities (except for the Offering) unless TdF is offered the right to purchase, at the same price, an amount such that it would maintain such percentage of voting power in the Company. All outstanding shares of Class A Common Stock are legally issued, fully paid and nonassessable.

PREFERRED STOCK

  Pursuant to the Certificate of Incorporation, the Company may issue up to 10,000,000 shares of Preferred Stock in one or more series. The Board of Directors has the authority, without any vote or action by the stockholders (other than any rights of TdF under the Governance Agreement), to create one or more series of Preferred Stock up to the limited of the Company's authorized but unissued shares of Preferred Stock and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. Upon completion of the Offering, there will be no shares of Preferred Stock outstanding. See "Risk Factors--Anti-Takeover Provisions".



SENIOR PREFERRED WARRANTS

  In connection with the offering of the Senior Convertible Preferred Stock in August 1997 and October 1997, the Company issued warrants to purchase an aggregate of 1,314,990 shares of Common Stock at a price of $7.50 per share, provided that the price per share shall be reduced to 85% of the price per share to the public if the Company consummates an initial registered public offering of Common Stock with a price below $8.832 per share. The exercise price is subject to weighted average antidilution protection. These warrants are exercisable at any time prior to August 16, 2007, in the case of the warrants issued in August 1997, and October 31, 2007, in the case of the warrants issued in October 1997.

CERTIFICATE OF INCORPORATION AND BY-LAWS

  Stockholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and the By-laws. Certain provisions of the Certificate of Incorporation and By-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by the Company's Board of Directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock. The Company believes that such provisions are necessary to enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its stockholders.

Classified Board of Directors and Related Provisions

  The Certificate of Incorporation provides that the directors of the Company, other than those directors who may be elected by holders of any series of Preferred Stock or holders of the Class A Common Stock, initially are to be divided into three classes of directors, initially consisting of three, three and four directors. One class of directors, initially consisting of three directors, will be elected for a term expiring at the annual meeting of shareholders to be held in 1999, another class initially consisting of three directors will be elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class initially consisting of four directors shall be initially elected for a term expiring at the annual meeting of stockholders in 2001. The classified board provisions will prevent a party who acquires control of a majority of the outstanding Voting Stock of the Company from obtaining control of the Board of Directors until the second annual stockholders meeting following the date such party obtains the controlling interest. The provisions of the Certificate of Incorporation relating to the classified nature of the Company's Board of Directors may not be amended without the affirmative vote of the holders of at least 80% of the voting power of the Company's outstanding Voting Stock. "Voting Stock" is defined in the Certificate of Incorporation as the outstanding shares of capital stock of the Company entitled to vote in a general vote of stockholders of the Corporation as a single class with shares of Common Stock of the Company, which shares of capital stock include the shares of Class A Common Stock.

No Stockholder Action by Written Consent; Special Meeting

  The Certificate of Incorporation prohibits stockholders (other than holders of Class A Common Stock with respect to matters upon which such holders are entitled to vote as a separate class) from taking action by written consent in lieu of an annual or special meeting and, thus, stockholders may only take action at an annual or special meeting called in accordance with the By-laws. The By-laws provide that special meetings of stockholders may only be called by the Secretary of the Company at the direction of the Board of Directors pursuant to a resolution adopted by the Board.

  These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of the capital stock of the Company entitled to vote from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

  The By-laws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that with respect to the annual meeting to be held in 1999, the anniversary date shall be deemed to be April 1, 1999; provided further that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information with respect to the stockholder giving the notice and with respect to each nominee.

  By requiring advance notice of nominations by stockholders, the foregoing procedures will afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, such procedures will provide the Board of Directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board of Directors' position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Dilution

  The Certificate of Incorporation provides that the Board of Directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from the Company shares of stock or other securities of the Company or any of other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to acquire a significant portion of the outstanding securities of the Company, to engage in any transaction which might result in a change of control of the corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Company.

Indemnification

  The Certificate of Incorporation and By-laws provide that the Company shall indemnify each director or officer of the Company to the fullest extent permitted by law.

Amendments

  The Certificate of Incorporation and By-laws provide that the Company may at any time and from time to time, amend, alter, change or repeal any provision contained in the Certificate of Incorporation or a Preferred Stock designation; provided, however, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions of the Certificate of Incorporation, including the provisions referred to above relating to the classification of the Board of Directors, prohibiting stockholder action by written consent, and prohibiting the calling of special meetings by stockholders.

  The By-laws may be amended by either the holders of 80% of the voting power of the Voting Stock or by the majority of the Board; provided that the Board may alter, amend or repeal or adopt new By-laws in conflict with certain provisions thereof by a two-thirds vote of the entire Board.

RIGHTS PLAN

Rights

  The Board of Directors of the Company has declared a dividend of one right (the "Rights") for each outstanding share of Common Stock and each outstanding share of Class A Common Stock. The Rights will be issued to the holders of record of Common Stock and Class A Common Stock outstanding on the date of the consummation of the Offering (the "Issuance Date"), and with respect to Common Stock and Class A Common Stock issued thereafter until the Distribution Date (as defined below), and, in certain circumstances, with respect to Common Stock and Class A Common Stock issued after the Distribution Date. Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase from the Company one one-thousandth (1/1000th) of a share of Series A Participating Cumulative Preferred Stock (the "Preferred Shares") at a price of $110.00 per (1/1000th) of a share, subject to adjustment in certain circumstances (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and the Rights Agent named therein. The Rights will not be exercisable until the Distribution Date and will expire on the tenth annual anniversary of the Rights Agreement (the "Expiration Date"), unless earlier redeemed by the Company. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends with respect to the Rights or the Preferred Shares relating thereto.

Distribution Date

  Under the Rights Agreement, the Distribution Date is the earlier of (i) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding voting securities of the Company (such person or group being an "Acquiring Person"), subject to the exceptions relating to the TDF Group and the Berkshire Group described in the paragraph below, unless provisions preventing accidental triggering of the distribution of the Rights apply, and (ii) the close of business on such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more that 15% or more of the outstanding shares of Voting Securities.

  Each member of the TdF Group will not otherwise be considered an Acquiring Person if (a) during the first five years following the adoption of the Rights Agreement, the aggregate ownership interest of the TdF Group does not exceed 25% (or 30% if the Board so elects) of the outstanding Voting Securities or
(b) thereafter, the aggregate ownership interest of the TdF Group does not exceed the lesser of (i) 25% or 30%, as applicable, of the Voting Securities then outstanding and (ii) the greater of (x) the aggregate interest of the TdF Group as of the fifth anniversary of the Rights Agreement and (y) 15% of the then outstanding Voting Securities. Each member of the Berkshire Group will not otherwise be deemed an Acquiring Person if the aggregate ownership interest of the Berkshire Group does not exceed the greater of (a) the aggregate ownership interest of the Berkshire Group upon the execution of the Rights Agreement, reduced by an amount equal to any disposition of Voting Securities following the date the Rights Agreement is executed and (b) 15% of the outstanding Voting Securities.

Triggering Event and Effect of Triggering Event

  At such time as there is an Acquiring Person, the Rights will entitle each holder (other than such Acquiring Person) of a Right to purchase, at the Purchase Price, that number of one-thousandths (1/1000ths) of a Preferred Share equivalent to the number of shares of Common Stock that at the time of such event would have a market value of twice the Purchase Price.

  In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an affiliate or associate of an Acquiring Person that is a publicly traded corporation or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an affiliate or associate of an Acquiring Person that is a publicly traded corporation, each Right will entitle its holder (other than Rights beneficially owned by such Acquiring Person or its affiliates or associates) to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value or, in certain circumstances, book value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an affiliate or associate of an Acquiring Person that is not a publicly traded entity or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or affiliate or associate of an Acquiring Person that is not a publicly traded entity, each right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, at such holder's option, (i) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be the Company) which at the time of the transaction would have a book value of twice the Purchase Price, (ii) that number of shares of the ultimate parent of or entity controlling such surviving corporation which at the time of the transaction would have a book value of twice the Purchase Price or (iii) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have market value of twice the Purchase Price.

  Any Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Right.

Redemption

  At any time prior to the earlier of (i) such time as a person or group becomes an Acquiring Person and (ii) the Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price (in cash or Common Stock or other securities of the Company deemed by the Board of Directors to be at least equivalent in value) of $.01 per Right (which amount shall be subject to adjustment as provided in the Rights Agreement) (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  In addition, at any time after there is an Acquiring Person, the Board of Directors may elect to exchange each Right for consideration per Right consisting of one-half of the securities that would be issuable at such time upon exercise of one Right pursuant to the terms of the Rights Agreement.

Amendment

  At any time prior to the Distribution Date, the Company may, without the approval of any holder of any Rights, supplement or amend any provision of the Rights Agreement (including, without limitation, the date on which the Expiration Date or Distribution Date shall occur, the definition of Acquiring Person, the time during which the Rights may be redeemed or the terms of the Preferred Shares), except that no supplement or amendment shall be made which reduces the Redemption Price (other than pursuant to certain adjustments therein).

Certain Effects of the Rights Plan

  The Rights plan is designed to protect stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent stockholder interests. The provisions of the Rights Plan may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of the Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination is approved by the corporation's Board of Directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the Board of Directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the DGCL. The Certificate of Incorporation does not exclude the Company from the restrictions imposed by Section 203 of the DGCL and, as a result, the company will be subject to its provisions upon consummation of the Offering.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation of the Company does not exclude the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

LIMITATIONS OF DIRECTORS' LIABILITY

  The Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivatives suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

TRANSFER AGENT

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

  Pursuant to the Amended and Restated Loan Agreement dated as of July 10, 1998, two wholly owned subsidiaries of CCIC, CCI and Crown Castle International Corp. de Puerto Rico ("CCIC(PR)") (collectively, the "Borrowers"), have entered into the Senior Credit Facility with a group of banks and other financial institutions led by Key Corporate Capital Inc. ("KeyCorp") and PNC Bank, National Association, as arrangers and agents. The following summary of certain provisions of the Senior Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Senior Credit Facility.

  The Senior Credit Facility provides for revolving credit loans in an aggregate principal amount not to exceed $100.0 million, for working capital needs, acquisitions and general corporate purposes. The Senior Credit Facility includes a $5.0 million sublimit available for the issuance of letters of credit. As of May 29, 1998, the Borrowers had unused borrowing availability under the Senior Credit Facility of approximately $39.5 million.

  The loan commitment under the Senior Credit Facility reduces by $5.0 million commencing March 31, 2001 and by $5.0 million each calendar quarter thereafter until December 31, 2004, when the Senior Credit Facility matures. In addition, the Senior Credit Facility provides for mandatory reduction of the loan commitment and mandatory prepayment with the (i) net proceeds of certain asset sales, (ii) net proceeds of certain required capital contributions to CCI by CCIC relating to the proceeds from the sale of equity, convertible or debt securities, subject to certain exceptions, (iii) net proceeds of any unused insurance proceeds and (iv) a percentage of the excess cash flow of the Borrowers, commencing with the calendar year ending December 31, 2000.

  The Borrowers' obligations under the Senior Credit Facility are guaranteed by each direct and indirect majority owned subsidiary of CCI and are also secured by (i) a pledge by the Borrowers of all of the outstanding capital stock of each of their respective direct subsidiaries and (ii) a perfected first priority security interest in substantially all of the personal property of the Borrowers and their subsidiaries. In addition, the Senior Credit Facility is guaranteed on a limited recourse basis by CCIC, limited in recourse to the collateral pledged by CCIC (the capital stock of CCI). The capital stock of CTSH will not be pledged to secure the Senior Credit Facility.

  The loans under the Senior Credit Facility will bear interest, at the Borrowers' option, at either (A) a "base rate" equal to KeyCorp's prime lending rate plus an applicable spread ranging from 0% to 1.5% (determined based on a leverage ratio) or (B) a "LIBOR rate" plus an applicable spread ranging from 1.0% to 3.25% (determined based on a leverage ratio). Following the occurrence and during the continuance of an event of default under the Senior Credit Facility, the loans will bear interest at the "base rate" plus 3.5%.

  The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of the Borrowers and their respective subsidiaries to dispose of assets, incur additional indebtedness, incur guaranty obligations, repay subordinated indebtedness except in accordance with the subordination provisions, pay dividends or make capital distributions, create liens on assets, enter into leases, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the Senior Credit Facility will require compliance with certain financial covenants, including requiring the Borrowers and their respective subsidiaries to maintain a maximum ratio of indebtedness to operating cash flow, a minimum ratio of operating cash flow to fixed charges, a minimum ratio of operating cash flow to projected debt service and a minimum ratio of operating cash flow to interest expense. CCIC does not expect that such covenants will materially impact the ability of the Borrowers and their respective subsidiaries to operate their respective businesses.

  Pursuant to the terms of the Senior Credit Facility, CCI is entitled to pay dividends or make distributions to CCIC in order to permit CCIC to pay its out-of-pocket costs for corporate development and overhead and to pay cash interest on certain indebtedness of CCIC (including the Notes); provided that the amount of such dividends or distributions does not exceed (i) $6.0 million in any year ending on or prior to October 31, 2002 or (ii) $33.0 million in any year thereafter. The Senior Credit Facility also allows CCI to pay dividends or distribute cash to CCIC to the extent required to pay taxes allocable to the Borrowers and their respective subsidiaries. All of the above-mentioned dividends or distributions, however, including dividends or distributions that are intended to pay interest on the Notes, may not be made by CCI so long as any default or event of default exists under the Senior Credit Facility.

  The Senior Credit Facility contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within two days after the due date thereof, any representation or warranty being made by the Borrowers that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a period of thirty days, default in certain other indebtedness, certain insolvency events and certain change of control events. In addition, a default under the Indenture will result in a default under the Senior Credit Facility.

CTI CREDIT FACILITY

  Pursuant to the Loan Amendment Agreement dated May 21, 1997 (the "CTI Credit Facility"), among CTI, as borrower, CTSH, as guarantor, Credit Suisse First Boston, as arranger and agent ("CSFB"), and J.P. Morgan Securities Ltd., as co-arranger ("JPM"), CTI's (Pounds)162.5 million term and revolving loan facilities (the "Old Facilities") were amended to a (Pounds)64.0 million revolving loan facility. The following summary of certain provisions of the CTI Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the CTI Credit Facility.

  The CTI Credit Facility provides for revolving credit loans in an aggregate principal amount not to exceed (Pounds)64.0 million to finance capital expenditures in respect of digital terrestrial television with up to (Pounds)46.5 million of such amount available for working capital needs and for general corporate purposes. As of May 29, 1998, CTI had unused borrowing availability under the CTI Credit Facility of approximately (Pounds)35.0 million ($57.1 million).

  The loan commitment under the CTI Credit Facility will be automatically reduced to zero in three equal semi-annual installments commencing on May 31, 2001 and ending on May 31, 2002, when the CTI Credit Facility matures. In addition, the CTI Credit Facility provides for mandatory cancellation of all or part of the loan commitment and mandatory prepayment (i) with an amount equal to the net proceeds of certain asset sales and (ii) upon the consummation of an initial public offering or the listing on any stock exchange of the shares of CTI, CTSH or CCIC.

  CTI's and CTSH's obligations under the CTI Credit Facility are secured by fixed and floating charges over all of their respective assets. The loans under the CTI Credit Facility will bear interest at a "LIBOR rate" plus 0.85% and a spread related to the lenders' cost of making the CTI Credit Facility available to CTI.

  The CTI Credit Facility contains a number of covenants that, among other things, restrict the ability of CTI to dispose of assets, incur additional indebtedness, incur guaranty obligations, repay subordinated indebtedness except in accordance with the subordination provisions, pay dividends or make capital distributions, create liens on assets, make investments, make acquisitions, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the CTI Credit Facility will require compliance with certain financial covenants, including requiring CTI to maintain a maximum ratio of indebtedness to EBITDA, a minimum ratio of EBITDA to interest expense, and a minimum tangible net worth. CCIC does not expect that such covenants will materially impact the ability of CTI to operate its business.

  The CTI Credit Facility contains customary events of default, including the failure to pay principal or any interest or any other amount that becomes due within three business days after the due date thereof, any representation or warranty being made by CTI that is untrue or misleading on the date made, a default in the performance of any of its covenants under the CTI Credit Facility (unless, if such default is capable of remedy, such default is cured within 14 days of CTI becoming aware of such default), default in certain other indebtedness, certain insolvency events and certain change of control events.

  On July 17, 1998, the lenders (acting through Credit Suisse First Boston, as agent) under the CTI Credit Facility waived a provision in the CTI Credit Facility that would have required the repayment of the CTI Credit Facility concurrently with the listing of the Company's Common Stock.

THE NOTES

  On November 20, 1997, the Company privately placed $251.0 million principal amount at maturity ($150,010,150 initial accreted value) of its 10 5/8% Senior Discount Notes due 2007 (the "Notes"). The following is a summary of certain terms of the Notes and is qualified in its entirety by reference to the Indenture (the "Indenture") relating to the Notes. A copy of the Indenture has been filed with the Registration Statement of which this Prospectus forms a part.

  The Notes are unsecured senior obligations of the Company, and will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will be senior to future subordinated indebtedness of the Company. The Notes mature on November 15, 2007. The Notes will accrete in value until November 15, 2002. Thereafter, cash interest will accrue on the Notes at the rate of 10.625% per annum and will be payable semi-annually, commencing on May 15, 2003.

  Except as stated below, the notes are not redeemable prior to November 15, 2002. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at any time or from time to time, at a premium which is at a fixed percentage that declines to par on or after November 15, 2005, in each case together with accrued and unpaid interest, if any, to the date of redemption. In the event the Company consummates a public equity offering or certain strategic equity investments prior to November 15, 2000, the Company may, at its option, use all or a portion of the proceeds from such offering to redeem up to 35% of the original aggregate principal amount at maturity of the Notes at a redemption price equal to 110.625% of the accreted value of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the redemption date, provided at least 65% of the original aggregate principal amount at maturity of the Notes remains outstanding after each such redemption.

  Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Notes has the right to require the Company to purchase all or a portion of such holder's Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.

  The Indenture contains certain covenants, including covenants that limit (i) indebtedness, (ii) restricted payments, (iii) distributions from restricted subsidiaries, (iv) transactions with affiliates, (v) sales of assets and subsidiary stock (including sale and leaseback transactions), (vi) dividend and other payment restrictions affecting restricted subsidiaries, and (vii) mergers or consolidations.

THE CTI BONDS

  On May 21, 1997, a subsidiary of CTSH issued (Pounds)125.0 million aggregate principal amount of its 9% Guaranteed Bonds due 2007 (the "CTI Bonds"). The CTI Bonds are listed on the Luxembourg Stock Exchange. The following is a summary of certain terms of the Bonds and is qualified in its entirety by reference to the trust deed dated May 21, 1997 (the "Trust Deed") relating to the Bonds. A copy of the Trust Deed has been filed with the Registration Statement of which this Prospectus forms a part.

  The Bonds constitute direct, general and unconditional guaranteed obligations of the subsidiary of CTSH and rank pari passu with all other present and future unsecured and unsubordinated obligations of such subsidiary. The CTI Bonds are guaranteed jointly and severally by CTI and CTSH. The CTI Bonds will mature on March 30, 2007. Interest on the Bonds is payable annually in arrears on March 30 in each year, the first payment having been made on March 30, 1998.

  The CTI Bonds may be redeemed at the option of the Company in whole or in part, at any time or from time to time, at the greater of their principal and such price as will provide a gross redemption yield 0.5% per annum above the gross redemption yield of the benchmark gilt plus, in either case, accrued and unpaid interest.

  Upon the occurrence of a Put Event (as defined in the Trust Deed), each holder of CTI Bonds has the right to require such subsidiary to purchase all or a portion of such holder's CTI Bonds at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.

  The Trust Deed contains certain covenants, including covenants that limit
(i) indebtedness, (ii) restricted payments, (iii) distributions from restricted subsidiaries, (iv) transactions with affiliates, (v) sales of assets and subsidiary stock, (vi) dividend and other payment restrictions affecting restricted subsidiaries, and (vii) mergers or consolidations.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 97,728,545 shares of Common Stock (98,246,575 shares if the over-allotment option is exercised in full). Of these shares, the 31,250,000 shares of Common Stock (35,937,500 if the over-allotment option is exercised in full) sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), which shares will be subject to the resale limitation of Rule 144. The remaining 66,478,545 shares of Common Stock (62,309,075 if the over-allotment option is exercised in full) have not been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144 or Rule 701 under the Securities Act ("Rule 701"), is available. As a result of the contractual restrictions described below and the provisions of Rule 144 and Rule 701, 66,391,137 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus and 87,408 shares will be eligible for sale upon expiration of their respective one-year holding periods.

  The Company has agreed, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any securities of the Company that are substantially similar to the Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any such substantially similar securities, without the prior written consent of Lehman Brothers Inc. In addition, the Company's directors and executive officers and, with certain limited exceptions, all other existing stockholders of the Company who represent in the aggregate approximately 68.0% of the outstanding Common Stock after the Offering, will be required, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, not to, directly or indirectly, offer, pledge, sell, contract to sell or otherwise dispose of any securities of the Company outstanding as of the date of this Prospectus, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive any Common Stock or substantially similar securities, or enter into any swap or other arrangement that transfers, in whole or in part, the economic consequences of ownership of any securities of the Company, without the prior written consent of Lehman Brothers Inc. In addition to certain typical exceptions to such "lock-up" agreements, each employee of the Company or its subsidiaries (excluding Mr. Crown, certain executive officers and the directors of the Company) that is a party to such an agreement is permitted to sell during the 180-day period described above up to 12% of the shares of Common Stock beneficially owned or held under option by such employee as of the date of this Prospectus; provided that such sales must be made in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom; provided further that if any such employee has granted an option to the U.S. Underwriters to sell additional shares to cover over-allotments, then such employee's eligibility for this additional exception is reduced by the number of shares sold upon exercise of the over-allotment option. See "Underwriting".

  In general, under Rule 144 as currently in effect, a stockholder, including an "affiliate", who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (which will equal approximately 1,000,000 shares immediately after the Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the Offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above may be sold (i) by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

  Following consummation of the Offering, the Company expects to file a registration statement on Form S-8 covering approximately 22,275,000 shares of Common Stock that are subject to outstanding options or reserved for issuance under the Company's stock option plans.

  Approximately 64,000,000 shares of Common Stock (81,500,000 including shares issuable upon conversion or exercise of outstanding securities) will be subject to demand and piggyback registration rights. In addition, the Company estimates that upon the expiration of the 180-day lockup period described above, approximately 45,500,000 shares may be sold under Rule 144, subject to the volume restrictions contained therein.

  Except as indicated above, the Company is unable to estimate the amount, timing and nature of future sales of outstanding Common Stock. Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale" and "Underwriting".

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general summary of the material United States Federal income and estate tax considerations to a Non-U.S. Holder (as defined below) relevant to the ownership and disposition of shares of Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed United States Treasury regulations promulgated thereunder, Internal Revenue Service (the "IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss all the tax consequences that may be relevant to a particular Non-U.S. Holder in light of the holder's particular circumstances and it is not intended to be applicable in all respects to all categories of Non-U.S. Holders, some of whom may be subject to special rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a Non-U.S. Holder's decision to purchase shares of Common Stock.

  For purposes of this discussion, a "Non-U.S. Holder" is a person or entity that, for U.S. Federal income tax purposes, is either a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust in each case not subject to U.S. Federal income tax on a net income basis in respect of income or gain with respect to Common Stock. An individual may be deemed to a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days during the calendar year and for an aggregate of 183 days during the calendar year and the two preceding calendar years (counting, for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one sixth of the days present in the second preceding year). In addition to the "substantial presence test" described in the immediately preceding sentence, an individual may be treated as a resident alien if he or she (i) meets the lawful permanent residence test (a so-called "green card" test) or (ii) elects to be treated as a U.S. resident and meets the "substantial presence test" in the immediately following year. Generally, resident aliens are subject to U.S. Federal income and estate tax in the same manner as U.S. citizens and residents.

  ALL NON-U.S. HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

DIVIDENDS ON COMMON STOCK

  Generally, any dividends paid on Common Stock will be subject to United States Federal withholding tax at a rate of 30% of the amount of the dividend, or at a lower applicable treaty rate. However, if the dividend is effectively connected with a United States trade or business of a Non-U.S. Holder (and is attributable to a U.S. permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for the Non-U.S. Holder to be subject to U.S. income tax on a net income basis in respect or such dividends) it will be subject to United States Federal income tax on a net basis at ordinary Federal income tax rates (in which case the branch profits tax at 30% (or such lower rate as may be specified in an applicable treaty) may also apply if such holder is a foreign corporation), and assuming certain certification requirements are met, will not be subject to the 30% withholding tax.

  Under current Treasury regulations, a holder's status as a Non-U.S. Holder and eligibility for a tax treaty reduced rate of withholding will be determined by reference to the holder's address and to any outstanding certificates or statements concerning eligibility for a reduced rate of withholding, unless facts and circumstances indicate that reliance on such address, certificates or statements is not warranted. However, subject to certain transitional rules, recently issued Treasury regulations require a Non-U.S. Holder to provide certifications under penalties of perjury in order to obtain treaty benefits for payments made after December 31, 1999.

SALE OR EXCHANGE OF COMMON STOCK

  Subject to the discussion of backup withholding below, any capital gain realized upon a sale or exchange of Common Stock by a beneficial owner who is a Non-U.S. Holder ordinarily will not be subject to United States Federal income tax unless (i) such gain is effectively connected with a trade or business conducted by such Non-U.S. Holder within the United States (in which case the branch profits tax at 30% (or such lower rate as may be specified in an applicable treaty) may also apply if the holder is a foreign corporation),
(ii) in the case of a Non-U.S. Holder that is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or exchange and either (a) has a "tax home" for Federal income tax purposes in the United States or (b) has an office or other fixed place of business in the United States to which the gain is attributable or (iii) the Company is or has been a "United States real property holding corporation" (a "USRPHC") for Federal income tax purposes within the lesser of (a) the five-year period ending on the date of the sale or exchange and (b) the Non-U.S. Holder's holding period, and, in each case, no treaty exception is applicable. The Company does not believe that it is currently a USRPHC. Moreover, even if the Company were to become a USRPHC, any gain recognized by a Non-U.S. Holder still would not be subject to U.S. tax if the shares were to be "regularly traded" (within the meaning of applicable Treasury regulations) on an established securities market (such as, for example, the Nasdaq Stock Market) and the Non-U.S. Holder did not own, directly or constructively, more than 5% of the outstanding Common Stock.

FEDERAL ESTATE TAXES

  Common Stock that is beneficially owned by an individual who is neither a citizen nor a resident of the United States at the time of death will be included in such individual's gross estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Generally, dividends on Common Stock paid to Non-U.S. Holders that are subject to the 30% or a reduced treaty rate of United States Federal withholding tax will be exempt from backup withholding tax. Otherwise, backup withholding of United States Federal income tax at a rate of 31% may apply to dividends paid with respect to Common Stock to holders that are not "exempt recipients" and that fail to provide certain information (including the holder's taxpayer identification number) in the manner required by United States law and applicable regulations.

  Payments of the proceeds from the sale by a Non-U.S. Holder of shares of Common Stock made to or through a foreign office of a broker will not be subject to information reporting or backup withholding except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of shares of Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. Subject to certain transitional rules, recently adopted Treasury regulations change information reporting requirements for Non-U.S. Holders for payments made after December 31, 1999. Accordingly, a Non-U.S. Holder should consult its tax advisor regarding the effects on it, if any, of these new regulations.

                                 UNDERWRITING

  Under the terms of, and subject to the conditions contained in, the U.S. Underwriting Agreement (the "U.S. Underwriting Agreement"), the form of which is filed as an Exhibit to the Registration Statement, the underwriters named below (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"), have severally agreed, subject to the terms and conditions of the U.S. Underwriting Agreement, to purchase from the Company and the Selling Stockholder, and the Company and the Selling Stockholder have agreed to sell to each U.S. Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such U.S. Underwriter below:

                                                                      NUMBER OF
     U.S. UNDERWRITERS                                                  SHARES
     -----------------                                                ----------
   Lehman Brothers Inc...............................................
   Credit Suisse First Boston Corporation............................
   Goldman, Sachs & Co. .............................................
   Smith Barney Inc..................................................
                                                                      ----------
       Total......................................................... 25,000,000
                                                                      ==========

  Under the terms of, and subject to the conditions contained in, the International Underwriting Agreement (the "International Underwriting Agreement"), the form of which is filed as an Exhibit to the Registration Statement, the managers named below of the concurrent offering of the shares of Common Stock outside the U.S. and Canada (the "International Managers") for whom Lehman Brothers International (Europe), Credit Suisse First Boston (Europe) Limited, Goldman Sachs International and Smith Barney Inc. are acting as lead managers (the "Lead Managers" and, together with the U.S. Representatives, the "Representatives"), have severally agreed, subject to the terms and conditions of the International Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to each International Manager, the aggregate number of shares of Common Stock set forth opposite the name of each International Manager below:

                                                                       NUMBER OF
     INTERNATIONAL MANAGERS                                             SHARES
     ----------------------                                            ---------
   Lehman Brothers International (Europe).............................
   Credit Suisse First Boston (Europe) Limited........................
   Goldman Sachs International........................................
   Smith Barney Inc...................................................
                                                                       ---------
       Total.......................................................... 6,250,000
                                                                       =========

  The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements" provide that the obligations of the U.S. Underwriters and the International Managers to purchase shares of Common Stock are subject to certain conditions, and that if any of the foregoing shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, then all the shares of Common Stock agreed to be purchased by the U.S. Underwriters and the International Managers, as the case may be, pursuant to their respective Underwriting Agreement, must be so purchased. The offering price and underwriting discounts and commissions per share for the U.S. Offering and the International Offering are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering and the closing of the International Offering is a condition to the closing of the U.S. Offering.

  The Company, the Selling Stockholder and certain additional stockholders identified below who may participate in the over-allotment option (as described herein) have been advised by the Representatives that the U.S. Underwriters and the International Managers propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the U.S. Underwriters and the International Managers) at such public offering price
less a selling concession not in excess of $       per share. The selected
dealers may reallow a concession not in excess of $         per share to
certain brokers and dealers. After the Offering, the public offering price, the concession to selected dealers and the reallowance may be changed by the U.S. Underwriters and the International Managers.

  The Company and the Selling Stockholder have agreed to indemnify, under certain circumstances, the U.S. Underwriters and, in the case of the Company, the International Managers against certain liabilities, including liabilities under the Securities Act, and to contribute, under certain circumstances, to payments that the U.S. Underwriters and, in the case of the Company, the International Managers may be required to make in respect thereof.

  The following Stockholders of the Company have granted to the U.S. Underwriters options to purchase up to an aggregate of 4,687,500 additional shares of Common Stock, exercisable solely to cover over-allotments, at the public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus: (i) Messrs. Miller, Ivy, Green, Gwyn, Rees and Reese, each of whom is an executive of the Company or CTSH (the "Executives"), have granted to the U.S. Underwriters options to purchase up to an aggregate of 1,034,850 shares of Common Stock; (ii) Messrs. and Mmes. Bettenhausen, Broussard, Cordell, Cunningham, Dennehy, Easter, Ellen, Schueppert, Taylor, Turner, Uminski, Wallander, Ward and Wing, each of whom is a member of management of the Company, CCI or CTSH (the "Employees"), have granted to the U.S. Underwriters options to purchase up to an aggregate of 300,340 shares of Common Stock; and (iii) Candover Investments, plc, Candover (Trustees) Limited, Candover Partners Limited, Centennial Fund IV, L.P., Centennial Entrepreneurs Fund V, L.P., Centennial Fund V, Charlesbank Capital Partners, L.L.C., Fay, Richwhite Communications Limited, Nassau Capital Partners II, L.P., NAS Partners I, L.L.C., New York Life Insurance Company, the Northwestern Mutual Life Insurance Company, PNC Venture Corp., Prime VIII, L.P., and Messrs. Neuger, Pinkerton and Smith, each of which is an investor in the Company (the "Investors") and Messrs. Hutcheson, Martin and McKenzie each of whom is a director of the Company (the "Directors" and together with the Investors, the "Sponsors"), have granted to the U.S. Underwriters options to purchase up to an aggregate of 3,352,310 shares of Common Stock. Such options may be exercised at any time until 30 days after the date of the U.S. Underwriting Agreement. To the extent that the over-allotment option is exercised, each U.S. Underwriter or International Manager, as the case may be, will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's or International Manager's initial commitment as indicated in the preceding tables.

  The Executives, the Employees and the Sponsors have agreed to indemnify, under certain circumstances, the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute, under certain circumstances, to the payments that the U.S. Underwriters may be required to make in respect thereof.

  Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price was negotiated between the Company and the Representatives. Among the factors considered in determining the initial public offering price of the shares of Common Stock, in addition to prevailing market conditions, were the Company's historical performance and capital structure, estimates of business potential and earning prospects of the Company, an overall assessment of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The U.S. Underwriters and the International Managers have entered into an Agreement Between U.S. Underwriters and International Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Common Stock offered in the U.S. Offering, (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person (as defined below), and (ii) it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any such shares or distribute any prospectus relating to the U.S. Offering to anyone other than a U.S. or Canadian Person. In addition, pursuant to such Agreement, each International Manager has agreed that, as part of the distribution of the shares of Common

Stock offered in the International Offering, (i) it is not purchasing any such shares for the account of a U.S. or Canadian Person, and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering to any U.S. or Canadian Person.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between U.S. Underwriters and International Managers, including (i) certain purchases and sales between U.S. Underwriters and the International Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the U.S. Representatives and the Lead Managers. As used herein, the term "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any political subdivision thereof, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source, the term "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term "Canada" means Canada, its provinces, its territories, its possessions and other areas subject to its jurisdiction.

  Pursuant to the Agreement Between the U.S. Underwriters and the International Managers, sales may be made between the U.S. Underwriters and the International Managers of such a number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for the shares of Common Stock being sold by the U.S. Underwriters and the International Managers less an amount equal to the selling concession allocable to such shares of Common Stock, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the International Managers pursuant to the Agreement Between the U.S. Underwriters and the International Managers the number of shares of Common Stock available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount specified on the cover page of this Prospectus.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the U.S. Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the U.S. Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

  The U.S. Representatives may also impose a penalty bid on certain U.S. Underwriters and selling group members. This means that, if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the U.S. Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the U.S. Underwriters and selling group members who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

  Neither the Company nor any of the U.S. Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the U.S. Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Each International Manager has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the date of issue of the shares of Common Stock, will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996.

  The Common Stock has been approved for listing, subject to notice of issuance, on The Nasdaq Stock Market's National Market under the symbol "TWRS".

  The Company, all executive officers and directors of the Company and, subject to certain limited exceptions, all other existing stockholders of the Company have agreed that they will not, subject to certain limited exceptions, for a period of 180 days from the date of this Prospectus, directly or indirectly, offer for sale, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such shares of Common Stock or enter into any derivative transaction with similar effect as a sale of Common Stock, without the prior written consent of Lehman Brothers Inc. The restrictions described in this paragraph do not apply to (i) the sale of Common Stock to the Underwriters, (ii) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus or
(iii) transfers, without consideration, of the Common Stock to family members or to one or more trusts established for the benefit of one or more family members. Furthermore, an additional exception was made for each employee of the Company or its subsidiaries (excluding Mr. Crown, the Executives and the directors of the Company) that is a party to a lock-up agreement to permit each such employee to sell during the 180-day period described above up to 12% of the shares of Common Stock beneficially owned by such employee as of the date of this Prospectus; provided that such sales must be made in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom; provided further that if any such employee is an Employee participating in the over-allotment option described above, then such Employee's eligibility for this additional exception is reduced by the number of shares sold upon exercise of the over-allotment option.

  Any offer of the shares of Common Stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made.

  Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover hereof.

  The U.S. Underwriters and the International Managers have informed each of the Company, the Selling Stockholders, the Executives, the Employees and the Sponsors that they do not intend to sell to, and therefore will not confirm the sales of shares of Common Stock to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  Lehman Brothers Inc. has provided investment banking, financial advisor and other services to the Company, for which services Lehman Brothers Inc. has received fees. In addition, Credit Suisse First Boston Corporation and its affiliates has provided investment banking services to the Company and CTI, for which it has received fees, and Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Corporation, has acted as arranger and agent of the CTI Credit Facility in connection with which it has received fees. Salomon Smith Barney, an affiliate of Smith Barney Inc., has acted as advisor to TdF in connection with the negotiation of the Roll-Up, for which Salomon Smith Barney received fees, and William A. Murphy, a Director of Mergers & Acquisitions at Salomon Smith Barney, is expected to be elected as a director of the Company upon consummation of the Roll-Up.

                           VALIDITY OF COMMON STOCK

  The validity of the Common Stock offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, the combined financial statements of Crown for each of the two years in the period ended December 31, 1996 and the seven months ended July 31, 1997, the financial statements of the Home Service Transmission business of the BBC at March 31, 1996 and for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 and the consolidated financial statements of CTI at March 31, 1997 and December 31, 1997 and for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997, and the financial statements of TEA Group Incorporated at December 31, 1996 and for the year then ended, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of TEA Group Incorporated at December 31, 1995 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement, including the exhibits and scheduled thereto, such reports and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


CROWN CASTLE INTERNATIONAL CORP.

Unaudited Financial Statements:

Consolidated Balance Sheet as of March 31, 1998 (unaudited)............... F-3
Consolidated Statement of Operations and Comprehensive Loss for the three month periods ended
 March 31, 1997 and 1998 (unaudited)...................................... F-4
Consolidated Statement of Cash Flows for the three month periods ended
 March 31, 1997 and 1998 (unaudited)...................................... F-5
Condensed Notes to Consolidated Financial Statements for the three month period ended March 31, 1998 (unaudited).................................. F-6

Audited Financial Statements:

Report of KPMG Peat Marwick LLP, Independent Certified Public
 Accountants..............................................................  F-10
Consolidated Balance Sheet as of December 31, 1996 and 1997...............  F-11
Consolidated Statement of Operations for each of the three years in the period ended December 31, 1997...........................................  F-12
Consolidated Statement of Cash Flows for each of the three years in the period ended December 31, 1997...........................................  F-13
Consolidated Statement of Stockholders' Equity (Deficit) for each of the three years in the period ended December 31, 1997........................  F-14
Notes to Consolidated Financial Statements for each of the three years in the period ended December 31, 1997.......................................  F-15
CROWN COMMUNICATIONS
Report of KPMG Peat Marwick LLP, Independent Certified Public
 Accountants..............................................................  F-34
Combined Statement of Income for each of the two years in the period ended
 December 31, 1996 and for the seven month period ended July 31, 1997.....  F-35
Combined Statement of Cash Flows for each of the two years in the period ended December 31, 1996 and for the seven month period ended July 31,
 1997.....................................................................  F-36
Notes to Combined Financial Statements for each of the two years in the period ended December 31, 1996 and for the seven month period ended July
 31, 1997.................................................................  F-37
TEA GROUP INCORPORATED
Report of Ernst & Young LLP, Independent Auditors.........................  F-40
Report of KPMG Peat Marwick LLP, Independent Certified Public
 Accountants..............................................................  F-41
Balance Sheet as of December 31, 1995 and 1996............................  F-42
Statement of Income for each of the two years in the period ended December
 31, 1996, and for each of the three month periods ended March 31, 1996 and 1997 (unaudited).....................................................  F-43
Statement of Shareholders' Equity for each of the two years in the period ended December 31, 1996..................................................  F-44
Statement of Cash Flows for each of the two years in the period ended
 December 31, 1996, and for each of the three month periods ended March
 31, 1996 and 1997 (unaudited)............................................  F-45
Notes to Financial Statements for each of the two years in the period ended December 31, 1996..................................................  F-46
CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND THE BBC HOME SERVICE
 TRANSMISSION BUSINESS
Report of KPMG, Chartered Accountants.....................................  F-49
Profit and Loss Accounts of the BBC Home Service Transmission business for the Year ended March 31, 1996 and the Period from April 1, 1996 to
 February 27, 1997 and the Consolidated Profit and Loss Accounts of Castle
 Transmission Services (Holdings) Ltd for the Period from February 28,
 1997 to March 31, 1997 and for the Period from April 1, 1997 to December
 31, 1997.................................................................  F-50
Balance Sheet of the BBC Home Service Transmission business at March 31,
 1996 and Consolidated Balance Sheets of Castle Transmission Services
 (Holdings) Ltd at March 31, 1997 and at
 December 31, 1997........................................................  F-51

Cash Flow Statements of the BBC Home Service Transmission business for the
 Year ended March 31, 1996 and the Period from April 1, 1996 to February
 27, 1997 and the Consolidated Cash Flow Statements of Castle Transmission
 Services (Holdings) Ltd for the Period from February 28, 1997 to March
 31, 1997 and for the Period from April 1, 1997 to December 31, 1997......  F-52
Reconciliation of Movements in Corporate Funding of the BBC Home Service
 Transmission business for the Year ended March 31, 1996 and the Period from April 1, 1996 to February 27, 1997 and Consolidated Reconciliation
 of Movements in Shareholders' Funds of Castle Transmission Services
 (Holdings) Ltd for the Period from February 28, 1997 to March 31, 1997 and for the Period from April 1, 1997 to December 31, 1997...............  F-53
Notes to the Consolidated Financial Statements............................  F-54

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                        ASSETS                         ------------ -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................    $ 55,078    $ 53,395
  Receivables:
   Trade, net of allowance for doubtful accounts of
    $177 and $157 at December 31, 1997 and March 31,
    1998, respectively...............................       9,264       9,908
   Other.............................................         811       1,029
  Inventories........................................       1,322       1,220
  Prepaid expenses and other current assets..........         681       1,028
                                                         --------    --------
   Total current assets..............................      67,156      66,580
Property and equipment, net of accumulated
 depreciation of $4,852 and $6,142 at December 31,
 1997 and March 31, 1998, respectively...............      81,968     105,034
Investments in affiliates............................      59,082      59,688
Goodwill and other intangible assets, net of
 accumulated amortization of $3,997 and $6,283 at
 December 31, 1997 and March 31, 1998, respectively..     152,541     150,468
Deferred financing costs and other assets, net of
 accumulated amortization of $743 and $834 at
 December 31, 1997 and March 31, 1998, respectively
 ....................................................      10,644      10,918
                                                         --------    --------
                                                         $371,391    $392,688
                                                         ========    ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................    $  7,760    $  4,964
  Accrued compensation and related benefits..........       1,792       1,451
  Other accrued liabilities..........................       2,398       1,651
                                                         --------    --------
   Total current liabilities.........................      11,950       8,066
Long-term debt.......................................     156,293     187,299
Other liabilities....................................         607         607
                                                         --------    --------
   Total liabilities.................................     168,850     195,972
                                                         --------    --------
Commitments and contingencies
Redeemable preferred stock, $.01 par value; 6,435,228
 shares authorized:
  Senior Convertible Preferred Stock; 657,495 shares
   issued (stated at redemption value; aggregate
   liquidation value of $68,916 and $71,874,
   respectively).....................................      67,948      70,003
  Series A Convertible Preferred Stock; 1,383,333
   shares issued (stated at redemption and aggregate
   liquidation value)................................       8,300       8,300
  Series B Convertible Preferred Stock; 864,568
   shares issued (stated at redemption and aggregate
   liquidation value)................................      10,375      10,375
  Series C Convertible Preferred Stock; 3,529,832
   shares issued (stated at redemption and aggregate
   liquidation value)................................      74,126      74,126
                                                         --------    --------
   Total redeemable preferred stock..................     160,749     162,804
                                                         --------    --------
Stockholders' equity:
  Common stock, $.01 par value; 11,511,109 shares
   authorized:
   Class A Common Stock; 1,041,565 shares issued.....           2           2
   Class B Common Stock; 9,367,165 shares issued.....          19          19
  Additional paid-in capital.........................      58,248      58,358
  Cumulative foreign currency translation
   adjustment........................................         562       1,233
  Accumulated deficit................................     (17,039)    (25,700)
                                                         --------    --------
   Total stockholders' equity .......................      41,792      33,912
                                                         --------    --------
                                                         $371,391    $392,688
                                                         ========    ========

           See condensed notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

    CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1997       1998
                                                          --------  ----------
Net revenues:
  Site rental...........................................  $  1,667  $    5,061
  Network services and other............................       327       6,776
                                                          --------  ----------
                                                             1,994      11,837
                                                          --------  ----------
Operating expenses:
  Costs of operations (exclusive of depreciation and am-
   ortization):
   Site rental..........................................       258       1,172
   Network services and other...........................         5       4,421
  General and administrative............................       511       3,803
  Corporate development.................................     2,105       1,331
  Depreciation and amortization ........................       408       3,604
                                                          --------  ----------
                                                             3,287      14,331
                                                          --------  ----------
Operating loss..........................................    (1,293)     (2,494)
Other income (expense):
  Equity in earnings (losses) of unconsolidated affili-
   ate..................................................       197         (99)
  Interest and other income.............................     1,301         706
  Interest expense and amortization of deferred financ-
   ing costs............................................      (626)     (4,706)
                                                          --------  ----------
Loss before income taxes................................      (421)     (6,593)
Provision for income taxes..............................       (22)        (13)
                                                          --------  ----------
Net loss................................................      (443)     (6,606)
Dividends on Senior Convertible Preferred Stock.........        --      (2,055)
                                                          --------  ----------
Net loss after deduction of dividends on Senior Convert-
 ible Preferred Stock...................................  $   (443) $   (8,661)
                                                          ========  ==========

Net loss................................................. $   (443) $  (6,606)
Other comprehensive income:
  Foreign currency translation adjustments...............      385        671
                                                          --------  ---------
Comprehensive loss....................................... $    (58) $  (5,935)
                                                          ========  =========
Loss per common share--basic and diluted................. $  (0.13) $   (0.79)
                                                          ========  =========
Common shares outstanding--basic and diluted (in
 thousands)..............................................    3,400     10,954
                                                          ========  =========


           See condensed notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                           (IN THOUSANDS OF DOLLARS)

                                                                  THREE
                                                              MONTHS ENDED
                                                                MARCH 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.................................................. $   (443) $ (6,606)
 Adjustments to reconcile net loss to net cash used for
  operating activities:
  Amortization of deferred financing costs and discount on
   long-term debt .........................................       34     4,207
  Depreciation and amortization............................      408     3,604
  Equity in losses (earnings) of unconsolidated affiliate..     (197)       99
  Changes in assets and liabilities:
   Increase (decrease) in other liabilities................     (229)       72
   Decrease in accounts payable............................     (540)   (2,796)
   Decrease (increase) in receivables......................      679      (862)
   Increase in inventories, prepaid expenses and other
    assets.................................................     (251)     (669)
   Decrease in accrued interest............................      (86)       --
                                                            --------  --------
    Net cash used for operating activities.................     (625)   (2,951)
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures......................................     (232)  (24,539)
 Investment in affiliate...................................  (57,542)       --
                                                            --------  --------
    Net cash used for investing activities.................  (57,774)  (24,539)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings under revolving credit agreements..........    3,300    27,050
 Incurrence of financing costs.............................     (549)   (1,243)
 Proceeds from issuance of capital stock...................   69,626        --
 Principal payments on long-term debt......................   (2,441)       --
 Purchase of capital stock.................................   (2,111)       --
                                                            --------  --------
    Net cash provided by financing activities..............   67,825    25,807
                                                            --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......    9,426    (1,683)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........    7,343    55,078
                                                            --------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................. $ 16,769  $ 53,395
                                                            ========  ========
SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING
 ACTIVITIES:
 Conversion of stockholder's Convertible Secured
  Subordinated Notes to Series A Convertible Preferred
  Stock.................................................... $  3,657  $     --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid............................................. $    671  $    486
 Income taxes paid.........................................       --        --

           See condensed notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

             CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  The information contained in the following notes to the consolidated financial statements is condensed from that which would appear in the annual consolidated financial statements; accordingly, the consolidated financial statements included herein should be reviewed in conjunction with the consolidated financial statements for the fiscal year ended December 31, 1997, and related notes thereto, of Crown Castle International Corp. included elsewhere herein. All references to the "Company" include Crown Castle International Corp. and its subsidiary companies unless otherwise indicated or the context indicates otherwise.

  The consolidated financial statements included herein are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the consolidated financial position of the Company at March 31, 1998 and the consolidated results of operations and consolidated cash flows for the three months ended March 31, 1997 and 1998. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

 Recent Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 128 in its financial statements for the year ended December 31, 1997.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company has adopted the requirements of SFAS 130 in its financial statements for the three months ended March 31, 1998.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic areas in which they operate and their major customers. SFAS 131 also requires that certain information about operating segments be reported in interim financial statements. SFAS 131 is effective for periods beginning after December 15, 1997. The Company will adopt the requirements of SFAS 131 in its financial statements for the year ending December 31, 1998.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

2. ACQUISITIONS

  On May 12, 1997, the Company acquired all of the common stock of TEA Group Incorporated and TeleStructures, Inc. (collectively, "TEA"). On August 15, 1997, the Company acquired (i) substantially all of the assets, net of outstanding liabilities, of Crown Communications ("CCM") and (ii) all of the outstanding common stock of Crown Network Systems, Inc. ("CNS") and Crown Mobile Systems, Inc. ("CMS") (collectively, "Crown"). These business acquisitions were accounted for using the purchase method. Results of operations and cash flows of the acquired businesses are included in the consolidated financial statements for the periods subsequent to the respective dates of acquisition. On a pro forma basis as if the TEA and Crown acquisitions and the investment in Castle Transmission Services (Holdings) Ltd ("CTI") had been consummated as of January 1, 1997, the Company had consolidated net revenues and a consolidated net loss for the three months ended March 31, 1997 of $15,264,000 and $1,526,000 (a loss of $0.14 per common share), respectively. Such pro forma results reflect appropriate adjustments for depreciation and amortization, interest expense, amortization of deferred financing costs, income taxes and certain nonrecurring income and expenses recorded by the Company in connection with the investment in CTI. The pro forma information does not necessarily reflect the actual results that would have been achieved, not is it necessarily indicative of future consolidated results for the Company.

3. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                    DECEMBER 31,   MARCH 31,
                                                        1997         1998
                                                   -------------- ------------
                                                   (IN THOUSANDS OF DOLLARS)
   Senior Credit Facility.........................   $      4,700 $     31,750
   10 5/8% Senior Discount Notes due 2007, net of
    discount......................................        151,593      155,549
                                                     ------------ ------------
                                                     $    156,293 $    187,299
                                                     ============ ============

 Reporting Requirements Under the Indenture Governing the 10 5/8% Senior
   Discount Notes due 2007 (the "Indenture")

  As of March 31, 1998, the Company does not have any Unrestricted Subsidiaries (as defined in the Indenture). The following information (as such capitalized terms are defined in the Indenture) is presented solely for the purpose of measuring compliance with respect to the terms of the Indenture; such information is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, the Company's measure of the following information may not be comparable to similarly titled measures of other companies.

                                                                       (IN
                                                                    THOUSANDS
                                                                   OF DOLLARS)
                                                                   -----------
   Tower Cash Flow, for the three months ended March 31, 1998.....  $  3,490
                                                                    ========
   Consolidated Cash Flow, for the twelve months ended March 31,
    1998..........................................................  $ 10,934
   Less: Tower Cash Flow, for the twelve months ended March 31,
    1998..........................................................   (12,941)
   Plus: four times Tower Cash Flow, for the three months ended
    March 31, 1998................................................    13,960
                                                                    --------
   Adjusted Consolidated Cash Flow, for the twelve months ended
    March 31, 1998................................................  $ 11,953
                                                                    ========

4. PER SHARE INFORMATION

  Per share information is based on the weighted-average number of common shares outstanding during each period for the basic computation and, if dilutive, the weighted-average number of potential common shares

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES resulting from the assumed conversion of outstanding stock options, warrants and convertible preferred stock for the diluted computation.

  A reconciliation of the numerators and denominators of the basic and diluted per share computations is as follows:

                                                       THREE MONTHS ENDED
                                                           MARCH 31,
                                                   ---------------------------
                                                       1997          1998
                                                   ------------  -------------
                                                   (IN THOUSANDS OF DOLLARS,
                                                   EXCEPT PER SHARE AMOUNTS)
Net loss.......................................... $       (443) $      (6,606)
Dividends on Senior Convertible Preferred Stock...          --          (2,055)
                                                   ------------  -------------
Net loss applicable to common stock for basic and
 diluted computations............................. $       (443) $      (8,661)
                                                   ============  =============
Weighted-average number of common shares
 outstanding during the period for basic and
 diluted computations (in thousands)..............        3,400         10,954
                                                   ============  =============
Loss per common share--basic and diluted.......... $      (0.13) $       (0.79)
                                                   ============  =============

  The calculations of common shares outstanding for the diluted computations exclude the following potential common shares as of March 31, 1998: (i) options to purchase 4,685,510 shares of common stock at exercise prices ranging from $.40 to $7.50 per share; (ii) warrants to purchase 1,314,990 shares of common stock at an exercise price of $7.50 per share; (iii) shares of Senior Convertible Preferred Stock which are convertible into 9,323,730 shares of common stock; and (iv) shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock which are convertible into 28,888,665 shares of common stock. The inclusion of such potential common shares in the diluted per share computations would be antidilutive since the Company incurred net losses for both periods presented.

5. CONTINGENCIES

  The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

6. SUBSEQUENT EVENTS

  On April 24, 1998, the Company entered into a share exchange agreement with certain shareholders of CTI pursuant to which certain of CTI's shareholders have agreed to exchange their shares of CTI for shares of the Company. Upon the consummation of the exchange, the Company's ownership of CTI will increase from approximately 34.3% to approximately 80%. Consummation of the share exchange is subject to a number of significant conditions, including certain third party consents and the consummation of an initial public offering of common stock by the Company.

  In connection with the share exchange, the Company intends to offer shares of its common stock in an underwritten initial public offering during the summer of 1998. On June 19, 1998, a registration statement in respect of such initial public offering was filed with the Securities and Exchange Commission (as amended, the "Registration Statement") and any securities offered in such initial public offering will only be offered by means of a prospectus forming a part of such Registration Statement.

  In anticipation of such initial public offering, the Company (i) amended and restated the 1995 Stock Option Plan to, among other things, authorize the issuance of up to 18,000,000 shares of common stock pursuant to awards made thereunder and (ii) approved an amendment to its certificate of incorporation to increase the number of authorized shares of common and preferred stock to 690,000,000 shares and 10,000,000 shares, respectively, and to effect a five-for-one stock split for the shares of common stock then outstanding. The effect of the stock split has been presented retroactively in the Company's consolidated financial statements for all periods presented.

  During the period from April 24, 1998 through July 15, 1998, the Company granted options to employees and executives for the purchase of 3,236,980 shares of its common stock at an exercise price of $7.50 per share. Of such options, options for 1,810,730 shares will vest upon consummation of the initial public offering and the remaining options for 1,426,250 shares will vest at 20% per year over five years, beginning one year from the date of grant. In addition, the Company has assigned its right to repurchase shares of its common stock from a stockholder (at a price of $6.26 per share) to two individuals (including an expected director nominee) with respect to 100,000 of such shares. Since the granting of these options and the assignment of these rights to repurchase shares occurred subsequent to the date of the share exchange agreement with CTI's shareholders and at prices substantially below the expected price to the public in the initial public offering, the Company will record a non-cash compensation charge related to these options and shares based upon the difference between the respective exercise and purchase prices and the price to the public in the initial public offering. Such compensation charge will total approximately $35.1 million, of which approximately $20.2 million will be recognized upon consummation of the initial public offering (for such options and shares which vest upon consummation of the initial public offering), and the remaining $14.9 million will be recognized over five years (approximately $3.0 million per year) through the second quarter of 2003.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Crown Castle International Corp.:

  We have audited the accompanying consolidated balance sheets of Crown Castle International Corp. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crown Castle International Corp. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas

February 20, 1998 (July 24, 1998 as to Note 14)

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                            -----------------
                                                             1996      1997
                          ASSETS                            -------  --------
Current assets:
  Cash and cash equivalents................................ $ 7,343  $ 55,078
  Receivables:
   Trade, net of allowance for doubtful accounts of $32 and
    $177 at December 31, 1996 and 1997, respectively.......     840     9,264
   Other...................................................   1,081       811
  Inventories..............................................      --     1,322
  Prepaid expenses and other current assets................     149       681
                                                            -------  --------
    Total current assets...................................   9,413    67,156
Property and equipment, net................................  26,753    81,968
Investments in affiliates..................................   2,101    59,082
Goodwill and other intangible assets, net of accumulated
 amortization of $47 and $3,997 at December 31, 1996 and
 1997, respectively........................................     820   152,541
Deferred financing costs and other assets, net of
 accumulated amortization of $153 and $743 at December 31,
 1996 and 1997, respectively ..............................   2,139    10,644
                                                            -------  --------
                                                            $41,226  $371,391
                                                            =======  ========
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................... $ 1,048  $  7,760
  Accrued interest.........................................      49        --
  Accrued compensation and related benefits................      --     1,792
  Other accrued liabilities................................     508     2,398
  Long-term debt, current maturities.......................     140        --
                                                            -------  --------
    Total current liabilities..............................   1,745    11,950
Accrued interest...........................................     729        --
Long-term debt, less current maturities....................  21,912   156,293
Site rental deposits and other liabilities.................   1,500       607
                                                            -------  --------
    Total liabilities......................................  25,886   168,850
                                                            -------  --------
Commitments and contingencies (Note 11)
Redeemable preferred stock, $.01 par value; 6,435,228
 shares authorized:
  Senior Convertible Preferred Stock; shares issued:
   December 31, 1996--none and December 31, 1997--657,495
   (stated at redemption value; aggregate liquidation value
   of $0 and $68,916, respectively)........................      --    67,948
  Series A Convertible Preferred Stock; shares issued:
   December 31, 1996--862,455 and December 31, 1997--
   1,383,333 (stated at redemption and aggregate
   liquidation value)......................................   5,175     8,300
  Series B Convertible Preferred Stock; 864,568 shares
   issued (stated at redemption and aggregate liquidation
   value)..................................................  10,375    10,375
  Series C Convertible Preferred Stock; shares issued:
   December 31, 1996--none and December 31, 1997--3,529,832
   (stated at redemption and aggregate liquidation value)..      --    74,126
                                                            -------  --------
    Total redeemable preferred stock.......................  15,550   160,749
                                                            -------  --------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 11,511,109 shares
   authorized:
   Class A Common Stock; shares issued: December 31, 1996--
    1,350,000 and December 31, 1997--1,041,565 ............       3         2
   Class B Common Stock; shares issued: December 31, 1996--
    1,488,330 and December 31, 1997 -- 9,367,165 ..........       3        19
  Additional paid-in capital...............................     762    58,248
  Cumulative foreign currency translation adjustment.......      --       562
  Accumulated deficit......................................    (978)  (17,039)
                                                            -------  --------
    Total stockholders' equity (deficit) ..................    (210)   41,792
                                                            -------  --------
                                                            $41,226  $371,391
                                                            =======  ========

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                 YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                                                  1995        1996      1997
                                                 -------     -------  --------
Net revenues:
  Site rental..................................  $ 4,052     $ 5,615  $ 11,010
  Network services and other...................        6         592    20,395
                                                 -------     -------  --------
                                                   4,058       6,207    31,405
                                                 -------     -------  --------
Operating expenses:
  Costs of operations (exclusive of deprecia-
   tion and amortization):
   Site rental.................................    1,226       1,292     2,213
   Network services and other..................       --           8    13,137
  General and administrative...................      729       1,678     6,824
  Corporate development........................      204       1,324     5,731
  Depreciation and amortization................      836       1,242     6,952
                                                 -------     -------  --------
                                                   2,995       5,544    34,857
                                                 -------     -------  --------
Operating income (loss)........................    1,063         663    (3,452)
Other income (expense):
  Equity in losses of unconsolidated affili-
   ate.........................................       --          --    (1,138)
  Interest and other income....................       53         193     1,951
  Interest expense and amortization of deferred
   financing costs.............................   (1,137)     (1,803)   (9,254)
                                                 -------     -------  --------
Loss before income taxes.......................      (21)       (947)  (11,893)
Provision for income taxes.....................       --         (10)      (49)
                                                 -------     -------  --------
Net loss.......................................      (21)       (957)  (11,942)
Dividends on Senior Convertible Preferred
 Stock.........................................       --          --    (2,199)
                                                 -------     -------  --------
Net loss after deduction of dividends on Senior
 Convertible Preferred Stock...................  $   (21)    $  (957) $(14,141)
                                                 =======     =======  ========
Loss per common share--basic and diluted.......  $ (0.01)     $(0.27) $  (2.27)
                                                 =======     =======  ========
Common shares outstanding--basic and diluted
 (in thousands)................................    3,316       3,503     6,238
                                                 =======     =======  ========


                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                    YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                     1995     1996      1997
                                                    -------  -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.......................................... $   (21) $  (957) $(11,942)
 Adjustments to reconcile net loss to net cash
  provided by (used for) operating activities:
  Depreciation and amortization....................     836    1,242     6,952
  Amortization of deferred financing costs and
   discount on long-term debt......................      36       55     2,159
  Equity in losses of unconsolidated affiliate.....      --       --     1,138
  Changes in assets and liabilities, excluding the
   effects of acquisitions:
   Increase in accounts payable....................     406      323     1,824
   Decrease (increase) in receivables..............    (226)  (1,695)    1,353
   Increase in inventories, prepaid expenses and
    other assets...................................     (63)     (23)   (1,472)
   Increase (decrease) in accrued interest.........     472      306      (396)
   Increase (decrease) in other liabilities........     232      219      (240)
                                                    -------  -------  --------
    Net cash provided by (used for) operating
     activities....................................   1,672     (530)     (624)
                                                    -------  -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Investments in affiliates.........................      --   (2,101)  (59,487)
 Acquisitions of businesses, net of cash acquired.. (16,512) (10,925)  (33,962)
 Capital expenditures..............................    (161)    (890)  (18,035)
                                                    -------  -------  --------
    Net cash used for investing activities......... (16,673) (13,916) (111,484)
                                                    -------  -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt..........   6,168       --   150,010
 Proceeds from issuance of capital stock...........   5,072   10,503   139,867
 Principal payments on long-term debt..............      --     (130) (113,881)
 Incurrence of financing costs.....................    (343)    (180)   (7,798)
 Net borrowings (payments) under revolving credit
  agreements.......................................   4,700   11,000    (6,223)
 Purchase of capital stock.........................      --       --    (2,132)
                                                    -------  -------  --------
    Net cash provided by financing activities......  15,597   21,193   159,843
                                                    -------  -------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........     596    6,747    47,735
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....      --      596     7,343
                                                    -------  -------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR........... $   596  $ 7,343  $ 55,078
                                                    =======  =======  ========
SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 Conversion of stockholder's Convertible Secured
  Subordinated Notes to Series A Convertible
  Preferred Stock.................................. $   743  $    --  $  3,657
 Amounts recorded in connection with acquisitions
  (see Note 2):
  Fair value of net assets acquired, including
   goodwill and other intangible assets............  17,801   10,958   197,235
  Issuance of long-term debt.......................     762       --    78,102
  Assumption of long-term debt.....................     295       --    27,982
  Issuance of Class B Common Stock.................      --       --    57,189
  Amounts due to seller............................     232       33        --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid..................................... $   628  $ 1,442  $  7,533
 Income taxes paid.................................      --       --        26

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                CUMULATIVE
                               CLASS A               CLASS B                      FOREIGN
                             COMMON STOCK          COMMON STOCK      ADDITIONAL  CURRENCY
                         --------------------- ---------------------  PAID-IN   TRANSLATION ACCUMULATED
                          SHARES    ($.01 PAR)  SHARES    ($.01 PAR)  CAPITAL   ADJUSTMENT    DEFICIT    TOTAL
                         ---------  ---------- ---------  ---------- ---------- ----------- ----------- -------
Balance, January 1,
 1995...................        --     $ --           --     $ --     $    --      $ --      $     --   $    --
 Issuances of capital
  stock................. 1,350,000        3    1,433,330        3         634        --            --       640
 Net loss...............        --       --           --       --          --        --           (21)      (21)
                         ---------     ----    ---------     ----     -------      ----      --------   -------
Balance, December 31,
 1995................... 1,350,000        3    1,433,330        3         634        --           (21)      619
 Issuances of capital
  stock.................        --       --       55,000       --         128        --            --       128
 Net loss...............        --       --           --       --          --        --          (957)     (957)
                         ---------     ----    ---------     ----     -------      ----      --------   -------
Balance, December 31,
 1996................... 1,350,000        3    1,488,330        3         762        --          (978)     (210)
 Issuances of capital
  stock.................        --       --    8,228,835       17      57,696        --            --    57,713
 Purchase of capital
  stock.................  (308,435)      (1)    (350,000)      (1)       (210)       --        (1,920)   (2,132)
 Foreign currency
  translation
  adjustments...........        --       --           --       --          --       562            --       562
 Dividends on Senior
  Convertible Preferred
  Stock.................        --       --           --       --          --        --        (2,199)   (2,199)
 Net loss...............        --       --           --       --          --        --       (11,942)  (11,942)
                         ---------     ----    ---------     ----     -------      ----      --------   -------
Balance, December 31,
 1997................... 1,041,565     $  2    9,367,165     $ 19     $58,248      $562      $(17,039)  $41,792
                         =========     ====    =========     ====     =======      ====      ========   =======



                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of Crown Castle International Corp. and its wholly owned subsidiaries, collectively referred to herein as the "Company." All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior year's financial statements to be consistent with the presentation in the current year.

  The Company (a Delaware corporation) was organized on April 20, 1995. On April 27, 1995, the stockholders of Castle Tower Corporation ("CTC") contributed all of the outstanding shares of CTC's stock to the Company in exchange for shares of the Company's stock. CTC (a Delaware corporation) was organized on December 21, 1994 and began operations on January 1, 1995. The Company and CTC have treated this exchange of securities as a reorganization of entities under common control. As such, the transaction has been accounted for as if it were a pooling of interests on January 1, 1995.

  The Company owns, operates and manages wireless transmission towers and rooftop sites, and also provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries. The Company's primary business focus is the leasing of antenna space on multiple tenant towers and rooftops to a variety of wireless communications carriers under long-term lease contracts. The Company's transmission towers and rooftop sites are located throughout the United States and in Puerto Rico.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

  Cash equivalents consist of highly liquid investments with original maturities of three months or less.

  Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  Property and Equipment

  Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. Additions, renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

  In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES an asset may not be recoverable. SFAS 121 was effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 by the Company in 1996 did not have a material impact on its consolidated financial statements.

  Goodwill and Other Intangible Assets

  Goodwill and other intangible assets represents the excess of the purchase price for an acquired business over the allocated value of the related net assets (see Note 2). Goodwill is amortized on a straight-line basis over a twenty year life. Other intangible assets (principally the value of existing site rental contracts at Crown Communications) are amortized on a straight-line basis over a ten year life. The carrying value of goodwill and other intangible assets will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the acquired assets may not be recoverable. If the sum of the estimated future cash flows (undiscounted) expected to result from the use and eventual disposition of an asset is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset.

 Deferred Financing Costs

  Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing. At December 31, 1997, other accrued liabilities includes $1,160,000 of such costs related to the issuance of the Company's 10 5/8% Senior Discount Notes.

 Revenue Recognition

  Site rental revenues are recognized on a monthly basis under lease or management agreements with terms ranging from 12 months to 25 years.

  Network services revenues from site development, construction and antennae installation activities are recognized under a method which approximates the completed contract method. This method is used because these services are typically completed in three months or less and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method. These services are considered complete when the terms and conditions of the contract or agreement have been substantially completed. Costs and revenues associated with installations not complete at the end of a period are deferred and recognized when the installation becomes operational. Any losses on contracts are recognized at such time as they become known.

  Network services revenues from site selection and acquisition activities are recognized under service contracts with customers which provide for billings on a time and materials, cost plus profit, or fixed price basis. Such contracts typically have terms from six months to two years. Revenues are recognized as services are performed with respect to the time and materials contracts. Revenues are recognized using the percentage-of-completion method for cost plus profit and fixed price contracts, measured by the percentage of contract costs incurred to date compared to estimated total contract costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

 Corporate Development Expenses

  Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives.

 Income Taxes

  The Company accounts for income taxes using an asset and liability approach, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES have been recognized in the Company's financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

 Per Share Information

  Per share information is based on the weighted-average number of common shares outstanding during each period for the basic computation and, if dilutive, the weighted-average number of potential common shares resulting from the assumed conversion of outstanding stock options, warrants and convertible preferred stock for the diluted computation.

  A reconciliation of the numerators and denominators of the basic and diluted per share computations is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1995     1996      1997
                                                   -------- -------- ---------
                                                   (IN THOUSANDS OF DOLLARS,
                                                   EXCEPT PER SHARE AMOUNTS)
Net loss.......................................... $   (21) $  (957) $ (11,942)
Dividends on Senior Convertible Preferred Stock...     --       --      (2,199)
                                                   -------  -------  ---------
Net loss applicable to common stock for basic and
 diluted computations............................. $   (21) $  (957) $ (14,141)
                                                   =======  =======  =========
Weighted-average number of common shares
 outstanding during the period for basic and
 diluted computations (in thousands)..............   3,316    3,503      6,238
                                                   =======  =======  =========
Loss per common share--basic and diluted.......... $ (0.01) $ (0.27) $   (2.27)
                                                   =======  =======  =========

  The calculations of common shares outstanding for the diluted computations exclude the following potential common shares as of December 31, 1997: (i) options to purchase 3,694,375 shares of common stock at exercise prices ranging from $.40 to $7.50 per share; (ii) warrants to purchase 1,314,990 shares of common stock at an exercise price of $7.50 per share; (iii) shares of Senior Convertible Preferred Stock which are convertible into 9,050,060 shares of common stock; and (iv) shares of Series Preferred Stock (see Note 7) which are convertible into 28,888,665 shares of common stock. The inclusion of such potential common shares in the diluted per share computations would be antidilutive since the Company incurred net losses for each of the three years in the period ended December 31, 1997.

 Financial Instruments

  The carrying amount of cash and cash equivalents approximates fair value for these instruments. The estimated fair value of the 10 5/8% Senior Discount Notes is based on quoted market prices, and the estimated fair value of the Convertible Secured Subordinated Notes is based on the most recent price at which shares of the Company's stock were sold (see Note 5). The estimated fair value of the other long-term debt is determined based on the current rates offered for similar borrowings. The estimated fair value of the interest rate swap agreement is based on the amount that the Company would receive or pay to terminate the agreement at the balance sheet date. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                       DECEMBER 31, 1996    DECEMBER 31, 1997
                                       ------------------  --------------------
                                       CARRYING    FAIR    CARRYING     FAIR
                                        AMOUNT    VALUE     AMOUNT      VALUE
                                       --------  --------  ---------  ---------
                                             (IN THOUSANDS OF DOLLARS)
   Cash and cash equivalents.......... $  7,343  $  7,343  $  55,078  $  55,078
   Long-term debt.....................  (22,052)  (25,736)  (156,293)  (161,575)
   Interest rate swap agreement.......       --        --         --        (97)

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  The Company's interest rate swap agreement is used to manage interest rate risk. The net settlement amount resulting from this agreement is recognized as an adjustment to interest expense. The Company does not hold or issue derivative financial instruments for trading purposes.

 Stock Options

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. The Company has elected to continue the use of the "intrinsic value based method" of accounting for its employee stock option plan (see Note 8). This method does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the options equals or exceeds the fair market value of the stock at the date of grant. See Note 8 for the disclosures required by SFAS 123.

 Recent Accounting Pronouncements

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 128 in its financial statements for the year ended December 31, 1997.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 establishes standards for disclosing information about a company's outstanding debt and equity securities and eliminates exemptions from such reporting requirements for nonpublic companies. SFAS 129 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 129 in its financial statements for the year ended December 31, 1996.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt the requirements of SFAS 130 in 1998.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic areas in which they operate and their major customers.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

SFAS 131 also requires that certain information about operating segments be reported in interim financial statements. SFAS 131 is effective for periods beginning after December 15, 1997. The Company will adopt the requirements of SFAS 131 in its financial statements for the year ending December 31, 1998.

2. ACQUISITIONS

  During the three years in the period ended December 31, 1997, the Company consummated a number of business acquisitions which were accounted for using the purchase method. Results of operations and cash flows of the acquired businesses are included in the consolidated financial statements for the periods subsequent to the respective dates of acquisition.

 Pittencrieff Communications, Inc. ("PCI")

  From January 9, 1995 through November 1, 1995, the Company acquired 127 telecommunications towers and related assets, net of certain outstanding liabilities, from PCI. The total purchase price of $16,179,000 consisted of $15,122,000 in cash, a note payable to PCI for $762,000 and the assumption of a note payable to a third party for $295,000.

  The Company entered into a license agreement with PCI under which PCI leases space on certain of the towers for its telecommunications equipment. This license agreement was assumed by Nextel Communications, Inc. ("Nextel") upon its acquisition of PCI in 1997. The license agreement commenced on January 1, 1995 and expires on December 31, 2008, at which time Nextel has the option to renew the license agreement for an additional three year term.

  The Company also entered into a management agreement with PCI under which PCI managed the towers for the Company. The term of this management agreement was for one year commencing on January 1, 1995. The Company paid a management fee to PCI equal to 15% of the revenues generated by the towers. Such management fees amounted to $553,000 for the year ended December 31, 1995. The Company began managing the towers on January 1, 1996.

 Spectrum Engineering Company ("Spectrum")

  On October 30, 1995, the Company acquired substantially all of the property and equipment of Spectrum for $1,185,000 in cash. Spectrum provides management services for building rooftop antenna sites. The Company recognized goodwill of $870,000 in connection with this acquisition.

 Motorola, Inc. ("Motorola")

  On June 28, 1996, the Company acquired fifteen telecommunications towers and related assets, and assets related to specialized mobile radio and microwave services, from Motorola in Puerto Rico. The purchase price consisted of $9,919,000 in cash. Motorola provided certain management services related to these assets for a period of ninety days after the closing date. Management fees for such services amounted to $57,000 for the year ended December 31, 1996.

 Other Acquisitions

  During 1995 and 1996, the Company acquired a number of other telecommunications towers and related equipment from various sellers. The aggregate total purchase price for these acquisitions of $1,476,000 consisted of $1,211,000 in cash and a $265,000 payable to a seller.

 TEA Group Incorporated and TeleStructures, Inc. (collectively, "TEA")

  On May 12, 1997, the Company acquired all of the common stock of TEA. TEA provides telecommunications site selection, acquisition, design and development services. The purchase price of $14,215,000 consisted of $8,120,000 in cash (of which $2,001,000 was paid in 1996 as an option payment), promissory notes payable to the former stockholders of TEA totaling $1,872,000, the assumption of $1,973,000 in outstanding debt and 535,710 shares of the Company's Class B Common Stock valued at $2,250,000 (the

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES estimated fair value of such common stock on that date). The Company recognized goodwill of $9,568,000 in connection with this acquisition. The Company repaid the promissory notes with a portion of the proceeds from the issuance of its 10 5/8% Senior Discount Notes (see Note 5).

 Crown Communications ("CCM"), Crown Network Systems, Inc. ("CNS") and Crown Mobile Systems, Inc. ("CMS") (collectively, "Crown")

  On July 11, 1997, the Company entered into an asset purchase and merger agreement with the owners of Crown. On August 15, 1997, such agreement was amended and restated, and the Company acquired (i) substantially all of the assets, net of outstanding liabilities, of CCM and (ii) all of the outstanding common stock of CNS and CMS. Crown provides network services, which includes site selection and acquisition, antenna installation, site development and construction, network design and site maintenance, and owns and operates telecommunications towers and related assets. The purchase price of $185,021,000 consisted of $27,843,000 in cash, a short-term promissory note payable to the former owners of Crown for $76,230,000, the assumption of $26,009,000 in outstanding debt and 7,325,000 shares of the Company's Class B Common Stock valued at $54,939,000 (the estimated fair value of such common stock on that date). The Company recognized goodwill and other intangible assets of $146,103,000 in connection with this acquisition. The Company financed the cash portion of the purchase price with proceeds from the issuance of redeemable preferred stock (see Note 7), and repaid the promissory note with proceeds from the issuance of additional redeemable preferred stock and borrowings under the Senior Credit Facility (see Note 5).

  In 1997, the Company organized Crown Communication Inc. ("CCI," a Delaware corporation) as a wholly owned subsidiary to own the net assets acquired from CCM and the common stock of CNS and CMS. In January 1998, the Company merged CTC with and into CCI, establishing CCI as the principal operating subsidiary of the Company.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

 Pro Forma Results of Operations (Unaudited)

  The following unaudited pro forma summary presents consolidated results of operations for the Company as if (i) the Motorola and other acquisitions had been consummated on January 1, 1996 and (ii) the TEA and Crown acquisitions and the investment in Castle Transmission Services (Holdings) Ltd ("CTI") had been consummated as of January 1 for both 1996 and 1997. Appropriate adjustments have been reflected for depreciation and amortization, interest expense, amortization of deferred financing costs, income taxes and certain nonrecurring income and expenses recorded by the Company in connection with the investment in CTI (see Note 4). The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
                                                     (IN THOUSANDS OF DOLLARS,
                                                     EXCEPT PER SHARE AMOUNTS)
Net revenues........................................ $     45,480  $     56,851
Net loss............................................      (14,475)      (16,082)
Loss per common share--basic and diluted............        (4.13)        (1.47)

  Agreement with Nextel

  On July 11, 1997, the Company entered into an agreement with Nextel (the "Nextel Agreement") whereby the Company has the option to purchase up to 50 of Nextel's existing towers which are located in Texas, Florida and the metropolitan areas of Denver, Colorado and Philadelphia, Pennsylvania. As of February 20, 1998, the Company had purchased 36 of such towers for an aggregate price of $8,383,000 in cash. In addition, the Nextel Agreement provides the Company with the option to construct or purchase up to 250 new towers for Nextel in various geographic corridors.

3. PROPERTY AND EQUIPMENT

  The major classes of property and equipment are as follows:

                                                         DECEMBER 31,
                                       ESTIMATED   --------------------------
                                      USEFUL LIVES     1996          1997
                                      ------------ ------------  ------------
                                                   (IN THOUSANDS OF DOLLARS)
   Land..............................              $        125  $      1,053
   Telecommunications towers ........  5-20 years        24,295        72,834
   Transportation and other equip-
    ment.............................  5-10 years            --         4,379
   Telecommunications equipment......    20 years         3,690         4,013
   Office furniture and equipment....   5-7 years           612         4,541
                                                   ------------  ------------
                                                         28,722        86,820
   Less: accumulated depreciation....                    (1,969)       (4,852)
                                                   ------------  ------------
                                                   $     26,753  $     81,968
                                                   ============  ============

  Depreciation expense for the years ended December 31, 1996 and 1997 was $1,151,000 and $2,886,000, respectively. Accumulated depreciation on telecommunications towers and related equipment was $1,820,000 and $3,850,000 at December 31, 1996 and 1997, respectively. At December 31, 1997, minimum rentals receivable under existing operating leases for towers are as follows: years ending December 31, 1998--$15,307,000; 1999--$13,614,000; 2000--
$12,270,000; 2001--$10,108,000; 2002--$3,442,000; thereafter--$3,195,000.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

4. INVESTMENTS IN AFFILIATES

 Investment in Castle Transmission Services (Holdings) Ltd ("CTI")

  On February 28, 1997, the Company used a portion of the net proceeds from the sale of the Series C Convertible Preferred Stock (see Note 7) to purchase an ownership interest of approximately 34.3% in CTI (a company incorporated under the laws of England and Wales). The Company led a consortium of investors which provided the equity financing for CTI. The funds invested by the consortium were used by CTI to purchase, through a wholly owned subsidiary, the domestic broadcast transmission division of the British Broadcasting Corporation (the "BBC"). The cost of the Company's investment in CTI amounted to approximately $57,542,000. The Company accounts for its investment in CTI utilizing the equity method of accounting.

  In March 1997, as compensation for leading the investment consortium, the Company received a fee from CTI amounting to approximately $1,165,000. This fee was recorded as other income by the Company when received. In addition, the Company received approximately $1,679,000 from CTI as reimbursement for costs incurred prior to the closing of the purchase from the BBC. At December 31, 1996, approximately $953,000 of such reimbursable costs are included in other receivables on the Company's consolidated balance sheet.

  The Company receives a monthly service fee from CTI of approximately $33,000 as compensation for certain management services. This fee is included in network services and other revenues on the Company's consolidated statement of operations.

  CTI uses the British pound as the functional currency for its operations. The Company translates its equity in the earnings and losses of CTI using the average exchange rate for the period, and translates its investment in CTI using the exchange rate at the end of the period. The cumulative effect of changes in the exchange rate is recorded as a translation adjustment in stockholders' equity.

  In June 1997, as compensation for the successful completion of the investment in CTI and certain other acquisitions and investments, the Company paid bonuses to two of its executive officers totaling $913,000. These bonuses are included in corporate development expenses on the Company's consolidated statement of operations.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  Summarized financial information for CTI is as follows:

                                                            DECEMBER 31,
                                                                1997
                                                      -------------------------
                                                      (IN THOUSANDS OF DOLLARS)
   Current assets...................................          $ 37,510
   Property and equipment, net......................           341,737
   Goodwill, net....................................            76,029
                                                              --------
                                                              $455,276
                                                              ========
   Current liabilities..............................          $ 48,103
   Long-term debt...................................           237,299
   Other liabilities................................             3,453
   Redeemable preferred stock.......................           174,944
   Stockholders' equity (deficit)...................            (8,523)
                                                              --------
                                                              $455,276
                                                              ========
                                                          TEN MONTHS ENDED
                                                            DECEMBER 31,
                                                                1997
                                                      -------------------------
                                                      (IN THOUSANDS OF DOLLARS)
   Net revenues.....................................          $103,531
   Operating expenses...............................            86,999
                                                              --------
   Operating income.................................            16,532
   Interest income..................................               553
   Interest expense and amortization of deferred fi-
    nancing costs...................................           (20,404)
   Provision for income taxes.......................                --
                                                              --------
   Net loss.........................................          $ (3,319)
                                                              ========

  Investment in Visual Intelligence Systems, Inc. ("VISI")

  On June 23, 1997, the Company made an investment in VISI of $2,000,000 (of which $100,000 was paid in 1996). VISI intends to provide computerized geographic information for a variety of business applications, including the acquisition and design of telecommunications sites. The Company's investment was made in the form of 15,000 shares of VISI's common stock at a price of $2.00 per share, along with a Convertible Subordinated Note for $1,970,000 (the "VISI Note"). The VISI Note is convertible (at the option of the Company) into shares of VISI's common stock at a conversion price of $2.00 per share, bears interest at 7.11% per year and is due on May 31, 2007. The 15,000 shares of common stock purchased by the Company represent an ownership interest of approximately 1.14% in VISI. The Company accounts for its investment in VISI's common stock utilizing the cost method of accounting.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

5. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
                                                              (IN THOUSANDS OF
                                                                  DOLLARS)
   Senior Credit Facility...................................  $    --  $  4,700
   Bank Credit Agreement:
     Revolving Credit Facility..............................   15,700        --
     Term Note..............................................    2,300        --
   10 5/8% Senior Discount Notes due 2007, net of discount..       --   151,593
   Promissory Note payable to PCI...........................      632        --
   Convertible Secured Subordinated Notes payable to stock-
    holder..................................................    3,125        --
   Other....................................................      295        --
                                                              -------  --------
                                                               22,052   156,293
   Less: current maturities.................................     (140)       --
                                                              -------  --------
                                                              $21,912  $156,293
                                                              =======  ========

  Bank Credit Agreement and Senior Credit Facility

  On April 26, 1995, CTC entered into a credit agreement with a bank (as amended, the "Bank Credit Agreement"). The Bank Credit Agreement consisted of secured revolving lines of credit (the "Revolving Credit Facility") and a $2,300,000 term note (the "Term Note"). On January 17, 1997, the Bank Credit Agreement was amended to: (i) increase the available borrowings under the Revolving Credit Facility to $50,000,000; (ii) repay the Term Note, along with accrued interest thereon, with borrowings under the Revolving Credit Facility; and (iii) extend the termination date for the Bank Credit Agreement to December 31, 2003. Available borrowings under the Revolving Credit Facility were generally to be used to construct new towers and to finance a portion of the purchase price for towers and related assets. The amount of available borrowings was determined based on the current financial performance (as defined) of: (i) the assets to be acquired; and (ii) assets acquired in previous acquisitions. In addition, up to $5,000,000 of borrowing availability under the Revolving Credit Facility could be used for letters of credit.

  In October 1997, the Bank Credit Agreement was amended to (i) increase the available borrowings to $100,000,000; (ii) include the lending bank under Crown's bank credit agreement as a participating lender; and (iii) extend the maturity date to December 31, 2004 (as amended, the "Senior Credit Facility"). On October 31, 1997, additional borrowings under the Senior Credit Facility, along with the proceeds from the October issuance of Senior Preferred Stock (see Note 7), were used to repay (i) the promissory note payable to the former stockholders of Crown and (ii) the outstanding borrowings under Crown's bank credit agreement (see Note 2). The Company repaid all of the outstanding borrowings under the Senior Credit Facility with a portion of the proceeds from the issuance of its 10 5/8% Senior Discount Notes (as discussed below). As of December 31, 1997, approximately $93,600,000 of borrowings was available under the Senior Credit Facility, of which $5,000,000 was available for letters of credit. There were no letters of credit outstanding as of December 31, 1997. Upon the merger of CTC into CCI in January 1998, CCI became the primary borrower under the Senior Credit Facility.

  The amount of available borrowings under the Senior Credit Facility will decrease by $5,000,000 at the end of each calendar quarter beginning on March 31, 2001 until December 31, 2004, at which time any remaining borrowings must be repaid. Under certain circumstances, CCI may be required to make principal prepayments under the Senior Credit Facility in an amount equal to 50% of excess cash flow (as defined), the net cash proceeds from certain asset sales or the net cash proceeds from certain sales of equity or debt securities by the Company.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  The Senior Credit Facility is secured by substantially all of the assets of the Company's subsidiaries and the Company's pledge of the capital stock of its subsidiaries. In addition, the Senior Credit Facility is guaranteed by the Company. As of December 31, 1997, borrowings under the Senior Credit Facility bear interest at a rate per annum, at the Company's election, equal to the bank's prime rate plus 1.5% or a Eurodollar interbank offered rate (LIBOR) plus 3.25% (10.0% and 8.98%, respectively, at December 31, 1997). The interest rate margins may be reduced by up to 2.25% (non-cumulatively) based on a financial test, determined quarterly. As of December 31, 1997, the financial test permitted a reduction of 1.5% in the interest rate margin for prime rate borrowings and 2.25% in the interest rate margin for LIBOR borrowings. Interest on prime rate loans is due quarterly, while interest on LIBOR loans is due at the end of the period (from one to three months) for which such LIBOR rate is in effect. The Senior Credit Facility requires CCI to maintain certain financial covenants and places restrictions on CCI's ability to, among other things, incur debt and liens, pay dividends, make capital expenditures, dispose of assets, undertake transactions with affiliates and make investments.

  10 5/8% Senior Discount Notes due 2007 (the "Notes")

  On November 25, 1997, the Company issued $251,000,000 aggregate principal amount of the Notes for cash proceeds of $150,010,000 (net of original issue discount). The Company used a portion of the net proceeds from the sale of the Notes to (i) repay all of the outstanding borrowings, including accrued interest thereon, under the Senior Credit Facility; (ii) repay the promissory notes payable, including accrued interest thereon, to the former stockholders of TEA (see Note 2); (iii) repay the Promissory Note payable, including accrued interest thereon, to PCI; and (iv) repay outstanding installment debt assumed in connection with the Crown acquisition (see Note 2).

  The Notes will not pay any interest until May 15, 2003, at which time semi-annual interest payments will commence and become due on each May 15 and November 15 thereafter. The maturity date of the Notes is November 15, 2007. The Notes are net of unamortized discount of $99,407,000 at December 31, 1997.

  The Notes are redeemable at the option of the Company, in whole or in part, on or after November 15, 2002 at a price of 105.313% of the principal amount plus accrued interest. The redemption price is reduced annually until November 15, 2005, after which time the Notes are redeemable at par. Prior to November 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes, at a price of 110.625% of the accreted value thereof, with the net cash proceeds from a public offering of the Company's common stock.

  The Notes are senior indebtedness of the Company; however, they are unsecured and effectively subordinate to the liabilities of the Company's subsidiaries, which include outstanding borrowings under the Senior Credit Facility. The indenture governing the Notes (the "Indenture") places restrictions on the Company's ability to, among other things, pay dividends and make capital distributions, make investments, incur additional debt and liens, issue additional preferred stock, dispose of assets and undertake transactions with affiliates. As of December 31, 1997, the Company was precluded from paying dividends on its capital stock under the terms of the Indenture.

  Reporting Requirements Under the Indenture (Unaudited)

  As of December 31, 1997, the Company does not have any Unrestricted Subsidiaries (as defined in the Indenture). The following information (as such capitalized terms are defined in the Indenture) is presented solely for the purpose of measuring compliance with respect to the terms of the Indenture; such information is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES with generally accepted accounting principles). Furthermore, the Company's measure of the following information may not be comparable to similarly titled measures of other companies.

                                                                        (IN
                                                                     THOUSANDS
                                                                        OF
                                                                     DOLLARS)
                                                                     ---------
   Tower Cash Flow, for the three months ended December 31, 1997.... $  3,118
                                                                     ========
   Consolidated Cash Flow, for the twelve months ended December 31,
    1997............................................................ $ 13,150
   Less: Tower Cash Flow, for the twelve months ended December 31,
    1997............................................................  (10,625)
   Plus: four times Tower Cash Flow, for the three months ended De-
    cember 31, 1997.................................................   12,472
                                                                     --------
   Adjusted Consolidated Cash Flow, for the twelve months ended De-
    cember 31, 1997................................................. $ 14,997
                                                                     ========

  Promissory Note Payable to PCI

  This note bore interest at a rate of 8% per annum, called for equal annual payments of principal and interest and was secured by the tower sites purchased from PCI. The Company repaid this note with a portion of the proceeds from the issuance of its 10 5/8% Senior Discount Notes (as discussed above).

  Convertible Secured Subordinated Notes Payable to Stockholder

  These notes accrued interest at a rate of 8% per annum, payable at maturity, and were secured by substantially all of CTC's assets. The notes provided that the holder had the option, at any time, to convert such notes, in whole or in part, into shares of the Company's Series A Convertible Preferred Stock at a conversion price of $6.00 per share. On April 27, 1995, a portion of the notes with aggregate principal balances of $743,000 was converted into 123,742 shares of the Company's stock and the related accrued interest was paid to the holder. On February 24, 1997, the remaining $3,125,000 principal amount of the notes was converted into 520,878 shares of the Company's stock and, by mutual agreement with the holder, the related accrued interest was forfeited. Upon conversion of the notes, the principal amount and the forfeited interest were accounted for as increases to redeemable preferred stock and additional paid-in capital, respectively.

  Restricted Net Assets of Subsidiaries

  Under the terms of the Senior Credit Facility, the Company's subsidiaries are limited in the amount of dividends which can be paid to the Company. The amount of such dividends is limited to (i) $6,000,000 per year until October 31, 2002, and $33,000,000 per year thereafter, and (ii) an amount to pay income taxes attributable to the Company's subsidiaries. The restricted net assets of the Company's subsidiaries totaled $232,229,000 at December 31, 1997.

  Interest Rate Swap Agreement

  The interest rate swap agreement has an outstanding notional amount of $17,925,000 at January 29, 1997 (inception) and terminates on February 24, 1999. The Company pays a fixed rate of 6.28% on the notional amount and receives a floating rate based on LIBOR. This agreement effectively changes the interest rate on $17,925,000 of borrowings under the Senior Credit Facility from a floating rate to a fixed rate of 6.28% plus the applicable margin. The Company does not believe there is any significant exposure to credit risk due to the creditworthiness of the counterparty. In the event of nonperformance by the counterparty, the Company's loss would be limited to any unfavorable interest rate differential.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

6. INCOME TAXES

  The provision for income taxes consists of the following:

                                                   YEARS ENDED DECEMBER 31,
                                                   ------------------------
                                                   1995      1996       1997
                                                  -------- --------  ----------
                                                   (IN THOUSANDS OF DOLLARS)
   Current:
     Puerto Rico................................  $   --   $     10  $       49
                                                  ======   ========  ==========

  A reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to the loss before income taxes is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                   ------------------------
                                                   1995      1996       1997
                                                  -------- --------  ----------
                                                   (IN THOUSANDS OF DOLLARS)
   Benefit for income taxes at statutory rate...  $   (7)  $   (322)    $(4,044)
   Amortization of intangible assets ...........      --         --         478
   Puerto Rico taxes............................      --         10          49
   Expenses for which no federal tax benefit was
    recognized..................................       5          5          28
   Changes in valuation allowances..............       2        315       3,650
   Other........................................      --          2        (112)
                                                  ------   --------  ----------
                                                  $   --   $     10  $       49
                                                  ======   ========  ==========

  The components of the net deferred income tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                    ---------------------------
                                                        1996          1997
                                                    ------------  -------------
                                                    (IN THOUSANDS OF DOLLARS)
   Deferred income tax liabilities:
     Property and equipment........................ $      1,307  $       2,487
     Intangible assets.............................           49            276
     Puerto Rico earnings..........................           --             75
     Other.........................................           --             38
                                                    ------------  -------------
       Total deferred income tax liabilities.......        1,356          2,876
                                                    ------------  -------------
   Deferred income tax assets:
     Net operating loss carryforwards..............        1,639          6,800
     Noncompete agreement..........................           19             37
     Receivables allowance.........................           15              6
     Valuation allowances..........................         (317)        (3,967)
                                                    ------------  -------------
       Total deferred income tax assets, net.......        1,356          2,876
                                                    ------------  -------------
   Net deferred income tax liabilities............. $         --  $          --
                                                    ============  =============

  Valuation allowances of $317,000 and $3,967,000 were recognized to offset net deferred income tax assets as of December 31, 1996 and 1997, respectively.

  At December 31, 1997, the Company has net operating loss carryforwards of approximately $20,000,000 which are available to offset future federal taxable income. These loss carryforwards will expire in 2010 through 2012. The utilization of the loss carryforwards is subject to certain limitations.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

7. REDEEMABLE PREFERRED STOCK


  In August 1997, the Company issued 292,995 shares of its Senior Convertible Preferred Stock (the "Senior Preferred Stock") at a price of $100 per share. The net proceeds received by the Company from the sale of such shares amounted to approximately $29,266,000, most of which was used to pay the cash portion of the purchase price for Crown (see Note 2). In October 1997, the Company issued an additional 364,500 shares of its Senior Preferred Stock at a price of $100 per share. The net proceeds received by the Company from the sale of such shares amounted to $36,450,000. This amount, along with borrowings under the Senior Credit Facility, was used to repay the promissory note from the Crown acquisition (see Note 2).

  The holders of the Senior Preferred Stock are entitled to receive cumulative dividends at the rate of 12.5% per share, compounded annually. At December 31, 1997, such accrued and unpaid dividends amounted to $2,199,000. Any payment of such dividends would be in the form of additional shares of Senior Preferred Stock until such time as the Company is permitted to pay cash dividends on its capital stock under the terms of the Indenture (see Note 5). At the option of the holder, each share of Senior Preferred Stock (plus any accrued and unpaid dividends) is convertible, at any time, into shares of the Company's Class B Common Stock at a conversion price of $7.50 (subject to adjustment in the event of an underwritten public offering of the Company's common stock). At the date of issuance of the Senior Preferred Stock, the Company believes that its conversion price represents the estimated fair value of the Class B Common Stock on that date. The holders of the Senior Preferred Stock are entitled to vote together with the holders of the Company's other preferred stock on an as-converted basis.

  The Company has the one-time right, within one year from the date of issuance, to redeem 50% of the outstanding shares of Senior Preferred Stock at a price per share which represents an annualized cumulative rate of return of 18%. If not earlier converted or redeemed, the shares of Senior Preferred Stock are subject to mandatory redemption by the Company, at a price per share of $100 plus any accrued and unpaid dividends through that date, upon the earlier of (i) 91 days after the tenth anniversary date of the issuance of the Notes; or (ii) May 15, 2008. The Senior Preferred Stock also calls for a preference, in the event of a liquidation or a change in voting control, equal to a price per share which represents an annualized cumulative rate of return of 18%. With respect to dividend, redemption and liquidation preferences, the rights of the holders of the Senior Preferred Stock are senior to the Company's other preferred and common stock.

  The purchasers of the Senior Preferred Stock were also issued warrants to purchase an aggregate 1,314,990 shares of the Company's Class B Common Stock at an exercise price of $7.50 per share (subject to adjustment in the event of an underwritten public offering of the Company's common stock). The warrants are exercisable, in whole or in part, at any time until August and October of 2007. At the date of issuance of the warrants, the Company believes that the exercise price represents the estimated fair value of the Class B Common Stock on that date. As such, the Company has not assigned any value to the warrants in its consolidated financial statements.

  The holders of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), the Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the Series C Convertible Preferred Stock (the "Series C Preferred Stock") (collectively, the "Series Preferred Stock") are generally entitled to one vote per share on all matters presented to a vote of the Company's stockholders. The holders of the Series Preferred Stock are also entitled to receive dividends, if and when declared, at the same rate as dividends are declared and paid with respect to the Company's common stock. At the option of the holder, each share of Series Preferred Stock is convertible, at any time, into five shares of the Company's Class B Common Stock. Each of the outstanding shares of Series Preferred Stock will automatically convert into five shares of Class B Common Stock in the event of an underwritten public offering of the Company's common stock, subject to certain conditions.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  Upon the earlier of (i) 91 days after the tenth anniversary date of the issuance of the Notes; or (ii) May 15, 2008, the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are redeemable, at the option of the holder, at a price per share of $6.00, $12.00 and $21.00, respectively, plus any accrued and unpaid dividends through the date of redemption. The Series Preferred Stock also call for liquidation preferences equal to such respective redemption prices. With respect to redemption and liquidation preferences, the rights of the holders of the Series C Preferred Stock and the Series B Preferred Stock are senior to the Series A Preferred Stock and the common stock, and the rights of the holders of the Series A Preferred Stock are senior to the common stock.

  In February and April of 1997, the Company issued 3,529,832 shares of its Series C Preferred Stock at a price of $21.00 per share. The net proceeds received by the Company from the sale of the Series C Preferred Stock amounted to approximately $74,024,000. A portion of this amount was used to purchase the ownership interest in CTI (see Note 4).

8. STOCKHOLDERS' EQUITY (DEFICIT)

  Common Stock

  At the option of the holder, each share of the Company's Class A Common Stock is convertible, at any time, into 1.52315 shares of the Company's Class B Common Stock. The holders of the Class B Common Stock are entitled to one vote per share on all matters presented to a vote of the Company's stockholders, and the holders of the Class A Common Stock are entitled to a number of votes equivalent to the number of shares of Class B Common Stock into which their shares of Class A Common Stock are convertible. The holders of the Class A Common Stock are also entitled to receive dividends, if and when declared, on an equivalent basis with the holders of the Class B Common Stock. In the event of an underwritten public offering of its common stock which results in the conversion of the Preferred Stock (see Note 7), the Company may, at its option, require that all outstanding shares of Class A Common Stock be converted into Class B Common Stock.

  In March 1997, the Company repurchased, and subsequently retired, 814,790 shares of its common stock from a member of the Company's Board of Directors at a cost of approximately $3,422,000. Of this amount, $1,311,000 was recorded as compensation cost and is included in corporate development expense on the Company's consolidated statement of operations.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  Stock Options

  In 1995, the Company adopted the Crown Castle International Corp. 1995 Stock Option Plan (as amended, the "1995 Stock Option Plan"). Up to 5,765,000 shares of the Company's Class B Common Stock are reserved for awards granted to certain employees, consultants and non-employee directors of the Company and its subsidiaries or affiliates. These options generally vest over periods of up to five years from the date of grant (as determined by the Company's Board of Directors) and have a maximum term of ten years from the date of grant. A summary of awards granted under the 1995 Stock Option Plan is as follows for the years ended December 31, 1995, 1996 and 1997:

                                      1995                     1996                     1997
                            ------------------------ ------------------------ -------------------------
                                        WEIGHTED-                WEIGHTED-                 WEIGHTED-
                            NUMBER OF    AVERAGE     NUMBER OF    AVERAGE     NUMBER OF     AVERAGE
                             SHARES   EXERCISE PRICE  SHARES   EXERCISE PRICE  SHARES    EXERCISE PRICE
                            --------- -------------- --------- -------------- ---------  --------------
   Options outstanding at
    beginning of year......       --         --        825,000     $ .53      1,050,000        .89
   Options granted.........  825,000       $.53        225,000      2.22      3,042,500       5.46
   Options exercised.......       --         --             --        --       (363,125)       .53
   Options forfeited.......       --         --             --        --        (35,000)      1.20
                             -------                 ---------                ---------
   Options outstanding at
    end of year............  825,000        .53      1,050,000       .89      3,694,375       4.69
                             =======                 =========                =========
   Options exercisable at
    end of year............       --         --        721,250     $ .43        728,875       2.49
                             =======                 =========                =========

  In November 1996, options which were granted in 1995 for the purchase of 690,000 shares were modified such that those options became fully vested. A summary of options outstanding as of December 31, 1997 is as follows:

                                                      WEIGHTED-
                                                       AVERAGE
                          NUMBER OF                   REMAINING                   NUMBER OF
      EXERCISE             OPTIONS                   CONTRACTUAL                   OPTIONS
       PRICE             OUTSTANDING                    LIFE                     EXERCISABLE
      --------           -----------                 -----------                 -----------
      $ .40                 345,000                   8.0 years                    345,000
       1.20                  93,750                   7.9 years                     38,750
       1.60                  50,000                   8.4 years                     12,500
       2.40                 175,000                   8.8 years                     43,750
       4.20               1,718,125                   9.5 years                    126,375
       6.00                 325,000                   9.8 years                    162,500
       7.50                 987,500                   9.9 years                         --
                          ---------                                                -------
                          3,694,375                   9.4 years                    728,875
                          =========                                                =======

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  The weighted-average fair value of options granted during the years ended December 31, 1995, 1996 and 1997 was $0.09, $0.50 and $1.30, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted-average assumptions about the options (the minimum value method):

                                                     YEARS ENDED DECEMBER 31,
                                                   -----------------------------
                                                     1995      1996      1997
                                                   --------- --------- ---------
   Risk-free interest rate........................      5.3%      6.4%      6.1%
   Expected life.................................. 3.2 years 4.0 years 4.5 years
   Expected volatility............................        0%        0%        0%
   Expected dividend yield........................        0%        0%        0%

  The exercise prices for options granted during the years ended December 31, 1995, 1996 and 1997 were equal to or in excess of the estimated fair value of the Company's Class B Common Stock at the date of grant. As such, no compensation cost was recognized for stock options during those years (see
Note 1). If compensation cost had been recognized for stock options based on their fair value at the date of grant, the Company's pro forma net loss for the years ended December 31, 1995, 1996 and 1997 would have been $33,000 ($0.01 per share), $973,000 ($0.28 per share) and $12,586,000 ($2.37 per share), respectively. The pro forma effect of stock options on the Company's net loss for those years may not be representative of the pro forma effect for future years due to the impact of vesting and potential future awards.

  Shares Reserved For Issuance

  At December 31, 1997, the Company had the following shares reserved for future issuance:

   Class B Common Stock:
     Senior Preferred Stock..........................................  9,050,060
     Series A Preferred Stock........................................  6,916,665
     Series B Preferred Stock........................................  4,322,840
     Series C Preferred Stock........................................ 17,649,160
     Class A Common Stock............................................  1,586,460
     1995 Stock Option Plan..........................................  5,765,000
     Warrants........................................................  1,314,990
                                                                      ----------
                                                                      46,605,175
                                                                      ==========

9. EMPLOYEE BENEFIT PLANS

  The Company and its subsidiaries have various defined contribution savings plans covering substantially all employees. Depending on the plan, employees may elect to contribute up to 15% or 20% of their eligible compensation. Certain of the plans provide for partial matching of such contributions. The cost to the Company for these plans amounted to $98,000 for the year ended December 31, 1997.

10. RELATED PARTY TRANSACTIONS

  The Company leases office space in a building formerly owned by its Chief Executive Officer. Lease payments for such office space amounted to $22,000, $50,000 and $130,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Included in other receivables at December 31, 1997 are amounts due from employees of the Company totaling $499,000.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

11.  COMMITMENTS AND CONTINGENCIES

  At December 31, 1997, minimum rental commitments under operating leases are as follows: years ending December 31, 1998--$2,634,000; 1999--$2,483,000;
2000--$2,021,000; 2001--$1,791,000; 2002--$1,131,000; thereafter--$17,228,000.
Rental expense for operating leases was $208,000, $277,000 and $1,712,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

12. CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and trade receivables. The Company mitigates its risk with respect to cash and cash equivalents by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

  The Company derives the largest portion of its revenues from customers in the wireless telecommunications industry. In addition, the Company has concentrations of operations in certain geographic areas (primarily Pennsylvania, Texas, New Mexico, Arizona and Puerto Rico). The Company mitigates its concentrations of credit risk with respect to trade receivables by actively monitoring the creditworthiness of its customers. Historically, the Company has not incurred any significant credit related losses.

  For the years ended December 31, 1995, 1996 and 1997, the Company's revenues from PCI and Nextel amounted to $2,566,000, $2,634,000 and $5,998,000, respectively.


13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  Summary quarterly financial information for the years ended December 31, 1996 and 1997 is as follows:

                                                 THREE MONTHS ENDED
                                      -------------------------------------------
                                      MARCH 31  JUNE 30  SEPTEMBER 30 DECEMBER 31
                                      --------  -------  ------------ -----------
                                        (IN THOUSANDS OF DOLLARS, EXCEPT PER
                                                   SHARE AMOUNTS)
1996:
  Net revenues....................... $ 1,221   $1,238     $ 1,846      $ 1,902
  Operating income...................     306       71         196           90
  Net loss...........................     (32)    (280)       (243)        (402)
  Loss per common share--basic and
   diluted...........................   (0.01)   (0.08)      (0.07)       (0.11)
1997:
  Net revenues....................... $ 1,994   $4,771     $11,481      $13,159
  Operating income (loss)............  (1,293)    (921)         61       (1,299)
  Net loss...........................    (443)  (1,706)     (4,001)      (5,792)
  Loss per common share--basic and
   diluted...........................   (0.13)   (0.51)      (0.62)       (0.69)

14. SUBSEQUENT EVENTS (UNAUDITED)

  On April 24, 1998, the Company entered into a share exchange agreement with certain shareholders of CTI pursuant to which certain of CTI's shareholders have agreed to exchange their shares of CTI for shares of the Company. Upon the consummation of the exchange, the Company's ownership of CTI will increase from approximately 34.3% to approximately 80%. Consummation of the share exchange is subject to a number of significant conditions, including certain third party consents and the consummation of an initial public offering of common stock by the Company.

  In connection with the share exchange, the Company intends to offer shares of its common stock in an underwritten initial public offering during the summer of 1998. On June 19, 1998, a registration statement in respect of such initial public offering was filed with the Securities and Exchange Commission (as amended, the "Registration Statement") and any securities offered in such initial public offering will only be offered by means of a prospectus forming a part of such Registration Statement.

  In anticipation of such initial public offering, the Company (i) amended and restated the 1995 Stock Option Plan to, among other things, authorize the issuance of up to 18,000,000 shares of common stock pursuant to awards made thereunder and (ii) approved an amendment to its certificate of incorporation to increase the number of authorized shares of common and preferred stock to 690,000,000 shares and 10,000,000 shares, respectively, and to effect a five-for-one stock split for the shares of common stock then outstanding. The effect of the stock split has been presented retroactively in the Company's consolidated financial statements for all periods presented.


  During the period from April 24, 1998 through July 15, 1998, the Company granted options to employees and executives for the purchase of 3,236,980 shares of its common stock at an exercise price of $7.50 per share. Of such options, options for 1,810,730 shares will vest upon consummation of the initial public offering and the remaining options for 1,426,250 shares will vest at 20% per year over five years, beginning one year from the date of grant. In addition, the Company has assigned its right to repurchase shares of its common stock from a stockholder (at a price of $6.26 per share) to two individuals (including an expected director nominee) with respect to 100,000 of such shares. Since the granting of these options and the assignment of these rights to repurchase shares occurred subsequent to the date of the share exchange agreement with CTI's shareholders and at prices substantially below the expected price to the public in the initial public offering, the Company will record a non-cash compensation charge related to these options and shares based upon the difference between the respective exercise and purchase prices and the price to the public in the initial public offering. Such compensation charge will total approximately $35.1 million, of which approximately $20.2 million will be recognized upon consummation of the initial public offering (for such options and shares which vest upon consummation of the initial public offering), and the remaining $14.9 million will be recognized over five years (approximately $3.0 million per year) through the second quarter of 2003.

                         INDEPENDENT AUDITORS' REPORT

The Owners of Crown Communications,
 Crown Network Systems, Inc.,
 Crown Mobile Systems, Inc., Airport
 Communications, Inc. and E-90, Ltd.:

  We have audited the accompanying combined statements of income and cash flows of Crown Communications, Crown Network Systems, Inc., Crown Mobile Systems, Inc., Airport Communications, Inc. and E-90, Ltd. (collectively, Crown Communications) for the years ended December 31, 1995 and 1996 and for the seven month period ended July 31, 1997. These combined financial statements are the responsibility of Crown Communications' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Crown Communications for the years ended December 31, 1995 and 1996 and for the seven month period ended July 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
March 23, 1998

                              CROWN COMMUNICATIONS

                          COMBINED STATEMENT OF INCOME

                           (IN THOUSANDS OF DOLLARS)

                                                                        SEVEN
                                                       YEARS ENDED      MONTHS
                                                      DECEMBER 31,      ENDED
                                                     ----------------  JULY 31,
                                                      1995     1996      1997
                                                     -------  -------  --------
Net revenues:
  Site rental....................................... $ 3,632  $ 5,120  $ 4,550
  Network services and other........................   7,384   14,260   13,137
                                                     -------  -------  -------
                                                      11,016   19,380   17,687
Operating costs and expenses:
  Site rental.......................................     763    1,691    1,421
  Network services and other........................   3,944    8,632    5,841
  General and administrative expenses...............   2,625    3,150    3,761
  Depreciation and amortization.....................     568    1,168    1,006
                                                     -------  -------  -------
                                                       7,900   14,641   12,029
                                                     -------  -------  -------
    Operating income................................   3,116    4,739    5,658
Other income (expense):
  Interest and other income (expense)...............      19      (53)     (26)
  Interest expense..................................    (785)  (1,175)    (925)
                                                     -------  -------  -------
    Net income...................................... $ 2,350  $ 3,511  $ 4,707
                                                     =======  =======  =======


            See accompanying notes to combined financial statements.

                              CROWN COMMUNICATIONS

                        COMBINED STATEMENT OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                                         SEVEN
                                                                        MONTHS
                                                       YEARS ENDED       ENDED
                                                      DECEMBER 31,       JULY
                                                    ------------------    31,
                                                      1995      1996     1997
                                                    --------  --------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.......................................  $  2,350  $  3,511  $ 4,707
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization...................       568     1,168    1,006
  Gain on sale of equipment.......................       (71)       --       --
  Changes in operating assets and liabilities:
   Accounts receivable............................       205    (1,594)  (1,612)
   Inventory......................................      (173)       73     (527)
   Prepaid expenses and other current assets......       (22)     (117)     (13)
   Accrued network services.......................        --      (653)     653
   Deferred installation costs....................       356      (154)     154
   Other assets...................................       (20)      (36)     (78)
   Accounts payable...............................       149     1,195      419
   Accrued expenses...............................       216       508     (350)
   Customer deposits..............................        43        (2)     106
   Deferred revenue...............................      (627)      263      734
                                                    --------  --------  -------
    Net cash provided by operating activities.....     2,974     4,162    5,199
                                                    --------  --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.............................    (5,670)   (8,658) (12,425)
 Proceeds from sale of equipment..................        --         6       --
                                                    --------  --------  -------
    Net cash used for investing activities........    (5,670)   (8,652) (12,425)
                                                    --------  --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of notes payable..........    14,929    22,614    9,256
 Principal payments on notes payable..............   (11,689)  (15,808)    (706)
 Distributions to owners..........................      (873)   (2,809)  (1,532)
 Capital contribution.............................        --       103       --
                                                    --------  --------  -------
    Net cash provided by financing activities.....     2,367     4,100    7,018
                                                    --------  --------  -------
NET DECREASE IN CASH AND CASH EQUIVALENTS.........      (329)     (390)    (208)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..     1,093       764      374
                                                    --------  --------  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........  $    764  $    374  $   166
                                                    ========  ========  =======
Supplemental disclosure of cash flow information--
 interest paid....................................  $    764  $  1,175  $   775
                                                    ========  ========  =======

            See accompanying notes to combined financial statements.

                             CROWN COMMUNICATIONS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                           (IN THOUSANDS OF DOLLARS)

(1)BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Presentation

  The accompanying combined financial statements include the accounts of Crown Communications (CCM), a sole proprietorship, Crown Network Systems, Inc.
(CNS), a subchapter S corporation, Crown Mobile Systems, Inc. (CMS), a subchapter S corporation, Airport Communications, Inc. (ACI), a subchapter S corporation and E-90, Ltd. (E-90), a Pennsylvania Business Trust (collectively, Crown Communications or the Company). These entities are all under common ownership. All significant intercompany accounts and transactions have been eliminated.

  Crown Communications is a communication site development and management company. The Company's core business is the development of high density communication facilities. The majority of these facilities are located throughout western Pennsylvania. The Company leases antenna and transmitter space on communication towers to companies using or providing wireless telephone, paging and specialized mobile radio services.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Cash and Cash Equivalents

  The Company considers cash in depository institutions and short-term investments with original maturities of three months or less to be cash and cash equivalents.

 (c) Inventory

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 (d) Property and Equipment

  Property and equipment is stated at cost, net of accumulated depreciation. Depreciation on property and equipment is computed utilizing methods which approximate the straight-line method over the estimated useful lives of the assets. Additions, renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

  In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 by the Company in 1996 did not have a material impact on its combined financial statements.

                             CROWN COMMUNICATIONS

                           (IN THOUSANDS OF DOLLARS)


 (e) Other Assets

  Other assets include deferred financing costs which are amortized over the estimated term of the related borrowing.

 (f) Revenue Recognition

  Equipment sales revenues are recognized when products are delivered to customers.

  Site rental revenue is recognized ratably over the terms of the respective leases. Such leases have terms that are generally five years.

  Network services revenues are recognized under a method which approximates the completed contract method. This method is used because typical network services are completed in 3 months or less and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method. The network services are considered complete at the point in time in which the terms and conditions of the contract and/or agreement have been substantially completed. Revenues from completed contracts which have not been billed at the end of an accounting period are presented as accrued network services.

  Costs and revenues associated with installations not complete at the end of an accounting period are deferred and recognized when the installation becomes operational. Any losses on contracts are recognized at such time as they become known.

(2) INCOME TAXES

  CCM is operated as a sole proprietorship and all income or loss is passed through to the personal tax return of the owners. The shareholders for CNS, CMS and ACI have elected under subchapter S of the Internal Revenue Code to pass through all income or loss to the individual tax return of the shareholders. E-90 is operated as a Pennsylvania Business Trust and has elected to be taxed as a partnership. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

(3) RETIREMENT SAVINGS PLAN

  The Company sponsors a Retirement Savings Plan (the "Plan"), which qualifies for treatment under section 401(k) of the Internal Revenue Code. Substantially all full-time employees are eligible to participate by electing to contribute 1% to 15% of their gross pay to the Plan. Under the Plan, the Company matches a portion of each employee's contribution up to certain limits. Each employee's contribution is fully vested when contributed, and the Company's matching contribution begins vesting after an employee has completed two years of service and becomes fully vested after six years of service. For the years ended December 31, 1995 and 1996, and the seven months ended July 31, 1997, the Company's expense for the Plan was $6, $59 and $44, respectively.

                             CROWN COMMUNICATIONS

                           (IN THOUSANDS OF DOLLARS)

(4) COMMITMENTS AND CONTINGENCIES

  The Company leases land, office space and site space on towers and rooftops through contracts that expire in various years through 2095. The Company has purchase and renewal options and is committed to various escalation provisions under certain of these leases. Rental expense under operating leases was $306, $669 and $718 for the years ended December 31, 1995 and 1996, and the seven months ended July 31, 1997, respectively. At July 31, 1997, minimum rental commitments under operating leases are as follows:

       YEARS ENDING
       DECEMBER 31,
       ------------
        1997............................................................ $   659
        1998............................................................   1,800
        1999............................................................   1,700
        2000............................................................   1,500
        2001............................................................   1,300
        Thereafter......................................................  17,200
                                                                         -------
                                                                         $24,159
                                                                         =======

  The Company is involved in various claims and legal actions arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's combined financial position or results of operations.

(5) CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. The Company mitigates its risk with respect to cash and cash equivalents by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

  The Company derives the largest portion of its revenues from customers in the wireless telecommunications industry. In addition, the Company has concentrations of operations in western Pennsylvania. The Company mitigates its concentrations of credit risk with respect to accounts receivable by actively monitoring the creditworthiness of its customers. Historically, the Company has not incurred any significant credit related losses.

  For the year ended December 31, 1995, the Company recognized revenues from two individual customers in the amount of $4,139 and $668. For the year ended December 31, 1996, the Company recognized revenues from three individual customers in the amount of $3,700, $2,600 and $1,400. For the seven months ended July 31, 1997, the Company recognized revenues from three individual customers in the amount of $4,784, $4,246 and $2,377.

(6) SUBSEQUENT EVENTS

  In July 1997, the owners of CCM, CNS and CMS entered into an asset purchase and merger agreement with Crown Castle International Corp. ("CCIC"). In August 1997, such agreement was amended and restated, and CCIC acquired (i) substantially all of the assets, net of outstanding liabilities, of CCM and
(ii) all of the outstanding common stock of CNS and CMS.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
TEA Group Incorporated

  We have audited the balance sheet of TEA Group Incorporated as of December 31, 1995, and the related statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TEA Group Incorporated as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Atlanta, Georgia
February 28, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
TEA Group Incorporated:

  We have audited the accompanying balance sheet of TEA Group Incorporated as of December 31, 1996, and the related statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TEA Group Incorporated as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Atlanta, Georgia
August 15, 1997

                             TEA GROUP INCORPORATED

                                 BALANCE SHEET

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                     DECEMBER 31,
                                                                     --------------
                                                                      1995    1996
                               ASSETS                                ------  ------
Current assets:
  Cash.............................................................. $    5  $   --
  Accounts receivable, net of allowance for doubtful accounts of
   $100 and $1 at December 31, 1995 and 1996, respectively (note 5):
    Billed..........................................................  4,637   3,553
    Unbilled........................................................  1,335     465
  Employee advances.................................................     --      14
  Note and accrued interest receivable--related party...............     58       6
  Prepaid expenses..................................................     24       3
                                                                     ------  ------
      Total current assets..........................................  6,059   4,041
                                                                     ------  ------
Property and equipment, at cost:
  Leasehold improvements............................................      9       9
  Office and computer equipment.....................................    757     831
  Furniture and fixtures............................................    343     345
  Computer software.................................................     --      85
                                                                     ------  ------
                                                                      1,109   1,270
  Less accumulated depreciation and amortization....................   (653)   (787)
                                                                     ------  ------
                                                                        456     483
Other assets........................................................     62      47
                                                                     ------  ------
                                                                     $6,577  $4,571
                                                                     ======  ======
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable (note 2)............................................ $2,733  $  107
  Accounts payable..................................................  1,328   1,366
  Accrued compensation and related benefits.........................    557     445
  Other accrued expenses............................................     --      52
                                                                     ------  ------
      Total current liabilities.....................................  4,618   1,970
Commitments (note 3)
Shareholders equity (note 7):
  Common stock, $1 par value, 10,000 shares authorized; 550 shares issued and
   outstanding......................................................      1       1
  Additional paid-in capital........................................     11      11
  Retained earnings.................................................  1,947   2,589
                                                                     ------  ------
      Total shareholders equity.....................................  1,959   2,601
                                                                     ------  ------
                                                                     $6,577  $4,571
                                                                     ======  ======

                See accompanying notes to financial statements.

                             TEA GROUP INCORPORATED

                              STATEMENT OF INCOME

                           (IN THOUSANDS OF DOLLARS)

                                                                THREE MONTHS
                                                YEARS ENDED         ENDED
                                               DECEMBER 31,       MARCH 31,
                                              ----------------  --------------
                                               1995     1996     1996    1997
                                              -------  -------  ------  ------
                                                                 (UNAUDITED)
Network services and other revenues, net
 (note 6).................................... $23,585  $18,010  $4,376  $4,873
Operating costs and expenses:
  Services and other (exclusive of deprecia-
   tion and amortization)....................  18,770   14,406   3,280   4,048
  General and administrative expenses........   4,077    2,295     529     482
  Depreciation and amortization..............     127      134      31      38
                                              -------  -------  ------  ------
                                               22,974   16,835   3,840   4,568
                                              -------  -------  ------  ------
    Operating income.........................     611    1,175     536     305
Other income (expense):
  Interest and other income..................      17        3      --      --
  Interest expense...........................    (158)    (127)    (47)     (5)
                                              -------  -------  ------  ------
    Income before income taxes...............     470    1,051     489     300
Income taxes (note 1(d)).....................      --       --      --      --
                                              -------  -------  ------  ------
    Net income............................... $   470  $ 1,051  $  489  $  300
                                              =======  =======  ======  ======


                See accompanying notes to financial statements.

                             TEA GROUP INCORPORATED

                       STATEMENT OF SHAREHOLDERS' EQUITY

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                          COMMON STOCK  ADDITIONAL              TOTAL
                         --------------  PAID-IN   RETAINED SHAREHOLDERS'
                         SHARES AMOUNTS  CAPITAL   EARNINGS    EQUITY
                         ------ ------- ---------- -------- -------------
Balance at January 1,
 1995...................  550     $ 1      $11      $2,359     $2,371
Net income..............   --      --       --         470        470
Shareholder distribu-
 tions..................   --      --       --        (882)      (882)
                          ---     ---      ---      ------     ------
Balance at December 31,
 1995...................  550       1       11       1,947      1,959
Net income..............   --      --       --       1,051      1,051
Shareholder distribu-
 tions..................   --      --       --        (409)      (409)
                          ---     ---      ---      ------     ------
Balance at December 31,
 1996...................  550     $ 1      $11      $2,589     $2,601
                          ===     ===      ===      ======     ======



                See accompanying notes to financial statements.

                             TEA GROUP INCORPORATED

                            STATEMENT OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                               THREE MONTHS
                                                YEARS ENDED        ENDED
                                               DECEMBER 31,      MARCH 31,
                                               --------------  --------------
                                                1995    1996    1996    1997
                                               ------  ------  ------  ------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................. $  470  $1,051  $  489  $  300
  Adjustment to reconcile net income to net
   cash provided by (used for) operating ac-
   tivities:
    Depreciation and amortization.............    127     134      31      38
    Provision for doubtful accounts (note 6)..     --     355     125      --
    Gain on sale of property and equipment,
     and other assets.........................    (12)    (1)      (1)     --
    Decrease (increase) in:
      Billed accounts receivable.............. (1,714)    729    (103)   (735)
      Unbilled accounts receivable............   (336)    870   1,439     119
      Other assets............................    (25)     29     (15)    (73)
    Increase (decrease) in:
      Accounts payable........................    381      37  (1,219)   (925)
      Accrued expenses........................    142     (59)   (101)     37
                                               ------  ------  ------  ------
        Net cash provided by (used for) oper-
         ating activities.....................   (967)  3,145     645  (1,239)
                                               ------  ------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.........   (250)   (161)    (29)    (23)
  Proceeds from sale of property and equip-
   ment, and other assets.....................     25       1       1      --
  Increase in deposits........................     16      --      --      --
  Payments received on note receivable........     --      45       8      --
                                               ------  ------  ------  ------
        Net cash used for investing activi-
         ties.................................   (209)   (115)    (20)    (23)
                                               ------  ------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under revolving
   credit agreement...........................  2,057  (2,626)    276   1,262
  Shareholder distributions...................   (882)   (409)     --      --
                                               ------  ------  ------  ------
        Net cash provided by (used for) fi-
         nancing activities...................  1,175  (3,035)    276   1,262
                                               ------  ------  ------  ------
        Net increase (decrease) in cash.......     (1)     (5)    901      --
CASH AT BEGINNING OF PERIOD...................      6       5       5      --
                                               ------  ------  ------  ------
CASH AT END OF PERIOD......................... $    5  $   --  $  906  $   --
                                               ======  ======  ======  ======
Supplemental disclosure of cash flow informa-
 tion--cash paid during the period for inter-
 est.......................................... $  149  $  138  $   47  $   --
                                               ======  ======  ======  ======

                See accompanying notes to financial statements.

                            TEA GROUP INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                           (IN THOUSANDS OF DOLLARS)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Presentation

  TEA Group Incorporated (the "Company") provides services to the wireless telecommunications and energy transmission industries. These services include providing right-of-way, site acquisition, engineering design and drafting, project management, and staff leasing to wireless telecommunications and energy transmission companies in the United States and internationally.

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and revenues and expenses for the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  The financial statements for the three months ended March 31, 1996 and 1997 are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the results of operations and cash flows for the three months ended March 31, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

 (b) Revenue Recognition

  The Company's revenues are derived primarily from service contracts with customers which provide for billings on a time and materials, cost plus profit, or fixed price basis. Such contracts typically have terms from six months to two years. Revenues are recognized as services are performed with respect to the time and materials priced contracts, and are recognized using the percentage-of-completion method for cost plus profit and fixed price contracts, measured by the percentage of contract costs incurred to date to estimated total contract costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

 (c) Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided over the estimated useful lives of the assets on a straight-line basis. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term. Property and equipment are depreciated over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
      Leasehold improvements..............................................    5
      Office and computer equipment.......................................    5
      Furniture and fixtures..............................................    7
      Computer software...................................................    5

  The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have an impact on the Company's financial statements.

                            TEA GROUP INCORPORATED

                           (IN THOUSANDS OF DOLLARS)

 (d) Income Taxes

  The shareholders of the Company have elected to be taxed under the Subchapter S Corporation provisions of the Internal Revenue Code. As a result of this election, Federal and state income taxes related to the results of operations of the Company are passed through to, and are the responsibility of, the Company's shareholders. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

 (e) Fair Value of Financial Instruments

  The carrying value of the notes payable approximates the estimated fair value for this instrument since it bears interest at a floating market rate. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                                 DECEMBER 31,      DECEMBER 31,
                                                     1995              1996
                                               -----------------  --------------
                                               CARRYING   FAIR    CARRYING FAIR
                                                AMOUNT    VALUE    AMOUNT  VALUE
                                               --------  -------  -------- -----
   Cash....................................... $     5   $     5   $  --   $  --
   Notes payable..............................  (2,733)   (2,733)   (107)   (107)

(2) NOTES PAYABLE

  The Company has a revolving line of credit with a bank for working capital purposes (as amended, the "Bank Line of Credit"). The Bank Line of Credit provides for up to $5,000 of working capital borrowings and up to $200 of borrowings for purchases of equipment. At December 31, 1996, outstanding working capital borrowings under the Bank Line of Credit amounted to $107. Borrowings are secured by the Company's receivables, property and equipment, intangibles and cash balances, and bear interest at a rate per annum equal to
(i) the bank's prime rate or (ii) a Eurodollar interbank offered rate (LIBOR) plus 2.45% (8.25% and 7.95%, respectively, at December 31, 1996). Interest is payable monthly. The Bank Line of Credit requires the Company to maintain certain financial covenants and places limitations on its ability to, among other things, incur debt and liens, undertake transactions with affiliates and make investments.

  On July 30, 1997, the Bank Line of Credit was amended to decrease the available borrowings to $3,000 and extend the maturity date to June 30, 1998. Borrowings now bear interest at a rate per annum equal to LIBOR plus 2.7% (8.39% at July 31, 1997). In addition, the amended Bank Line of Credit now restricts the ability of the Company to pay dividends.

(3) COMMITMENTS

  The Company has noncancelable operating leases for office space. Future minimum lease payments under the operating leases with remaining terms of one year or more at December 31, 1996 are summarized as follows:

       YEARS ENDING
       DECEMBER 31,
       ------------
        1997............................................................... $316
        1998...............................................................  315
        1999...............................................................  289
        2000...............................................................   43
                                                                            ----
                                                                            $963
                                                                            ====

  Rent expense under all cancelable and noncancelable operating leases for 1995 and 1996 was $459 and $608, respectively.

                            TEA GROUP INCORPORATED

                           (IN THOUSANDS OF DOLLARS)

(4)EMPLOYEE BENEFIT PLAN

  The Company maintains a 401(k) profit sharing and retirement plan (the "Plan") for the benefit of all eligible employees. Employees may elect to contribute up to 15% of their eligible compensation to the Plan. The Plan provides for employer matching contributions at the discretion of the Company's Board of Directors. The Company provided $66 and $29 in expense for contributions for 1995 and 1996, respectively.

(5)RELATED PARTY TRANSACTIONS

  Accounts receivable balances at December 31, 1995 and 1996 include approximately $398 and $94, respectively, from an affiliated company related to expenses incurred by the Company on behalf of the affiliated company.

(6) CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and trade receivables. The Company mitigates its risk with respect to cash by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

  The Company derives the largest portion of its revenues from customers in the wireless telecommunications and energy transmission industries. The Company mitigates its concentrations of credit risk with respect to trade receivables by actively monitoring the creditworthiness of its customers. In connection with a disputed receivable with a customer, the Company wrote off $310 during 1996.

  For the year ended December 31, 1995, the Company had five customers representing 19%, 18%, 16%, 13% and 11% of net revenues, respectively. For the year ended December 31, 1996, the Company had two customers which accounted for 35% and 14% of net revenues, respectively, and one customer which accounted for approximately 59% of accounts receivable at December 31, 1996.

(7)SUBSEQUENT EVENT

  In July 1996, the Company, its shareholders, and certain affiliated companies entered into an agreement with Crown Castle International Corp. ("CCIC") which provided CCIC with an option to acquire various ownership interests in the Company. On May 12, 1997, CCIC acquired all of the Company's common stock.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Castle Transmission Services (Holdings) Ltd:

  We have audited the accompanying balance sheet of the BBC Home Service Transmission business ("Home Service") at March 31, 1996 and the consolidated balance sheets of Castle Transmission Services (Holdings) Ltd and its subsidiaries ("Castle Transmission") at March 31, 1997 and December 31, 1997 and the profit and loss accounts, cash flow statements and reconciliations of movements in corporate funding for Home Service for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 and the related consolidated profit and loss accounts, cash flow statements and reconciliations of movements in shareholders' funds for Castle Transmission for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997. These financial statements are the responsibility of Castle Transmission's and Home Service's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Service at March 31, 1996 and the consolidated financial position of Castle Transmission at March 31, 1997 and December 31, 1997 and the results of operations and cash flows of Home Service for the year ended March 31, 1996 and for the period from April 1, 1996 to February 27, 1997 and of Castle Transmission for the period from February 28, 1997 to March 31, 1997 and for the period from April 1, 1997 to December 31, 1997 in conformity with generally accepted accounting principles in the United Kingdom.

  Generally accepted accounting principles in the United Kingdom vary in certain respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 for Home Service and the period from February 28, 1997 to March 31, 1997 and from April 1, 1997 to December 31, 1997 for Castle Transmission and shareholders' equity at March 31, 1996 for Home Service and at March 31, 1997 and December 31, 1997 for Castle Transmission to the extent summarised in Note 27 to these financial statements.

KPMG
Chartered Accountants
Registered Auditor
London, England

March 31, 1998

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                             CASTLE TRANSMISSION SERVICES
                                     BBC HOME SERVICE TRANSMISSION                  (HOLDINGS) LTD
                                 -------------------------------------- --------------------------------------
                                                PERIOD                     PERIOD       PERIOD
                                             FROM APRIL 1,     TWO          FROM     FROM APRIL 1,
                                                 1996         MONTHS    FEBRUARY 28,     1997         THREE
                                 YEAR ENDED       TO          ENDED         1997          TO         MONTHS
                                  MARCH 31,  FEBRUARY 27,  FEBRUARY 27, TO MARCH 31, DECEMBER 31,  ENDED MARCH
                           NOTE     1996         1997          1997         1997         1997       31, 1998
                          ------ ----------- ------------- ------------ ------------ ------------- -----------
                                 (Pounds)000  (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000  (Pounds)000
                                                           (UNAUDITED)                             (UNAUDITED)
Turnover................       3    70,367       70,614       12,805        6,433        56,752       20,774
Changes in stocks and
 work in progress.......              (635)        (554)        (150)         340           747          (90)
Own work capitalised....             4,653        3,249          308          170         1,127          684
Raw materials and
 consumables............                14       (1,155)        (387)        (446)       (2,410)        (270)
Other external charges..           (34,750)     (26,191)      (4,130)      (1,668)      (13,811)      (4,941)
Staff costs.............       4   (17,197)     (16,131)      (3,104)      (1,421)      (14,345)      (6,635)
Depreciation and other
 amounts written off
 tangible and intangible
 assets.................       5   (12,835)     (13,038)      (2,464)      (1,819)      (16,854)      (5,887)
Other operating
 charges................            (1,832)      (2,792)        (181)        (344)       (2,430)        (937)
                                   -------      -------      -------       ------       -------      -------
                                   (62,582)     (56,612)     (10,108)      (5,188)      (47,976)     (18,076)
Operating profit........             7,785       14,002        2,697        1,245         8,776        2,698
Other interest receiv-
 able and similar in-
 come...................               --           --           --            49           288          166
Interest payable and
 similar charges........       7       --           --           --          (969)      (12,419)      (3,461)
                                   -------      -------      -------       ------       -------      -------
Profit/(loss) on ordi-
 nary activities before
 and after taxation.....  3-6, 8     7,785       14,002        2,697          325        (3,355)        (597)
Additional finance cost
 of non-equity shares...               --           --           --          (318)       (2,862)        (987)
                                   -------      -------      -------       ------       -------      -------
Retained profit/(loss)
 for the period.........             7,785       14,002        2,697            7        (6,217)      (1,584)
                                   =======      =======      =======       ======       =======      =======

  Neither BBC Home Service nor Castle Transmission have any recognised gains or losses other than those reflected in the profit and loss accounts.


  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                          CONSOLIDATED BALANCE SHEETS

                               BBC HOME SERVICE       CASTLE TRANSMISSION SERVICES
                                 TRANSMISSION                (HOLDINGS) LTD
                               ---------------- -----------------------------------------
                                 AT MARCH 31,   AT MARCH 31, AT DECEMBER 31, AT MARCH 31,
                                     1996           1997          1997           1998
                          NOTE ---------------- ------------ --------------- ------------
                                 (Pounds)000    (Pounds)000    (Pounds)000   (Pounds)000
                                                                             (UNAUDITED)
FIXED ASSETS
  Intangible............    9          --           46,573        46,056         45,404
  Tangible..............   10      202,592         206,162       206,134        208,369
                                   -------        --------      --------       --------
                                   202,592         252,735       252,190        253,773
CURRENT ASSETS
  Stocks................   11        1,750             807         1,340          1,250
  Debtors...............   12        4,714          10,344        13,230         10,629
  Cash at bank and in
   hand.................               --            9,688         8,152          7,989
                                   -------        --------      --------       --------
                                     6,464          20,839        22,722         19,868
Creditors: amounts fall-
 ing due within one
 year...................   13       (6,627)        (14,820)      (29,139)       (21,380)
                                   -------        --------      --------       --------
Net current
 assets/(liabilities)...              (163)          6,019        (6,417)        (1,512)
                                   -------        --------      --------       --------
Total assets less cur-
 rent liabilities.......           202,429         258,754       245,773        252,261
Creditors: amounts fall-
 ing due after more than
 one year...............   14          --         (154,358)     (143,748)      (148,966)
Provisions for liabili-
 ties and charges.......   15          --           (1,723)       (2,157)        (2,273)
                                   -------        --------      --------       --------
Net assets..............           202,429         102,673        99,868        101,022
                                   =======        ========      ========       ========
CAPITAL AND RESERVES
  Corporate funding.....           202,429             --            --             --
  Called up share capi-
   tal..................   16          --          102,348       102,898        102,898
  Profit and loss ac-
   count................   17          --              325        (3,030)        (1,876)
                                   -------        --------      --------       --------
                                   202,429         102,673        99,868        101,022
                                   =======        --------      --------       --------
SHAREHOLDERS'
 FUNDS/(DEFICIT)
  Equity................                               109        (6,107)        (5,940)
  Non-equity............                           102,564       105,975        106,962
                                                  --------      --------       --------
                                                   102,673        99,868        101,022
                                                  ========      ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                              CASTLE TRANSMISSION SERVICES
                                    BBC HOME SERVICE TRANSMISSION                    (HOLDINGS) LTD
                               ---------------------------------------- ----------------------------------------
                                                                        PERIOD FROM    PERIOD FROM      THREE
                                             PERIOD FROM    TWO MONTHS  FEBRUARY 28,    APRIL 1,       MONTHS
                               YEAR ENDED   APRIL 1, 1996     ENDED         1997          1997       ENDED MARCH
                                MARCH 31,  TO FEBRUARY 27, FEBRUARY 27, TO MARCH 31, TO DECEMBER 31,     31,
                                  1996          1997           1997         1997          1997          1998
                          NOTE ----------- --------------- ------------ ------------ --------------- -----------
                               (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                           (UNAUDITED)                               (UNAUDITED)
Cash inflow from operat-
 ing activities.........   21     24,311        26,427         5,161         5,756        27,983        12,790
Returns on investment
 and servicing of fi-
 nance..................   22        --            --            --           (885)       (2,428)      (10,578)
Capital expenditure and
 financial investments..   22    (17,190)      (20,092)         (711)         (748)      (14,361)       (7,362)
Acquisitions and dispos-
 als....................   22        --            --            --       (251,141)         (307)          --
                                 -------       -------        ------      --------      --------      --------
Cash inflow/(outflow)...           7,121         6,335         4,450      (247,018)       10,887        (5,150)
Financing...............   22
Net (decrease) in corpo-
 rate funding...........          (7,121)       (6,335)       (4,450)          --            --            --
Issuance of shares......             --            --            --        102,348           550           --
Increase/(decrease) in
 debt...................             --            --            --        154,358       (12,973)        5,000
Capital element of fi-
 nance
 lease rentals..........             --            --            --            --            --            (13)
                                 -------       -------        ------      --------      --------      --------
                                  (7,121)       (6,335)       (4,450)      256,706       (12,423)        4,987
                                 -------       -------        ------      --------      --------      --------
Increase/(decrease) in
 cash...................             --            --            --          9,688        (1,536)         (163)
                                 =======       =======        ======      ========      ========      ========
Reconciliation of net
 cash flow to movement
 in net debt............   23
Increase/(decrease) in
 cash in the period.....             --            --            --          9,688        (1,536)         (163)
Cash (inflow)/outflow
 from
 (increase)/decrease in
 debt...................             --            --            --       (154,358)       12,973        (4,987)
                                 -------       -------        ------      --------      --------      --------
Change in net debt
 resulting from cash
 flow...................             --            --            --       (144,670)       11,437        (5,150)
New finance leases......             --            --            --            --           (711)         (109)
Amortisation of bank
 loan issue costs.......             --            --            --            --         (2,087)          (59)
Amortisation of
 Guaranteed Bonds.......             --            --            --            --            (55)          (67)
                                 -------       -------        ------      --------      --------      --------
Movement in net debt in
 the period.............             --            --            --       (144,670)        8,584        (5,385)
Net debt at beginning of
 the period.............             --            --            --            --       (144,670)     (136,086)
                                 -------       -------        ------      --------      --------      --------
Net debt at end of the
 period.................             --            --            --       (144,670)     (136,086)     (141,471)
                                 =======       =======        ======      ========      ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

             CONSOLIDATED RECONCILIATION OF MOVEMENTS IN CORPORATE
                          FUNDING/SHAREHOLDERS' FUNDS

                                                                         CASTLE TRANSMISSION SERVICES
                               BBC HOME SERVICE TRANSMISSION                    (HOLDINGS) LTD
                          ---------------------------------------- ----------------------------------------
                                                          TWO      PERIOD FROM                     THREE
                                        PERIOD FROM      MONTHS    FEBRUARY 28,  PERIOD FROM      MONTHS
                          YEAR ENDED   APRIL 1, 1996     ENDED         1997      APRIL 1, 1997     ENDED
                           MARCH 31,  TO FEBRUARY 27, FEBRUARY 27, TO MARCH 31, TO DECEMBER 31,  MARCH 31,
                             1996          1997           1997         1997          1997          1998
                          ----------- --------------- ------------ ------------ --------------- -----------
                          (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                      (UNAUDITED)                               (UNAUDITED)
Profit/(loss) for the
 period.................      7,785        14,002         2,697          325         (3,355)         (597)
Net (decrease) in corpo-
 rate funding...........     (7,121)       (6,335)       (4,450)         --             --            --
New share capital sub-
 scribed................        --            --            --       102,348            550           --
Charge on share option
 arrangements...........        --            --            --           --             --          1,751
                            -------       -------       -------      -------        -------       -------
Net
 additions/(deductions)
 to corporate
 funding/shareholders'
 funds..................        664         7,667        (1,753)     102,673         (2,805)        1,154
Opening corporate
 funding/shareholders'
 funds..................    201,765       202,429       211,849          --         102,673        99,868
                            -------       -------       -------      -------        -------       -------
Closing corporate
 funding/shareholders'
 funds..................    202,429       210,096       210,096      102,673         99,868       101,022
                            =======       =======       =======      =======        =======       =======



  The accompanying notes are an integral part of these consolidated financial statements.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 BASIS OF PREPARATION

  As used in the financial statements and related notes, the terms "Castle Transmission" or "the Group" refers to the operations of Castle Transmission Services (Holdings) Ltd and its subsidiaries, Castle Transmission
International Ltd ("CTI") which is the successor business and Castle Transmission (Finance) plc ("CTF"). The term "Home Service" refers to the operations of the Home Service Transmission business of the British Broadcasting Corporation ("BBC") which was the predecessor business.

  These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United Kingdom (UK) and comply with the financial reporting standards of the Institute of Chartered Accountants in England and Wales. A summary of the differences between UK GAAP and United States (US) GAAP as applicable to Castle Transmission is set out in Note 27.

  Castle Transmission Services (Holdings) Ltd (the "Company") was incorporated on August 27, 1996 and did not trade in the period to February 27, 1997. CTI was incorporated by the BBC on May 9, 1996 and did not trade in the period to February 27, 1997. On February 27, 1997, the assets and liabilities of Home Service were transferred to CTI. On February 28, 1997 CTI was acquired by the Company. During the period between August 27, 1996 and February 27, 1997 Castle Transmission did not trade and received no income and incurred no expenditure. Accordingly the first consolidated profit and loss account for Castle Transmission represents the trading of Castle Transmission for the period from February 28, 1997 to March 31, 1997. CTF was incorporated
April 9, 1997.

  The financial statements for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 represent the profit and loss accounts, balance sheet, cash flow statements and reconciliations of movements in corporate funding of Home Service. They have been prepared from the separate financial records and management accounts of Home Service.

  Home Service was charged a management fee by the BBC representing an allocation of certain costs including pension, information technology, occupancy and other administration costs which were incurred centrally by the BBC but which were directly attributable to Home Service. Management believes such allocation is reasonable. Such costs are based on the pension arrangement and the cost structure of the BBC and are not necessarily representative of such costs of Castle Transmission under separate ownership.

  Home Service did not incur any costs in relation to financing as necessary funding was provided from the BBC through the corporate funding account. No interest is charged by the BBC on such funds because there is no debt at BBC which is attributable to Home Service.

  Home Service was not a separate legal entity and therefore was not directly subject to taxation on its results. The BBC is a not-for-profit organisation and is not subject to taxation except to the extent of activities undertaken with the objective of making a profit, including all external activities (principally site sharing and commercial projects). The tax charge attributable to Home Service has been calculated as if Home Service were under separate ownership since April 1, 1994 and as if all of its results of operations were subject to normal taxation.

  Redundancy costs were incurred by the BBC which related to Home Service staff. The redundancy costs amounted to (Pounds)1.1m in 1996 and (Pounds)0.6m in the period from April 1, 1996 to February 27, 1997. The redundancy programmes were controlled by the BBC and the costs were not recharged to Home Service. No adjustment has been made in the Home Service financial statements for these costs because any costs incurred would have been reflected in the cost base of Home Service, and as described in note 25 would have been off-set by an increase in turnover from the BBC.

  The consolidated financial statements for the two months ended February 27, 1997 and as of and for the three months ended March 31, 1998 are unaudited; however, in the opinion of all the directors, all adjustments

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(consisting of normal recurring adjustments) necessary for a fair presentation have been made. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

2 ACCOUNTING POLICIES

  The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the financial statements of Home Service and the consolidated financial statements of Castle Transmission.

 Basis of consolidation

  The consolidated financial statements include the financial statements of the Company and its subsidiaries made up to March 31, 1997 and December 31, 1997 after elimination of all significant inter-company accounts and transactions. The acquisition method of accounting has been adopted. Under this method, the results of subsidiaries acquired or disposed of in the period are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal.

 Goodwill

  Purchased goodwill on acquisitions (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) is capitalised and amortised over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

 Tangible fixed assets and depreciation

  Depreciation is provided to write off the cost or valuation less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:

 Land and buildings

                                             HOME SERVICE  CASTLE TRANSMISSION
                                            -------------- -------------------
   Freehold and long leasehold buildings...       50 years         50 years
   Freehold and long leasehold improve-
    ments..................................       20 years         20 years
   Short leasehold land and buildings...... Unexpired term   Unexpired term
   No depreciation is provided on freehold
    land...................................

 Plant and equipment

                                               HOME SERVICE CASTLE TRANSMISSION
                                               ------------ -------------------
   Transmitters and power plant...............    25 years         20 years
   Electric and mechanical infrastructure..... 10-20 years      10-20 years
   Other plant and machinery..................  3-10 years       3-10 years
   Computer equipment.........................     5 years          5 years
   Motor vehicles.............................      --              3 years

  Strategic spares, which comprise those spares that are vital to the operation of the transmission system, are included in the capitalised value of the asset to which they relate and are depreciated over the life of the asset.

  Assets under construction are included within fixed assets. The associated labour costs are capitalised using a predetermined labour rate, and any over or under recoveries are recognised in the profit and loss account in the period in which they arise.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Foreign currencies

  Transactions in foreign currencies are translated at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities, to the extent that they are denominated in foreign currency, are retranslated at the rate of exchange ruling at the balance sheet date and gains or losses are included in the profit and loss account.

 Leases

  Where the Company enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a "finance lease'. The asset is recorded in the balance sheet as a tangible fixed asset and is depreciated over its useful life or term of the lease, whichever is shorter. Future instalments under such leases, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future instalments.

  Operating lease rentals are charged to the profit and loss account on a straight line basis over the period of the lease.

 Pensions

  The pension costs charged in the period include costs incurred, at the agreed employer's contribution rate. See note 20 for further details.

 Stocks

  Stocks held are general maintenance spares and manufacturing stocks. Stocks are stated at the lower of weighted average cost and net realisable value.

 Work in progress

  For individual projects, the fees on account and project costs are recorded in work in progress. When a project is complete, the project balances are transferred to turnover and cost of sales as appropriate, and the net profit is recognised. Where the payments on account are in excess of project costs, these are recorded as payments on account.

  Provision is made for any losses as soon as they are foreseen.

 Taxation

  The charge for taxation is based on the result for the period and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallise.

 Turnover

  Turnover represents the amounts (excluding value added tax) derived from the provision of transmission and maintenance contracts, site sharing arrangements and commercial projects. Revenue is recognised on the basis of contracts or as services are provided to customers.

 Issue costs

  Costs incurred in raising funds are deducted from the amount raised and amortised over the life of the debt facility on a constant yield basis.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3 ANALYSIS OF TURNOVER

                                  HOME SERVICE            CASTLE TRANSMISSION
                            ------------------------ ------------------------------
                                        PERIOD FROM                    PERIOD FROM
                                          APRIL 1,      PERIOD FROM      APRIL 1,
                            YEAR ENDED    1996 TO    FEBRUARY 28, 1997   1997 TO
                             MARCH 31,  FEBRUARY 27,   TO MARCH 31,    DECEMBER 31,
                               1996         1997           1997            1997
                            ----------- ------------ ----------------- ------------
                            (Pounds)000 (Pounds)000     (Pounds)000    (Pounds)000
   BY ACTIVITY
   BBC.....................   45,704       49,903          3,982          35,640
   Other--non BBC..........   24,663       20,711          2,451          21,112
                              ------       ------          -----          ------
                              70,367       70,614          6,433          56,752
                              ======       ======          =====          ======

4 STAFF NUMBERS AND COSTS

  The average number of persons employed by the Group (including directors) during the period, analysed by category was as follows:

                                  HOME SERVICE            CASTLE TRANSMISSION
                            ------------------------ ------------------------------
                                        PERIOD FROM                    PERIOD FROM
                                          APRIL 1,      PERIOD FROM      APRIL 1,
                            YEAR ENDED    1996 TO    FEBRUARY 28, 1997   1997 TO
                             MARCH 31,  FEBRUARY 27,   TO MARCH 31,    DECEMBER 31,
                               1996         1997           1997            1997
                            ----------- ------------ ----------------- ------------
   Operational staff.......      381          357            313             289
   Project staff...........      154          125            108              97
   Management, finance,
    personnel and other
    support services.......       53           70             69              89
                              ------       ------          -----          ------
                                 588          552            490             475
                              ======       ======          =====          ======

  The aggregate payroll costs of these persons were as follows:

                                  HOME SERVICE            CASTLE TRANSMISSION
                            ------------------------ ------------------------------
                                        PERIOD FROM                    PERIOD FROM
                                          APRIL 1,      PERIOD FROM      APRIL 1,
                            YEAR ENDED    1996 TO    FEBRUARY 28, 1997   1997 TO
                             MARCH 31,  FEBRUARY 27,   TO MARCH 31,    DECEMBER 31,
                               1996         1997           1997            1997
                            ----------- ------------ ----------------- ------------
                            (Pounds)000 (Pounds)000     (Pounds)000    (Pounds)000
   Wages and salaries......   15,517       14,579          1,189          12,087
   Social security costs...    1,159        1,061             76             768
   Other pension costs.....      521          491            156           1,490
                              ------       ------          -----          ------
                              17,197       16,131          1,421          14,345
                              ======       ======          =====          ======

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5 PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION

                                  HOME SERVICE             CASTLE TRANSMISSION
                            ------------------------- ------------------------------
                                         PERIOD FROM                    PERIOD FROM
                                          APRIL 1,       PERIOD FROM      APRIL 1,
                            YEARS ENDED    1996 TO    FEBRUARY 28, 1997   1997 TO
                             MARCH 31,   FEBRUARY 27,    TO MARCH 31,   DECEMBER 31,
                               1996         1997            1997            1997
                            ----------- ------------- ----------------- ------------
                            (Pounds)000  (Pounds)000     (Pounds)000    (Pounds)000
   PROFIT (LOSS) ON
    ORDINARY ACTIVITIES
    BEFORE TAXATION IS
    STATED AFTER CHARGING:
   Depreciation and other
    amounts written off
    tangible fixed assets:
   Owned...................   12,835       13,038           1,624          14,953
   Leased..................       --           --              --             147
   Goodwill amortisation...       --           --             195           1,754
   Hire of plant and ma-
    chinery--rentals pay-
    able under operating
    leases.................                   112              53              79
   Hire of other assets--
    under operating
    leases.................                   396              36             530
                              ======       ======           =====          ======

  The information in respect of hire of plant and machinery and other assets under operating leases is not available for the year ended March 31, 1996.

6 REMUNERATION OF DIRECTORS

  There were no directors of Home Service.

  The directors of Castle Transmission received no emoluments for the period February 28, 1997 to March 31, 1997 and (Pounds)277,000 for the period April 1, 1997 to December 31, 1997. The amounts paid to third parties in respect of directors' services were (Pounds)2,000 for the period from February 28, 1997 to March 31, 1997 and (Pounds)23,000 for the period from April 1, 1997 to December 31, 1997.

  The aggregate emoluments of the highest paid director were (Pounds)170,000. The highest paid director is not a member of any Group pension scheme.

 Pension entitlements

  On retirement the directors participating in the Group defined benefit scheme are entitled to 1/60th of their final pensionable salary for each year of service.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


7 INTEREST PAYABLE AND SIMILAR CHARGES

                                     HOME SERVICE              CASTLE TRANSMISSION
                             ---------------------------- ------------------------------
                                                                            PERIOD FROM
                                           PERIOD FROM       PERIOD FROM      APRIL 1,
                             YEAR ENDED  APRIL 1, 1996 TO FEBRUARY 28, 1997   1997 TO
                              MARCH 31,    FEBRUARY 27,     TO MARCH 31,    DECEMBER 31,
                                1996           1997             1997            1997
                             ----------- ---------------- ----------------- ------------
                             (Pounds)000   (Pounds)000       (Pounds)000    (Pounds)000
   On bank loans and over-
    drafts.................       --            --               934            3,315
   On all other loans......       --            --                --            6,934
   Finance charges payable
    in respect of finance
    leases and hire pur-
    chase contracts........       --            --                --               28
   Finance charges
    amortised in respect of
    bank loans (see note
    14)....................       --            --                35            2,087
   Finance charges
    amortised in respect of
    the Bonds..............       --            --                --               55
                                 ---           ---               ---           ------
                                  --            --               969           12,419
                                 ===           ===               ===           ======

8 TAXATION

 Home Service

  There is no tax charge in respect of the results of Home Service for the year ended March 31, 1996 or for the period from April 1, 1996 to February 27, 1997. As a separate legal entity subject to normal taxation, Home Service would have capital allowances available as discussed below which would result in taxable losses for all periods. Deferred tax assets have not been recognised on such tax losses as management has concluded that it is not likely that the deferred tax asset would be realised.

 Castle Transmission

  There is no tax charge in respect of the period from February 28, 1997 to March 31, 1997 and April 1, 1997 to December 31, 1997. Based on an agreement with the Inland Revenue Service, Castle Transmission will have capital allowances available on capital expenditure incurred by Home Service and the BBC prior to the acquisition of approximately (Pounds)179 million. The accelerated tax deductions associated with such capital allowances result in a taxable loss for both periods. Deferred tax assets have not been recognised on such tax losses as management has concluded that it is not likely that the deferred tax asset would be realised based on the limited operating history of Castle Transmission.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


9 INTANGIBLE ASSETS

  Castle Transmission

                                                          AS AT       AS AT
                                                        MARCH 31,  DECEMBER 31,
                                                          1997         1997
                                                       ----------- ------------
                                                       (Pounds)000 (Pounds)000
   Goodwill
   Cost
   At beginning of period.............................      --        46,768
   Arising on acquisition of Home Service.............   46,768          --
   Adjustment to the allocation of fair value arising
    on acquisition of Home Service (see notes 18 and
    24)...............................................      --         1,237
                                                         ------       ------
   At end of the period...............................   46,768       48,005
                                                         ======       ======
   Amortisation
   At beginning of period.............................      --           195
   Charged in period..................................      195        1,754
                                                         ------       ------
   At end of the period...............................      195        1,949
                                                         ======       ======
   Net book value
   At end of the period...............................   46,573       46,056
                                                         ======       ======

10 TANGIBLE FIXED ASSETS

  Home Service

                              LAND AND    PLANT AND   COMPUTER   ASSETS UNDER
                              BUILDINGS   MACHINERY   EQUIPMENT  CONSTRUCTION    TOTAL
                             ----------- ----------- ----------- ------------ -----------
                             (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (i) Year ended March 31,
    1996
   Cost or valuation
   At April 1, 1995........    26,789      178,205      1,337       22,309      228,640
   Additions...............       --           111         40       17,928       18,079
   Disposals...............       --           --      (1,325)         --        (1,325)
   Transfers...............       474       13,354        --       (13,828)         --
                               ------      -------     ------      -------      -------
   At March 31, 1996.......    27,263      191,670         52       26,409      245,394
                               ------      -------     ------      -------      -------
   Depreciation
   At April 1, 1995........     7,291       22,671        441          --        30,403
   Charge for period.......       819       12,008          8          --        12,835
   On disposal.............       --           --        (436)         --          (436)
                               ------      -------     ------      -------      -------
   At March 31, 1996.......     8,110       34,679         13          --        42,802
                               ------      -------     ------      -------      -------
   Net book value
   At March 31, 1996.......    19,153      156,991         39       26,409      202,592
                               ======      =======     ======      =======      =======

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                             LAND AND    PLANT AND   COMPUTER   ASSETS UNDER
                             BUILDINGS   MACHINERY   EQUIPMENT  CONSTRUCTION    TOTAL
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (ii) Period ended
    February 27, 1997
   Cost or valuation
   At April 1, 1996........   27,263      191,670        52        26,409      245,394
   Additions...............      --            24       179        14,283       14,486
   Disposals...............      --        (1,816)      --         (1,718)      (3,534)
   Transfers...............    2,585       23,972       252       (26,809)         --
   Transfer between
    business units.........   10,824       (2,061)       (4)          612        9,371
                              ------      -------       ---       -------      -------
   At February 27, 1997....   40,672      211,789       479        12,777      265,717
                              ------      -------       ---       -------      -------
   Depreciation
   At April 1, 1996........    8,110       34,679        13           --        42,802
   Charge for period.......      807       12,158        73           --        13,038
   On disposal.............      --        (1,816)      --            --        (1,816)
   Transfers...............       46         (108)       62           --           --
   Transfers between
    business units.........    2,185         (137)       (1)          --         2,047
                              ------      -------       ---       -------      -------
   At February 27, 1997....   11,148       44,776       147           --        56,071
                              ------      -------       ---       -------      -------
   Net book value
   At February 27, 1997....   29,524      167,013       332        12,777      209,646
                              ======      =======       ===       =======      =======

  The transfers between business units reflect transactions made between the predecessor business and other business units of the BBC, in preparation for the sale of Home Service. These include the transfer of the head office at Warwick into the books of Home Service prior to the sale.

Castle Transmission

                             LAND AND    PLANT AND   COMPUTER   ASSETS UNDER
                             BUILDINGS   MACHINERY   EQUIPMENT  CONSTRUCTION    TOTAL
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (i) Period ended March
    31, 1997
   Cost
   On acquisition..........   30,373      163,556       332        12,777      207,038
   Additions...............      --            56       --            692          748
   Transfers...............       17           59       --            (76)         --
                              ------      -------       ---       -------      -------
   At March 31, 1997.......   30,390      163,671       332        13,393      207,786
                              ------      -------       ---       -------      -------
   Depreciation
   On acquisition..........      --           --        --            --           --
   Charge for period.......       86        1,529         9           --         1,624
                              ------      -------       ---       -------      -------
   At March 31, 1997.......       86        1,529         9           --         1,624
                              ------      -------       ---       -------      -------
   Net book value
   At March 31, 1997.......   30,304      162,142       323        13,393      206,162
                              ======      =======       ===       =======      =======
   (ii) Period ended
    December 31, 1997
   Cost
   At April 1, 1997........   30,390      163,671       332        13,393      207,786
   Addition................       10        3,602       582        10,878       15,072
   Transfers...............      651       12,772       --        (13,423)         --
                              ------      -------       ---       -------      -------
   At December 31, 1997....   31,051      180,045       914        10,848      222,858
                              ------      -------       ---       -------      -------
   Depreciation
   At April 1, 1997........       86        1,529         9           --         1,624
   Charge for period.......      847       13,975       278           --        15,100
                              ------      -------       ---       -------      -------
   At December 31, 1997....      933       15,504       287           --        16,724
                              ------      -------       ---       -------      -------
   Net book value
   At December 31, 1997....   30,118      164,541       627        10,848      206,134
                              ======      =======       ===       =======      =======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The net book value of land and buildings comprises:

                                       HOME SERVICE     CASTLE TRANSMISSION
                                       ------------ ----------------------------
                                       AT MARCH 31, AT MARCH 31, AT DECEMBER 31,
                                           1996         1997          1997
                                       ------------ ------------ ---------------
                                       (Pounds)000  (Pounds)000    (Pounds)000
   Freehold...........................    16,268       21,558        21,375
   Long leasehold.....................     1,540        7,468         7,472
   Short leasehold....................     1,345        1,278         1,271
                                          ------       ------        ------
                                          19,153       30,304        30,118
                                          ======       ======        ======

  Included within fixed assets are the following assets held under finance leases:

                                       HOME SERVICE     CASTLE TRANSMISSION
                                       ------------ ----------------------------
                                       AT MARCH 31, AT MARCH 31, AT DECEMBER 31,
                                           1996         1997          1997
                                       ------------ ------------ ---------------
                                       (Pounds)000  (Pounds)000    (Pounds)000
   Motor vehicles.....................      --           --            270
   Computer equipment.................      --           --            441
                                           ---          ---            ---
                                            --           --            711
                                           ===          ===            ===

11 STOCKS

                             HOME SERVICE            CASTLE TRANSMISSION
                             ------------ -----------------------------------------
                             AT MARCH 31, AT MARCH 31, AT DECEMBER 31, AT MARCH 31,
                                 1996         1997          1997           1998
                             ------------ ------------ --------------- ------------
                             (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                                       (UNAUDITED)
   Work in progress (see
    note 13)...............       --          --              274           259
   Spares and manufacturing
    stocks.................     1,750         807           1,066           991
                                -----         ---           -----         -----
                                1,750         807           1,340         1,250
                                =====         ===           =====         =====

12 DEBTORS

                                      HOME SERVICE     CASTLE TRANSMISSION
                                      ------------ ----------------------------
                                      AT MARCH 31, AT MARCH 31, AT DECEMBER 31,
                                          1996         1997          1997
                                      ------------ ------------ ---------------
                                      (Pounds)000  (Pounds)000    (Pounds)000
   Trade debtors.....................    3,780         7,503        10,250
   Other debtors.....................      212         2,259         2,200
   Prepayments and accrued income....      722           582           780
                                         -----        ------        ------
                                         4,714        10,344        13,230
                                         =====        ======        ======

13 CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                     HOME SERVICE     CASTLE TRANSMISSION
                                     ------------ ----------------------------
                                     AT MARCH 31, AT MARCH 31, AT DECEMBER 31,
                                         1996         1997          1997
                                     ------------ ------------ ---------------
                                     (Pounds)000  (Pounds)000    (Pounds)000
   Payments on account..............      426           347           --
   Obligations under finance leases
    and hire purchase contracts.....      --            --            490
   Trade creditors..................      872         4,123         1,916
   Other creditors..................      --          1,519         2,153
   Accruals and deferred income.....    5,329         8,831        24,580
                                        -----        ------        ------
                                        6,627        14,820        29,139
                                        =====        ======        ======

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Payments on account (and work in progress) relate to commercial projects and are shown net in the financial statements. The gross billings amount to (Pounds)3,222,000 in 1996, (Pounds)3,836,000 in March 1997 and
(Pounds)2,458,000 in December 1997. The related gross costs amounted to (Pounds)2,796,000 in 1996, (Pounds)3,489,000 in March 1997 and
(Pounds)2,732,000 in December 1997.

14 CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                CASTLE TRANSMISSION
                                     -----------------------------------------
                                     AT MARCH 31, AT DECEMBER 31, AT MARCH 31,
                                         1997          1997           1998
                                     ------------ --------------- ------------
                                     (Pounds)000    (Pounds)000   (Pounds)000
                                                                  (UNAUDITED)
   Guaranteed Bonds.................       --         120,582       120,649
   Bank loans and overdrafts........   154,358         22,945        28,004
   Obligations under finance leases
    and hire purchase contracts.....       --             221           313
                                       -------        -------       -------
                                       154,358        143,748       148,966
                                       =======        =======       =======
   Debts can be analysed as falling
    due:
   in one year or less, or on de-
    mand............................       --             --
   between one and two years........     7,244             59
   between two and five years.......    29,160            162
   in five years or more............   117,954        143,527
                                       -------        -------
                                       154,358        143,748
                                       =======        =======

  On May 21, 1997, CTF issued and Castle Transmission guaranteed,
(Pounds)125,000,000 9 percent Guaranteed Bonds due 2007 (the "Guaranteed Bonds"). The Guaranteed Bonds are redeemable at their principal amount, unless previously redeemed or purchased and cancelled, on March 30, 2007.

  The Guaranteed Bonds may be redeemed in whole but not in part, at the option of CTF, at their principal amount plus accrued interest if, as a result of certain changes in the laws and regulations of the United Kingdom, CTF or Castle Transmission becomes obliged to pay additional amounts.

  The Guaranteed Bonds may be redeemed in whole or in part, at the option of CTF, at any time at the higher of their principal amount and such a price as will provide a gross redemption yield 0.50 percent per annum above the gross redemption yield on the benchmark gilt plus (in either case) accrued interest.

  Bondholders may, in certain circumstances including but not limited to a change in control of CTF, or the early termination of the agreement between CTI and the BBC relating to the domestic analogue transmission of radio and television programmes by CTI, require the Guaranteed Bonds to be redeemed at 101 percent of their principal amount plus accrued interest.

  The Guaranteed Bonds were issued at an issue price of 99.161 percent. The Guaranteed Bonds are shown net of unamortised discount and issue costs. Interest accrues from the date of issue and is payable in arrears on March 30 each year commencing March 30, 1998.

  On February 28, 1997 the Group entered into term and revolving loan facilities with a syndicate of banks. There are three facilities. Facility A and Facility B are (Pounds)122,500,000 and (Pounds)35,000,000 term loan facilities. Facility A is repayable in instalments, the last of which is due in June 2004, and Facility B is repayable in two instalments in December 2004 and June 2005. These facilities were made available to finance the amount owed to the BBC on the acquisition of the Home Service transmission business and were drawn down in full on February 28, 1997.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The third facility, Facility C, is a (Pounds)5,000,000 revolving loan facility maturing in June 2005 under which advances are to be made to the Group to finance its working capital requirements and for general corporate purposes. This facility was undrawn at March 31, 1997.

  Borrowings under the facilities are secured by fixed and floating charges over substantially all of the assets and undertakings of the Group and bear interest at 2.25 percent above LIBOR for Facility B and between 0.875 percent and 1.75 percent above LIBOR (depending on the annualised debt coverage and the outstanding percentage of the facilities) for Facilities A and C.

  The net proceeds of the Guaranteed Bonds were used to repay substantially all of the amounts outstanding under Facilities A, B and C. The remaining balance of Facilities A, B and C was replaced by a (Pounds)64,000,000 revolving loan facility maturing in May 2002 (the "New Facility"), under which advances will be made to CTI to finance its working capital requirements and finance capital expenditures in respect of Digital Terrestrial Television.

  Borrowings under the New Facility are secured by fixed and floating charges over substantially all of the assets and undertakings of Castle Transmission and bear interest at LIBOR plus the applicable margin plus cost rate.

  Included within bank loans and overdrafts is an amount of (Pounds)3,142,000 at March 31, 1997 and (Pounds)1,055,000 at December 31, 1997 representing finance costs deferred to future accounting periods in accordance with FRS4. As a result of the issuance of the Guaranteed Bonds and the New Facility, the remaining deferred financing costs of (Pounds)1,930,000, relating to Facilities A, B and C were charged to the profit and loss account during the period from April 1, 1997 to December 31, 1997.

15 PROVISION FOR LIABILITIES AND CHARGES

                                                        CASTLE TRANSMISSION
                                                    ----------------------------
                                                    AT MARCH 31, AT DECEMBER 31,
                                                        1997          1997
                                                    ------------ ---------------
                                                    (Pounds)000    (Pounds)000
On acquisition/at the start of the period..........    1,723          1,723
Fair value adjustments (see note 24)...............      --           1,016
Established in the period (see below)..............      --             417
Utilised in the period.............................      --            (999)
                                                       -----          -----
At the end of the period...........................    1,723          2,157
                                                       =====          =====

  Home Service did not make any provisions for liabilities and charges. On the acquisition by Castle Transmission, a provision was established for costs associated with the split of the BBC transmission business between Home Service and World Service comprising redundancy costs and costs relating to the relocation and reorganisation of shared sites. No payments or additional provisions were made in the one month period and the balance on acquisition and at March 31, 1997 was (Pounds)1,723,000.

  As a result of the completion of the fair value exercise this provision was reduced by (Pounds)234,000 and a further provision was made of (Pounds)1,250,000 in respect of a contingent liability for wind loading fees that existed at February 27, 1997. See notes 18 and 24 for further details.

  A further provision of (Pounds)417,000, in respect of these wind loading fees, was charged to the profit and loss account during the period from April 1, 1997 to December 31, 1997.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


16 SHARE CAPITAL

                             AT MARCH 31,  AT DECEMBER 31,
                                 1997           1997       AT MARCH 31, AT DECEMBER 31,
                              NUMBER OF       NUMBER OF        1997          1997
                                SHARES         SHARES      (Pounds)000    (Pounds)000
                            -------------- --------------- ------------ ---------------
   Authorised
   Equity: Ordinary Shares
    of 1 pence each........     11,477,290     11,477,290        115            115
   Non-equity: Redeemable
    Preference Shares of 1
    pence each............. 11,465,812,710 11,465,812,710    114,658        114,658
                            -------------- --------------    -------        -------
                            11,477,290,000 11,477,290,000    114,773        114,773
                            ============== ==============    =======        =======
   Allotted, called up and
    fully paid
   Equity: Ordinary Shares
    of 1 pence each........     10,234,790     10,289,790        102            103
   Non-equity: Redeemable
    Preference Shares of 1
    pence each............. 10,224,555,210 10,279,500,210    102,246        102,795
                            -------------- --------------    -------        -------
                            10,234,790,000 10,289,790,000    102,348        102,898
                            ============== ==============    =======        =======

  On incorporation the Company had an authorised share capital of 100 Ordinary Shares of (Pounds)1 each of which 1 share was allotted, called up and fully paid.

  On January 23, 1997, the 100 issued and unissued Ordinary Shares of (Pounds)1 each were subdivided into Ordinary Shares of 1 pence each and the authorised share capital of the Company was increased to (Pounds)114,772,900 by the creation of 11,467,290 additional Ordinary Shares of 1 pence each and by the creation of 11,465,812,710 Redeemable Preference Shares of 1 pence each.

  On February 28, 1997 the Company issued for cash 10,234,690 Ordinary Shares of 1 pence each at par and 10,224,555,210 Redeemable Preference Shares of 1 pence each at par.

  On September 19, 1997 a further 55,000 Ordinary Shares of 1 pence each and 54,945,000 Redeemable Preference Shares of 1 pence each were issued at par for cash. These shares were issued to certain members of the management team. Management believes that this sale price reflects the fair value of the shares at that date.

  The Redeemable Preference Shares are redeemable on December 31, 2050. The Company may also redeem any number of Redeemable Preference Shares at any time by giving at least two business days' notice in writing to the holders. In addition, the Company shall redeem in full all the Redeemable Preference Shares on or before the earlier or any listing or sale of 87.5 percent or more of the issued share capital. No premium is payable on redemption.

  The holders of the Redeemable Preference Shares are entitled to receive a dividend in respect of periods from January 1, 2004 at a rate of 5 percent per annum. Dividends shall accrue on a daily basis and shall, unless the Company is prohibited from paying dividends by the Companies Act 1985 or is not permitted by any financing agreement to which it is a party to pay such dividend, become a debt due from and payable to the holders of the Redeemable Preference Shares on January 1 of each year beginning January 1, 2005.

  In accordance with FRS4: Capital Instruments, a finance cost has been calculated to result in a constant rate of return over the period and carrying amount for these Redeemable Preference Shares and has been included in the profit and loss account as an appropriation.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  On a winding up of the Company, the holders of the Redeemable Preference Shares would be entitled, in priority to any payment to the holders of the Ordinary Shares, to receive an amount equal to the nominal amount paid up on each Redeemable Preference Share together with all arrears and accruals of the preferential dividend payable thereon, whether or not such dividend has become due and payable.

  The holders of the Redeemable Preference Shares have no right to vote at any general meeting of the Company.

  At December 31, 1997 two of the shareholders held share warrants which entitled them to a maximum of 772,500 Ordinary Shares and 771,727,500 Redeemable Preference Shares issued at par. These are subject to adjustment in accordance with the conditions set out in the warrant instrument which relate to any reorganisation of the Company's share capital. The rights under the share warrants can be exercised by giving 7 days' notice to the Company. The rights lapse on the earliest of the following dates: the date of a listing of any part of the share capital on the Official List of the London Stock Exchange or any other stock exchange; the date of any sale of 85 percent or more of the issued share capital of the Company; the date on which the Company goes into liquidation; and February 28, 2007.

17 RESERVES

                                                          CASTLE
                                                       TRANSMISSION
                                            -----------------------------------
                                               PERIOD FROM       PERIOD FROM
                                            FEBRUARY 28, 1997 APRIL 1, 1997 TO
                                            TO MARCH 31, 1997 DECEMBER 31, 1997
                                            ----------------- -----------------
                                               (Pounds)000       (Pounds)000
   Profit and loss account
   At the start of the period.............         --                 325
   Retained profit/(loss) for the period..           7             (6,217)
   Additional finance cost of non-equity
    shares................................         318              2,862
                                                   ---             ------
   At the end of the period...............         325             (3,030)
                                                   ===             ======

18 ACQUISITION

  On February 28, 1997 the Company acquired the entire share capital of CTI. CTI had itself acquired the assets and liabilities of Home Service on February 27, 1997, with the intention of CTI's ensuing disposal to the Company.

  As the two transactions were enacted for the purpose of the sale and purchase of Home Service, a provisional fair value exercise was performed by CTI on the acquisition of the trade and net assets of Home Service on 27 February 1997, giving rise to acquisition goodwill of (Pounds)39.6 million.

  The fair value exercise was only provisional at March 31, 1997 as the elapsed time had not been sufficient to form a final judgement on the fair value adjustments. The fair value exercise has now been finalised and as a result goodwill has been increased by (Pounds)1.2 million. See note 24.

  The consideration paid for the acquisition of the shares of CTI by the Company amounted to (Pounds)45 million plus fees of (Pounds)7.5 million. (Pounds)7.2 million had been paid or accrued at March 31, 1997, which gave rise to additional goodwill of (Pounds)7.5 million.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In addition, the BBC was paid (Pounds)199 million by CTI as a repayment of the loan made by the BBC on the transfer of the assets and liabilities of Home Service. The total consideration paid by the Group amounted to (Pounds)244 million (excluding fees), which resulted in total goodwill in the Consolidated Financial Statements of (Pounds)48 million. This goodwill has been capitalised and will be written off over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

19 COMMITMENTS

  (a) Capital commitments at the end of the financial period for which no provision has been made, were as follows:

                                      HOME SERVICE     CASTLE TRANSMISSION
                                      ------------ ----------------------------
                                      AT MARCH 31, AT MARCH 31, AT DECEMBER 31,
                                          1996         1997          1997
                                      ------------ ------------ ---------------
                                      (Pounds)000  (Pounds)000    (Pounds)000
   Contracted........................    4,192        4,785         11,431
   Authorised but not contracted.....    7,969        6,490         89,729
                                         =====        =====         ======

  (b) Annual commitments under non-cancellable operating leases were as follows:

                                                                 CASTLE
                                                              TRANSMISSION
                                                         -----------------------
                                                             AT DECEMBER 31,
                                                                  1997
                                                         -----------------------
                                                          LAND AND
                                                          BUILDINGS     OTHER
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Operating leases which expire:
   Within one year......................................      90         159
   In the second to fifth years inclusive...............     343         385
   Over five years......................................     235         --
                                                             ---         ---
                                                             668         544
                                                             ===         ===

20 PENSION SCHEME

 Home Service

  Home Service participated in a multi-employer pension scheme operated by the BBC. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees' final remuneration and length of service and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the BBC and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. Pension scheme assets are not apportioned between different parts of the BBC.

  The pension rate charged to Home Service was 4.5 percent for the year ended March 31, 1996 and for the period from April 1, 1996 to February 27, 1997. This charge took into account the surplus shown by the last actuarial valuation of the BBC scheme. Amounts charged were as follows: (Pounds)521,000 in 1996 and (Pounds)491,000 in the period from April 1, 1996 to February 27, 1997.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Castle Transmission

  The pension charge is not comparable between Home Service and Castle Transmission due to the former having a reduced charge as a result of the surplus in the BBC Pension scheme.

  Under the terms of the sale agreement Castle Transmission was temporarily participating in the BBC Pension scheme until July 31, 1997. From August 1, 1997 the Group was committed under the sale agreement to establish its own pension scheme.

  In respect of past service benefits, members were able to choose between transferring past service benefits to the Group scheme or leaving them in the BBC Pension scheme. To the extent that past service benefits were transferred, the BBC Pension scheme made a full transfer payment to the Group scheme calculated in accordance with the actuarial basis as set out in the sale agreement.

  The pension charge for the period from February 28, 1997 to March 31, 1997 included in the accounts represented contributions payable to the BBC Pension scheme and amounted to (Pounds)156,000. Contributions are calculated at the employers' contribution rate of 17.7 per cent of pensionable salary. The contribution rate has been determined by a qualified actuary and is specified in the sale agreement.

  At August 1, 1997 Castle Transmission established its own pension scheme. This is a defined benefit scheme and assets were transferred from the BBC Pension scheme to the extent that members chose to transfer past benefits. From August 1, the Castle Transmission Pension Scheme will be liable in respect of future pension benefits. The pension charge for the period from April 1, 1997 to December 31, 1997 was (Pounds)1,490,000.

  There were no outstanding or prepaid contributions at either the beginning or end of the financial periods.

  The Group also established a defined contribution scheme which will have a backdated start date of August 1, 1997. This scheme will be open to employees joining the Group after March 1, 1997. The defined benefit scheme will not be open to these employees. The pensionable charge for the period from April 1, 1997 to December 31, 1997 represents contributions under this scheme amounting to (Pounds)nil.

21 RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOWS

                                   HOME SERVICE               CASTLE  TRANSMISSION
                            --------------------------- ---------------------------------
                                          PERIOD FROM      PERIOD FROM      PERIOD FROM
                            YEAR ENDED   APRIL 1, 1996  FEBRUARY 28, 1997  APRIL 1, 1997
                             MARCH 31,  TO FEBRUARY 27,   TO MARCH 31,    TO DECEMBER 31,
                               1996          1997             1997             1997
                            ----------- --------------- ----------------- ---------------
                            (Pounds)000   (Pounds)000      (Pounds)000      (Pounds)000
   Operating profit........    7,785        14,002            1,245            8,776
   Depreciation and
    amortisation charge....   12,835        13,038            1,819           16,854
   (Increase)/Decrease in
    stocks.................     (678)          294               (2)            (746)
   Decrease/(Increase) in
    debtors................    2,571          (258)          (5,372)          (2,937)
   Increase/(Decrease) in
    creditors..............    1,798          (649)           8,066            6,036
                              ------        ------           ------           ------
   Cash inflow from
    operating activities...   24,311        26,427            5,756           27,983
                              ======        ======           ======           ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


22 ANALYSIS OF CASH FLOWS FOR HEADINGS NOTED IN THE CASH FLOW STATEMENT

                                  HOME SERVICE                CASTLE TRANSMISSION
                          ---------------------------- ---------------------------------
                                        PERIOD FROM       PERIOD FROM      PERIOD FROM
                          YEAR ENDED  APRIL 1, 1996 TO FEBRUARY 28, 1997  APRIL 1, 1997
                           MARCH 31,    FEBRUARY 27,      TO MARCH 31,   TO DECEMBER 31,
                             1996           1997             1997             1997
                          ----------- ---------------- ----------------- ---------------
                          (Pounds)000   (Pounds)000       (Pounds)000      (Pounds)000
RETURNS ON INVESTMENT
 AND SERVICING OF
 FINANCE
Interest received.......        --            --                 49              242
Interest paid...........        --            --               (934)          (2,670)
                            -------       -------          --------         --------
Net cash outflow for
 returns on investment
 and servicing of
 finance................        --            --               (885)          (2,428)
                            =======       =======          ========         ========
CAPITAL EXPENDITURE AND
 FINANCIAL INVESTMENTS
Purchase of tangible
 fixed assets...........    (18,079)      (21,810)             (748)         (14,361)
Proceeds on disposal of
 tangible fixed assets..        889         1,718               --               --
                            -------       -------          --------         --------
Net cash outflow for
 capital expenditure and
 financial investments..    (17,190)      (20,092)             (748)         (14,361)
                            =======       =======          ========         ========
ACQUISITIONS AND
 DISPOSALS
Purchase of subsidiary
 undertaking (see note
 24)....................        --            --            (52,141)            (307)
Amount paid to BBC on
 acquisition............        --            --           (199,000)             --
                            -------       -------          --------         --------
Net cash outflow for
 acquisition and
 disposals..............        --            --           (251,141)            (307)
                            =======       =======          ========         ========
FINANCING
Issue of shares.........        --            --            102,348              550
Increase/(decrease) in
 corporate funding......     (7,121)       (6,335)              --               --
Debt due beyond a year:
Facility A (net of issue
 costs).................        --            --            120,056              --
Facility B (net of issue
 costs).................        --            --             34,302              --
Repayment of Facility A
 and B..................        --            --                --          (157,500)
New Facility............        --            --                --            24,000
Guaranteed Bonds........        --            --                --           120,527
                            -------       -------          --------         --------
Net cash
 inflow/(outflow) from
 financing..............     (7,121)       (6,335)          256,706          (12,423)
                            =======       =======          ========         ========

23 ANALYSIS OF NET DEBT DUE AFTER ONE YEAR

                                                          OTHER
                            AT FEBRUARY 27,              NON-CASH   AT MARCH 31,
                                 1997        CASHFLOW     CHANGES       1997
                            --------------- ----------- ----------- ------------
                              (Pounds)000   (Pounds)000 (Pounds)000 (Pounds)000
   Cash at bank and in
    hand...................       --            9,688       --           9,688
   Debt due after 1 year...       --         (154,358)      --        (154,358)
                                  ---        --------       ---       --------
                                  --         (144,670)      --        (144,670)
                                  ===        ========       ===       ========

                                                        OTHER
                            AT MARCH 31,              NON-CASH   AT DECEMBER 31,
                                1997      CASHFLOW     CHANGES        1997
                            ------------ ----------- ----------- ---------------
                            (Pounds)000  (Pounds)000 (Pounds)000   (Pounds)000
   Cash at bank and in
    hand...................      9,688     (1,536)        --           8,152
   Finance leases..........        --         --         (711)          (711)
   Debt due after 1 year...   (154,358)    12,973      (2,142)      (143,527)
                              --------     ------      ------       --------
                              (144,670)    11,437      (2,853)      (136,086)
                              ========     ======      ======       ========

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


24 PURCHASE OF SUBSIDIARY UNDERTAKING

                                      AT MARCH 31, FAIR VALUE  AT DECEMBER 31,
                                          1997     ADJUSTMENTS      1997
                                      ------------ ----------- ---------------
                                      (Pounds)000  (Pounds)000   (Pounds)000
   Net assets acquired:
     Tangible fixed assets...........    207,038        --         207,038
     Stocks..........................        119        134            253
     Debtors.........................      4,972        (97)         4,875
     Creditors--trade................     (6,033)        49         (5,984)
           --owed to BBC on
           acquisition...............   (199,000)       --        (199,000)
     Provisions (see note 15)........     (1,723)    (1,016)        (2,739)
                                        --------     ------       --------
     Adjusted net assets acquired....      5,373       (930)         4,443
     Goodwill........................     46,768      1,237         48,005
                                        --------     ------       --------
     Cost of acquisition including
      related fees...................     52,141        307         52,448
                                        ========     ======       ========
   Satisfied by:
     Cash............................     52,141        307         52,448
                                        ========     ======       ========

  The total consideration paid by Castle Transmission included the assumption and subsequent repayment of (Pounds)199 million paid to the BBC, see note 18.

 Fair value adjustments

  The fair value adjustments result from the completion of the fair value exercise performed by CTI on the acquisition of Home Service and the under accrual of fees by the Company, in relation to the acquisition of CTI, at March 31, 1997. The (Pounds)1,237,000 increase in goodwill relates predominantly to the provision of (Pounds)1,250,000 in respect of a dispute over wind loading fees. This dispute was an existing contingent liability at the date of acquisition and consequently provision has been made against the fair value of the assets and liabilities of Home Service at February 27, 1998.

25 RELATED PARTY DISCLOSURES

 Home Service

  Throughout the year ended March, 31 1996 and the period from April 1, 1996 to February 27, 1997, Home Service entered into a number of transactions with other parts of the BBC. Substantially all of these transactions are exempt from the disclosure provisions of FRS 8 "Related Party Disclosures" as they have been undertaken between different parts of the BBC, and are eliminated in the consolidated accounts of the BBC. However, brief details of the nature of these transactions are set out below.

  The majority of Home Service's income arises from trading with other parts of the BBC. Prices are set at BBC group level on the basis of cost budgets prepared by Home Service. The aggregate value of such sales in each of the years covered by the combined financial statements is given in Note 3.

  Administrative costs include expenses re-charged to Home Service by the BBC. These re-charges related to costs incurred centrally in respect of pension, information technology, occupancy and other administration costs. These charges amounted to (Pounds)5.8 million in 1996 and (Pounds)1.2 million in the period between April 1, 1996 and February 27, 1997. The reduced charge for the period to February 27, 1997 is a result of more functions being carried out by employees of Home Service in preparation for the change to a stand alone entity.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In addition, re-charges were also made for distribution costs relating to telecommunication links between the BBC and the transmitting stations and these were then internally re-charged to other parts of the BBC. The charges amounted to (Pounds)5.6 million in 1996 and (Pounds)6.4 million in the period between April 1, 1996 and February 27, 1997.

 Castle Transmission

  The Shareholders of Castle Transmission are:

  Crown Castle International Corp. ("CCIC", formerly Castle Tower Holding Corp.), Candover Investments plc and funds managed by it ("Candover"), TeleDiffusion de France International S.A ("TdF") and Berkshire Partners LLC and funds managed by it ("Berkshire"). They are considered to be related parties as they are the consortium who own 99 percent of the shares of the Company.

  Castle Transmission paid fees to shareholders in respect of expenses incurred during the acquisition and success fees. Castle Transmission also has management agreements with CCIC (for commercial and financial advice and training and consultancy) and TdF (for technical advice and consulting), these agreements run for five years from February 28, 1997. Fees are payable on the basis of an annual fee for agreed services provided to Castle Transmission, together with fees on a commercial arm's length basis for any additional services provided. In addition Castle Transmission has agreed to reimburse shareholders' expenses in relation to attendance at board meetings. The amounts paid and accrued by the Company during the period were as follows:

                                                                   TOTAL AMOUNTS
                                                                    PAYABLE AT
                                 AMOUNTS     AMOUNTS     AMOUNTS     MARCH 31,
   RELATED PARTY                EXPENSED   CAPITALISED    PAID         1997
   -------------               ----------- ----------- ----------- -------------
                               (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   CCIC.......................      20        1,763       1,763          20
   Candover...................       1          244         244           1
   TdF........................     --           129         --          129
   Berkshire..................       1          315         316         --
                                   ---        -----       -----         ---
                                    22        2,451       2,323         150
                                   ===        =====       =====         ===

                            TOTAL AMOUNTS                                     TOTAL AMOUNTS
                             PAYABLE AT                                        PAYABLE AT
                              MARCH 31,     AMOUNTS     AMOUNTS     AMOUNTS   DECEMBER 31,
   RELATED PARTY                1997       EXPENSED   CAPITALISED    PAID         1997
   -------------            ------------- ----------- ----------- ----------- -------------
                             (Pounds)000  (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   CCIC....................       20          253         --          246           27
   Candover................        1           16         --           13            4
   TdF.....................      129          --          --          129          --
   Berkshire...............      --            55         --           43           12
                                 ---          ---         ---         ---          ---
                                 150          324         --          431           43
                                 ===          ===         ===         ===          ===

 Ongoing BBC relationship

  At the time of the acquisition of Home Service, Castle Transmission entered into a ten year transmission contract with the BBC for the provision of domestic terrestrial analogue television and radio transmission services expiring on March 31, 2007. Thereafter, the contract continues until terminated by twelve months notice by either party on March 31 in any contract year from and including March 31, 2007. It may also be terminated early if certain conditions are met.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The contract provides for charges of approximately (Pounds)46 million to be payable by the BBC to Castle Transmission for the year to March 31, 1998. Castle Transmission's charges for subsequent years of the contract are largely determined by a formula which escalates the majority of the charges by a factor which is 1% below the rate of increase in the Retail Price Index over the previous calendar year. Those elements of the charges which are subject to the escalation formula for the contract year commencing April 1, 1998 amount to approximately (Pounds)46 million.

26 POST BALANCE SHEET EVENTS

  On January 23, 1998, the Board of Directors adopted: (i) the All Employee Share Option Scheme; (ii) the Management Share Option Scheme; and (iii) individual share option arrangements for certain directors of the Company.

  The All Employee Share Option Scheme provides for an unlimited number of shares to be granted to all employees of the Company. The Board may select any number of individuals to apply for the grant of an option. Not later than thirty days following the date by which an application must be made, the Board may grant to each applicant the number of options specified in his application. These options may be exercised at the earliest of the third anniversary of the date of grant, in the event of a flotation or in the event of a take-over, reconstruction, liquidation or option exchange as set out in the Scheme rules. For options granted under this scheme the option price and the number of shares will not change during the life of the option.

  Under the terms of the Management Share Option Scheme and the individual share option arrangements, share options may be granted to employees or directors of the Company as determined by the Board of Directors up to a maximum of 460,000 Ordinary Shares and 459,540,000 Redeemable Preference Shares. Options will vest over periods of up to four years and have a maximum term of up to nine years. For options over 223,333 Ordinary Shares and 223,110,000 Redeemable Preference Shares, the option price and the number of shares will not change during the life of the option. The remaining options are subject to certain performance criteria.

  On January 23, 1998 and January 30, 1998 the Company granted options to purchase an aggregate of 460,000 Ordinary Shares and 459,540,000 Redeemable Preference Shares under the terms of the individual share option arrangements and the Management Share Option Scheme, respectively. The weighted average price for such options is 1.16 pence for Ordinary Shares and 1.16 pence for Redeemable Preference Shares. The weighted average vesting period for such options is 1.13 years. Any accounting charge resulting from a difference between the fair value of the rights to the shares at the date of grant and the amount of consideration to be paid for the shares will be charged to the profit and loss account in the year to December 31, 1998 and subsequent years according to the vesting provisions of the arrangements. Where the options are subject to performance criteria, the amount initially recognised will be based on a reasonable expectation of the extent to which these criteria will be met and will be subject to subsequent adjustments as necessary to deal with changes in the probability of performance criteria being met.

  Update of post balance sheet events (Unaudited)

  On March 23, 1998, the Company granted options to purchase an aggregate of 40,750 Ordinary Shares and 40,709,250 Redeemable Preference Shares under the terms of the All Employee Share Option Scheme. The price for such options is
1.00 pence for both Ordinary Shares and Redeemable Preference Shares. The vesting period for such options is three years.

  The accounting charge related to share options included within the unaudited consolidated financial statements for the three months ended March 31, 1998 is (Pounds) 1,751,000.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  On April 23, 1998, the Board of Directors adopted share option arrangements for certain individuals. On that same date, the Company granted options to purchase 60,000 Ordinary Shares and 59,940,000 Redeemable Preference Shares under the terms of such share option arrangements. These options will vest over a period of four years and have a maximum term of six years. The weighted average price of such options is 1.75 pence for both Ordinary Shares and Redeemable Preference Shares. The weighted average vesting period for such options is two years.

27 SUMMARY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  These consolidated financial statements have been prepared in accordance with UK GAAP, which differ in certain respects from US GAAP. The differences that affect Home Service and Castle Transmission are set out below:

  (A) TANGIBLE FIXED ASSETS

  During 1993 Home Service revalued upwards its investments in certain identifiable tangible fixed assets. Such upward revaluation is not permissible under US GAAP. Rather, depreciated historical cost must be used in financial statements prepared in accordance with US GAAP.

  In the period between April 1, 1996 and February 27, 1997 there were a number of transfers of fixed assets to and from other parts of the BBC as explained in note 10. For US GAAP purposes these transfers have been accounted for under the as-if-pooling-of-interests method for transactions between entities under common control.

  (B) DEFERRED TAXATION

  Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxes are accounted for on all timing differences and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised. Deferred tax also arises in relation to the tax effect of other US GAAP adjustments.

  (C) PENSIONS

  The Group accounts for costs of pensions under the rules set out in the UK accounting standards. US GAAP is more prescriptive in respect of actuarial assumptions and the allocation of costs to accounting periods.

  (D) CAPITALISED INTEREST

  Under US GAAP, interest incurred during the construction periods of tangible fixed assets is capitalised and depreciated over the life of the assets.

  (E) REDEEMABLE PREFERENCE SHARES

  Under UK GAAP, preference shares with mandatory redemption features or redeemable at the option of the security holder are classified as a component of total shareholders' funds. US GAAP requires such redeemable preference shares to be classified outside of shareholders' funds.

       CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                  THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  (F) CASH FLOW STATEMENT

  Under US GAAP various items would be reclassified within the consolidated cash flow statement. In particular, interest received, interest paid and taxation would be part of net cash flows from operating activities, and dividends paid would be included within net cash flow from financing. In addition, under US GAAP, acquisitions and disposals would be included as investing activities.

  Movements in those current investments which are included under the heading of cash under US GAAP form part of the movements entitled "Management of liquid resources" in the consolidated cash flow statements.

  Summary combined statements of cash flows for Castle Transmission prepared in accordance with US GAAP are set out below:

                                        HOME SERVICE                         CASTLE TRANSMISSION
                          ---------------------------------------- ----------------------------------------
                                                          TWO      PERIOD FROM
                             YEAR       PERIOD FROM      MONTHS    FEBRUARY 28,   PERIOD FROM      THREE
                             ENDED     APRIL 1, 1996     ENDED         1997      APRIL 1, 1997    MONTHS
                           MARCH 31,  TO FEBRUARY 27, FEBRUARY 27, TO MARCH 31, TO DECEMBER 31, ENDED MARCH
                             1996          1997           1997         1997          1997        31, 1998
                          ----------- --------------- ------------ ------------ --------------- -----------
                          (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000    (Pounds)000   (Pounds)000
                                                      (UNAUDITED)                               (UNAUDITED)
Net cash provided by
 operating activities...     24,311        28,146         5,161        4,871         25,555        2,212
Net cash used by
 investing activities...    (17,190)      (21,811)         (711)     (52,889)       (14,668)      (7,362)
Net cash (used)/provided
 by financing
 activities.............     (7,121)       (6,335)       (4,450)      57,706        (12,423)       4,987
                            -------       -------        ------      -------        -------       ------
Net increase/(decrease)
 in cash and cash
 equivalents............        --            --            --         9,688         (1,536)        (163)
Cash and cash
 equivalents at
 beginning of period....        --            --            --           --           9,688        8,152
                            -------       -------        ------      -------        -------       ------
Cash and cash
 equivalents at end of
 period.................        --            --            --         9,688          8,152        7,989
                            =======       =======        ======      =======        =======       ======

  The following is a summary of the approximate effect on Home Service's and Castle Transmission's net profit and corporate funding/shareholders' funds of the application of US GAAP.

                                        HOME SERVICE                            CASTLE TRANSMISSION
                          ---------------------------------------- ---------------------------------------------
                                                          TWO
                             YEAR       PERIOD FROM      MONTHS       PERIOD FROM      PERIOD FROM      THREE
                             ENDED     APRIL 1, 1996     ENDED     FEBRUARY 28, 1997  APRIL 1, 1997    MONTHS
                           MARCH 31,  TO FEBRUARY 27, FEBRUARY 27,   TO MARCH 31,    TO DECEMBER 31, ENDED MARCH
                             1996          1997           1997           1997             1997        31, 1998
                          ----------- --------------- ------------ ----------------- --------------- -----------
                          (Pounds)000   (Pounds)000   (Pounds)000     (Pounds)000      (Pounds)000   (Pounds)000
                                                      (UNAUDITED)                                    (UNAUDITED)
Net profit/(loss) as re-
 ported in the profit
 and loss accounts......     7,785        14,002         2,697            325            (3,355)         (597)
US GAAP adjustments:
  Depreciation
   adjustment on
   tangible fixed
   assets...............     3,707         3,993           726            --                --            --
  Pensions..............       --            --            --             --                 65            39
  Capitalised interest..       --            --            --              78               801           313
                            ------        ------         -----           ----            ------        ------
Net income/(loss) under
 US GAAP................    11,492        17,995         3,423            403            (2,489)         (245)
Additional finance cost
 of non-equity shares...       --            --            --            (318)           (2,862)         (987)
                            ------        ------         -----           ----            ------        ------
Net income/(loss)
 attributable to
 ordinary shareholders
 under US GAAP..........    11,492        17,995         3,423             85            (5,351)       (1,232)
                            ======        ======         =====           ====            ======        ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARIES AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                             HOME SERVICE           CASTLE TRANSMISSION
                             ------------ ----------------------------------------
                                   AT MARCH 31,
                             ------------------------ AT DECEMBER 31, AT MARCH 31,
                                 1996        1997          1997           1998
                             ------------ ----------- --------------- ------------
                             (Pounds)000  (Pounds)000   (Pounds)000   (Pounds)000
                                                                      (UNAUDITED)
   Corporate
    funding/shareholders'
    funds as reported in
    the balance sheets.....    202,429      102,673        99,868        101,022
   US GAAP adjustments:
     Depreciation adjust-
      ment on tangible
      fixed assets.........    (35,945)         --            --             --
     Pensions..............        --           --             65            104
     Capitalised interest..        --            78           879          1,192
     Redeemable preference
      shares (including ad-
      ditional finance cost
      of non-equity
      shares)..............        --      (102,564)     (105,975)      (106,962)
                               -------     --------      --------       --------
   Corporate
    funding/shareholders'
    funds/(deficit) under
    US GAAP................    166,484          187        (5,163)        (4,644)
                               =======     ========      ========       ========

Crown Castle International
U.K. Communication Footprints

[Graphic -- Map of U.K. Communication Sites]    * Owned Tower Sites
                                                ** Shared Broadcasting Sites (1)

(1) See "Business- U.K. Operations- Significant Contracts-
    Site-Sharing Agreement".

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              ------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  17
Use of Proceeds..........................................................  27
Dividend Policy..........................................................  27
Dilution.................................................................  28
Capitalization...........................................................  30
Unaudited Pro Forma Condensed Consolidated Financial Statements..........  31
Selected Financial and Other Data of CCIC................................  37
Selected Financial and Other Data of Crown...............................  39
Selected Financial and Other Data of CTI.................................  40
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  42
Industry Background......................................................  55
Business.................................................................  62
The Roll-Up..............................................................  91
Management............................................................... 106
Certain Relationships and Related Transactions........................... 116
Principal and Selling Stockholders....................................... 119
Description of Capital Stock............................................. 123
Description of Certain Indebtedness...................................... 130
Shares Eligible for Future Sale.......................................... 134
Certain United States Federal Tax Consequences To Non-United States
 Holders................................................................. 136
Underwriting............................................................. 138
Validity of Common Stock................................................. 142
Experts.................................................................. 142
Available Information.................................................... 143
Index to Financial Statements............................................ F-1

                              ------------------

 UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             31,250,000 SHARES

                                      LOGO

                        CROWN CASTLE INTERNATIONAL CORP.

                                  COMMON STOCK

                              ------------------

                                   PROSPECTUS
                                      , 1998

                              ------------------


                                LEHMAN BROTHERS

                           CREDIT SUISSE FIRST BOSTON

                              GOLDMAN, SACHS & CO.

                              SALOMON SMITH BARNEY


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 [INTERNATIONAL PROSPECTUS -- ALTERNATE PAGE]


PROSPECTUS      Subject to Completion, dated July 28, 1998
                                            LOGO

                             31,250,000 SHARES
                        CROWN CASTLE INTERNATIONAL CORP.
                                  COMMON STOCK
                                  -----------

  Of the 31,250,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby, 27,500,000 shares are being sold by Crown Castle International Corp. ("CCIC" or the "Company"), and 3,750,000 shares are being sold by a stockholder of the Company. In addition, certain other stockholders of the Company have granted the U.S. Underwriters an option to purchase shares of Common Stock solely to cover over-allotments, if any. See "Principal and Selling Stockholders". Of the 31,250,000 shares of Common Stock being offered, 6,250,000 shares are being offered initially outside the United States and Canada (the "International Offering") by the International Managers and 25,000,000 shares are being concurrently offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (together with the International Managers, the "Underwriters"). The International Offering and the U.S. Offering, including the application of the net proceeds therefrom, are collectively referred to as the "Offering".

  Pursuant to a Share Exchange Agreement dated April 24, 1998, (i) all shareholders of Castle Transmission Services (Holdings) Ltd ("CTSH") (other than the Company, TeleDiffusion de France International S.A. ("TdF") and Digital Future Investments B.V., which is an affiliate of TdF ("DFI")) will exchange their shares of capital stock of CTSH for shares of Common Stock of the Company and (ii) DFI will exchange its shares of capital stock of CTSH for shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Company. The closing of the Offering is conditioned upon the concurrent consummation of such exchanges and certain other transactions. See "The Roll-Up".

  The Company's common stock has been designated into two classes, consisting of Common Stock and Class A Common Stock. Under the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), with respect to matters on which the holders of the Company's common stock have the right to vote, stockholder approval generally will require the affirmative vote of the holders of a majority of the voting power of the Company, with the holders of the Common Stock and the Class A Common Stock voting together as a single class. However, certain specified actions will require the approval of the holders of a majority of the Class A Common Stock. In addition, the holders of the Class A Common Stock, voting as a separate class, will have the right to elect up to two members of the Company's Board of Directors and will not vote in the election of directors by the holders of the Company's other voting stock entitled to vote in the election of directors. See "The Roll-Up" and "Description of Capital Stock".

  Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $17.00 and $19.00. For information relating to the factors that will be considered in determining the initial public offering price, see "Underwriting". The Common Stock has been approved for listing on the Nasdaq Stock Market's National Market ("NNM") under the symbol "TWRS".

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 HEREIN FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Underwriting              Proceeds to
                                Price to Discounts and  Proceeds to   Selling
                                 Public  Commissions(1) Company(2)  Stockholders
--------------------------------------------------------------------------------
Per Share.....................    $           $             $           $
--------------------------------------------------------------------------------
Total(3)......................   $           $             $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Before deducting expenses payable by the Company estimated to be $    .

(3) Certain Selling Stockholders have granted the U.S. Underwriters a 30-day option to purchase up to an aggregate of 4,687,500 additional shares of Common Stock on the same terms and conditions as set forth herein, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Selling Stockholders will be    ,     and    , respectively. See
    "Underwriting".
                                  -----------
  The shares of Common Stock offered by this Prospectus are offered by the International Managers subject to prior sale, to withdrawal, cancellation, or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New
York, New York, on or about    , 1998.
                                  -----------
LEHMAN BROTHERS
           CREDIT SUISSE FIRST BOSTON
                      GOLDMAN SACHS INTERNATIONAL
                                                            SALOMON SMITH BARNEY
                                        , 1998

                 [INTERNATIONAL PROSPECTUS -- ALTERNATE PAGE]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE INTERNATIONAL MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM- STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   17
Use of Proceeds...........................................................   27
Dividend Policy...........................................................   27
Dilution..................................................................   28
Capitalization............................................................   30
Unaudited Pro Forma Condensed Consolidated Financial Statements...........   31
Selected Financial and Other Data of CCIC.................................   37
Selected Financial and Other Data of Crown................................   39
Selected Financial and Other Data of CTI..................................   40
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   42
Industry Background.......................................................   55
Business..................................................................   62
The Roll-Up...............................................................   91
Management................................................................  106
Certain Relationships and Related Transactions............................  116
Principal and Selling Stockholders........................................  119
Description of Capital Stock..............................................  123
Description of Certain Indebtedness.......................................  130
Shares Eligible for Future Sale...........................................  134
Certain United States Federal Tax Consequences To Non-United States
 Holders..................................................................  136
Underwriting..............................................................  138
Validity of Common Stock..................................................  142
Experts...................................................................  142
Available Information.....................................................  143
Index to Financial Statements.............................................  F-1

                               -----------------

 UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS INTERNATIONAL PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK IN THE UNITED STATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS IN TRANSACTIONS IN THE UNITED STATES.

-------------------------------------------------------------------------------
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                            31,250,000 SHARES

                                    [LOGO]

                       CROWN CASTLE INTERNATIONAL CORP.

                                 COMMON STOCK

                              -----------------

                                   PROSPECTUS
                                      , 1998

                               -----------------


                                LEHMAN BROTHERS

                          CREDIT SUISSE FIRST BOSTON

                          GOLDMAN SACHS INTERNATIONAL

                             SALOMON SMITH BARNEY

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

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the Nasdaq Stock Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the Registration Statement, other than underwriting discounts and commissions:

      SEC registration fee.......................................... $  201,430
      NASD filing fee...............................................     30,500
      Nasdaq listing fee............................................     95,000
      Printing and engraving expenses...............................    700,000
      Legal fees and expenses.......................................  1,150,000
      Accounting fees and expenses..................................    250,000
      Transfer agent and registrar fees.............................      6,000
      Miscellaneous.................................................     67,070
                                                                     ----------
        Total....................................................... $2,500,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.

  Accordingly, the Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.1) provide that the Company shall, to the maximum extent permitted under the DGCL indemnify each person who is or was a director or officer of the Company. The Company may, by action of the Board of Directors, indemnify other employees and agents of the Corporation, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent or another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the indemnification of directors and officers of the Company. Notwithstanding the foregoing, the Company shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Restated Certificate of Incorporation or otherwise by the Company. The Company may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Restated Certificate of Incorporation.

  Furthermore, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

  The Company's Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or, while a director or officer of the Company, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's Bylaws. The Company shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Company's Bylaws or otherwise.

  The Company's Bylaws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the Company's Bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, other provision of the Company's Bylaws or otherwise.The Company may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Company or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  The Company's Bylaws further provide that the Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Company or a subsidiary thereof and to any person who is or was serving at the request of the Company or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company or a subsidiary thereof, to the fullest extent of the provisions of the Company's Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In each of the sales described below, unless otherwise indicated, the Company (or the relevant predecessor) relied on Section 4(2) of the Securities Act of 1933 for exemption from registration. No brokers or underwriters were used in connection with any of such sales. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates, warrants and notes issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Company.

  Through May 31, 1998, the Company had raised approximately $367.0 million through private sales of debt and equity securities in a series of private placements with various institutional and other accredited investors and certain employees of the Company as described below.

  CTC Investment. On January 11, 1995, CTC, a predecessor to CCIC, sold (i) to Ted B. Miller, Jr. and Edward C. Hutcheson, Jr. (collectively, the "Initial Stockholders") 1,350,000 shares of Class A Common Stock, par value $.01 per share, of CTC for $270,000 and (ii) to Centennial Fund IV, Berkshire Fund III, A Limited Partnership (via Berkshire Fund III Investment Corp.) and certain trusts and natural persons that are now members of Berkshire Investors LLC (collectively, the "Berkshire Fund III Group") and J. Landis Martin (collectively, the "CTC Purchasers"), (A) 1,350,000 shares Class B Common Stock, par value $.01 per share, of CTC for $270,000, (B) 730,380 shares of Series A Convertible Preferred Stock, par value $.01 per share, of CTC for $4,382,280 and (C) $3,867,720 principal amount of Convertible Secured Subordinated Notes of CTC (the "CTC Notes") for $3,867,720. As of February 1997, all the CTC Notes had been converted into 644,620 shares of Series A Convertible Preferred Stock of the Company. The proceeds received on January 11, 1995 were used by CTC for the acquisition of towers and ancillary assets from PCI and for working capital.

  Pursuant to a Securities Exchange Agreement (the "Securities Exchange Agreement"), dated as of April 27, 1995, among the Company, CTC, the Initial Stockholders and the CTC Purchasers, such parties effectively made CCIC the holding company of CTC and converted some of the obligations of CTC into capital stock of CCIC. Transactions pursuant to the Securities Exchange Agreement included (i) Centennial Fund IV transferring 208,334 shares of CTC Series A Convertible Preferred Stock to Berkshire Fund III Group in exchange for $1,250,004 principal amount of CTC Notes, (ii) Berkshire Fund III Group and J. Landis Martin converting all remaining CTC Notes held by them ($742,452 principal amount) into 123,742 shares of CTC Series A Convertible Preferred Stock, (iii) each of the outstanding shares of capital stock of CTC being exchanged for five shares of similar stock of CCIC and (iv) the remaining CTC Notes ($3,125,268 principal amount) becoming convertible into shares of Series A Convertible Preferred Stock (all of which CTC Notes were subsequently converted in February 1997).

  As a result of the exchange of CTC capital stock for CCIC capital stock, each Initial Stockholder received 675,000 shares of Existing Class A Common Stock, Centennial Fund IV received 1,080,000 shares of Common Stock and 145,789 shares of Series A Preferred Stock, Mr. Martin received 41,666 shares of Series A Preferred Stock and Berkshire Fund III Group received 270,000 shares of Common Stock and 666,667 shares of Series A Preferred Stock. In July 21, 1995, Robert F. McKenzie became a party by amendment to the Securities Exchange Agreement and received 8,333 shares of Series A Preferred Stock.

  1996 Investors Investment. Pursuant to a Securities Purchase Agreement, dated as of July 15, 1996, among the Company, Berkshire Fund III Group, Centennial Fund IV, J. Landis Martin, Edward C. Hutcheson, Jr. and Robert F. McKenzie, the Company privately placed 864,568 shares of its Series B Convertible Preferred Stock, par value $.01 per share ("Series B Convertible Preferred Stock"), for an aggregate purchase price of $10,374,816. Berkshire Fund III Group paid $6,000,000 for 500,000 shares, Centennial Fund IV paid $3,724,812 for 310,401 shares, Mr. Martin paid $500,004 for 41,667 shares, Mr.
Hutcheson paid $99,996 for 8,333 shares and Mr. McKenzie paid $50,004 for 4,167 shares. The proceeds received on July 15, 1996 were used for (i) the purchase of the towers and microwave and SMR businesses from Motorola in Puerto Rico, (ii) an option payment relating to the acquisition of TEA and TeleStructures and (iii) working capital.

  Berkshire Fund IV Investment. Pursuant to a Securities Purchase Agreement, dated as of February 14, 1997, among the Company, Centennial Fund V and Centennial Entrepreneurs Fund V, L.P. (collectively, the "Centennial Fund V Investors" and, together with Centennial Fund IV, the "Centennial Group"), Berkshire Fund IV, Limited Partnership (via Berkshire Fund IV Investment Corp.), and certain trusts and natural persons which are members of Berkshire Investors LLC (collectively, the "Berkshire Fund IV Group" and, together with

Berkshire Fund III Group, the "Berkshire Partners Group"), PNC Venture Corp., Nassau Capital Partners II L.P. ("Nassau Capital"), NAS Partners I L.L.C. ("NAS Partners" and, together with Nassau Capital, the "Nassau Group"), Fay, Richwhite Communications Limited ("Fay Richwhite"), J. Landis Martin and Robert F. McKenzie, the Company privately placed 3,529,832 shares of its Series C Convertible Preferred Stock, par value $.01 per share ("Series C Convertible Preferred Stock"), for an aggregate purchase price of $74,126,472. Centennial Fund V Investors paid $15,464,001 for 736,381 shares, Berkshire Fund IV Group paid $21,809,991 for 1,038,571 shares, PNC Venture Corp. paid $6,300,000 for 300,000 shares, Nassau Group paid an aggregate of $19,499,991 for 928,571 shares, Fay Richwhite paid $9,999,990 for 476,190 shares, Mr. Martin paid $999,999 for 47,619 shares and Mr. McKenzie paid $52,500 for 2,500 shares. The proceeds received on February 14, 1997 were used by the Company to fund a portion of its investment in CTI.

  Hutcheson Investment. In March 1997, Edward C. Hutcheson, Jr. exercised stock options for 345,000 shares of Common Stock. The Company repurchased these shares and 308,435 shares of his Existing Class A Common Stock for $3,422,118.

  TEA Investment. In May 1997, in connection with the Company's acquisition of the stock of TeleStructures, TEA and TeleShare, Inc. (the "TEA Companies"), the Company issued 535,710 shares of Common Stock to the shareholders of the TEA Companies: 241,070 shares to Bruce W. Neurohr, 241,070 shares to Charles
H. Jones and 53,570 shares to Terrel W. Pugh.

  Crown Investment. In August 1997, Robert A. Crown and Barbara Crown sold the assets of Crown Communications to, and merged CNSI and CMSI with, subsidiaries of the Company. As partial consideration for these transactions, the Crowns received 7,325,000 shares of Common Stock. Robert A. Crown and Barbara Crown are both parties to the Stockholders Agreement and are subject to its restrictions.

  AHA Investment. Pursuant to a Securities Purchase Agreement, dated as of August 13, 1997, among the Company, American Home Assurance Company ("AHA"), New York Life Insurance Company ("New York Life"), The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"), PNC Venture Corp., J. Landis Martin and affiliates of AHA, the Company privately placed of 292,995 shares of its Senior Convertible Preferred Stock for an aggregate purchase price of $29,299,500, together with warrants to purchase 585,990 shares of Common Stock at $7.50 per share (subject to adjustment, including weighted average antidilution adjustments). AHA and its affiliates paid $15,099,500 for 150,995 shares and warrants to purchase 301,990 shares of Common Stock. New York Life and Northwestern Mutual each paid $6,000,000 for 60,000 shares and warrants to purchase 120,000 shares of Common Stock. PNC Venture Corp. paid $2,000,000 for 20,000 shares and warrants to purchase 40,000 shares of Common Stock. Mr. Martin paid $200,000 for 2,000 shares and warrants to purchase 4,000 shares of Common Stock. The proceeds received on August 13, 1997 were used by the Company to fund a portion of the Crown Merger and working capital.

  Harvard Investment. Pursuant to a Securities Purchase Agreement, dated as of October 31, 1997, among the Company, Berkshire Partners Group, Centennial Fund V Investors, Nassau Group, Fay Richwhite, Harvard Private Capital Holdings, Inc. ("Harvard"), Prime VIII, L.P. ("Prime") and the prior purchasers of Senior Convertible Preferred Stock (other than affiliates of AHA), an additional 364,500 shares of Senior Convertible Preferred Stock were issued for an aggregate purchase price of $36,450,000, together with warrants to purchase 729,000 shares of Common Stock at $7.50 per share (subject to adjustment, including weighted average antidilution adjustments). Berkshire Partners Group paid $3,500,000 for 35,000 shares and warrants to purchase 70,000 shares of Common Stock. Centennial V Investors paid $1,000,000 for 10,000 shares and warrants to purchase 20,000 shares of Common Stock. Nassau Group and Fay Richwhite each paid $2,500,000 for 25,000 shares and warrants to purchase 50,000 shares of Common Stock. Harvard paid $14,950,000 for 149,500 shares and warrants to purchase 299,000 shares of Common Stock. Prime paid $5,000,000 for 50,000 shares and warrants to purchase 100,000 shares of Common Stock. AHA paid $1,500,000 for 15,000 shares and warrants to purchase 30,000 shares of Common Stock. New York Life paid $300,000 for 3,000 shares and warrants to purchase 6,000 shares of Common Stock. Northwestern Mutual paid $4,000,000 for 40,000 shares and warrants to purchase 80,000 shares of Common Stock. PNC Venture Corp. paid $1,000,000 for 10,000 shares and warrants to purchase 20,000 shares of Common Stock.
J. Landis Martin paid $200,000 for 2,000 shares and warrants to purchase 4,000 shares of Common Stock.

  Employee Purchases. On October 30, 1995, in connection with an employment agreement, an employee of the Company purchased 83,330 shares of Common Stock from the Company at $1.20 per share. On October 1, 1996, David L. Ivy purchased 50,000 shares of Common Stock from the Company at $2.40 per share. On February 3, 1997, John L. Gwyn purchased 2,500 shares of Common Stock from the Company at $4.20 per share. On June 12, 1997, an employee of the Company purchased 2,500 shares of Common Stock from the Company at $4.20 per share.

  Option Exercises. On July 30, 1997, Robert F. McKenzie, a director of the Company, exercised options for 6,250 shares of Common Stock at an exercise price of $1.20 per share and on August 8, 1997, exercised options for 11,875 shares of Common Stock at an exercise price of $4.20 per share.

  10 5/8% Senior Discount Notes due 2007. On November 20, 1997, the Company privately placed under Rule 144A and Regulation S of the Securities Act $251.0 million principal amount at maturity ($150,010,150 initial accreted value) of its 10 5/8% Senior Discount Notes due 2007, yielding net proceeds to the Company of approximately $143.7 million after deducting discounts and estimated fees and expenses. Lehman Brothers Inc. and Credit Suisse First Boston Corporation were the initial purchasers of such securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
   *1.1  --Form of U.S. Underwriting Agreement.
   *1.2  --Form of International Underwriting Agreement.
  **2.1  --Asset Purchase and Merger Agreement among Crown Network Systems,
          Inc., Crown Mobile Systems, Inc., Robert A. Crown, Barbara Crown and
          Castle Acquisition Corp. I, Castle Acquisition Corp. II, Castle Tower
          Holding Corp. dated July 11, 1997.
  **2.2  --First Amended and Restated Asset Purchase and Merger Agreement among
          Crown Network Systems, Inc., Crown Mobile Systems, Inc., Robert A.
          Crown, Barbara Crown and Castle Acquisition Corp. I, Castle
          Acquisition Corp. II, Castle Tower Holding Corp. dated July 11, 1997, as amended and restated on August 14, 1997.
  **2.3  --Stock Purchase Agreement by and between Castle Tower Holding Corp.,
          Bruce W. Neurohr, Charles H. Jones, Ronald J. Minnich, Ferdinand G.
          Neurohr and Terrel W. Pugh dated May 12, 1997 ("TEA Stock Purchase
          Agreement").
    2.4  --Share Exchange Agreement among Castle Transmission Services
          (Holdings) Ltd., Crown Castle International Corp., TeleDiffusion de
          France International S.A., Digital Future Investments B.V. and
          certain shareholders of Castle Transmission Services (Holdings) Ltd.
          dated as of April 24, 1998.
    3.1  --Form of Restated Certificate of Incorporation of Crown Castle
          International Corp.
    3.2  --Form of Amended and Restated Bylaws of Crown Castle International
          Corp.
  **4.1  --Indenture between Crown Castle International Corp. and United States
          Trust Company of New York, as trustee (including exhibits).
  **4.2  --Amended and Restated Stockholders Agreement among Castle Tower
          Holding Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert
          A. Crown and Barbara Crown and the persons listed on Schedule I thereto dated August 15, 1997.
  **4.3  --Article Fourth of Certificate of Incorporation of Castle Tower
          Holding Corp. (included in Exhibits 3.1 through 3.5).


 EXHIBIT
   NO.                            DESCRIPTION OF EXHIBIT
 --------                         ----------------------
   **4.4  --Trust Deed related to (Pounds)125,000,000 9 per cent. Guaranteed
           Bonds due 2007 among Castle Transmission (Finance) PLC, as Issuer,
           Castle Transmission International Ltd and Castle Transmission
           Services (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
           Corporation p.l.c., as Trustee, dated May 21, 1997.
   **4.5  --First Supplemental Trust Deed related to (Pounds)125,000,000 9 per cent. Guaranteed Bonds due 2007 among Castle Transmission (Finance)
           PLC, as Issuer, Castle Transmission International Ltd and Castle
           Transmission Services (Holdings) Ltd, as Guarantors and The Law
           Debenture Trust Corporation p.l.c., as Trustee, dated October 17,
           1997.
    *4.6  --Specimen Certificate of Common Stock.
    *5.   --Opinion of Cravath, Swaine & Moore with respect to the legality of the Common Stock.
  **10.1  --Registration Rights Agreement by and among Crown Castle
           International Corp. and Lehman Brothers Inc. and Credit Suisse First
           Boston Corporation dated as of November 25, 1997.
    10.2  --Amended and Restated Loan Agreement by and among Crown
           Communication Inc., Crown Castle International Corp. de Puerto Rico,
           Key Corporate Capital Inc. and certain lenders dated July 10, 1998.
  **10.8  --Amended and Restated Limited Holdco Guaranty by Crown Castle
           International Corp., in favor of KeyBank National Association, as
           Agent, dated November 25, 1997.
  **10.9  --Memorandum of Understanding regarding Management and Governance of
           Castle Tower Holding Corp. and Crown Communications, Inc. dated
           August 15, 1997.
 +**10.10 --Site Commitment Agreement between Nextel Communications, Inc. and
           Castle Tower Corporation dated July 11, 1997.
  **10.11 --Independent Contractor Agreement by and between Crown Network
           Systems, Inc. and Sprint Spectrum L.P. dated July 8, 1996, including addendum dated November 12, 1997.
 +**10.12 --Independent Contractor Agreement between Crown Network Systems,
           Inc. and Powerfone, Inc. d/b/a Nextel Communications dated September
           30, 1996.
 +**10.13 --Independent Contractor Agreement by and between APT Pittsburgh
           Limited Partnership and Crown Network Systems, Inc. dated December
           3, 1996.
 +**10.14 --Master Lease Agreement between Sprint Spectrum, L.P. and Robert
           Crown d/b/a/ Crown Communications dated June 11, 1996 ("Sprint
           Master Lease Agreement").
  **10.15 --First Amendment to Sprint Master Lease Agreement, dated July 5,
           1996 (included in Exhibit 10.14).
  **10.16 --Second Amendment to Sprint Master Lease Agreement, dated January
           27, 1997 (included in Exhibit 10.14).
 +**10.17 --Master Lease Agreement between Powerfone, Inc. d/b/a/ Nextel
           Communications and Robert A. Crown d/b/a Crown Communications dated
           October 3, 1996.
 +**10.18 --Master Lease Agreement between APT Pittsburgh Limited Partnership and Robert Crown d/b/a Crown Communications dated December 3, 1996.
 +**10.19 --Master Tower Lease Agreement between Cellco Partnership d/b/a/ Bell
           Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN
           No. 6 (II) and Robert A. Crown d/b/a/ Crown Communications dated
           December 29, 1995, as amended by a letter agreement dated as of
           October 28, 1997.

  EXHIBIT
    NO.                           DESCRIPTION OF EXHIBIT
 ---------                        ----------------------
  +**10.20 --Master Tower Lease Agreement between Cellco Partnership d/b/a/
            Bell Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania
            RSN No. 6 (II) and Robert A. Crown d/b/a/ Crown Communications
            dated December 29, 1995, as amended by a letter agreement dated as of October 28, 1997.
   **10.21 --Castle Tower Holding Corp. 1995 Stock Option Plan (Third
            Restatement).
   **10.22 --Services Agreement between Castle Transmission International Ltd
            (formerly known as Castle Transmission Services Ltd) and Castle
            Tower Holding Corp. dated February 28, 1997.
   **10.23 --Shareholders' Agreement among Berkshire Fund IV Investment Corp.,
            Berkshire Investors LLC, Berkshire Partners LLC, Candover
            Investments PLC, Candover (Trustees) Limited, Candover Partners
            Limited (as general partner for 4 limited partnerships), Castle
            Tower Holding Corp., Telediffusion de France International S.A.,
            and Diohold Limited (now known as Castle Transmission Services
            (Holdings) Ltd) dated January 23, 1997.
   **10.24 --First Amendment to Amended and Restated Stockholders Agreement by
            and among Crown Castle International Corp., Edward C. Hutcheson,
            Jr., Ted B. Miller, Jr., Robert A. Crown and Barbara Crown and the
            persons listed as Investors dated January 28, 1998.
   **10.25 --Third Amendment to Sprint Master Lease Agreement, dated February
            12, 1998.
     10.26 --Form of Stockholders Agreement between Crown Castle International
            Corp. and certain stockholders listed on Schedule 1 thereto.
     10.27 --Agreement among Castle Transmission Services (Holdings) Ltd.,
            Digital Future Investments B.V., Berkshire Partners LLC and certain shareholders of Castle Transmission Services (Holdings) Ltd. for
            the sale and purchase of certain shares of Castle Transmission
            Services (Holdings) Ltd., for the amendment of the Shareholders'
            Agreement in respect of Castle Transmission Services (Holdings)
            Ltd. and for the granting of certain options dated April 24, 1998.
     10.28 --Form of Governance Agreement among Crown Castle International
            Corp., Telediffusion de France International S.A. and Digital
            Future Investments B.V.
    *10.29 --Form of Severance Agreement.
     10.30 --Form of Shareholders' Agreement among Crown Castle International
            Corp., Telediffusion de France International S.A. and Castle
            Transmission Services (Holdings) Limited.
     10.31 --Site Sharing Agreement between National Transcommunications
            Limited and The British Broadcasting Corporation dated September
            10, 1991.
 +***10.32 --Transmission Agreement between The British Broadcasting
            Corporation and Castle Transmission Services Limited dated February
            27, 1997.
 +***10.33 --Digital Terrestrial Television Transmission Agreement between The
            British Broadcasting Corporation and Castle Transmission
            International Ltd. dated February 10, 1998.
 +***10.34 --Agreement for the Provision of Digital Terrestrial Television
            Distribution and Transmission Services between British Digital
            Broadcasting plc and Castle Transmission International Ltd. dated
            December 18, 1997.
     10.35 --Loan Amendment Agreement among Castle Transmission International,
            Castle Transmission Services (Holdings) Ltd. and certain lenders dated May 21, 1997.
     10.36 --Crown Castle International Corp. 1995 Stock Option Plan (Fourth
            Restatement).

  EXHIBIT
    NO.                           DESCRIPTION OF EXHIBIT
 ---------                        ----------------------
 +***10.37 --Contract between British Telecommunications PLC and Castle
            Transmission International Inc. for the Provision of Digital
            Terrestrial Television Network Distribution Service dated May 13,
            1998.
 +***10.38 --Site Marketing Agreement dated June 25, 1998 between BellSouth
            Mobility Inc. and Crown Communication Inc.
     10.39 --Commitment Agreement between the British Broadcasting Corporation,
            Castle Tower Holding Corp., TeleDiffusion de France International
            S.A. and TeleDiffusion de France S.A.
     10.40 --Form of Amended and Restated Services Agreement between Castle
            Transmission International Limited and TeleDiffusion de France S.A.
     10.41 --Castle Transmission Services (Holdings) Ltd. All Employee Share
            Option Scheme dated as of January 23, 1998.
     10.42 --Rules of the Castle Transmission Services (Holdings) Ltd. Bonus
            Share Plan.
     10.43 --Form of Employee Benefit Trust between Castle Transmission
            Services (Holdings) Ltd. and Castle Transmission (Trustees)
            Limited.
     10.44 --Castle Transmission Services (Holdings) Ltd. Unapproved Share
            Option Scheme dated as January 23, 1998.
    *10.45 --Amending Agreement between the British Broadcasting Corporation and Castle Transmission International Limited dated July 16, 1998.
     10.46 --Form of Rights Agreement.
     10.47 --Deed of Grant of Option between Castle Transmission Series
            (Holdings) Ltd. and George Reese dated January 23, 1998.
     10.48 --Deed of Grant of Option between Castle Transmission Services
            (Holdings) Ltd. and David Ivy dated January 23, 1998.
     10.49 --Deed of Grant of Option between Castle Transmission Services
            (Holdings) Ltd. and David Ivy dated April 23, 1998.
     10.50 --Deed of Grant of Option between Castle Transmission Services
            (Holdings) Ltd. and Ted B. Miller, Jr. dated April 23, 1998.
     10.51 --Deed of Grant of Option between Castle Transmission Services
            (Holdings) Ltd. and Ted B Miller, Jr. dated January 23, 1998.
    *10.52 --Memorandum Regarding Proposed Initial Public Offering and Certain
            Transitional Changes Affecting Management dated July 2, 1998, between Crown Castle International Corp. and Robert A. and Barbara
            A. Crown.
    *10.53 --Services Agreement dated July 2, 1998, by and between Crown Castle
            International Corp. and Robert A. and Barbara A. Crown.
      11   --Computation of net loss per common share.
     21    --Subsidiaries of Crown Castle International Corp.
  ***23.1  --Consent of KPMG Peat Marwick LLP.
  ***23.2  --Consent of Ernst & Young LLP.
    *23.3  --Consent of Cravath, Swaine & Moore (included in Exhibit 5).
  ***99.1  --Consent of Michel Azibert.
  ***99.2  --Consent of Bruno Chetaille.
  ***99.3  --Consent of William A. Murphy.

--------
* To be filed by amendment.
** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration no. 333-47873).

*** Previously filed.
+ Indicates that portions of the exhibit have been omitted pursuant to a request for confidential treatment and such portions have been filed with the Commission separately.

  Schedule I--Condensed Financial Information of Registrant

  All other schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto included in this Registration Statement.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 28th day of July, 1998.

                                          Crown Castle International Corp.,

                                                 /s/ Charles C. Green, III

                                          By: _________________________________

                                              NAME: CHARLES C. GREEN, III
                                              TITLE: EXECUTIVE VICE PRESIDENT
                                              AND CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of July, 1998.

              SIGNATURE                        TITLE

                                       Chief Executive
               *                        Officer and Vice
-------------------------------------   Chairman of the
         TED B. MILLER, JR.             Board (Principal
                                        Executive Officer)

                                       President and
               *                        Director
-------------------------------------
            DAVID L. IVY

                                       Executive Vice
   /s/ Charles C. Green, III            President and Chief
-------------------------------------   Financial Officer
        CHARLES C. GREEN, III           (Principal
                                        Financial Officer)

                                       Vice President,
               *                        Chief Accounting
-------------------------------------   Officer and
        WESLEY D. CUNNINGHAM            Corporate
                                        Controller
                                        (Principal
                                        Accounting Officer)

                                       Chairman of the
               *                        Board
-------------------------------------
           CARL FERENBACH

              SIGNATURE                         TITLE

                                        Director
               *
-------------------------------------
           ROBERT A. CROWN

                                        Director
-------------------------------------
          GARTH H. GREIMANN

                                        Director
               *
-------------------------------------
           RANDALL A. HACK

                                        Director
               *.
-------------------------------------
         DAVID C. HULL, JR.

                                        Director
               *
-------------------------------------
      EDWARD C. HUTCHESON, JR.

                                        Director
               *
-------------------------------------
          J. LANDIS MARTIN

                                        Director
               *
-------------------------------------
         ROBERT F. MCKENZIE

                                        Director
               *
-------------------------------------
          JEFFREY H. SCHUTZ

 *By: /s/ Charles C. Green, III
  ---------------------------------

 CHARLES C. GREEN, III ATTORNEY-IN-
              FACT

                        CROWN CASTLE INTERNATIONAL CORP.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         BALANCE SHEET (UNCONSOLIDATED)

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                           ASSETS                             -------  --------
Current assets:
  Cash and cash equivalents.................................  $ 6,093  $ 53,092
  Receivables and other current assets......................    1,073       424
  Advances to subsidiaries, net.............................      388     2,611
                                                              -------  --------
    Total current assets....................................    7,554    56,127
Property and equipment, net of accumulated depreciation of
 $0 and $27 at December 31, 1996 and 1997, respectively.....      --        808
Investment in subsidiaries..................................    5,766   232,229
Investments in affiliates...................................    2,101    59,082
Deferred financing costs and other assets, net of
 accumulated amortization of $0 and $69 at December 31, 1996
 and 1997, respectively.....................................       49     7,075
                                                              -------  --------
                                                              $15,470  $355,321
                                                              =======  ========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and other accrued liabilities............  $   130  $  1,187
                                                              -------  --------
    Total current liabilities...............................      130     1,187
Long-term debt..............................................      --    151,593
                                                              -------  --------
    Total liabilities.......................................      130   152,780
                                                              -------  --------
Redeemable preferred stock, $.01 par value; 6,435,228 shares authorized:
  Senior Convertible Preferred Stock; shares issued:
   December 31, 1996--none and December 31, 1997--657,495
   (stated at redemption value; aggregate liquidation value
   of $0 and $68,916, respectively).........................      --     67,948
  Series A Convertible Preferred Stock; shares issued:
   December 31, 1996--862,455 and December 31, 1997--
   1,383,333 (stated at redemption and aggregate liquidation
   value)...................................................    5,175     8,300
  Series B Convertible Preferred Stock; 864,568 shares
   issued (stated at redemption and aggregate liquidation
   value)...................................................   10,375    10,375
  Series C Convertible Preferred Stock; shares issued:
   December 31, 1996--none and December 31, 1997--3,529,832
   (stated at redemption and aggregate liquidation value)...      --     74,126
                                                              -------  --------
    Total redeemable preferred stock........................   15,550   160,749
                                                              -------  --------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 11,511,109 shares
   authorized:
   Class A Common Stock; shares issued: December 31, 1996--
    1,350,000 and December 31, 1997--1,041,565..............        3         2
   Class B Common Stock; shares issued: December 31, 1996--
    1,488,330 and December 31, 1997--9,367,165 .............        3        19
  Additional paid-in capital................................      762    58,248
  Cumulative foreign currency translation adjustment........      --        562
  Accumulated deficit.......................................     (978)  (17,039)
                                                              -------  --------
    Total stockholders' equity (deficit) ...................     (210)   41,792
                                                              -------  --------
                                                              $15,470  $355,321
                                                              =======  ========

     See notes to consolidated financial statements and accompanying notes.

                        CROWN CASTLE INTERNATIONAL CORP.
     SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

                    STATEMENT OF OPERATIONS (UNCONSOLIDATED)

                           (IN THOUSANDS OF DOLLARS)

                                                         YEARS ENDED DECEMBER
                                                                 31,
                                                         ----------------------
                                                         1995   1996     1997
                                                         ----  ------  --------
Other revenues.........................................  $ --  $   --  $    329
Interest and other income..............................    --     171     2,028
General and administrative expenses....................    --      --      (149)
Corporate development expenses.........................    --  (1,249)   (3,867)
Depreciation and amortization..........................    --      --       (27)
Interest expense and amortization of deferred financing
 costs.................................................    --      --    (4,594)
                                                         ----  ------  --------
Loss before income taxes and equity in earnings (loss-
 es) of subsidiaries and unconsolidated affiliate......    --  (1,078)   (6,280)
Credit (provision) for income taxes....................    --      49       (49)
Equity in earnings (losses) of subsidiaries............   (21)     72    (4,475)
Equity in losses of unconsolidated affiliate...........    --      --    (1,138)
                                                         ----  ------  --------
Net loss...............................................   (21)   (957)  (11,942)
Dividends on Senior Convertible Preferred Stock........    --      --    (2,199)
                                                         ----  ------  --------
Net loss after deduction of dividends on Senior Con-
 vertible Preferred Stock..............................  $(21) $ (957) $(14,141)
                                                         ====  ======  ========

     See notes to consolidated financial statements and accompanying notes.

                        CROWN CASTLE INTERNATIONAL CORP.
     SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

                    STATEMENT OF CASH FLOWS (UNCONSOLIDATED)

                           (IN THOUSANDS OF DOLLARS)

                                                   YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1995     1996      1997
                                                   -------  -------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss......................................... $   (21) $  (957) $ (11,942)
 Adjustments to reconcile net loss to net cash
  provided by (used for) operating activities:
  Equity in losses (earnings) of subsidiaries.....      21      (72)     4,475
  Amortization of deferred financing costs and
   discount on long-term debt.....................     --       --       1,652
  Equity in losses of unconsolidated affiliate....     --       --       1,138
  Depreciation and amortization...................     --       --          27
  Decrease (increase) in receivables and other as-
   sets...........................................     --    (1,122)       551
  Increase (decrease) in accounts payable and
   other accrued liabilities......................     --       130       (103)
                                                   -------  -------  ---------
    Net cash provided by (used for) operating ac-
     tivities.....................................     --    (2,021)    (4,202)
                                                   -------  -------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Investment in subsidiaries.......................  (4,972)     --     (89,989)
 Investments in affiliates........................     --    (2,101)   (59,487)
 Net advances to subsidiaries.....................    (100)    (288)    (2,223)
 Capital expenditures.............................     --       --        (835)
                                                   -------  -------  ---------
    Net cash used for investing activities........  (5,072)  (2,389)  (152,534)
                                                   -------  -------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt.........     --       --     150,010
 Proceeds from issuance of capital stock..........   5,072   10,503    139,867
 Principal payments on long-term debt.............     --       --     (78,102)
 Incurrence of financing costs....................     --       --      (5,908)
 Purchase of capital stock........................     --       --      (2,132)
                                                   -------  -------  ---------
    Net cash provided by financing activities.....   5,072   10,503    203,735
                                                   -------  -------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........     --     6,093     46,999
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....     --       --       6,093
                                                   -------  -------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......... $   --   $ 6,093  $  53,092
                                                   =======  =======  =========
SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 Issuance of long-term debt in connection with
  acquisitions.................................... $   --   $   --   $  78,102
 Issuance of Class B Common Stock in connection
  with acquisitions...............................     --       --      57,189
 Conversion of subsidiary's Convertible Secured
  Subordinated Notes to Series A Convertible Pre-
  ferred Stock....................................     743      --       3,657
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid.................................... $   --   $   --   $   2,943
 Income taxes paid................................     --       --         --

     See notes to consolidated financial statements and accompanying notes.

                       CROWN CASTLE INTERNATIONAL CORP.

                NOTES TO FINANCIAL STATEMENTS (UNCONSOLIDATED)

1. INVESTMENT IN SUBSIDIARIES

  The Company's investment in subsidiaries is presented in the accompanying unconsolidated financial statements using the equity method of accounting. Under the terms of the Senior Credit Facility, the Company's subsidiaries are limited in the amount of dividends which can be paid to the Company. The amount of such dividends is limited to (i) $6,000,000 per year until October 31, 2002, and $33,000,000 per year thereafter, and (ii) an amount to pay income taxes attributable to the Company's subsidiaries. The restricted net assets of the Company's subsidiaries totaled $232,229,000 at December 31, 1997.


2. LONG-TERM DEBT

  Long-term debt consists of the Company's 10 5/8% Senior Discount Notes due
2007.

3. INCOME TAXES

  Income taxes reported in the accompanying unconsolidated financial statements are determined by computing income tax assets and liabilities on a consolidated basis, for the Company and members of its consolidated federal income tax return group, and then reducing such consolidated amounts for the amounts recorded by the Company's subsidiaries on a separate tax return basis.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
   *1.1  --Form of Underwriting Agreement.
   *1.2  --Form of International Underwriting Agreement.
  **2.1  --Asset Purchase and Merger Agreement among Crown Network
          Systems, Inc., Crown Mobile Systems, Inc., Robert A. Crown,
          Barbara Crown and Castle Acquisition Corp. I, Castle
          Acquisition Corp. II, Castle Tower Holding Corp. dated July
          11, 1997.
  **2.1  --Asset Purchase and Merger Agreement among Crown Network
          Systems, Inc., Crown Mobile Systems, Inc., Robert A. Crown,
          Barbara Crown and Castle Acquisition Corp. I, Castle
          Acquisition Corp. II, Castle Tower Holding Corp. dated July
          11, 1997.
  **2.2  --First Amended and Restated Asset Purchase and Merger
          Agreement among Crown Network Systems, Inc., Crown Mobile
          Systems, Inc., Robert A. Crown, Barbara Crown and Castle
          Acquisition Corp. I, Castle Acquisition Corp. II, Castle Tower
          Holding Corp. dated July 11, 1997, as amended and restated on
          August 14, 1997.
  **2.3  --Stock Purchase Agreement by and between Castle Tower Holding
          Corp., Bruce W. Neurohr, Charles H. Jones, Ronald J. Minnich,
          Ferdinand G. Neurohr and Terrel W. Pugh dated May 12, 1997
          ("TEA Stock Purchase Agreement").
    2.4  --Share Exchange Agreement among Castle Transmission Services
          (Holdings) Ltd., Crown Castle International Corp.,
          TeleDiffusion de France International S.A., Digital Future
          Investments B.V. and certain shareholders of Castle
          Transmission Service (Holdings) Ltd. dated as of April 24,
          1998.
    3.1  --Form of Restated Certificate of Incorporation of Crown Castle
          International Corp.
    3.2  --Form of Amended and Restated Bylaws of Crown Castle
          International Corp.
  **4.1  --Indenture between Crown Castle International Corp. and United
          States Trust Company of New York, as trustee (including
          exhibits).
  **4.2  --Amended and Restated Stockholders Agreement among Castle
          Tower Holding Corp., Edward C. Hutcheson, Jr., Ted B. Miller,
          Jr., Robert A. Crown and Barbara Crown and the persons listed on Schedule I thereto dated August 15, 1997.
  **4.3  --Article Fourth of Certificate of Incorporation of Castle
          Tower Holding Corp. (included in Exhibits 3.1 through 3.5).
  **4.4  --Trust Deed related to (Pounds)125,000,000 9 per cent.
          Guaranteed Bonds due 2007 among Castle Transmission (Finance)
          PLC, as Issuer, Castle Transmission International Ltd and
          Castle Transmission Services (Holdings) Ltd., as Guarantors,
          and The Law Debenture Trust Corporation p.l.c., as Trustee,
          dated May 21, 1997.
  **4.5  --First Supplemental Trust Deed related to (Pounds)125,000,000
          9 per cent. Guaranteed Bonds due 2007 among Castle
          Transmission (Finance) PLC, as Issuer, Castle Transmission
          International Ltd and Castle Transmission Services (Holdings)
          Ltd, as Guarantors, and The Law Debenture Trust Corporation
          p.l.c., as Trustee, dated October 17, 1997.
   *4.6  --Specimen Certificate of Common Stock.
   *5.   --Opinion of Cravath, Swaine & Moore with respect to the
          legality of Common Stock.
 **10.1  --Registration Rights Agreement by and among Crown Castle
          International Corp. and Lehman Brothers Inc. and Credit Suisse
          First Boston Corporation dated as of November 25, 1997.
   10.2  --Amended and Restated Loan Agreement by and among Crown
          Communication Inc., Crown Castle International Corp. de Puerto
          Rico, Key Corporate Capital Inc. and certain lenders dated
          July 10, 1998.
 **10.8  --Amended and Restated Limited Holdco Guaranty by Crown Castle
          International Corp., in favor of KeyBank National Association, as Agent, dated November 25, 1997.

 EXHIBIT
   NO.                              DESCRIPTION                            PAGE
 --------                           -----------                            ----
  **10.9  --Memorandum of Understanding regarding Management and
           Governance of Castle Tower Holding Corp. and Crown
           Communications, Inc. dated August 15, 1997.
 +**10.10 --Site Commitment Agreement between Nextel Communications,
           Inc. and Castle Tower Corporation dated July 11, 1997.
 +**10.11 --Independent Contractor Agreement by and between Crown
           Network Systems, Inc. and Sprint Spectrum L.P. dated July 8,
           1996, including addendum dated November 12, 1997.
 +**10.12 --Independent Contractor Agreement between Crown Network
           Systems, Inc. and Powerfone, Inc. d/b/a Nextel Communications
           dated September 30, 1996.
 +**10.13 --Independent Contractor Agreement by and between APT
           Pittsburgh Limited Partnership and Crown Network Systems,
           Inc. dated December 3, 1996.
 +**10.14 --Master Lease Agreement between Sprint Spectrum, L.P. and
           Robert Crown d/b/a/ Crown Communications dated June 11, 1996
           ("Sprint Master Lease Agreement").
  **10.15 --First Amendment to Sprint Master Lease Agreement, dated July
           5, 1996 (included in Exhibit 10.14).
  **10.16 --Second Amendment to Sprint Master Lease Agreement, dated
           January 27, 1997 (included in Exhibit 10.14).
 +**10.17 --Master Lease Agreement between Powerfone, Inc. d/b/a/ Nextel
           Communications and Robert A. Crown d/b/a Crown Communications
           dated October 3, 1996.
 +**10.18 --Master Lease Agreement between APT Pittsburgh Limited
           Partnership and Robert Crown d/b/a Crown Communications dated
           December 3, 1996.
 +**10.19 --Master Tower Lease Agreement between Cellco Partnership
           d/b/a/ Bell Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and
           Pennsylvania RSN No. 6 (II) and Robert A. Crown d/b/a/ Crown
           Communications dated December 29, 1995, as amended by a
           letter agreement dated as of October 28, 1997.
 +**10.20 --Master Tower Lease Agreement between Cellco Partnership
           d/b/a/ Bell Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and
           Pennsylvania RSN No. 6 (II) and Robert A. Crown d/b/a/ Crown
           Communications dated December 29, 1995, as amended by a
           letter agreement dated as of October 28, 1997.
  **10.21 --Castle Tower Holding Corp. 1995 Stock Option Plan (Third
           Restatement).
  **10.22 --Services Agreement between Castle Transmission International
           Ltd (formerly known as Castle Transmission Services Ltd) and
           Castle Tower Holding Corp. dated February 28, 1997.
  **10.23 --Shareholders' Agreement among Berkshire Fund IV Investment
           Corp., Berkshire Investors LLC, Berkshire Partners LLC,
           Candover Investments PLC, Candover (Trustees) Limited,
           Candover Partners Limited (as general partner for 4 limited partnerships), Castle Tower Holding Corp., Telediffusion de
           France International S.A., and Diohold Limited (now known as
           Castle Transmission Services (Holdings) Ltd) dated January
           23, 1997.
  **10.24 --First Amendment to Amended and Restated Stockholders
           Agreement by and among Crown Castle International Corp.,
           Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert A. Crown
           and Barbara Crown and the persons listed as Investors dated
           January 28, 1998.
  **10.25 --Third Amendment to Sprint Master Lease Agreement, dated
           February 12, 1998.
    10.26 --Form of Stockholders Agreement between Crown Castle
           International Corp. and certain stockholders listed on
           Schedule 1 thereto.

  EXHIBIT
    NO.                             DESCRIPTION                           PAGE
 ---------                          -----------                           ----
     10.27 --Agreement among Castle Transmission Services (Holdings)
            Ltd., Digital Future Investments B.V., Berkshire Partners
            LLC and certain shareholders of Castle Transmission
            Services (Holdings) Ltd. for the sale and purchase of
            certain shares of Castle Transmission Services (Holdings)
            Ltd., for the amendment of the Shareholders' Agreement in
            respect of Castle Transmission Services (Holdings) Ltd. and for the granting of certain options, dated April 24, 1998.
     10.28 --Form of Governance Agreement among Crown Castle
            International Corp., Telediffusion de France International
            S.A. and Digital Future Investments B.V.
    *10.29 --Form of Severance Agreement.
     10.30 --Form of Shareholders' Agreement among Crown Castle
            International Corp., Telediffusion de France International
            S.A. and Castle Transmission Services (Holdings) Ltd.
     10.31 --Site Sharing Agreement between National
            Transcommunications Limited and The British Broadcasting
            Corporation dated September 10, 1991.
 +***10.32 --Transmission Agreement between the British Broadcasting
            Corporation and Castle Transmission Services Limited dated
            February 27, 1997.
 +***10.33 --Digital Terrestrial Television Transmission Agreement
            between the British Broadcasting Corporation and Castle
            Transmission International Ltd. dated February 10, 1998.
 +***10.34 --Agreement for the Provision of Digital Terrestrial
            Television Distribution and Transmission Services between
            British Digital Broadcasting plc and Castle Transmission
            International Ltd. dated December 18, 1997.
     10.35 --Loan Amendment Agreement among Castle Transmission
            International Ltd., Castle Transmission Services (Holdings)
            Ltd. and certain lenders dated May 21, 1997.
     10.36 --Crown Castle International Corp. 1995 Stock Option Plan
            (Fourth Restatement).
 +***10.37 --Contract between British Telecommunications PLC and Castle
            Transmission International Ltd. for the Provision of
            Digital Terrestrial Television Network Distribution Service
            dated May 13, 1998.
 +***10.38 --Site Marketing Agreement dated June 25, 1998 between
            BellSouth Mobility Inc. and Crown Communication Inc.
     10.39 --Commitment Agreement between the British Broadcasting
            Corporation, Castle Tower Holding Corp., TeleDiffusion de
            France International S.A. and TeleDiffusion de France S.A.
     10.40 --Form of Amended and Restated Services Agreement between
            Castle Transmission International Limited and TeleDiffusion
            de France S.A.
     10.41 --Castle Transmission Services (Holdings) Ltd. All Employee
            Share Option Scheme dated as of January 23, 1998.
     10.42 --Rules of the Castle Transmission Services (Holdings) Ltd.
            Bonus Share Plan.
     10.43 --Form of Employee Benefit Trust between Castle Transmission
            Services (Holdings) Ltd. and Castle Transmission (Trustees)
            Limited.
     10.44 --Castle Transmission Services (Holdings) Ltd. Unapproved
            Share Option Scheme dated as January 23, 1998.
    *10.45 --Amending Agreement between the British Broadcasting
            Corporation and Castle Transmission International Limited
            dated July 16, 1998.
     10.46 --Form of Rights Agreement.
     10.47 --Deed of Grant of Option between Castle Transmission Series
            (Holdings) Ltd. and George Reese dated January 23, 1998.

 EXHIBIT
   NO.                             DESCRIPTION                            PAGE
 --------                          -----------                            ----
    10.48 --Deed of Grant of Option between Castle Transmission
           Services (Holdings) Ltd. and David Ivy dated January 23,
           1998.
    10.49 --Deed of Grant of Option between Castle Transmission
           Services (Holdings) Ltd. and David Ivy dated April 23, 1998.
    10.50 --Deed of Grant of Option between Castle Transmission
           Services (Holdings) Ltd. and Ted B. Miller, Jr. dated April
           23, 1998.
    10.51 --Deed of Grant of Option between Castle Transmission
           Services (Holdings) Ltd. and Ted B. Miller, Jr. dated
           January 23, 1998.
   *10.52 --Memorandum Regarding Proposed Initial Public Offering and
           Certain Transitional Changes Affecting Management dated July
           2, 1998, between Crown Castle International Corp. and Robert
           A. and Barbara A. Crown.
   *10.53 --Services Agreement dated July 2, 1998, by and between Crown
           Castle International Corp. and Robert A. and Barbara A.
           Crown.
    11    --Computation of net loss per common share.
    21    --Subsidiaries of Crown Castle International Corp.
 ***23.1  --Consent of KPMG Peat Marwick LLP.
 ***23.2  --Consent of Ernst & Young LLP.
   *23.3  --Consent of Cravath, Swaine & Moore (included in Exhibit 5).
 ***99.1  --Consent of Michel Azibert.
 ***99.2  --Consent of Bruno Chetaille.
 ***99.3  --Consent of William A. Murphy.

--------
*  To be filed by amendment.
** Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration no. 333-43873).

*** Previously filed.
+ Indicates that portions of the exhibit have been omitted pursuant to a request for confidential treatment and such portions have been filed with the Commission separately.